Exhibit 10.6

CREDIT AGREEMENT

Dated as of February 12, 2026

among

SOLV ENERGY INTERMEDIATE HOLDINGS LLC

as Holdings,

SOLV ENERGY ACQUISITION LLC,

as the Borrower,

THE FINANCIAL INSTITUTIONS FROM TIME TO TIME PARTY HERETO,

as Lenders,

and

KEYBANK NATIONAL ASSOCIATION,

as Administrative Agent, an Issuing Bank and the Swingline Lender

KEYBANC CAPITAL MARKETS INC.,

JPMORGAN CHASE BANK, N.A.

and

CITY NATIONAL BANK.,

as Joint Lead Arrangers

KEYBANC CAPITAL MARKETS INC.,

and

JPMORGAN CHASE BANK, N.A.,

as Joint Bookrunners

JEFFERIES FINANCE LLC

and

THE TORONTO-DOMINION BANK, NEW YORK BRANCH,

as Documentation Agents

i

SCHEDULES:

Schedule 1.01(a)	–	Commitment Schedule
Schedule 1.01(b)	–	Letter of Credit Commitment Schedule
Schedule 1.01(c)	–	Material Real Estate Asset
Schedule 1.01(d)	–	Existing Letters of Credit
Schedule 3.05	–	Fee Owned Real Estate Assets
Schedule 3.13	–	Subsidiaries
Schedule 5.10	–	Unrestricted Subsidiaries
Schedule 5.15	–	Post-Closing Obligations
Schedule 6.01	–	Existing Indebtedness
Schedule 6.02	–	Existing Liens
Schedule 6.06	–	Existing Investments
Schedule 9.01(a)	–	Addresses for Notices
Schedule 9.01(b)	–	Borrower’s Website Address for Electronic Delivery

EXHIBITS:

Exhibit A	–	Form of Assignment Agreement
Exhibit B	–	Form of Borrowing Request
Exhibit C	–	Form of Intellectual Property Security Agreement
Exhibit D	–	Form of Compliance Certificate
Exhibit E	–	Form of Intercompany Note
Exhibit F-1	–	Form of First Lien Intercreditor Agreement
Exhibit F-2	–	Form of Junior Intercreditor Agreement
Exhibit G	–	Form of Interest Election Request
Exhibit H	–	Form of Guaranty Agreement
Exhibit I	–	Form of Perfection Certificate
Exhibit J	–	Form of Joinder Agreement
Exhibit K	–	Form of Promissory Note
Exhibit L	–	Form of Pledge and Security Agreement
Exhibit M	–	Form of Letter of Credit Request
Exhibit N-1	–	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit N-2	–	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit N-3	–	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit N -4	–	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit O	–	Form of Solvency Certificate

CREDIT AGREEMENT

CREDIT AGREEMENT, dated as of February 12, 2026 (this “Agreement”), by and among SOLV Energy Intermediate Holdings LLC, a Delaware limited liability company (“Holdings”), SOLV Energy Acquisition LLC, a Delaware limited liability company (the “Borrower”), the Lenders from time to time party hereto, the Issuing Banks from time to time party hereto and KeyBank National Association (or any of its designated branch offices or Affiliates) (“KeyBank”), in its capacity as administrative agent for the Secured Parties (in such capacity and together with its successors and assigns, the “Administrative Agent”), and as and Issuing Bank and the Swingline Lender.

RECITALS

A. The Borrower has requested, and the Lenders have agreed on the Closing Date to extend credit to the Borrower in the form of a revolving credit facility with commitments of $200,000,000, subject to the terms and conditions set forth herein.

In consideration of the premises and the mutual covenants hereinafter contained, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR” when used in reference to any Loan or Borrowing refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.

“ABR Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Acceptable Debtor-In-Possession Financing” means any debtor-in-possession or similar financing (a) incurred by the Borrower or any of its Subsidiaries following a voluntary petition by the Borrower or any of its Subsidiaries under or in connection with any Debtor Relief Law and (b) approved pursuant to an order of an applicable court under any Debtor Relief Law.

“Acceptable Intercreditor Agreement” means:

(a) with respect to any First Lien Debt, a First Lien Intercreditor Agreement;

(b) with respect to any Junior Lien Debt, a Junior Intercreditor Agreement; and/or

(c) with respect to any Junior Indebtedness, (i) a customary intercreditor agreement, the terms of which shall be determined by the Borrower and the Administrative Agent in good faith, governing arrangements for the subordination of claims and/or arrangements relating to the distribution of payments, as applicable, in light of the type of indebtedness subject thereto and/or (ii) any other intercreditor or subordination agreement or arrangement (which may take the form of a “waterfall” or similar provision), as applicable, the terms of which are reasonably acceptable to the Borrower and the Administrative Agent.

“ACH” means automated clearing house transfers.

“Additional Agreement” has the meaning assigned to such term in Section 8.10.

“Additional Commitment” means any commitment added hereunder pursuant to Sections 2.22, 2.23 and/or 9.02(c).

“Additional Lender” means any Lender with an Additional Commitment or an outstanding Additional Loan.

“Additional Loans” means any applicable Loans added pursuant to Sections 2.22, 2.23 and/or 9.02(c).

“Additional Revolving Credit Commitments” means any revolving credit commitments established pursuant to Sections 2.22, 2.23 and/or 9.02(c)(ii).

“Additional Revolving Credit Exposure” means, with respect to any Lender at any time, the aggregate Outstanding Amount at such time of all Additional Revolving Loans of such Lender, plus the aggregate outstanding amount at such time of such Lender’s LC Exposure and Swingline Exposure, in each case, attributable to its Additional Revolving Credit Commitments.

“Additional Revolving Lender” means any Lender with an Additional Revolving Credit Commitment or any Additional Revolving Credit Exposure.

“Additional Revolving Loans” means any revolving credit loans made pursuant to the Additional Revolving Credit Commitments or established as a separate Class of Revolving Loans pursuant to Sections 2.22, 2.23 and/or 9.02(c)(ii).

“Adjusted Consolidated Net Income” means, in respect of any period, an amount determined for the Borrower and its Subsidiaries, on a consolidated basis, equal to (a) Consolidated Net Income for such period plus (b) the sum, without duplication (and to the extent deducted and not added back in calculating Consolidated Net Income for such period), for such period of:

(i) (A) any depreciation and/or amortization (including, without limitation, amortization of goodwill, software and other intangible assets), (B) any impairment Charge, including any bad debt expense, and (C) any asset write-off and/or write-down; plus

(ii) any amount that may be added back in the calculation of Consolidated Adjusted EBITDA for such period pursuant to clause (c)(vi), clause (c)(vii) and clause (c)(viii)(A) of the definition thereof.

“Adjustment Date” means the date of delivery of financial statements pursuant to Section 5.01(a) or Section 5.01(b), as applicable, and the corresponding Compliance Certificate pursuant to Section 5.01(c).

“Administrative Agent” has the meaning assigned to such term in the preamble to this Agreement.

“Administrative Questionnaire” means a customary administrative questionnaire in the form provided by the Administrative Agent.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Holdings, the Borrower or any Subsidiary) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claim), whether pending or, to the knowledge of Holdings, the Borrower or any Subsidiary, threatened in writing, against or affecting Holdings, the Borrower or other Subsidiary or any property of Holdings, the Borrower or any Subsidiary.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, that Person. No Person shall be an “Affiliate” solely because it is an unrelated portfolio company of the Sponsor and none of the Administrative Agent, the Arrangers or any Lender or any of their respective Affiliates shall be considered an Affiliate of Holdings, the Borrower or any subsidiary thereof. For purposes of this Agreement and the other Loan Documents, Jefferies LLC and its Affiliates shall be deemed to be Affiliates of Jefferies Finance LLC and its Affiliates.

“Agent Fee Letter” means that certain Agency Fee Letter, dated as of the Closing Date, by and among the Borrower and the Administrative Agent.

“Agreement” has the meaning assigned to such term in the preamble to this Credit Agreement.

“Agreement Currency” has the meaning assigned to such term in Section 9.26.

“Alternate Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Effective Rate in effect on such day plus 0.50%, (b) the Prime Rate and (c) Term SOFR for a one-month tenor in effect on such day (but for the avoidance of doubt, not less than the Floor) plus 1.00%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or Term SOFR, as the case may be, shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or Term SOFR, as the case may be.

“Applicable Percentage” means, (a) with respect to any Lender holding Incremental Term Loans of any Class, a percentage (carried out to the ninth decimal place) equal to a fraction of the numerator of which is the aggregate outstanding principal amounts of the Incremental Term Loans and unused Incremental Term Loan commitments of such Lender under the applicable Class and the denominator of which is the aggregate outstanding principal amount of the Incremental Term Loans and unused Incremental Term Loan commitments of all Lenders under the applicable Class and (b) with respect to any Revolving Lender of any Class, the percentage (carried out to the ninth decimal place) of the aggregate amount of the Revolving Commitments of such Class represented by such Lender’s Revolving Commitment of such Class; provided, that for the purpose of Section 2.21 and otherwise herein, when there is a Defaulting Lender, such Defaulting Lender’s Revolving Commitment shall be disregarded for any relevant calculation. In the case of clause (b), in the event that the Revolving Commitments of any Class have expired or been terminated, the Applicable Percentage of any Revolving Lender of such Class shall be determined on the basis of the Revolving Credit Exposure of such Revolving Lender as a percentage (carried out to the ninth decimal place) of the aggregate Revolving Credit Exposure of all Revolving Lenders of such Class, giving effect to any assignment thereof.

“Applicable Rate” means, for any day, with respect to (i) any Initial Revolving Loan, the rate per annum applicable to the relevant Class of Loans set forth below under the caption “ABR Spread” or “SOFR Spread”, as the case may be, based upon the Total Net Leverage Ratio or (ii) any Swingline Loan, the rate per annum applicable to the relevant Class of Loans set forth below under the caption “ABR Spread”, as the case may be, based upon the Total Net Leverage Ratio; provided that until the first Adjustment Date following the completion of at least one full Fiscal Quarter ended after the Closing Date, the “Applicable Rate” for any Initial Revolving Loan or Swingline Loan, as applicable, shall be the applicable rate per annum set forth below in Level 1:

Total Net Leverage Ratio	ABR Spread for Initial Revolving Loans (including Swingline Loans)	SOFR Spread for Initial Revolving Loans
Level 1
Less than 1.50 to 1.00	0.50%	1.50%
Level 2
Less than 2.00 to 1.00 and greater than or equal to 1.50 to 1.00	0.75%	1.75%
Level 3
Less than 2.50 to 1.00 and greater than or equal to 2.00 to 1.00	1.00%	2.00%
Level 4
Greater than or equal to 2.50 to 1.00	1.25%	2.25%

The Applicable Rate with respect to any Initial Revolving Loan or Swingline Loan, as applicable, shall be adjusted quarterly on a prospective basis on each Adjustment Date based upon the Total Net Leverage Ratio in accordance with the table above; provided that (i) if financial statements and/or the corresponding Compliance Certificate are not delivered when required pursuant to Section 5.01(a), Section 5.01(b) or Section 5.01(c), as applicable, and/or (ii) at any time that an Event of Default pursuant to Section 7.01(a), Section 7.01(f) or Section 7.01(g) has occurred and is continuing, the “Applicable Rate” for any Initial Revolving Loan or Swingline Loan, as applicable, shall be the rate per annum set forth above in Level 4 until such financial statements and/or corresponding Compliance Certificate are delivered in compliance with Section 5.01(a), Section 5.01(b) or Section 5.01(c), as applicable and/or such Event of Default pursuant to Section 7.01(a), Section 7.01(f) or Section 7.01(g) has been cured or waived, as the case may be.

The Applicable Rate in respect of any Additional Loan established as a separate Class of Loans pursuant to Section 2.22, 2.23 and/or 9.02(c) shall be the rate per annum specified in the Incremental Facility Amendment, Extension Amendment or Refinancing Amendment, as applicable, establishing such Class of Loans.

“Applicable Revolving Credit Percentage” means, with respect to any Revolving Lender at any time, the percentage of the Total Revolving Credit Commitment at such time represented by such Revolving Lender’s Revolving Commitments at such time; provided that for purposes of Section 2.21, when there is a Defaulting Lender, any such Defaulting Lender’s Revolving Commitment shall be disregarded in the relevant calculations. In the event that (a) the Revolving Commitments of any Class have expired or been terminated in accordance with the terms hereof (other than pursuant to Article 7), the Applicable Revolving Credit Percentage shall be recalculated without giving effect to the Revolving Commitments of such Class or (b) the Revolving Commitments of all Classes have terminated (or the Revolving Commitments of any Class have terminated pursuant to Article 7), the Applicable Revolving Credit Percentage shall be determined based upon the Revolving Commitments (or the Revolving Commitments of such Class) most recently in effect, giving effect to any assignments thereof.

“Applicable Law” has the meaning assigned to such term in Section 9.16.

“Approved Fund” means, with respect to any Lender, any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities and is administered, advised or managed by (a) such Lender, (b) any Affiliate of such Lender or (c) any entity or any Affiliate of any entity that administers, advises or manages such Lender.

“Arrangers” means each of (i) KeyBanc Capital Markets Inc., JPM and City National Bank, each in its capacity as joint lead arranger, (ii) KeyBank Capital Markets Inc. and JPM, each in its capacity as joint bookrunner and (iii) Jefferies Finance LLC and The Toronto-Dominion Bank, each in its capacity as documentation agent.

“AS” means American Securities, LLC, a New York limited liability company.

“Assignment Agreement” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.05) and accepted by the Administrative Agent in the form of Exhibit A or any other form approved by the Administrative Agent and the Borrower.

“Available Amount” means, at any time, an amount equal to, without duplication:

(a) the sum of:

(i) the greater of $140,000,000 and 40% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period; plus

(ii) an amount, not less than zero for any period, equal to the CNI Growth Amount; plus

(iii) the amount of any capital contribution in respect of Qualified Capital Stock or the proceeds of any issuance of Qualified Capital Stock after the Closing Date (other than any amounts (x) constituting a Cure Amount or an Available Excluded Contribution Amount, (y) received (or deemed to be received) from the Borrower and/or any of its Subsidiaries or (z) consisting of the proceeds of any loan or advance made pursuant to Section 6.06(h)(ii)) received (or deemed to be received) as Cash equity by the Borrower and/or any of its Subsidiaries, plus the fair market value, as reasonably determined by the Borrower, of Cash Equivalents, marketable securities or other property received by the Borrower and/or any of its Subsidiaries as a capital contribution in respect of Qualified Capital Stock or in return for any issuance of Qualified Capital Stock (other than any amounts (x) constituting a Cure Amount or an Available Excluded Contribution Amount or (y) received from the Borrower and/or any of its Subsidiaries), in each case, during the period from and including the day immediately following the Closing Date through and including such time; plus

(iv) the aggregate principal amount of any Indebtedness (including any Disqualified Capital Stock) of the Borrower and/or any of its Subsidiaries issued after the Closing Date (other than Indebtedness or such Disqualified Capital Stock issued to the Borrower and/or any of its Subsidiaries), which has been converted into or exchanged for Capital Stock of the Borrower and/or any of its Subsidiaries or any Parent Company that does not constitute Disqualified Capital Stock, together with the fair market value of any Cash Equivalents and the fair market value (as reasonably determined by the Borrower) of any assets received by the Borrower and/or any of its Subsidiaries upon such exchange or conversion, in each case, during the period from and including the day immediately following the Closing Date through and including such time; plus

(v) the net proceeds received by the Borrower and/or any of its Subsidiaries during the period from and including the day immediately following the Closing Date through and including such time in connection with the Disposition to any Person (other than the Borrower and/or any of its Subsidiaries) of any Investment made pursuant to Section 6.06(r)(i); plus

(vi) to the extent not already reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment (pursuant to the definition thereof), the proceeds received (or deemed to be received) by the Borrower and/or any of its Subsidiaries during the period from and including the day immediately following the Closing Date through and including such time in connection with cash returns, cash profits, cash distributions and similar cash amounts (excluding, for the avoidance of doubt, any return, profit, distribution or similar amount, in each case, attributable to tax distributions received by the Borrower or any of its Subsidiaries), including cash principal repayments and interest payments of loans, in each case, received in respect of any Investment made after the Closing Date pursuant to Section 6.06(r)(i); plus

(vii) an amount equal to the sum of the amount of any Investments by the Borrower and/or any of its Subsidiaries pursuant to Section 6.06(r)(i) in any third party or in any person (in an amount not to exceed the original amount of such Investment) that has been merged, consolidated or amalgamated with or into, or is liquidated, wound up or dissolved into the Borrower and/or any of its Subsidiaries; minus

(b) an amount equal to the sum of (i) Restricted Payments made pursuant to Section 6.04(a)(iii)(A), plus (ii) Restricted Debt Payments made pursuant to Section 6.04(b)(vi)(A), plus (iii) Investments made pursuant to Section 6.06(r)(i), in each case, after the Closing Date and prior to such time or contemporaneously therewith.

“Available Excluded Contribution Amount” means the aggregate amount of Cash or Cash Equivalents or the fair market value of other assets (as reasonably determined by the Borrower, but excluding any Cure Amount) received (or deemed to be received) by the Borrower and/or any of its Subsidiaries after the Closing Date from:

(a) contributions in respect of Qualified Capital Stock of the Borrower (other than any amounts (i) constituting a Cure Amount or (ii) received from any Subsidiary of the Borrower), and

(b) the sale of Qualified Capital Stock of the Borrower (other than (i) to any Subsidiary of the Borrower, (ii) pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or (iii) with the proceeds of any loan or advance made pursuant to Section 6.06(h)(ii)), in each case, designated by the Borrower as an Available Excluded Contribution Amount pursuant to a certificate of a Responsible Officer on or promptly after the date on which the relevant capital contribution is made or the relevant proceeds are received, as the case may be, and which are (x) excluded from the calculation of the Available Amount and (y) not utilized to incur Indebtedness pursuant to Section 6.01(r).

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (b) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliate (other than through liquidation, administration or other insolvency proceedings).

“Banking Services” means each and any of the following bank services: commercial credit cards, stored value cards, purchasing cards, treasury management services, netting services, overdraft protections, check drawing services, automated payment services (including depository, overdraft, controlled disbursement, ACH transactions, return items and interstate depository network services), employee credit card programs, cash pooling services and any arrangements or services similar to any of the foregoing and/or otherwise in connection with Cash management and Deposit Accounts.

“Banking Services Obligations” means any and all obligations of any Loan Party or any Subsidiary of any Loan Party, whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under any arrangement in connection with Banking Services that is between any Loan Party or any Subsidiary of any Loan Party and a Cash Management Bank.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. § 101 et seq.), as it has been, or may be, amended, from time to time.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.14(b)(iv).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(a) Daily Simple SOFR; and

(b) the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means a date and time determined by the Administrative Agent, which date shall be no later than the earlier to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which all Available Tenors of such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, if such Benchmark is a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, if such Benchmark is a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14(b)(iv) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14(b)(iv).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“BHC Act Affiliate” has the meaning assigned to such term in Section 9.24.

“Bona Fide Debt Fund” means any debt fund, investment vehicle, regulated bank entity or unregulated lending entity that is (a) primarily engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business for financial investment purposes (but not with a view towards owning the Borrower or issuer of any such loans or similar extensions of credit) and (b) managed, sponsored or advised by any Person controlling, controlled by or under common control with any Company Competitor or Affiliate thereof, but, in each case, only to the extent that no personnel involved with the investment in the relevant Company Competitor or its Affiliates, or the management, control, or operation thereof, (i) directly or indirectly makes (or has the right to make or participate with others in making) investment decisions on behalf of, or otherwise cause the direction of the investment policies of, such debt fund, investment vehicle, regulated bank entity or unregulated entity or (ii) has access to any information (other than information that is publicly available) relating to Holdings, the Borrower and/or any of its subsidiaries or any entity that forms a part of any of their respective businesses (including any of their respective subsidiaries); it being understood and agreed that the term “Bona Fide Debt Fund” shall not include any Person that is a Disqualified Institution pursuant to clause (a) of the definition thereof.

“Borrower” has the meaning assigned to such term in the preamble to this Agreement.

“Borrower Materials” has the meaning assigned to such term in Section 9.01(d).

“Borrowing” means any Loans of the same Type and Class made, converted or continued on the same date and, in the case of SOFR Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03 and substantially in the form attached hereto as Exhibit B or such other form that is reasonably acceptable to the Administrative Agent and the Borrower, appropriately completed and signed by a Responsible Officer of the Borrower.

“Burdensome Agreement” has the meaning assigned to such term in Section 6.05.

“Business Day” means (a) any day that is not a Saturday, Sunday or other day that is a legal holiday under the laws of the State of New York or is a day on which banking institutions in such state are authorized or required by law to close and (b) if such day relates to any interest rate setting as to any SOFR Loan, any funding, disbursement, settlement and/or payments in respect of such SOFR Loan or any other dealing to be carried out pursuant to this Agreement in respect of any such SOFR Loan, any such day described in clause (a) above that is also a U.S. Government Securities Business Day.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital or finance lease on the balance sheet of that Person; provided, that for the avoidance of doubt, the amount of obligations attributable to any Capital Lease shall be the amount thereof accounted for as a liability in accordance with GAAP.

“Capital Stock” means any and all shares, interests, participations, preferred equity certificates, convertible preferred equity certificates or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing, but excluding for the avoidance of doubt any Indebtedness convertible into or exchangeable for any of the foregoing.

“Captive Insurance Subsidiary” means any Subsidiary of the Borrower that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Cash” means money, currency or a credit balance in any Deposit Account, in each case, determined in accordance with GAAP.

“Cash Equivalents” means, as at any date of determination, (a) readily marketable securities (i) issued or directly and unconditionally guaranteed or insured as to interest and principal by the U.S. government or (ii) issued by any agency or instrumentality of the U.S. the obligations of which are backed by the full faith and credit of the U.S., in each case, maturing within one year after such date and, in each case, repurchase agreements and reverse repurchase agreements relating thereto; (b) readily marketable direct obligations issued by any state of the U.S. or any political subdivision of any such state or any public instrumentality thereof or by any foreign government, in each case, maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) and, in each case, repurchase agreements and reverse repurchase agreements relating thereto; (c) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency); (d) deposits, money market deposits, time deposit accounts, certificates of deposit or bankers’ acceptances (or similar instruments) maturing within one year after such date and issued or accepted by any Lender or by any bank organized under, or authorized to operate as a bank under, the laws of the U.S., any state thereof or the District of Columbia or any political subdivision thereof or any foreign bank or its branches or agencies and that has capital and surplus of not less than $100,000,000 and, in each case, repurchase agreements and reverse repurchase agreements relating thereto; (e) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank having capital and surplus of not less than $100,000,000; (f) shares of any money market mutual fund that has (i) substantially all of its assets invested in the types of investments referred to in clauses (a) through (e) above, (ii) net assets of not less than $250,000,000 and (iii) a rating of at least A-2 from S&P or at least P-2 from Moody’s; and (g) solely with respect to any Captive Insurance Subsidiary, any investment that such Captive Insurance Subsidiary is not prohibited to make in accordance with applicable Requirements of Law. Cash Equivalents shall also include (x) Investments of the type and maturity described in clauses (a) through (g) above of foreign obligors, which Investments or obligors (or the parent companies thereof) have the ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (y) other short-term Investments utilized by Non-U.S. Subsidiaries in accordance with normal investment practices for cash management in Investments that are analogous to the Investments described in clauses (a) through (g) and in this paragraph.

“Cash Management Bank” means any Person that is the Administrative Agent, a Lender or an Affiliate of the Administrative Agent or Lender on the Closing Date or at the time it entered into a secured cash management agreement, whether or not such Person subsequently ceases to be the Administrative Agent, a Lender or an Affiliate of the Administrative Agent or Lender; it being understood that each Cash Management Bank shall be deemed (i) to appoint the Administrative Agent as its agent under the applicable Loan Documents and (ii) to agree to be bound by the provisions of Article 8, Section 9.03 and Section 9.10 and each Intercreditor Agreement as if it were a Lender.

“Change in Law” means (a) the adoption of any law, treaty, rule or regulation after the Closing Date, (b) any change in any law, treaty, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender (or, for purposes of Section 2.15(b), by any Lending Office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date (other than any such request, guideline or directive to comply with any law, rule or regulation that was in effect on the Closing Date). For purposes of this definition and Section 2.15, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or U.S regulatory authorities, in each case, pursuant to Basel III, shall, in each case described in clauses (a), (b) and (c) above, be deemed to be a Change in Law, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means (a) Holdings or the Borrower becoming aware of the direct or indirect acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) (including any group acting for the purpose of acquiring, holding or disposing of Securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), but excluding (i) any employee benefit plan and/or Person acting as the trustee, agent or other fiduciary or administrator therefor, (ii) one or more Permitted Holders and (iii) any underwriter in connection with the IPO), of Capital Stock representing more than the greater of (A) 40% of the total voting power of all of the outstanding voting common stock of Holdings and (B) the percentage of the total voting power of all of the outstanding voting common stock of Holdings owned, directly or indirectly, beneficially by the Permitted Holders; provided, that notwithstanding the above, no “Change of Control” shall be deemed to have occurred if the Permitted Holders have the right, by voting power, contract or otherwise, to elect or designate for election at least a majority of the board of directors (or similar governing body) of Holdings; or (b) Holdings shall cease to, directly or indirectly, beneficially own 100% of the Capital Stock of the Borrower.

For purposes of this definition, (1) a Person or group shall not be deemed to beneficially own Capital Stock or voting power subject to a stock or asset purchase agreement, merger agreement or similar agreement (or voting or similar agreement related thereto) until the consummation of the acquisition of the Capital Stock or voting power pursuant to the transactions contemplated by such agreement and (2) it is understood and agreed that any transaction resulting in a Successor Borrower in accordance with the terms hereof shall not give rise to a Change of Control.

Notwithstanding the foregoing, a transaction shall not be deemed to involve a Change of Control solely as a result of Holdings becoming a direct or indirect wholly owned subsidiary of a holding company if (a) the direct or indirect holders of the issued and outstanding Capital Stock having ordinary voting power of such holding company immediately following that transaction are substantially the same as the direct or indirect holders of the issued and outstanding Capital Stock having ordinary voting power of Holdings immediately prior to that transaction (and such direct or indirect holders of the issued and outstanding Capital Stock having ordinary voting power of Holdings immediately prior to such transaction would not have otherwise caused a Change of Control) and (b) immediately following that transaction no person (other than the Permitted Holders) is the beneficial owner, directly or indirectly of more than 50% of the issued and outstanding Capital Stock having ordinary voting power of such holding company.

“Charge” means any fee, loss, charge, expense, cost, accrual or reserve of any kind.

“Charged Amounts” has the meaning assigned to such term in Section 9.19.

“Class”, when used with respect to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Initial Revolving Loans or Additional Loans of any series established as a separate “Class” pursuant to Section 2.22, 2.23 or 9.02(c) (b) any Commitment, refers to whether such Commitment is an Initial Revolving Commitment or an Additional Commitment of any series established as a separate “Class” pursuant to Section 2.22, 2.23 or 9.02(c), (c) any Lender, refers to whether such Lender has a Loan or Commitment of a particular Class and (d) any Revolving Credit Exposure refers to whether such Revolving Credit Exposure is attributable to a Revolving Commitment of a particular Class.

“Closing Date” means February 12, 2026.

“Closing Date Refinancing” means the repayment of the outstanding, principal, accrued and unpaid interest and fees and all other amounts (other than contingent obligations not then due and payable) under the Existing Credit Agreements, together with the termination of all commitments to lend thereunder and the termination and release of all security interests and guarantees in connection therewith.

“CNI Growth Amount” means, at any date of determination, for the period (treated as one accounting period) from the first day of the Fiscal Quarter of the Borrower during which the Closing Date occurs and ending with the last Fiscal Quarter of the Borrower included in the most recently ended Test Period, an amount (which amount shall not be less than zero for any Fiscal Quarter) determined on a cumulative basis equal to 50% of Adjusted Consolidated Net Income for each Fiscal Quarter included in such period (if Adjusted Consolidated Net Income for such Fiscal Quarter is positive).

“Code” means the Internal Revenue Code of 1986.

“Collateral” means any and all property of any Loan Party subject (or purported to be subject) to a Lien under any Collateral Document and any and all other property of any Loan Party, now existing or hereafter acquired, that is or becomes subject (or purported to be subject) to a Lien pursuant to any Collateral Document to secure the Secured Obligations. For the avoidance of doubt, in no event shall “Collateral” include any Excluded Asset.

“Collateral and Guarantee Requirement” means, at any time, subject to (x) the applicable limitations set forth in this Agreement and/or any other Loan Document and (y) the time periods (and extensions thereof) set forth in Section 5.12, the requirement that:

(a) the Administrative Agent shall have received in the case of any Subsidiary that is required to become a Loan Party after the Closing Date (including by ceasing to be an Excluded Subsidiary) or otherwise becomes a Loan Party after the Closing Date:

(i) (A) a Joinder Agreement, (B) if the respective Subsidiary required to comply with the requirements set forth in this definition pursuant to Section 5.12 owns registrations of or applications for U.S. Patents, Trademarks and/or Copyrights that constitute Collateral, an Intellectual Property Security Agreement, (C) a completed Perfection Certificate, (D) Uniform Commercial Code financing statements (or the analogous applicable documents) in appropriate form for filing in such jurisdictions as the Administrative Agent may reasonably request, (E) an executed joinder to any applicable Intercreditor Agreement in substantially the form attached as an exhibit thereto and (F) a joinder to the Intercompany Note;

(ii) each item of Collateral that such Subsidiary is required to deliver under the Collateral Documents (which, for the avoidance of doubt, shall be delivered within the time periods set forth in Section 5.12(a));

(iii) in the case of a Subsidiary that has been designated as a Discretionary Guarantor, (A) in the case of any Subsidiary that is a U.S. Subsidiary, the documents described in clause (a)(i) above and (B) in the case of any Subsidiary that is a Non-U.S. Subsidiary, (1) a Joinder Agreement and (2) such other contracts, agreements, instruments and documentation relating to such categories of assets (other than Excluded Assets) as the Borrower and Administrative Agent may reasonably agree; and

(b) the Administrative Agent shall have received with respect to any Material Real Estate Assets acquired after the Closing Date (including, with respect to an entity that becomes a Loan Party if such entity owns any Material Real Estate Asset within the time periods contemplated by Section 5.12(b)), a Mortgage and any necessary UCC or equivalent fixture filing in respect thereof, in each case, together with, to the extent customary and appropriate (as reasonably determined by the Administrative Agent and the Borrower):

(i) evidence that (A) counterparts of such Mortgage have been duly executed, acknowledged and delivered and such Mortgage and any corresponding UCC or equivalent fixture filing are in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may deem reasonably necessary in order to create a valid and subsisting Lien on such Material Real Estate Asset in favor of the Administrative Agent for the benefit of the Secured Parties, (B) such Mortgage and any corresponding UCC or equivalent fixture filings have been duly recorded or filed, as applicable, and (C) all filing and recording taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent;

(ii) customary legal opinions of local counsel for the Borrower in the jurisdiction in which such Material Real Estate Asset is located, and if applicable, in the jurisdiction of formation of the Borrower, in each case, as the Administrative Agent may reasonably request;

(iii) with respect to any Material Real Estate Asset located in the U.S., a Flood Certificate;

(iv) (A) a policy or policies of title insurance (or unconditional commitment to issue such policy or policies) issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid First Priority Lien on the Material Real Estate Asset described therein, free and clear of any other Liens, except for Permitted Liens, which policy or policies shall be in form and substance reasonably satisfactory to the Administrative Agent, together with such endorsements as the Administrative Agent may reasonably request to the extent available in the applicable jurisdiction at commercially reasonable rates, in amounts reasonably acceptable to the Administrative Agent (“Title Policies”), and (B) evidence reasonably satisfactory to the Administrative Agent that such Loan Party has paid to the title company or to the appropriate Governmental Authorities all expenses and premiums of the title company and all other sums required in connection with the issuance of each Title Policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgages for each such Material Real Estate Asset in the appropriate real estate records; and

(v) a new survey in compliance with the 2021 Minimum Standard Detail Requirements for ALTA/NSPS Land Title Surveys or such other requirements as in effect at the time and otherwise reasonably satisfactory to the Administrative Agent and the title insurance company, or an existing survey together with a no change affidavit sufficient for the title insurance company to remove the standard survey exceptions from the Title Policies and issue the endorsements required in clause (iv) above.

Notwithstanding any provision of any Loan Document to the contrary, (a) if any mortgage tax or similar tax or charge is owed on the entire amount of the Obligations evidenced hereby, then, to the extent permitted by, and in accordance with, applicable Requirements of Law, the amount of such mortgage tax or similar tax or charge shall be calculated based on either (i) the lesser of (A) the amount of the Obligations allocated to the applicable Material Real Estate Assets and (B) the fair market value of the applicable Material Real Estate Assets at the time the Mortgage is entered into and determined in a manner reasonably acceptable to Administrative Agent and the Borrower or (ii) such other calculation or formula as is required to be used by applicable Requirement of Law, which in the case of clause (i) will, and in the case of clause (ii) may, result in a limitation of the Obligations secured by the Mortgage to such amount and (b) the Borrower will not be required to procure title insurance or any survey with respect to any Material Real Estate Asset.

“Collateral Documents” means, collectively, (a) the Security Agreement, (b) each Mortgage, (c) each Intellectual Property Security Agreement, (d) any Perfection Certificate and (e) each of the other instruments and documents pursuant to which the Borrower grants (or purports to grant) a Lien on any Collateral as security for payment of the Secured Obligations.

“Commercial Tort Claim” has the meaning set forth in Article 9 of the UCC.

“Commitment” means, with respect to each Lender, such Lender’s Revolving Commitment and Additional Commitment, as applicable, in effect as of such time.

“Commitment Fee Rate” means, on any date (a) with respect to the Initial Revolving Credit Commitments, the applicable rate per annum set forth below based upon the Total Net Leverage Ratio; provided that until the first Adjustment Date following the completion of at least one full Fiscal Quarter after the Closing Date, “Commitment Fee Rate” shall be the applicable rate per annum set forth below in Level 1 and (b) with respect to Additional Revolving Credit Commitments of any Class, the rate or rates per annum specified in the applicable Refinancing Amendment, Incremental Facility Amendment or Extension Amendment:

Total Net Leverage Ratio	Commitment Fee Rate
Level 1 Less than 1.50 to 1.00	0.20%
Level 2 Less than 2.00 to 1.00 and greater than or equal to 1.50 to 1.00	0.25%
Level 3 Less than 2.50 to 1.00 and greater than or equal to 2.00 to 1.00	0.30%
Level 4 Greater than or equal to 2.50 to 1.00	0.35%

The Commitment Fee Rate with respect to the Initial Revolving Credit Commitment shall be adjusted quarterly on a prospective basis on each Adjustment Date based upon the Total Net Leverage Ratio in accordance with the table set forth above; provided that (i) if financial statements and/or the corresponding Compliance

Certificate are not delivered when required pursuant to Section 5.01(a), Section 5.01(b) or Section 5.01(c), as applicable, and/or (ii) at any time that an Event of Default pursuant to Section 7.01(a), Section 7.01(f) or Section 7.01(g) has occurred and is continuing, the “Commitment Fee Rate” shall be the rate per annum set forth above in Level 4 until such financial statements and/or corresponding Compliance Certificate are delivered in compliance with Section 5.01(a), Section 5.01(b) or Section 5.01(c), as applicable, and/or such Event of Default pursuant to Section 7.01(a), Section 7.01(f) or Section 7.01(g) has been cured or waived, as the case may be.

“Commitment Schedule” means the Schedule attached hereto as Schedule 1.01(a).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Company Competitor” means any competitor of the Borrower and/or any of its Subsidiaries.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit D.

“Confidential Information” has the meaning assigned to such term in Section 9.13.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.15 and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Consolidated Adjusted EBITDA” means, with respect to any Person on a consolidated basis for any period, the sum of:

(a) Consolidated Net Income for such period; plus

(b) to the extent not otherwise included in the determination of Consolidated Net Income for such period, the amount of any proceeds of any business interruption insurance policy in an amount representing the earnings for the applicable period that such proceeds are intended to replace (whether or not then received so long as such Person in good faith expects to receive such proceeds within the next four Fiscal Quarters (it being understood that to the extent such proceeds are not actually received within such Fiscal Quarters, such proceeds shall be deducted in calculating Consolidated Adjusted EBITDA for the immediately succeeding four Fiscal Quarter period)); plus

(c) without duplication, those amounts which, in the determination of Consolidated Net Income for such period, have been deducted for:

(i) Consolidated Interest Expense;

(ii) Losses or discounts on sales or other payments of receivables and related assets in connection with any Permitted Receivables Facility or similar arrangements;

(iii) (A) Taxes and any provision for Taxes, including income, capital, federal, state, provincial, franchise, excise and similar Taxes, property Taxes, withholding Taxes and foreign unreimbursed value added Taxes (including penalties and interest related to any such Tax or arising from any Tax examination, and including pursuant to any Tax sharing arrangement or as a result of any intercompany distribution), of such Person paid or accrued during such period and (B) any payments described in Section 6.04(a)(xv) paid or accrued during such period;

(iv) (A) all depreciation and amortization (including, without limitation, amortization of goodwill, software and other intangible assets), (B) all impairment Charges, and (C) all asset write-offs and/or write-downs;

(v) any earn-out and contingent consideration obligations (including to the extent accounted for as bonuses, compensation or otherwise) incurred in connection with, the Transactions, any acquisition and/or other Investment permitted under Section 6.06 which is paid or accrued during such period and in connection with any similar acquisition or other Investment completed prior to the Closing Date and, in each case, adjustments thereof;

(vi) any non-cash Charge (excluding the amortization of any prepaid cash items paid in a prior period), including (A) the excess of GAAP rent expense over actual cash rent paid during such period due to the use of straight line rent for GAAP purposes, (B) any write-offs and/or write-downs reducing Consolidated Net Income for such period, (C) losses on sales, disposals or abandonment of, or any impairment charges or asset write-offs and/or write-downs related to, intangible assets, long-lived assets, inventory and investments in debt and equity securities, (D) all losses from investments recorded using the equity method, (E) charges for facilities closed prior to the applicable lease expiration and (F) contingent consideration charges associated with acquisitions or similar investment after the initial 12-month period of purchase accounting (provided, that to the extent that any such non-cash Charge represents an accrual or reserve for any potential cash item in any future period, (I) such Person may elect not to add back such non-cash Charge in the current period and (II) to the extent such Person elects to add back such non-cash Charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated Adjusted EBITDA to such extent);

(vii) any non-cash compensation Charge and/or any other non-cash Charge arising from the granting of any stock option or similar arrangement (including any profits interest), the granting of any stock appreciation right and/or similar arrangement (including any repricing, amendment, modification, substitution or change of any such stock option, stock appreciation right, profits interest or similar arrangement);

(viii) (A) Transaction Costs, (B) Charges incurred in connection with any transaction (in each case, regardless of whether consummated, and whether or not permitted under this Agreement), including any incurrence or issuance of Indebtedness and/or any issuance and/or offering of Capital Stock (including, in each case, by any Parent Company), any Investment (including any acquisition), any Disposition, any recapitalization, any merger, consolidation or amalgamation, any option buyout or any repayment, redemption, refinancing, amendment or modification of Indebtedness (including any amortization or write-off of debt issuance or deferred financing costs, premiums and prepayment penalties) or any similar transaction, (C) the amount of any Charge that is actually reimbursed or reimbursable by third parties pursuant to indemnification or reimbursement provisions or similar agreements or insurance; provided, that in respect of any Charge that is added back in reliance on clause (C) above, the relevant Person in good faith expects to receive reimbursement for such fee, cost, expense or reserve within the next four Fiscal Quarters (it being understood that to the extent any reimbursement amount is not actually received within such Fiscal Quarters, such reimbursement amount shall be deducted in calculating Consolidated Adjusted EBITDA for the immediately succeeding four Fiscal Quarter period) and/or (D) Public Company Costs;

(ix) any Charge or deduction that is associated with the Borrower or any Subsidiary of the Borrower and attributable to any non-controlling interest and/or minority interest of any third party;

(x) without duplication of any amount referred to in clauses (b) and (c)(viii)(C) above, the amount of (A) any Charge to the extent that a corresponding amount is received in cash by such Person from a Person other than such Person or any Subsidiary of such Person under any agreement providing for reimbursement of such Charge or (B) any Charge with respect to any liability or casualty event, business interruption or any product recall, (i) so long as such Person has submitted in good faith, and reasonably expects to receive payment in connection with, a claim for reimbursement of such amounts under its relevant insurance policy (with a deduction in the immediately succeeding four Fiscal Quarter period for any amount so added back to the extent not so reimbursed within the next four Fiscal Quarters) or (ii) without duplication of amounts included in a prior period under clause (B)(i) above, to the extent such Charge is covered by insurance proceeds received in cash during such period (it being understood that if the amount received in cash under any such agreement in such period exceeds the amount of such Charge paid during such period such excess amounts received may be carried forward and applied against any similar Charge in any future period);

(xi) the amount of management, monitoring, consulting, transaction and advisory fees and related indemnities and expenses (including reimbursements) pursuant to any sponsor management agreement and payments made to any Investor (and/or its Affiliates or management companies) for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities and payments to outside directors of a Parent Company, the Borrower and/or any Subsidiaries, actually paid by or on behalf of, or accrued by, such Person or any of its subsidiaries; provided, that such payment is permitted under this Agreement;

(xii) any Charge attributable to the undertaking and/or implementation of new initiatives, business optimization activities, cost savings initiatives, cost rationalization programs, operating expense reductions and/or synergies and/or similar initiatives and/or programs (including in connection with any integration, restructuring or transition, any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, any facility opening and/or pre-opening), any Charge related to the entry into, renegotiation of, or ramp up for performance of, any contract and/or other arrangement, any Charge attributable to any inventory optimization program and/or any curtailment, any business optimization Charge, any Charge relating to the destruction of equipment, any restructuring Charge (including any Charge relating to any tax restructuring), any Charge relating to the closure or consolidation of any facility (including, but not limited, to rent termination costs, moving costs and legal costs), any systems implementation Charge, any severance Charge, any Charge relating to entry into a new market, any Charge relating to any strategic initiative, any signing Charge, any retention or completion bonus, any expansion and/or relocation Charge, any Charge associated with any modification to any pension and post-retirement employee benefit plan, any software or intellectual property development Charge, any Charge associated with new systems design, any implementation Charge, any startup project Charge, any Charge in connection with new operations, any Charge in connection with unused warehouse space, any Charge relating to a new contract, any consulting Charge, any corporate development Charge and/or any Charge in connection with one-time rate changes, management transition costs and/or non-recurring advertising costs; provided, that the aggregate amount that may be added back to Consolidated Adjusted EBITDA pursuant to this clause (c)(xii) shall not exceed, when combined with the aggregate amount that may be added back to Consolidated Adjusted EBITDA pursuant to clause (e) below, 25% of Consolidated Adjusted EBITDA in any four consecutive fiscal quarter period (calculated after giving effect to amounts added back pursuant to this clause (c)(xii) and clause (e) below and all other addbacks); plus

(xiii) any Charge incurred or accrued in connection with any single or one-time event, including the following Charges (except to the extent such Charges are expressly referenced in clause (c)(xii) above) in connection with (A) the Transactions, (B) any acquisition or similar Investment consummated after the Closing Date, (C) the closing, consolidation or reconfiguration of any facility, (D) any one-time consulting cost and (E) restructuring charges (but excluding, in each case, any costs related to risks associated with the operation of the Borrower and its Subsidiaries’ business in the ordinary course); plus

(xiv) other add-backs and adjustments reflected in (A) the Sponsor Model and/or (B) any other quality of earnings report prepared by independent registered public accountants of recognized national standing or any other accounting firm reasonably acceptable to the Administrative Agent and delivered to the Administrative Agent in connection with any acquisition or similar Investment (for distribution to the Lenders); plus

(d) to the extent not included in Consolidated Net Income for such period, cash actually received (or any netting arrangement resulting in reduced cash expenditures) during such period so long as the non-cash income or gain was deducted in the calculation of Consolidated Adjusted EBITDA (including any component definition) pursuant to clause (h) for such period or any previous period and not added back; plus

(e) the pro forma “run rate” expected cost savings, operating expense reductions, operational improvements and cost synergies (collectively, “Expected Cost Savings”) (net of actual amounts realized) that are reasonably identifiable and factually supportable (in the good faith determination of the Borrower) related to (A) the Transactions and (B) any Investment, Disposition, operating improvement, restructuring, cost savings initiative, any similar initiative (any such operating improvement, restructuring, cost savings initiative and/or similar initiative, a “Cost Saving Initiative”) and/or Subject Transaction, in each case, prior to, on or after the Closing Date; provided, that (x) the Borrower has determined in good faith that the Expected Cost Savings are likely to be realized within 24 months after the date of determination of such action (or, in the case of Expected Cost Savings relating to any acquisition, within 24 months after such acquisition) and (y) the aggregate amount that may be added back to Consolidated Adjusted EBITDA pursuant to this clause (e) shall not exceed when combined with the aggregate amount that may be added back to Consolidated Adjusted EBITDA pursuant to clause (c)(xii) above, 25% of Consolidated Adjusted EBITDA in any four consecutive fiscal quarter period (calculated after giving pro forma effect to the amounts added back pursuant to this clause (e) and clause (c)(xii) above and all other addbacks); it being understood that the cap described in this proviso shall not apply to any other provision of this definition other than this clause (e) and clause (c)(xii); plus

(f) [reserved]; plus

(g) [reserved]; minus

(h) any amount which, in the determination of Consolidated Net Income for such period, has been added for any non-cash income or non-cash gain, all as determined in accordance with GAAP (provided, that if any non-cash income or non-cash gain represents an accrual or deferred income in respect of potential cash items in any future period, such Person may determine not to deduct the relevant non-cash gain or income in the then-current period); minus

(i) the amount of any cash payment made during such period in respect of any noncash accrual, reserve or other non-cash Charge that is accounted for in a prior period which was added to Consolidated Net Income to determine Consolidated Adjusted EBITDA for such prior period and which does not otherwise reduce Consolidated Net Income for the current period (including the excess of actual cash rent paid during such period over GAAP rent expense for such period due to the use of straight-line for GAAP purposes).

Notwithstanding anything to the contrary herein, it is agreed that for the purpose of calculating the Total Net Leverage Ratio, the First Lien Leverage Ratio, the Secured Leverage Ratio and the Interest Coverage Ratio for any period that includes the Fiscal Quarters ended on or about March 31, 2025, June 30, 2025, September 30, 2025 and December 31, 2025, (i) Consolidated Adjusted EBITDA for the Fiscal Quarter ended on or about March 31, 2025 shall be deemed to be $44,745,699, (ii) Consolidated Adjusted EBITDA for the Fiscal Quarter ended on or about June 30, 2025 shall be deemed to be $95,384,505, (iii) Consolidated Adjusted EBITDA for the Fiscal Quarter ended on or about September 30, 2025 shall be deemed to be $124,799,691 and (iv) Consolidated Adjusted EBITDA for the Fiscal Quarter ended on or about December 31, 2025 shall be deemed to be $102,654,834, in each case, as adjusted on a Pro Forma Basis, as applicable.

“Consolidated First Lien Debt” means, as to any Person at any date of determination, the aggregate principal amount of Consolidated Total Debt outstanding on such date that is secured by a First Priority Lien on the Collateral.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of (a) consolidated total interest expense of such Person and its Subsidiaries determined in accordance with GAAP for such period, whether paid or accrued and whether or not capitalized (including, without limitation (and without duplication), amortization of any debt issuance cost and/or original issue discount, any premium paid to obtain payment, financial assurance or similar bonds, any interest capitalized during construction, any non-cash interest payment, the interest component of any deferred payment obligation, the interest component of any payment under any Capital Lease (regardless of whether accounted for as interest expense under GAAP), any commission, discount and/or other fee or charge owed with respect to any letter of credit and/or bankers’ acceptance, any fee and/or expense paid to the Administrative Agent in connection with its services hereunder, any other bank, administrative agency (or trustee) and/or financing fee and any cost associated with any surety bond in connection with financing activities (whether amortized or immediately expensed)) plus (b) any net losses or obligations arising from any Hedge Agreement and/or other derivative financial instrument issued by such Person for the benefit of such Person or its Subsidiaries, in each case, determined on a consolidated basis for such period. For purposes of this definition, interest in respect of any Capital Lease shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capital Lease in accordance with GAAP.

“Consolidated Net Income” means, in respect of any period and as determined for any Person (the “Subject Person”) on a consolidated basis, an amount equal to the sum of net income, determined in accordance with GAAP, but excluding:

(a) the income (or loss) of any Person (other than a Subsidiary of the Subject Person) accounted for by the equity method of accounting or that is an Unrestricted Subsidiary; provided that the Consolidated Net Income of the Subject Person shall include the Subject Person’s ratable share of the net income of such Person to the extent of the amount of dividends or distributions that are actually paid in Cash or Cash Equivalents to the Subject Person or a Subsidiary thereof (or subsequently converted into Cash or Cash Equivalents) during such period;

(b) any gain or Charge attributable to any asset Disposition (including asset retirement costs and including any abandonments of assets) or of returned surplus assets outside the ordinary course of business,

(c) (i) any gain or Charge from (A) any extraordinary item (as determined in good faith by such Person) and/or (B) any nonrecurring or unusual item (as determined in good faith by such Person, but in any event such items shall not include costs related to risks associated with the operation of the Borrower and its Subsidiaries’ business in the ordinary course) and/or (ii) any Charge associated with and/or payment of any actual or prospective legal settlement, fine, judgment or order,

(d) any net gain or Charge with respect to (i) any disposed, abandoned, divested and/or discontinued asset, property or operation (other than, at the option of the Borrower, any asset, property or operation pending the disposal, abandonment, divestiture and/or termination thereof) and/or (ii) any disposal, abandonment, divestiture and/or discontinuation of any asset, property or operation (other than, at the option of such Person, relating to assets or properties held for sale or pending the divestiture or termination thereof); it being understood and agreed for the avoidance of doubt that any net gain or Charge resulting from any DevCo Disposition shall not be excluded under this clause (d),

(e) any net income or write-off or amortization made of any deferred financing cost and/or premium paid or other Charge, in each case, attributable to the early extinguishment of Indebtedness (and the termination of any associated Hedge Agreement),

(f) (i) any Charge incurred pursuant to any management equity plan, profits interest or stock option plan or any other management or employee benefit plan or agreement, any pension plan (including any post-employment benefit scheme which has been agreed with the relevant pension trustee), any stock subscription or shareholder agreement, any employee benefit trust, any employment benefit scheme or any similar equity plan or agreement (including any deferred compensation arrangement) and (ii) any Charge incurred in connection with the rollover, acceleration or payout of Capital Stock held by management of Holdings (or any other Parent Company), the Borrower and/or any of its Subsidiaries, in each case, to the extent that any cash Charge is funded with net cash proceeds contributed to relevant Person as a capital contribution or as a result of the sale or issuance of Qualified Capital Stock,

(g) any Charge that is established, adjusted and/or incurred, as applicable, (i) within 12 months after the Closing Date that is required to be established, adjusted or incurred, as applicable, as a result of the Transactions in accordance with GAAP or (ii) within 12 months after the closing of any other acquisition that is required to be established, adjusted or incurred, as applicable, as a result of such acquisition in accordance with GAAP,

(h) (i) the effects of adjustments (including the effects of such adjustments pushed down to the relevant Person and its Subsidiaries) in component amounts required or permitted by GAAP (including in the inventory, property and equipment, lease, rights fee arrangement, software, goodwill, intangible asset, in-process research and development, deferred revenue, advanced billing and debt line items thereof), resulting from the application of purchase accounting in relation to the Transactions or any consummated acquisition or recapitalization accounting or the amortization or write-off of any amounts thereof, net of Taxes, and (ii) the cumulative effect of changes (effected through cumulative effect adjustment or retroactive application) in, or the adoption or modification of, accounting principles or policies made in such period in accordance with GAAP which affect Consolidated Net Income (except that, if the Borrower determines in good faith that the cumulative effects thereof are not material to the interests of the Lenders, the effects of any change, adoption or modification of any such principles or policies may be included in any subsequent period after the Fiscal Quarter in which such change, adoption or modification was made),

(i) any asset write-off or write-down, including asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded,

(j) [reserved],

(k) (i) any realized or unrealized gain or loss in respect of (A) any obligation under any Hedge Agreement as determined in accordance with GAAP and/or (B) any other derivative instrument pursuant to, in the case of this clause (B), Financial Accounting Standards Board’s Accounting Standards Codification No. 815-Derivatives and Hedging, (ii) any realized or unrealized foreign currency exchange gain or loss (including any currency re-measurement of Indebtedness, any net gain or loss resulting from Hedge Agreements for currency exchange risk resulting from any intercompany Indebtedness, any foreign currency translation or transaction or any other currency-related risk); provided, that notwithstanding anything to the contrary herein, any realized gain or loss in respect of any Designated Operational FX Hedge shall be included in the calculation of Consolidated Net Income,

(l) any deferred Tax expense associated with any tax deduction or net operating loss arising as a result of the Transactions, or the release of any valuation allowance related to any such item, and

(m) effects of adjustments to accruals and reserves during a prior period relating to any change in the methodology of calculating reserves for returns, rebates and other chargebacks (including government program rebates) shall be excluded.

“Consolidated Secured Debt” means, as to any Person at any date of determination, the aggregate principal amount of Consolidated Total Debt outstanding on such date that is secured by a Lien on the Collateral.

“Consolidated Total Assets” means, at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on the most recently delivered consolidated balance sheet of the applicable Person at such date pursuant to Section 5.01(a) or Section 5.01(b), as applicable.

“Consolidated Total Debt” means, as to any Person at any date of determination, the aggregate outstanding principal amount of all third party debt for borrowed money (including (i) revolving loans, (ii) term loans, (iii) letter of credit disbursements that have not been reimbursed within three Business Days, but excluding, for the avoidance of doubt, undrawn letters of credit, (iv) debt evidenced by notes, bonds, debentures or similar instruments, (v) Disqualified Capital Stock (other than for purposes of Section 6.15(a)) and (vi) earn-outs or contingent acquisition consideration once due and payable but not paid), Capital Leases and purchase money Indebtedness as such amount may be adjusted to reflect the effect (as determined by the Borrower in good faith) of any Debt FX Hedge; provided, that “Consolidated Total Debt” shall be calculated (a) net of the Unrestricted Cash Amount not to exceed $200,000,000 in any Test Period and (b) excluding any obligation, liability or indebtedness of such Person if, upon or prior to the maturity thereof, such Person has irrevocably deposited with the proper Person in trust or escrow the necessary funds (or evidences of indebtedness) for the payment, redemption or satisfaction of such obligation, liability or indebtedness, and thereafter such funds and evidences of such obligation, liability or indebtedness or other security so deposited are not included in the calculation of the Unrestricted Cash Amount. For the avoidance of doubt, “Consolidated Total Debt” shall exclude Surety Bond Indebtedness unless the obligations in respect of any Surety Bond Indebtedness (I) become a liability on the balance sheet of such Person in accordance with GAAP, (II) have become due and payable and (III) have not been paid for five (5) days.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Copyright” means the following: (a) all copyrights, rights and interests in copyrights, works protectable by copyright whether published or unpublished, copyright registrations and copyright applications; (b) all renewals of any of the foregoing; and (c) all rights corresponding to any of the foregoing.

“Cost Saving Initiative” has the meaning assigned to such term in the definition of “Consolidated Adjusted EBITDA”.

“Covered Entity” has the meaning assigned to such term in Section 9.24.

“Covered Party” has the meaning assigned to such term in Section 9.24.

“Credit Extension” means each of (i) the making of a Loan or Swingline Loan (other than any Letter of Credit Reimbursement Loan) or (ii) the issuance, amendment, modification, renewal or extension of any Letter of Credit (other than any such amendment, modification, renewal or extension that does not increase the Stated Amount of the relevant Letter of Credit).

“Cure Amount” has the meaning assigned to such term in Section 6.15(c).

“Cure Right” has the meaning assigned to such term in Section 6.15(c).

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Debt FX Hedge” means any Hedge Agreement entered into for the purpose of hedging currency-related risks in respect of any Indebtedness of the type described in the definition of “Consolidated Total Debt”, calculated on a mark-to-market basis.

“Debtor Relief Laws” means the Bankruptcy Code of the U.S. and all other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the U.S. or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition which upon notice, lapse of time or both would become an Event of Default.

“Default Right” has the meaning assigned to such term in Section 9.24.

“Defaulting Lender” means any Person that has (a) defaulted in (or is otherwise unable to perform) its funding obligations under this Agreement, including its obligations (i) to make a Loan within two Business Days of the date required to be made by it hereunder or (ii) to fund its participation in a Letter of Credit or Swingline Loan required to be funded by it hereunder within two Business Days of the date such obligation arose or such Loan or Letter of Credit or Swingline Loan was required to be made or funded, unless, in the case of subclause (x) above, such Person notifies the Administrative Agent in writing that such failure is the result of such Person’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) notified the Administrative Agent, any Issuing Bank or the Swingline Lender and the Borrower in writing that it does not intend to satisfy or perform any such obligation or has made a public statement to the effect that it does not intend to comply with its funding or other obligations under this Agreement or under agreements in which it commits to extend credit generally (unless such writing indicates that such position is based on such Person’s good faith determination that a condition precedent (specifically identified and including the particular condition precedent) to funding a Loan cannot be satisfied), (c) failed, within two Business Days after the request of the Borrower, to confirm in writing that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit or Swingline Loans; provided, that such Person shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower, (d) become (or any parent company thereof has become) insolvent or been determined by any Governmental Authority having regulatory authority over such Person or its assets, to be insolvent, or the assets or management of which has been taken over by any Governmental Authority (and such Lender or the Borrower has provided the Administrative Agent with written notice of such event) or (e)(i) become (or any parent company thereof has become) the subject of (A) a bankruptcy or insolvency proceeding or (B) a Bail-In Action, (ii) has had (other than in the case of an Undisclosed Administration) a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or (iii) has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment, unless in the case of any Person subject to this clause (e), the Borrower has determined that such Person intends, and has all approvals required to enable it (in form and substance satisfactory to the Borrower), to continue to perform its funding obligations hereunder; provided, that no Person shall be deemed to be a Defaulting Lender solely by virtue of the ownership or acquisition of any Capital Stock in such Lender or its parent by any Governmental Authority; provided, that such action does not result in or provide such Lender with immunity from the jurisdiction of courts within the U.S. or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contract or agreement to which such Person is a party. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (e) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.21(f)) upon delivery of written notice of such determination to the Borrower, each Issuing Bank, the Swingline Lender and each Lender.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Derivative Transaction” means (a) any interest-rate transaction, including any interest-rate swap, basis swap, forward rate agreement, interest rate option (including a cap, collar or floor), and any other instrument linked to interest rates that gives rise to similar credit risks (including when-issued securities and forward deposits accepted), (b) any exchange-rate transaction, including any cross-currency interest-rate swap, any forward foreign-exchange contract, any currency option, and any other instrument linked to exchange rates that gives rise to similar credit risks, (c) any equity derivative transaction, including any equity-linked swap, any equity-linked option, any forward equity-linked contract, and any other instrument linked to equities that gives rise to similar credit risk and (d) any commodity (including precious metal) derivative transaction, including any commodity-linked swap, any commodity-linked option, any forward commodity-linked contract, and any other instrument linked to commodities that gives rise to similar credit risks; provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees, members of management, managers or consultants of the Borrower and/or any of its Subsidiaries shall be a Derivative Transaction.

“Designated Non-Cash Consideration” means the fair market value (as determined by the Borrower in good faith) of non-Cash consideration received by the Borrower and/or any of its Subsidiaries in connection with any Disposition pursuant to Section 6.07(h) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Borrower, setting forth the basis of such valuation (which amount will be reduced by the amount of Cash or Cash Equivalents received in connection with a subsequent sale or conversion of such Designated Non-Cash Consideration to Cash or Cash Equivalents).

“Designated Operational FX Hedge” means any Hedge Agreement entered into for the purpose of hedging currency-related risks in respect of the revenues, cash flows or other balance sheet items of the Borrower, any of its subsidiaries and designated at the time entered into (or on or prior to the Closing Date, with respect to any Hedge Agreement entered into on or prior to the Closing Date) as a Designated Operational FX Hedge by the Borrower in a writing delivered to the Administrative Agent.

“DevCo” means CS Energy DevCo, LLC, formerly known as Conti Solar Devco, LLC, a Delaware limited liability company.

“DevCo Acquisition” means any acquisition of the Capital Stock of any Person formed to facilitate any development project, including any Person that becomes a Project Development Subsidiary, in the ordinary course of business (as determined by the Borrower in good faith).

“DevCo Business” means the “development business” of the Borrower and its subsidiaries, collectively, as determined by the Borrower in good faith (on the Closing Date, operated by DevCo and its Subsidiaries).

“DevCo Disposition” means any Disposition of any asset comprising part of the DevCo Business (as determined by the Borrower in good faith), including the Disposition of any Capital Stock of any Project Development Subsidiary and/or any Subsidiary of DevCo, but excluding the Disposition of the Capital Stock of DevCo.

“Discretionary Guarantor” means any Subsidiary that is not otherwise required to be a Subsidiary Guarantor, that the Borrower, in its sole discretion, elects to become a Subsidiary Guarantor, subject to satisfaction of customary “know your customer” requirements; provided, that if such entity is not a U.S. Subsidiary, the jurisdiction of formation for such entity must be in a jurisdiction reasonably satisfactory to the Administrative Agent (it being agreed that such determination shall be based upon (i) the amount and enforceability of the guaranty that may be entered into by a Subsidiary organized in such jurisdiction, (ii) the security interests (and enforceability thereof) that may be granted with respect to assets (or various classes of assets) (other than Excluded Assets) located in such jurisdiction and (iii) any Sanctions, FCPA or any anti-corruption or anti-bribery risk associated with such jurisdiction).

“Disposition” or “Dispose” means the sale, lease, sublease, or other disposition (whether effected pursuant to a Division or otherwise) of any property of any Person.

“Disqualified Capital Stock” means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than for Qualified Capital Stock), in whole or in part, on or prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued (it being understood that if any such redemption is in part, only such part coming into effect prior to 91 days following the Latest Maturity Date shall constitute Disqualified Capital Stock), (b) is or becomes convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Capital Stock that would constitute Disqualified Capital Stock, in each case, at any time on or prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued, (c) contains any mandatory repurchase obligation or any other repurchase obligation at the option of the holder thereof (other than for Qualified Capital Stock), in whole or in part, which may come into effect prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued (it being understood that if any such repurchase obligation is in part, only such part coming into effect prior to 91 days following the Latest Maturity Date shall constitute Disqualified Capital Stock) or (d) provides for the scheduled payments of dividends in Cash on or prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued; provided, that any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Capital Stock is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Capital Stock upon the occurrence of any change of control or any Disposition occurring prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued shall not constitute Disqualified Capital Stock if such Capital Stock provides that the issuer thereof will not redeem any such Capital Stock pursuant to such provisions prior to the Termination Date.

Notwithstanding the preceding sentence, (A) if such Capital Stock is issued pursuant to any plan for the benefit of directors, officers, employees, members of management, managers or consultants or by any such plan to such directors, officers, employees, members of management, managers or consultants, in each case, in the ordinary course of business of Holdings, the Borrower or any Subsidiary, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the issuer thereof in order to satisfy applicable statutory or regulatory obligations, and (B) no Capital Stock held by any future, present or former employee, director, officer, manager, member of management or consultant (or their respective Affiliates or Immediate Family Members) of the Borrower (or any Parent Company or any Subsidiary) shall be considered Disqualified Capital Stock because such stock is redeemable or subject to repurchase pursuant to any management equity subscription agreement, stock option, stock appreciation right or other stock award agreement, stock ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time.

“Disqualified Institution” means (a)(i) any Person designated by the Borrower in writing by name to the Arrangers and the Administrative Agent on or prior to the Closing Date (and any Affiliate of such Person that is reasonably identifiable on the basis of such Affiliate’s name) and (ii) any other Affiliate of any Persons described in clause (i) that is identified in writing by name after the Closing Date to the Administrative Agent and (b) any Person that is or becomes a Company Competitor and is designated by the Borrower as such by name in a writing provided to the Arrangers (if prior to the Closing Date) and the Administrative Agent (if after Closing Date) (and any Affiliate of such Company Competitor that is reasonably identifiable on the basis of such Affiliate’s name) and any known Affiliate of a Company Competitor identified in writing to the Arrangers (if on or prior to the Closing Date) and the Administrative Agent (if after the Closing Date) even if not identifiable on the basis of such Affiliate’s name, which any such designations after the Closing Date shall not apply retroactively to disqualify any Person that has previously acquired any assignment or participation interest that is otherwise permitted pursuant to the terms of this Agreement in respect of such assignment or participation interest; provided, that “Disqualified Institutions” shall not include any Bona Fide Debt Fund of any Company Competitor unless such Bona Fide Debt Fund is a Disqualified Institution pursuant to clause (a) above.

Notwithstanding the foregoing, (A) each Loan Party and each Lender acknowledges and agrees that the Administrative Agent shall not have any responsibility or obligation to determine whether any Lender or potential Lender is a Disqualified Institution and the Administrative Agent shall have no liability with respect to any assignment or participation made by a Lender to a Disqualified Institution, (B) any assignment or participation by a Lender to a Disqualified Institution shall be subject to the terms of Section 9.05(f) and (C) nothing in the foregoing shall prejudice any right or remedy that the Borrower may have at law or in equity against any Lender who enters into an assignment, participation or other transaction (including the disclosure of the Information) with a Disqualified Institution in contravention of the terms of this Agreement.

“Disqualified Person” has the meaning assigned to such term in Section 9.05(f)(ii).

“Dividing Person” has the meaning assigned to such term in the definition of “Division”.

“Division” means the division of assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount and (b) with respect to any amount denominated in any currency other than Dollars, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined on the relevant date of determination) for the purchase of Dollars with such other currency.

“Dollars” or “$” refers to lawful money of the U.S.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country (or, to the extent that the United Kingdom is not an EEA Member Country, the United Kingdom), which is subject to the supervision of a Resolution Authority, (b) any entity established in an EEA Member Country (or, to the extent that the United Kingdom is not an EEA Member Country, the United Kingdom), which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country (or, to the extent that the United Kingdom is not an EEA Member Country, the United Kingdom), which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means (a) any Lender, (b) any commercial bank, insurance company, or finance company, financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act), (c) any Affiliate of any Lender and (d) any Approved Fund of any Lender; provided, that in any event, “Eligible Assignee” shall not include (i) any natural person (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of one or more natural persons), (ii) any Disqualified Institution, (iii) any Defaulting Lender or (iv) Holdings, the Borrower or any of their Affiliates.

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, wastewater, stormwater, dredged material, sediment, soil, land surface, subsurface strata, natural resources such as wetlands and flora and fauna.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (a) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (b) in connection with any Environmental Liability, including any investigation, enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to Environmental Law; or (c) in connection with any actual or alleged damage, injury, threat or harm to the Environment.

“Environmental Laws” means any and all current or future applicable foreign or domestic, federal or state, provincial or territorial (or any subdivision of any of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other applicable and legally binding requirements of Governmental Authorities and the common law relating to pollution or the protection of the Environment or, to the extent relating to exposure to Hazardous Materials, human health.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation, remediation, fines, penalties or indemnities), directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the Environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equipment Sale and Leaseback Transaction” means any equipment financing or similar arrangement that is not prohibited by Sections 6.01 and/or 6.02 hereof entered into by the Borrower and/or any Subsidiary in the ordinary course of business with any Person that requires the Borrower and/or any Subsidiary to purchase the equipment subject to such financing or similar arrangement, sell such equipment to the relevant financing provider and thereafter rent or lease such equipment from the relevant financing provider.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with the Borrower or any of its Subsidiaries and is treated as a single employer within the meaning of Section 414 of the Code.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any of its Subsidiaries or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations at any facility of the Borrower or any of its Subsidiaries or any ERISA Affiliate as described in Section 4062(e) of ERISA, in each case, resulting in liability pursuant to Section 4063 of ERISA; (c) a complete or partial withdrawal by the Borrower or any of its Subsidiaries or any ERISA Affiliate from a Multiemployer Plan resulting in the imposition of Withdrawal Liability on the Borrower or any of its Subsidiaries or any ERISA Affiliate, the receipt by the Borrower or any Subsidiary or any ERISA Affiliate of written notification concerning the imposition of Withdrawal Liability on the Borrower or any Subsidiary or any ERISA Affiliate with respect to any Multiemployer Plan or written notification that a Multiemployer Plan is “insolvent” within the meaning of Section 4245 of ERISA or is in “endangered” or “critical status” within the meaning of Section 432 of the Code or Section 305 of ERISA; (d) the filing of a notice of intent to terminate a Pension Plan under Section 4041(c) of ERISA, the treatment of a Pension Plan amendment as a termination under Section 4041(c) of ERISA or the commencement of proceedings by the PBGC to terminate a Pension Plan; (e) the occurrence of an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any of its Subsidiaries or any ERISA Affiliate, with respect to the termination of any Pension Plan; or (g) the imposition of a Lien under Section 303(k) of ERISA with respect to any Pension Plan.

“Erroneous Payment” has the meaning assigned to such term in Section 8.14(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to such term in Section 8.14(d)(i).

“Erroneous Payment Impacted Class” has the meaning assigned to such term in Section 8.14(d)(i).

“Erroneous Payment Return Deficiency” has the meaning assigned to such term in Section 8.14(d).

“Erroneous Payment Subrogation Rights” has the meaning assigned to such term in Section 8.14(f).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations of the SEC promulgated thereunder.

“Excluded Assets” means each of the following:

(a) any asset the grant or perfection of a security interest in which would (i) be prohibited by enforceable anti-assignment provisions set forth in any contract that is permitted or otherwise not prohibited by the terms of this Agreement and is binding on such asset at the time of its acquisition and not incurred in contemplation thereof (other than assets subject to Capital Leases and purchase money financings), (ii) violate (after giving effect to applicable anti-assignment provisions of the UCC or other applicable Requirements of Law) the terms of any contract relating to such asset that is permitted or otherwise not prohibited by the terms of this Agreement and is binding on such asset at the time of its acquisition and not incurred in contemplation thereof (other than in the case of Capital Leases and purchase money financings), or (iii) trigger termination of any contract relating to such asset that is permitted or otherwise not prohibited by the terms of this Agreement pursuant to any “change of control” or similar provision (to the extent such contract is binding on such asset at the time of its acquisition and not incurred in contemplation thereof); it being understood that the term “Excluded Asset” shall not include proceeds or receivables arising out of any contract described in this clause (a) to the extent that the assignment of such proceeds or receivables is expressly deemed to be effective under the UCC or other applicable Requirements of Law notwithstanding the relevant prohibition, violation or termination right,

(b) the Capital Stock of any (i) Captive Insurance Subsidiary, (ii) any Person that is a not a Wholly-Owned Subsidiary of any Loan Party, (iii) not-for-profit subsidiary, (iv) Immaterial Subsidiary (other than to the extent such Immaterial Subsidiary is or becomes a Loan Party), (v) Receivables Subsidiary and/or (vi) Project Development Subsidiary the pledge of which is not permitted by the terms of any Indebtedness of such Project Development Subsidiary and/or any tax equity structure applicable thereto,

(c) any intent-to-use (or similar) Trademark application prior to the filing and acceptance by the U.S. Patent and Trademark Office or other applicable Governmental Authority of a “Statement of Use”, “Declaration of Use”, “Amendment to Allege Use” or similar filing with respect thereto, only to the extent, if any, that, and solely during the period if any, in which, the grant of a security interest therein may impair the validity or enforceability of such intent-to-use (or similar) Trademark application (or any Trademark registration resulting therefrom) under applicable Requirements of Law,

(d) any asset (including Capital Stock), the grant or perfection of a security interest in which would (i) be prohibited under applicable Requirements of Law (including rules and regulations of any Governmental Authority) or (ii) require any governmental or regulatory consent, approval, license or authorization, to the extent such consent, approval, license or authorization has not been obtained (it being understood and agreed that no Loan Party shall have any obligation to procure any such consent, approval, license or authorization), except to the extent such requirement or prohibition would be rendered ineffective under the UCC or other applicable Requirements of Law notwithstanding such requirement or prohibition; it being understood that the term “Excluded Asset” shall not include proceeds or receivables arising out of any asset described in clauses (i) or (ii) to the extent that the assignment of such proceeds or receivables is effective under the UCC or other applicable Requirements of Law notwithstanding the relevant requirement or prohibition,

(e) (i) any leasehold Real Estate Asset, (ii) except to the extent a security interest therein can be perfected by the filing of a UCC-1 financing statement (or equivalent), any other leasehold interests, (iii) any owned Real Estate Asset that (A) is not a Material Real Estate Asset or (B) is or becomes located in a Special Flood Hazard Area,

(f) motor vehicles and other assets subject to certificates of title, except to the extent the security interest therein may be perfected by filing of a financing statement under the UCC of any applicable jurisdiction,

(g) any Margin Stock,

(h) the Capital Stock of any Non-U.S. Subsidiary and any Non-U.S. Subsidiary Holdco (in each case, any Subsidiary thereof), other than 65% of the voting Capital Stock and 100% of the non-voting Capital Stock of any first-tier Non-U.S. Subsidiary and any first-tier Non-U.S. Subsidiary Holdco,

(i) any asset of the kind described in the definition of “Permitted Receivables Facility” that is subject to any Permitted Receivables Facility,

(j) any Commercial Tort Claims with a value (as estimated by the Borrower in good faith) of less than $5,000,000,

(k) for the avoidance of doubt, any Tax and Trust Funds,

(l) any asset subject to a purchase money security interest, Capital Lease obligation or similar arrangement, in each case, that is permitted or otherwise not prohibited by the terms of this Agreement if the grant of a security interest therein would (i) violate or invalidate such lease, license or agreement, (ii) result in a loss or diminishment of rights granted to any Loan Party thereunder with respect to any IP Rights or (iii) create a right of termination in favor of any other party thereto (other than Holdings, the Borrower or any Subsidiary of the Borrower) after giving effect to the applicable anti-assignment provisions of the UCC or other applicable Requirements of Law; it being understood that the term “Excluded Asset” shall not include proceeds or receivables arising out of any asset described in this clause (l) to the extent that the assignment of such proceeds or receivables is expressly deemed to be effective under the UCC or other applicable Requirements of Law notwithstanding the relevant violation or invalidation,

(m) any asset with respect to which the Administrative Agent and the Borrower have reasonably determined that the cost, burden, difficulty or consequence (including (x) any mortgage, stamp, intangibles or other tax or expenses relating to any applicable security interest and (y) any effect on the ability of the Borrower and its Subsidiaries to conduct their operations and business in the ordinary course of business) of obtaining or perfecting a security interest therein outweighs, or is excessive in light of, the practical benefit of a security interest to the relevant Secured Parties afforded thereby; it being understood that the maximum secured amount may be limited to minimize stamp duty, notarization, registration or other applicable fees, taxes and duties where the benefit to the Lenders of increasing the secured amount is disproportionate to the level of such fee, taxes and duties),

(n) any assets to the extent the grant or perfection of a security interest in respect of such assets would be reasonably likely to result in materially adverse tax consequences (other than de minimis tax consequences) as determined by the Borrower in good faith (including as a result of the operation of Section 956 of the Code or any similar Requirements of Law in any applicable jurisdiction),

(o) any assets of a Subsidiary acquired by any Loan Party that, at the time of the relevant acquisition or similar Investment, is an obligor in respect of assumed Indebtedness permitted by Section 6.01 to the extent (and for so long as) the documentation governing the applicable assumed Indebtedness prohibits such Subsidiary from pledging such assets to secure the Secured Obligations (which prohibition was not implemented in contemplation of such Subsidiary becoming a Subsidiary in order to avoid the requirement of pledging such assets as Collateral),

(p) any Deposit Account, securities account and/or similar account (including any securities entitlement), escrow, fiduciary and/or trust account, payroll and other employee wage and benefit accounts, tax accounts (including, sales tax accounts), any cash collateral account, any Cash and Cash Equivalents and any funds and other property held or maintained in any such accounts (other than, in each case, proceeds of other Collateral as to which perfection may be accomplished by filing a UCC-1 financing statement, automatically in accordance with the UCC), in each case, except to the extent perfected by the filing of a UCC financing statement,

(q) any governmental license or state or local franchise, charter and/or authorization, to the extent the grant of a security interest in such license, franchise, charter and/or authorization is prohibited or restricted thereby after giving effect to the applicable anti-assignment provisions of the UCC, other than any proceeds or receivable thereof the assignment of which is expressly deemed effective under the UCC,

(r) any Letter-of-Credit Right that does not constitute a Supporting Obligation, except to the extent the security interest therein may be perfected by filing of a financing statement under the UCC of any applicable jurisdiction or equivalent under applicable Requirement of Law with a value of less than $5,000,000, and/or

(s) aircraft, airframes, aircraft engines, helicopters and equipment and/or other assets that are affixed to, or otherwise constitute, such aircraft, airframes, aircraft engines and/or helicopters.

“Excluded Subsidiary” means:

(a) any Subsidiary that is not a direct or indirect Wholly-Owned Subsidiary of the Borrower,

(b) any Immaterial Subsidiary,

(c) any Subsidiary (i) that is prohibited or restricted from providing a Loan Guaranty by (A) any Requirement of Law or (B) any Contractual Obligation that exists on the Closing Date or at the time such Subsidiary becomes a Subsidiary (which Contractual Obligation was not entered into in contemplation of such Subsidiary becoming a Subsidiary (including pursuant to assumed Indebtedness)), (ii) that would require a governmental (including regulatory) or third party consent, approval, license or authorization (including any regulatory consent, approval, license or authorization) to provide a Loan Guaranty (in each case, at the time such Subsidiary became a Subsidiary) or (iii) with respect to which the provision of a Loan Guaranty would reasonably be expected to result in material adverse tax consequences to Holdings, the Borrower, any direct or indirect owner of the Borrower and/or any of its direct or indirect Subsidiaries, in each case, as reasonably determined by the Borrower and the Administrative Agent,

(d) any not-for-profit subsidiary,

(e) any Captive Insurance Subsidiary,

(f) any special purpose entity used for any permitted securitization or any Receivables Subsidiary,

(g) any Non-U.S. Subsidiary or Subsidiary thereof,

(h) any Unrestricted Subsidiary,

(i) (i) any Non-U.S. Subsidiary Holdco and/or (ii) any U.S. Subsidiary that is a direct or indirect subsidiary of any Non-U.S. Subsidiary that is a Non-U.S. Subsidiary Holdco,

(j) any Subsidiary acquired by the Borrower and/or any Subsidiary thereof that, at the time of the relevant acquisition, is an obligor in respect of assumed Indebtedness permitted by Section 6.01 to the extent (and for so long as) the documentation governing the applicable assumed Indebtedness prohibits such Subsidiary from providing a Loan Guaranty (which prohibition was not implemented in contemplation of such Subsidiary becoming a Subsidiary in order to avoid the requirement of providing a Loan Guaranty),

(k) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent and the Borrower, the burden or cost of providing a Loan Guaranty outweighs, or would be excessive in light of, the practical benefits afforded thereby,

(l) solely in the case of any obligation under any Secured Hedging Obligations that constitutes a “swap” within the meaning of Section 1(a)(47) of the Commodity Exchange Act, any Subsidiary that is not an “Eligible Contract Participant” (as defined under the Commodity Exchange Act), and/or

(m) any Project Development Subsidiary (i) that is prohibited or restricted from providing a Loan Guaranty by (A) any Requirement of Law or (B) any Contractual Obligation, including the terms of the documentation governing the Indebtedness of such Project Development Subsidiary and/or (ii) that would require a governmental (including regulatory) or third party consent, approval, license or authorization (including any regulatory consent, approval, license or authorization to provide a Loan Guaranty.

“Excluded Swap Obligation” means, with respect to any Loan Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Loan Guaranty of such Loan Guarantor of, or the grant by such Loan Guarantor of a security interest to secure, such Swap Obligation (or any Loan Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (a) by virtue of such Loan Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to Section 3.20 of the Loan Guaranty and any other “keepwell”, support or other agreement for the benefit of such Loan Guarantor) at the time the Loan Guaranty of such Loan Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation or (b) in the case of any Swap Obligation that is subject to a clearing requirement pursuant to section 2(h) of the Commodity Exchange Act, because such Loan Guarantor is a “financial entity,” as defined in section 2(h)(7)(C) of the Commodity Exchange Act, at the time the guarantee provided by (or grant of such security interest by, as applicable) such Loan Guarantor becomes or would become effective with respect to such Swap Obligation. If any Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Loan Guaranty or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to, or required to be withheld or deducted from a payment to, the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of any Loan Party under any Loan Document, (a) any Taxes imposed on (or measured by) such recipient’s net or overall gross income or franchise Taxes, (i) imposed as a result of such recipient being organized or having its principal office located in or, in the case of any Lender, having its applicable Lending Office located in, the applicable taxing jurisdiction or (ii) that are Other Connection Taxes, (b) any branch profits Taxes imposed under Section 884(a) of the Code, or any similar Tax, in each case, imposed by any jurisdiction described in clause (a) or that are Other Connection Taxes, (c) any U.S. federal withholding Tax that is imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a Requirement of Law in effect on the date on which such Lender (i) acquires such interest in the applicable Commitment or, if such Lender did not fund the applicable Loan pursuant to a prior Commitment, on the date such Lender acquires its interest in such Loan (other than a Lender that became a Lender pursuant to an assignment under Section 2.19(b)) or (ii) designates a new Lending Office, except in each case, to the extent that, pursuant to Section 2.17, amounts with respect to such Tax were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it designated a new Lending Office, (d) any Tax imposed as a result of a failure by the Administrative Agent to comply with Section 2.17(i) or, such Lender or any Issuing Bank or the Swingline Lender or such other recipient to provide the forms as contemplated by Section 2.17(f) (including, for the avoidance of doubt, failure resulting from inability to do so) and (e) any withholding Tax imposed under FATCA.

“Existing Credit Agreements” means, collectively, (a) that certain Amended and Restated Credit Agreement, dated as of October 7, 2024 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date of this Agreement), by and among, inter alios, the Borrower, as borrower, the financial institutions party thereto from time to time and Wilmington Trust, National Association, as administrative agent, and (b) that certain Amended and Restated Credit Agreement, dated as of October 7, 2024 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date of this Agreement), by and among, inter alios, SOLV Energy Acquisition LLC, a Delaware limited liability company, as borrower, SOLV Energy Parent LLC, a Delaware limited liability company, SOLV Energy Intermediate Holdings LLC, a Delaware limited liability company, the financial institutions party thereto from time to time and KeyBank, as administrative agent.

“Existing Letters of Credit” means the letters of credit set forth on Schedule 1.01(d).

“Existing Revolving Class” has the meaning assigned to such term in Section 2.23(a).

“Expected Cost Savings” has the meaning assigned to such term in the definition of “Consolidated Adjusted EBITDA”.

“Extended Revolving Commitments” has the meaning assigned to such term in Section 2.23(a).

“Extending Revolving Lender” has the meaning assigned to such term in Section 2.23(b).

“Extension” means the establishment of a Revolving Extension Series by amending a Revolving Loan pursuant to Section 2.23 and the applicable Extension Amendment.

“Extension Amendment” has the meaning assigned to such term in Section 2.23(c).

“Extension Election” has the meaning assigned to such term in Section 2.23(b).

“Extension Minimum Condition” means a condition to consummating any Extension that a minimum amount (to be determined and specified in the relevant Extension Request, in the Borrower’s sole discretion) of any or all applicable Classes be submitted for Extension.

“Extension Request” has the meaning assigned to such term in Section 2.23(a).

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or, except with respect to Articles 5 and 6, hereof owned, leased, operated or used by the Borrower or any of its Subsidiaries or any of their respective predecessors or Affiliates.

“FATCA” means Sections 1471 through 1474 of the Code, as amended from time to time (and any successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention implementing any of the foregoing.

“FCPA” has the meaning assigned to such term in Section 3.17(c).

“Federal Funds Effective Rate” means, for any day, rate per annum the greater of (a) the rate calculated by the Federal Reserve Bank of New York based on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal funds effective rate and (b) 0.00%; provided if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published.

“Fee Letters” means, collectively, the Agent Fee Letter and the Lender Fee Letter.

“First Lien Debt” means (a) the Initial Revolving Loans and (b) any other Indebtedness that is pari passu with the Initial Revolving Facility in right of payment and secured by a Lien on the Collateral that is pari passu with the Lien securing the Initial Revolving Facility.

“First Lien Intercreditor Agreement” means an intercreditor agreement substantially in the form of Exhibit F-1 hereto, with any material or immaterial modification thereto as the Borrower and the Administrative Agent may agree in their respective reasonable discretion.

“First Lien Leverage Ratio” means the ratio, as of any date of determination, of (a) Consolidated First Lien Debt as of the last day of the most recently ended Test Period to (b) Consolidated Adjusted EBITDA for the Test Period then most recently ended, in each case, of the Borrower and its Subsidiaries on a consolidated basis.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document (an “OpCo Lien”), that, subject to any applicable Intercreditor Agreement, such OpCo Lien is senior in priority to any other Lien to which such Collateral is subject, other than any Permitted Lien (including, for the avoidance of doubt, any Lien securing any Surety Bond Indebtedness, but excluding any other Permitted Lien that is, by definition or by the terms of documents creating such Permitted Lien or otherwise pursuant to the terms of this Agreement, subordinated to such OpCo Lien).

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of the Borrower ending on or about December 31 of each calendar year.

“Fixed Amount” has the meaning assigned to such term in Section 1.10(c).

“Fixed Incremental Amount” means (a) the greater of (i) $175,000,000 and (ii) 50% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period minus (b) the aggregate outstanding principal amount of all Incremental Facilities, Incremental Equivalent Debt and/or Ratio Debt incurred or issued in reliance on the Fixed Incremental Amount, in each case, after giving effect to any reclassification contemplated by the definition of “Incremental Cap” and/or Section 1.03, as applicable.

“Flood Certificate” means a “Life-of-Loan” “Standard Flood Hazard Determination Form” of the Federal Emergency Management Agency and any successor Governmental Authority performing a similar function.

“Floor” means 0.00% per annum.

“Foreign Lender” means any Lender that is not a U.S. Lender.

“FRB” means the Board of Governors of the Federal Reserve System of the U.S.

“GAAP” means generally accepted accounting principles in the U.S. in effect and applicable to the accounting period in respect of which reference to GAAP is made.

“Governmental Authority” means any federal, state, provincial, territorial, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court (including any supra-national bodies such as the European Union or the European Central Bank), in each case, whether associated with the U.S., a foreign government or any political subdivision thereof.

“Governmental Authorization” means any permit, license, authorization, approval, plan, directive, variance, consent order or consent decree of or from any Governmental Authority.

“Granting Lender” has the meaning assigned to such term in Section 9.05(e).

“Guarantee” of or by any Person (the “Guarantor”) means any obligation, contingent or otherwise, of the Guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation of any other Person (the “Primary Obligor”) in any manner, whether directly or indirectly, and including any obligation of the Guarantor (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other monetary obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the Primary Obligor so as to enable the Primary Obligor to pay such Indebtedness or other monetary obligation, (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or monetary obligation, (e) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (f) secured by any Lien on any assets of such Guarantor securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or monetary other obligation is assumed by such Guarantor (or any right, contingent or otherwise, of any holder of such Indebtedness or other monetary obligation to obtain any such Lien); provided, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition, Disposition or other transaction permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Hazardous Materials” means any chemical, material, substance or waste, or any constituent thereof, which is prohibited, limited or regulated under any Environmental Law or by any Governmental Authority or which poses a hazard to the Environment or to human health and safety, including without limitation, petroleum and petroleum by-products, asbestos and asbestos-containing materials, polychlorinated biphenyls, medical waste, solid waste, non-hazardous soil, dredged material, per- and polyfluoroalkyl substances, and pharmaceutical waste.

“Hedge Agreement” means any agreement with respect to any Derivative Transaction between any Loan Party or any Subsidiary and any other Person.

“Hedge Bank” means (a) any Person party to a Hedge Agreement that is the Administrative Agent, a Lender, an Arranger or an Affiliate of any of the foregoing on the Closing Date or at the time it enters into such Hedge Agreement, in its capacity as a party thereto, whether or not such Person subsequently ceases to be the Administrative Agent, a Lender, an Arranger or an Affiliate of any of the foregoing or (b) any Person from time to time specifically designated in writing as a “Hedge Bank” by the Borrower to the Administrative Agent; it being understood that each counterparty thereto shall be deemed (A) to appoint the Administrative Agent as its agent under the applicable Loan Documents and (B) to agree to be bound by the provisions of Article 8, Section 9.03 and Section 9.10 and each Intercreditor Agreement as if it were a Lender.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any Hedge Agreement.

“Holdings” has the meaning assigned to such term in the preamble to this Agreement and shall, for the avoidance of doubt, include any Successor Holdings.

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002, as in effect from time to time (subject to the provisions of Section 1.04), to the extent applicable to the relevant financial statements.

“Illegality Notice” has the meaning assigned to such term in Section 2.20.

“Immaterial Subsidiary” means, as of any date, any Subsidiary (a) the assets of which, when taken together with the assets of all other Subsidiaries that are Immaterial Subsidiaries, do not exceed 5.00% of Consolidated Total Assets of the Borrower and its Subsidiaries and (b) the contribution to Consolidated Adjusted EBITDA of which, when taken together with the contribution to Consolidated Adjusted EBITDA of all other Immaterial Subsidiaries, does not exceed 5.00% of Consolidated Adjusted EBITDA of the Borrower and its Subsidiaries, in each case, as of the last day of the most recently ended Test Period.

“Immediate Family Member” means, with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, domestic partner, former domestic partner, sibling, mother-in-law, father-in-law, son-in-law and/or daughter-in-law and/or (including any adoptive relationship), any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals, such individual’s estate (or an executor or administrator acting on its behalf), heirs or legatees or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Incremental Cap” means:

(a) the Fixed Incremental Amount, plus

(b) in the case of any Incremental Facility that effectively extends the Maturity Date with respect to any Class of Loans and/or Commitments hereunder, an amount equal to the portion of the relevant Class of Loans or Commitments that will be replaced by such Incremental Facility, plus

(c) in the case of any Incremental Facility that effectively replaces any Revolving Commitment terminated in accordance with Section 2.19 hereof, an amount equal to the relevant terminated Revolving Commitment, plus

(d) without duplication of clauses (b) and (c) above, the amount of any optional prepayment, redemption, repurchase (limited to the actual amount of cash paid) or other retirement of any Incremental Term Loans and voluntary prepayments of any Revolving Loans (to the extent accompanied by corresponding permanent commitment reductions thereto), in each case, secured on a pari passu basis with the Initial Revolving Facility and so long as the relevant prepayment was not already included in this clause (d); provided that the relevant prepayment, redemption or repurchase was not funded with the proceeds of any long-term Indebtedness (other than revolving Indebtedness), plus

(e) an unlimited amount, so long as, in the case of this clause (e), after giving effect to the relevant Incremental Facility or Incremental Equivalent Debt, (i) if such Incremental Facility is secured by a Lien on the Collateral that is pari passu with the Lien on the Collateral securing the Initial Revolving Facility, the First Lien Leverage Ratio does not exceed 2.00:1.00, (ii) if such Incremental Facility is secured by a Lien on the Collateral that is junior to the Lien on the Collateral securing the Initial Revolving Facility, the Secured Leverage Ratio does not exceed 2.00:1.00 or (iii) if such Incremental Facility is unsecured, the Total Net Leverage Ratio does not exceed 3.00:1.00, in each case, described in this clause (e), calculated on a Pro Forma Basis as of the last day of the most recently ended Test Period, including the application of the proceeds thereof (in the case of each of clauses (i), (ii) and (iii) without “netting” the cash proceeds of the applicable Incremental Facility or any other simultaneous incurrence of Indebtedness on the consolidated balance sheet of the Borrower, giving pro forma effect to any related transaction in connection therewith and all customary pro forma events and adjustments) and assuming a full drawing of such Incremental Facility or Incremental Equivalent Debt;

provided, that:

(i) any Incremental Facility and/or Incremental Equivalent Debt may be incurred under one or more of clauses (a) through (e) of this definition as selected by the Borrower in its sole discretion,

(ii) if any Incremental Facility or Incremental Equivalent Debt is intended to be incurred under clause (e) of this definition and the other clause of this definition in a single transaction or series of related transactions, (A) the incurrence of the portion of such Incremental Facility or Incremental Equivalent Debt to be incurred or implemented under clause (e) of this definition shall first be calculated without giving effect to any Incremental Facilities or Incremental Equivalent Debt to be incurred under any other clause of this definition, but giving full pro forma effect to the use of proceeds of the entire amount of such Incremental Facilities or Incremental Equivalent Debt and the related transactions, and (B) the incurrence of the portion of such Incremental Facility or Incremental Equivalent Debt to be incurred or implemented under the other applicable clauses of this definition shall be calculated thereafter, and

(iii) any portion of any Incremental Facility or Incremental Equivalent Debt that is incurred under clauses (a) through (e) of this definition will be, unless the Borrower otherwise elects, automatically reclassified as having been incurred under clause (e) of this definition if, at any time after the incurrence thereof, such portion of such Incremental Facility or Incremental Equivalent Debt would, using the figures reflected in the financial statements most recently delivered pursuant to Section 5.01(a) or (b) or, if available earlier, the financial statements that are internally available and have been delivered to the Administrative Agent for the then most recently ended Test Period, be permitted under the First Lien Leverage Ratio test, Secured Leverage Ratio test, Total Net Leverage Ratio test or Interest Coverage Ratio test, as applicable, set forth in clause (e) of this definition.

“Incremental Commitment” means any commitment made by a lender to provide all or any portion of any Incremental Facility or Incremental Loan.

“Incremental Equivalent Debt” means Indebtedness incurred by the Borrower in the form of pari passu senior secured or unsecured notes or loans and/or commitments or junior secured or unsecured notes or loans and/or commitments in respect of the foregoing, in each case, issued, incurred or implemented in lieu of loans under an Incremental Facility; provided, that:

(a) the aggregate outstanding principal amount thereof shall not exceed the Incremental Cap (as in effect at the time of determination, including giving effect to any reclassification on or prior to such date of determination),

(b) subject to Section 1.10(a), except as otherwise agreed by the lenders providing the relevant Incremental Equivalent Debt, no Event of Default shall exist immediately prior to or after giving effect to such Incremental Equivalent Debt;

(c) Incremental Equivalent Debt shall not (i) have a final scheduled maturity date earlier than the Latest Maturity Date then in effect (or earlier than 91 days after the Latest Maturity Date then in effect in the case of any Incremental Equivalent Debt that is unsecured or junior in right of payment or security to the Initial Revolving Facility) or (ii) have a Weighted Average Life to Maturity that is shorter than the remaining Weighted Average Life to Maturity of any Incremental Term Loans outstanding at the time of incurrence thereof,

(d) such Incremental Equivalent Debt will be documented pursuant to separate documentation from the credit agreement governing the Revolving Facility,

(e) if such Indebtedness is (i) secured on a pari passu basis with the Initial Revolving Facility, (ii) secured on a junior basis to the Initial Revolving Facility or (iii) unsecured and subordinated to the Obligations, then in each case, the holders of such Indebtedness shall be party to an Acceptable Intercreditor Agreement, and

(f) no such Indebtedness may be (i) guaranteed by any Person (it being understood that the obligations of any Person with respect to any escrow arrangement into which such Indebtedness proceeds are deposited shall not constitute a guarantee) other than a Loan Guarantor or (ii) secured by any assets other than the Collateral (other than with respect to proceeds of such Indebtedness that are subject to (and only for so long as they are subject to) an escrow or other similar arrangements and any related deposit of Cash or Cash Equivalents to cover interest and premium with respect to such Indebtedness).

“Incremental Facility” has the meaning assigned to such term in Section 2.22(a).

“Incremental Facility Amendment” means an amendment to this Agreement that is reasonably satisfactory to the Administrative Agent (solely for purposes of giving effect to Section 2.22), the Lenders that agree to provide all or any portion of the Incremental Facility being incurred pursuant thereto and the Borrower executed by each of (a) Holdings and the Borrower, (b) the Administrative Agent and (c) each Lender that agrees to provide all or any portion of the Incremental Facility being incurred pursuant thereto and in accordance with Section 2.22.

“Incremental Lender” has the meaning assigned to such term in Section 2.22(b).

“Incremental Loans” has the meaning assigned to such term in Section 2.22(a).

“Incremental Revolving Facility” has the meaning given to such term in Section 2.22(a).

“Incremental Revolving Lender” means, with respect to any Incremental Revolving Facility, each Revolving Lender providing any portion of such Incremental Revolving Facility.

“Incremental Revolving Loan” has the meaning given to such term in Section 2.22(a).

“Incremental Term Facility” has the meaning given to such term in Section 2.22(a).

“Incremental Term Loan” has the meaning given to such term in Section 2.22(a).

“Incurrence-Based Amount” has the meaning assigned to such term in Section 1.10(c).

“Indebtedness” as applied to any Person means, without duplication:

(a) all indebtedness for borrowed money;

(b) that portion of obligations with respect to Capital Leases to the extent recorded as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(c) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments to the extent the same would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(d) any obligation of such Person owed for all or any part of the deferred purchase price of property or services (excluding (i) any earn-out obligation or purchase price adjustment until such obligation (A) becomes a liability on the statement of financial position or balance sheet (excluding the footnotes thereto) in accordance with GAAP and (B) has not been paid within 30 days after becoming due and payable, (ii) any such obligations incurred under ERISA, (iii) accrued expenses and trade accounts payable in the ordinary course of business (including on an inter-company basis) and (iv) liabilities associated with customer prepayments and deposits), which purchase price is (A) due more than six months from the date of incurrence of the obligation in respect thereof or (B) evidenced by a note or similar written instrument);

(e) all Indebtedness of others secured by any Lien on any asset owned or held by such Person regardless of whether the Indebtedness secured thereby have been assumed by such Person or is non-recourse to the credit of such Person;

(f) the amount of any letter of credit issued for the account of such Person or as to which such Person is otherwise liable for reimbursement of drawings;

(g) the Guarantee by such Person of the Indebtedness of another;

(h) all obligations of such Person in respect of any Disqualified Capital Stock; and

(i) all net obligations of such Person in respect of any Derivative Transaction, including any Hedge Agreement, whether or not entered into for hedging or speculative purposes;

provided, that (i) in no event shall obligations under any Derivative Transaction be deemed “Indebtedness” for any calculation of the Total Net Leverage Ratio, the First Lien Leverage Ratio, the Secured Leverage Ratio, the Interest Coverage Ratio or any other financial ratio under this Agreement, (ii) the amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the fair market value of the property encumbered thereby as determined by such Person in good faith and (iii) the term “Indebtedness”, as it applies to the Borrower and its Subsidiaries, shall exclude intercompany Indebtedness so long as (A) such intercompany Indebtedness has a term not exceeding 364 days (inclusive of any roll-over or extension of terms) and (B) in the case of any Indebtedness owed by any Loan Party to any other Subsidiary that is not a Loan Party, such Indebtedness is unsecured and subordinated to the Obligations and evidenced by the Intercompany Note.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any third person (including any partnership in which such Person is a general partner and any unincorporated joint venture in which such Person is a joint venture) to the extent such Person would be liable therefor under applicable Requirements of Law or any agreement or instrument by virtue of such Person’s ownership interest in such Person, (A) except to the extent the terms of such Indebtedness; provided, that such Person is not liable therefor and (B) only to the extent the relevant Indebtedness is of the type that would be included in the calculation of Consolidated Total Debt; provided, that notwithstanding anything herein to the contrary, the term “Indebtedness” shall not include, and shall be calculated without giving effect to, (x) the effects of Accounting Standards Codification Topic 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose hereunder as a result of accounting for any embedded derivatives created by the terms of such Indebtedness (it being understood that any such amounts that would have constituted Indebtedness hereunder but for the application of this proviso shall not be deemed an incurrence of Indebtedness hereunder) and (y) the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Agreement as a result of accounting for any embedded derivative created by the terms of such Indebtedness (it being understood that any such amounts that would have constituted Indebtedness under this Agreement but for the application of this sentence shall not be deemed to be an incurrence of Indebtedness under this Agreement). The amount of any Indebtedness that is issued at a discount to its initial principal amount shall be calculated based on the initial stated principal amount thereof without giving effect to such discounts.

“Indemnified Taxes” means all Taxes, other than Excluded Taxes or Other Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Information” has the meaning assigned to such term in Section 3.11(a).

“Initial Lenders” means, collectively, the Lenders as of the Closing Date.

“Initial Revolving Credit Commitments” means, with respect to any Initial Revolving Lender, the amount set forth opposite such Lender’s name on the Commitment Schedule under the caption “Initial Revolving Credit Commitment” on the Closing Date or, if such Lender has entered into one or more Assignment Agreements, the amount set forth for such Lender at such time in the Register maintained by the Administrative Agent pursuant to Section 9.05(b)(iv) as such Lender’s “Initial Revolving Credit Commitment”, as such amount may be reduced or increased at or prior to such time pursuant to the terms hereof. The aggregate amount of Initial Revolving Credit Commitments of all Initial Revolving Lenders shall be $200,000,000 on the Closing Date.

“Initial Revolving Credit Exposure” means, with respect to any Lender at any time, the aggregate Outstanding Amount at such time of all Initial Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s LC Exposure and Swingline Exposure, in each case, attributable to its Initial Revolving Credit Commitment.

“Initial Revolving Credit Maturity Date” means the date that is five years after the Closing Date.

“Initial Revolving Facility” means the Initial Revolving Credit Commitments and the Initial Revolving Loans and other extensions of credit thereunder.

“Initial Revolving Lender” means a Lender with an Initial Revolving Credit Commitment or any Initial Revolving Credit Exposure.

“Initial Revolving Loans” has the meaning assigned to such term in Section 2.01(a).

“Intellectual Property Security Agreement” means any agreement, or a supplement thereto, executed on or after the Closing Date confirming or effecting the grant by the Borrower and/or any of its Subsidiaries of any Lien on IP Rights owned by the Borrower and/or any of its Subsidiaries to the Administrative Agent, for the benefit of the Secured Parties, in accordance with this Agreement and the Security Agreement, including an Intellectual Property Security Agreement substantially in the form of Exhibit C.

“Intercompany Note” means a promissory note substantially in the form of Exhibit E.

“Intercreditor Agreement” means:

(a) with respect to any Surety Bond Indebtedness, a Surety Bond Intercreditor Agreement; and/or

(b) with respect to any other Indebtedness, the Junior Intercreditor Agreement, the First Lien Intercreditor Agreement and any other Acceptable Intercreditor Agreement.

“Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Adjusted EBITDA for the most recently ended Test Period to (b) Ratio Interest Expense for such Test Period, in each case, of the Borrower and its Subsidiaries on a consolidated basis.

“Interest Election Request” means a request by the Borrower in the form of Exhibit G or another form reasonably acceptable to the Administrative Agent to convert or continue a Borrowing in accordance with Section 2.08.

“Interest Payment Date” means (a) with respect to any ABR Loan, the first Business Day of each January, April, July and October (commencing April 1, 2026) and the maturity date applicable to such ABR Loan and (b) with respect to any SOFR Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a SOFR Loan with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing.

“Interest Period” means, as to any SOFR Borrowing, the period commencing on the date of such Loan or Borrowing and ending on the numerically corresponding day in the calendar month that is one (1), three (3) or six (6) months thereafter (in each case, subject to the availability thereof), as specified in the applicable Borrowing Request or Interest Election Request; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (iii) no Interest Period shall extend beyond the Maturity Date and (iv) no tenor that has been removed from this definition pursuant to Section 2.14(b) shall be available for specification in such Borrowing Request or Interest Election Request. For purposes hereof, the date of a Loan or Borrowing initially shall be the date on which such Loan or Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Loan or Borrowing.

“Investment” means (a) any purchase or other acquisition for consideration by the Borrower and/or any of its Subsidiaries of any of the Securities of any other Person, (b) the acquisition by purchase or otherwise (other than any purchase or other acquisition of inventory, materials, supplies and/or equipment in the ordinary course of business) for consideration of all or a substantial portion of the business, property or fixed assets of any other Person constituting a division or line of business or other business unit of any other Person and (c) any loan, advance (other than any advance to any current or former employee, officer, director, member of management, manager, consultant or independent contractor of the Borrower, any Subsidiary or any Parent Company for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by the Borrower or any Subsidiary to any other Person (in each case, excluding any intercompany loan, advance or Indebtedness among the Borrower and its Subsidiaries so long as (i) such loan, advance or Indebtedness has a term not exceeding 364 days (inclusive of any roll-over or extension of terms) and (ii) in the case of any such loan, advance or Indebtedness owed by any Loan Party to any Subsidiary that is not a Loan Party, such loan, advance or Indebtedness is unsecured and subordinated to the Obligations and evidenced by the Intercompany Note). The amount of any Investment shall be the original cost of such Investment, plus the cost of any addition thereto that otherwise constitutes an Investment, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect thereto, but giving effect to any repayments of principal in the case of any Investment in the form of a loan and any return of capital or return on Investment in the case of any equity Investment (whether as a distribution, dividend, redemption or sale but not in excess of the amount of the relevant initial Investment, but excluding any amounts increasing the Available Amount). It is understood and agreed for the avoidance of doubt that the term “Investment” shall not include any DevCo Acquisition.

“Investors” means (a) the Sponsor, (b) the Management Investors and (c) other investors that, directly or indirectly, beneficially own Capital Stock in Holdings on the Closing Date.

“IP Rights” has the meaning assigned to such term in Section 3.05(c).

“IP Separation Transaction” means any transfer (including any Investment, asset sale or other Disposition or Restricted Payment) or any exclusive license by any Loan Party of any Material Intellectual Property to any Subsidiary of the Borrower that is not a Loan Party.

“IPO” means the initial public offering of the Capital Stock of Public Parent which is consummated substantially concurrently with the occurrence of the Closing Date.

“IRS” means the U.S. Internal Revenue Service.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Issuing Bank” means, as the context may require, (a) KeyBank and JPM, (b) one or more Lenders that (x) are reasonably acceptable to the Borrower and (y) agree in writing to such designation and (c) any successor issuer of Letters of Credit hereunder. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by any branch or Affiliate of such Issuing Bank, in which case the term “Issuing Bank” shall include any such branch or Affiliate with respect to Letters of Credit issued by such branch or Affiliate.

“Joinder Agreement” means a Joinder Agreement substantially in the form of Exhibit J or such other form that is reasonably satisfactory to the Administrative Agent and the Borrower.

“JPM” means JPMorgan Chase Bank, N.A.

“Judgment Currency” has the meaning assigned to such term in Section 9.26.

“Junior Indebtedness” means any Indebtedness (other than Indebtedness among Holdings, the Borrower and/or any of its Subsidiaries) of any Loan Party that is expressly subordinated in right of payment to the Obligations.

“Junior Intercreditor Agreement” means an intercreditor agreement substantially in the form of Exhibit F-2 hereto, with any material or immaterial modification thereto as the Borrower and the Administrative Agent may agree in their respective reasonable discretion.

“Junior Lien Debt” means any Indebtedness that is secured by a Lien on the Collateral that is junior to the Lien securing First Lien Debt.

“KeyBank” has the meaning assigned to such term in the preamble to this Agreement.

“Latest Maturity Date” means, as of any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Revolving Loan or Revolving Commitment.

“LC Collateral Account” has the meaning assigned to such term in Section 2.05(j).

“LC Disbursement” means a payment or disbursement made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time and (b) the aggregate principal amount of all LC Disbursements that have not yet been reimbursed at such time. The LC Exposure of any Revolving Lender at any time shall equal its Applicable Percentage of the aggregate LC Exposure at such time.

“Legal Reservations” means the application of relevant Debtor Relief Laws, general principles of equity and/or principles of good faith and fair dealing.

“Lender Fee Letter” means that certain Amended and Restated Fee Letter, dated February 12, 2026, by and among Borrower, KeyBank and JPM.

“Lenders” means the Lenders, any Issuing Bank, any Swingline Lender, any lender with an Additional Commitment or an outstanding Additional Loan and any other Person that becomes a party hereto pursuant to an Assignment Agreement, other than any such Person that ceases to be a party hereto pursuant to an Assignment Agreement.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.

“Letter of Credit” means any standby letter of credit, other than, for the avoidance of doubt, any letter of credit issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by a Person in the ordinary course of business of such Person, issued pursuant to this Agreement, including for the avoidance of doubt, any Existing Letters of Credit.

“Letter of Credit Commitment” means the commitment of any Lender to issue Letters of Credit, as set forth on Schedule 1.01(b) (as such Schedule may be amended with the consent of the relevant Issuing Bank and the Borrower) and/or in the agreement pursuant to which any relevant Lender becomes an Issuing Bank.

“Letter of Credit Reimbursement Loan” has the meaning assigned to such term in Section 2.05(e).

“Letter-of-Credit Right” has the meaning set forth in Article 9 of the UCC.

“Letter of Credit Request” means a request by the Borrower for a new Letter of Credit or an amendment to any existing Letter of Credit in accordance with Section 2.05 and substantially in the form of Exhibit M hereto or such other form that is reasonably satisfactory to the relevant Issuing Bank and the Borrower.

“Letter of Credit Sublimit” means $100,000,000, subject to (a) increase in accordance with Section 2.22 hereof and (b) decrease in accordance with Section 2.09 hereof.

“Letter of Credit Support” means, with respect to any Letter of Credit, that (a) such Letter of Credit has been Cash collateralized in an amount equal to 101% of the face amount of such Letter of Credit, (b) a separate letter of credit has been issued in favor of the Issuing Bank (or its designee) with respect to such Letter of Credit pursuant to arrangements reasonably satisfactory to such Issuing Bank and in an amount equal to 101% of the face amount of the applicable Letter of Credit issued hereunder, (c) such Letter of Credit has been deemed reissued under another agreement in a manner reasonably acceptable to the applicable Issuing Bank or (d) other arrangements reasonably acceptable to the relevant Issuing Bank with respect to such Letter of Credit.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), hypothec, charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capital Lease having substantially the same economic effect as any of the foregoing), in each case, in the nature of security; provided, that in no event shall an operating lease in and of itself be deemed to constitute a Lien.

“Limited Condition Acquisition” means any acquisition or other similar Investment, including by way of merger, by the Borrower or one or more of its Subsidiaries permitted pursuant to the Loan Documents whose consummation is not conditioned upon the availability of, or on obtaining, third party financings.

“Limited Condition Transaction” means (a) any Limited Condition Acquisition, (b) any irrevocable Restricted Debt Payment and (c) any irrevocable Restricted Payment.

“Loan Documents” means this Agreement, any Promissory Note, the Collateral Documents, any Acceptable Intercreditor Agreement to which the Borrower is a party, each Incremental Facility Amendment, each Extension Amendment, the Fee Letters and any other document or instrument designated by the Borrower and the Administrative Agent as a “Loan Document.” Any reference in this Agreement or any other Loan Document to any Loan Document shall include all appendices, exhibits or schedules thereto.

“Loan Guarantor” means (a) each Subsidiary Guarantor and (b) the Borrower (but only with respect to the Obligations in connection with Secured Hedging Obligations and Banking Services Obligations) and (c) Holdings.

“Loan Guaranty” means the Guaranty Agreement, substantially in the form of Exhibit H, executed by each Loan Guarantor and the Administrative Agent for the benefit of the Secured Parties, as supplemented in accordance with the terms of Section 5.12.

“Loan Parties” means Holdings, the Borrower and each Subsidiary Guarantor.

“Loans” means any Revolving Loan, any Additional Loan, any or any Swingline Loan.

“Management Investors” means the officers, directors (or equivalent managers), employees and members of management of the Borrower, any Parent Company and/or any Subsidiary.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Market Capitalization” means an amount, determined by the Borrower in good faith, equal to (a) the total number of issued and outstanding shares of common Capital Stock of the Borrower or the applicable Parent Company, as applicable, on the date of the declaration of a Restricted Payment permitted pursuant to Section 6.04(a)(vii) multiplied by (b) the arithmetic mean of the closing prices per share of such common Capital Stock on the principal securities exchange on which such common Capital Stock are traded for the 30 consecutive trading days immediately preceding the date of declaration of such Restricted Payment.

“Material Acquisition” means an acquisition or similar Investment by the Borrower or any of its Subsidiaries with total consideration, including earn-out payments and other contingent payment obligations, in an amount not less than $175,000,000.

“Material Adverse Effect” means a material adverse effect on (a) the rights and remedies (taken as a whole) of the Administrative Agent under the applicable Loan Documents, (b) the ability of the Loan Parties (taken as a whole) to perform their payment obligations under the applicable Loan Documents or (c) the business, assets, financial condition or results of operations, in each case, of Holdings and its Subsidiaries taken as a whole.

“Material Debt Instrument” means any physical instrument evidencing any Indebtedness for borrowed money which is required to be pledged and delivered to the Administrative Agent (or its bailee) pursuant to the Security Agreement.

“Material Intellectual Property” means any IP Rights owned by any Loan Party or any Subsidiary that is material to the operation of the business of the Borrower and its Subsidiaries, taken as a whole.

“Material Real Estate Asset” means (a) on the Closing Date, each Real Estate Asset listed on Schedule 1.01(c) and (b) any “fee-owned” Real Estate Asset acquired by any Loan Party after the Closing Date having a fair market value (as reasonably determined by the Borrower after taking into account any liabilities with respect thereto that impact such fair market value) in excess of $20,000,000 as of the date of acquisition thereof.

“Maturity Date” means (a) with respect to the Initial Revolving Credit Commitments and the Swingline Loans, the Initial Revolving Credit Maturity Date, (b) with respect to any Replacement Revolving Facility, the final maturity date for such Replacement Revolving Facility as set forth in the applicable Refinancing Amendment, and (c) with respect to Revolving Loans under any Extended Revolving Commitments, the final maturity date set forth in the applicable Extension Amendment.

“Maximum Rate” has the meaning assigned to such term in Section 9.19.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means any mortgage, deed of trust, debenture, hypothec or other agreement which conveys or evidences a Lien in favor of the Administrative Agent, for the benefit of the Administrative Agent and the relevant Secured Parties, on any Material Real Estate Asset constituting Collateral, which shall contain such terms as may be necessary under applicable local Requirements of Law to perfect a Lien on the applicable Material Real Estate Asset.

“Multiemployer Plan” means any employee benefit plan which is a “multiemployer plan” as defined in Section 4001(a)(3) or Section 3(37) of ERISA that is subject to the provisions of Title IV of ERISA, and in respect of which the Borrower or any of its Subsidiaries, or any of their respective ERISA Affiliates, makes or is obligated to make contributions or with respect to which any of them has any ongoing obligation or liability, contingent or otherwise, or during the preceding five plan years, has made or been obligated to make contributions.

“Narrative Report” means, with respect to the financial statements for which such Narrative Report is required, a management discussion and analysis report of the Borrower, describing the operations and financial condition of the Borrower and its Subsidiaries for the applicable Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate.

“Net Proceeds” means, with respect to any issuance of Capital Stock or capital contribution, the Cash proceeds thereof, net of all Taxes and customary fees, commissions, costs, underwriting discounts and other fees and expenses incurred in connection therewith.

“Non-Defaulting Revolving Lenders” has the meaning assigned to such term in Section 2.21(d)(i).

“Non-U.S. Subsidiary” means any Subsidiary that is not a U.S. Subsidiary.

“Non-U.S. Subsidiary Holdco” means any U.S. Subsidiary that (a) has no material assets other than the Capital Stock or Indebtedness of one or more Non-U.S. Subsidiaries, or (b) has no material assets other than the Capital Stock or Indebtedness of one or more other Non-U.S. Subsidiary Holdcos or one or more Non-U.S. Subsidiaries.

“Obligations” means all unpaid principal of and accrued and unpaid interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, all LC Exposure, all accrued and unpaid fees, premium and all expenses (including fees, premium and expenses accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), reimbursements, indemnities and all other advances to, debts, liabilities and obligations of any Loan Party to the Lenders or to any Lender, any Issuing Bank, the Administrative Agent or any indemnified party arising under the Loan Documents in respect of any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute, contingent, due or to become due, now existing or hereafter arising.

“Obligations Derivative Instrument” has the meaning assigned to such term in Section 9.05(d)(ii).

“OFAC” has the meaning assigned to such term in Section 3.17(a).

“OpCo Lien” has the meaning assigned to such term in the definition of “First Priority”.

“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation or organization and its by-laws, (b) with respect to any limited partnership, its certificate of limited partnership and its partnership agreement, (c) with respect to any general partnership, its partnership agreement, (d) with respect to any limited liability company, its articles of organization or certificate of formation, and its operating agreement, and (e) with respect to any other form of entity, such other organizational documents required by local Requirements of Law or customary under such jurisdiction to document the formation and governance principles of such type of entity. In the event that any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Connection Taxes” means, with respect to the Administrative Agent, any Issuing Bank, any Lender or any other recipient of a payment to be made by or on account of any obligation under any Loan Document, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising solely from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary intangible, recording, filing or similar Taxes arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document, but excluding (a) any Excluded Taxes, and (b) any such Taxes that are Other Connection Taxes imposed with respect to an assignment or participation (other than an assignment made pursuant to Section 2.19).

“Outstanding Amount” means (a) with respect to any Loan on any date, the amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Loan, as the case may be, occurring on such date, (b) with respect to any Letter of Credit, the aggregate amount available to be drawn under such Letter of Credit after giving effect to any changes in the aggregate amount available to be drawn under such Letter of Credit or the issuance or expiry of such Letter of Credit, including as a result of any LC Disbursement and (c) with respect to any LC Disbursement on any date, the amount of the aggregate outstanding amount of such LC Disbursement on such date after giving effect to any disbursements with respect to any Letter of Credit occurring on such date and any other changes in the aggregate amount of such LC Disbursement as of such date, including as a result of any reimbursements by the Borrower of such unreimbursed LC Disbursement.

“Parent” means SOLV Energy Holdings LLC, a Delaware limited liability and a Parent Company.

“Parent Company” means (a) Parent, (b) Public Parent, and (c) any Person of which the Borrower is a direct or an indirect Wholly-Owned Subsidiary.

“Participant” has the meaning assigned to such term in Section 9.05(c).

“Participant Register” has the meaning assigned to such term in Section 9.05(c).

“Patent” means the following: (a) any and all patents, patent applications, industrial designs and industrial design applications; (b) all inventions described and claimed therein; (c) all reissues, divisions, continuations, renewals, extensions and continuations in part thereof; and (d) all rights corresponding to any of the foregoing.

“Payment Notice” has the meaning assigned to it in Section 8.14(a).

“Payment Recipient” has the meaning assigned to it in Section 8.14(a).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan”, as defined in Section 3(2) of ERISA (including a “multiple employer plan” described in Section 4064 of ERISA but other than a Multiemployer Plan), that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, which the Borrower and/or any of its Subsidiaries, or any of their respective ERISA Affiliates, maintains or contributes to or has an obligation to contribute to.

“Perfection Certificate” means a certificate substantially in the form of Exhibit I.

“Perfection Requirements” means the filing of appropriate financing statements with the office of the Secretary of State or other appropriate office of the location (as determined by Section 9-307 of the UCC) of each Loan Party, the filing of Intellectual Property Security Agreements or other appropriate instruments or notices with the U.S. Patent and Trademark Office and the U.S. Copyright Office, the proper recording or filing, as applicable, of Mortgages and fixture filings with respect to any Material Real Estate Asset constituting Collateral, in each case, in favor of the Administrative Agent for the benefit of the Secured Parties and the delivery to the Administrative Agent of any stock certificate, instrument, tangible chattel paper or promissory note, together with instruments of transfer executed in blank, in each case, to the extent required by the applicable Loan Documents and the corresponding required actions in any jurisdiction located outside the United States, in each case, to the extent required by the applicable Loan Documents.

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Permitted Acquisition” means any acquisition made by the Borrower and/or any of its Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, or any business line, unit or division or product line (including research and development and related assets in respect of any product) of, any Person or of a majority of the outstanding Capital Stock of any Person who is engaged in a Similar Business

(and, in any event, including any Investment in (a) any Subsidiary the effect of which is to increase the Borrower’s or any Subsidiary’s equity ownership in such Subsidiary or (b) any joint venture for the purpose of increasing the Borrower’s or its relevant Subsidiary’s ownership interest in such joint venture) if (i) such Person becomes a Subsidiary or (ii) such Person, in one transaction or a series of related transactions, is amalgamated, merged or consolidated with or into, or transfers or conveys substantially all of its assets (or such division, business unit or product line) to, or is liquidated into, the Borrower and/or any Subsidiary as a result of such Investment.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or any combination of Related Business Assets between the Borrower and/or any Subsidiary, on the one hand, and any other Person, on the other hand.

“Permitted Holders” means (a) the Investors and (b) any Person with which one or more Investors form a “group” (within the meaning of Section 14(d) of the Exchange Act) so long as, in the case of this clause (b), the relevant Investors beneficially own more than 50% of the relevant voting stock beneficially owned by the group.

“Permitted Liens” means Liens permitted or not restricted pursuant to Section 6.02.

“Permitted Receivables Facility” means any receivables, factoring and/or securitization facility, arrangement or program that is non-recourse to the Borrower and/or any Subsidiary that is not a Receivables Subsidiary (except for customary (in the good faith determination of the Borrower) representations, warranties, covenants, performance undertakings, indemnities, guarantees and liens) pursuant to which the Borrower and/or any of its Subsidiaries (a) sells or grants a security interest in receivables, payables or securitization assets (including royalty and other revenue streams or other rights to payment and the proceeds thereof) and/or similar and/or related assets to a Person that is not a Subsidiary (including any Subsidiary of the Borrower) or (b) sells, contributes, transfers or grants a security interest in receivables, payables or securitization assets (including royalty and other revenue streams or other rights to payment and the proceeds thereof) and/or similar and/or related assets directly or indirectly to a Receivables Subsidiary that, in turn, pledges, sells or otherwise transfers its accounts receivable, payables or securitization assets and/or similar or related assets to a Person that is not a Subsidiary (including any Subsidiary of the Borrower).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or any other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established, sponsored, maintained or contributed to by the Borrower and/or any of its Subsidiaries or, with respect to any such plan that is subject to Section 412 or 430 of the Code, Section 302 or Section 303 of ERISA or Title IV of ERISA, any of its ERISA Affiliates, other than any Multiemployer Plan.

“Platform” has the meaning assigned to such term in Section 5.01.

“Previously Absent Financial Maintenance Covenant” means, at any time, (a) any financial maintenance covenant that is not contained in this Agreement at such time and (b) any financial maintenance covenant, a corresponding version of which is already contained in this Agreement at such time but with covenant levels and component definitions (to the extent relating to such corresponding version) that are less restrictive as to the Borrower and the Subsidiaries than those in the applicable Extension Amendment.

“Primary Obligor” has the meaning assigned to such term in the definition of “Guarantee”.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by the Person acting as the Administrative Agent as its prime rate in effect at its principal office. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent or any Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of such change.

“Pro Forma Basis” or “pro forma effect” means, with respect to any determination of the Total Net Leverage Ratio, the First Lien Leverage Ratio, the Secured Leverage Ratio, the Interest Coverage Ratio, Consolidated Adjusted EBITDA or Consolidated Total Assets (including component definitions thereof), that:

(a) (i) in the case of (A) any Disposition of all or substantially all of the Capital Stock of any Subsidiary or any division and/or product line of the Borrower and/or any of its Subsidiaries that constitutes a Subject Transaction or (B) the implementation of any Cost Saving Initiative, income statement items (whether positive or negative and including any Expected Cost Savings) attributable to the property or Person subject to such Subject Transaction, shall be excluded as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made and (ii) in the case of any Permitted Acquisition and/or Investment described in the definition of the term “Subject Transaction”, income statement items (whether positive or negative) attributable to the property or Person subject to such Subject Transaction shall be included as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made; it being understood that any pro forma adjustment pursuant to this clause (a) arising as a result of any Expected Cost Savings shall be without duplication of any adjustment pursuant to clause (e) of the definition of “Consolidated Adjusted EBITDA” and shall be subject to any applicable caps set forth therein,

(b) any retirement or repayment of Indebtedness shall be deemed to have occurred as of the last day (or, in the case of the Interest Coverage Ratio, the first day) of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made,

(c) any Indebtedness incurred by the Borrower and/or any of its Subsidiaries in connection therewith shall be deemed to have occurred as of the last day (or, in the case of the Interest Coverage Ratio, first day) of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made; provided, that, (x) if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable Test Period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness at the relevant date of determination (taking into account any interest hedging arrangements applicable to such Indebtedness), (y) interest on any obligation with respect to any Capital Lease shall be deemed to accrue at an interest rate reasonably determined by a Responsible Officer of the Borrower to be the rate of interest implicit in such obligation in accordance with GAAP and (z) interest on any Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, secured overnight financing rate, or other rate shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen by the Borrower,

(d) the acquisition of any asset included in calculating Consolidated Total Assets (other than the amount Cash or Cash Equivalents), whether pursuant to any Subject Transaction or any Person becoming a Subsidiary or merging, amalgamating or consolidating with or into the Borrower or any of its Subsidiaries, or the Disposition of any asset described in the definition of “Subject Transaction” included in calculating Consolidated Total Assets shall be deemed to have occurred as of the last day of the applicable Test Period with respect to any test or covenant for which such calculation is being made,

(e) subject to Section 1.10 and, for the avoidance of doubt, other than for purposes of Section 6.15(a) hereof, the Unrestricted Cash Amount shall be calculated as of the date of the consummation of such Subject Transaction after giving pro forma effect thereto, including any application of cash proceeds in connection therewith (other than, for the avoidance of doubt, the cash proceeds of any Indebtedness that is the Subject Transaction for which such a calculation is being made); and

(f) each other Subject Transaction shall be deemed to have occurred as of the first day of the applicable Test Period (or, in the case of Consolidated Total Assets, as of the last day of such Test Period) with respect to any test or covenant for which such calculation is being made.

It is hereby agreed that for purposes of determining pro forma compliance with Section 6.15(a) and/or Section 6.15(b) prior to the last day of the first full Fiscal Quarter after the Closing Date, the applicable level shall be the first level cited in Section 6.15(a) or Section 6.15(b), as applicable. Notwithstanding anything to the contrary set forth in the immediately preceding paragraph, for the avoidance of doubt, when calculating the Total Net Leverage Ratio for purposes of Section 6.15(a) (other than for the purpose of determining (i) pro forma compliance with Section 6.15(a) as a condition to taking any action under this Agreement) and/or the Interest Coverage Ratio for purposes of Section 6.15(b) (other than for the purpose of determining pro forma compliance with Section 6.15(b) as a condition to taking any action under this Agreement), (ii) the “Applicable Rate” and (iii) the “Commitment Fee Rate”, the events described in the immediately preceding paragraph that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.

“Project Development Subsidiary” means any subsidiary of DevCo formed for the purpose of developing a solar power facility or establishing any solar investment.

“Projections” has the meaning assigned to such term in Section 3.11(a).

“Promissory Note” means a promissory note of the Borrower payable to any Lender or its registered assigns, in substantially the form of Exhibit K, evidencing the aggregate outstanding principal amount of Loans of the Borrower to such Lender resulting from the Loans made by such Lender.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Company Costs” means Charges associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and Charges relating to compliance with the provisions of the Securities Act and the Exchange Act (and, in each case, similar Requirements of Law under other jurisdictions), as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange companies with listed equity or debt securities, directors’ or managers’ compensation, fees and expense reimbursement, Charges relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees (including auditors’ and accountants’ fees), listing fees and filing fees associated with being a public company.

“Public Parent” means SOLV Energy, Inc., a Delaware corporation.

“Public Lender” has the meaning assigned to such term in Section 9.01(d).

“QFC” has the meaning assigned to such term in Section 9.24.

“QFC Credit Support” has the meaning assigned to such term in Section 9.24.

“Qualified Capital Stock” of any Person means any Capital Stock of such Person that is not Disqualified Capital Stock.

“Ratio Debt” has the meaning assigned to such term in Section 6.01(w).

“Ratio Interest Expense” means, with respect to any Person for any period, (a) the sum of (x) consolidated total interest expense of such Person and its Subsidiaries for such period, whether paid or accrued and whether or not capitalized, (i) including (A) the interest component of any payment under any Capital Lease (regardless of whether accounted for as interest expense under GAAP), (B) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (C) any commission, discount and/or other fee or charge owed with respect to any letter of credit and/or bankers’ acceptance and (D) any net payment arising under any interest rate Hedge Agreement with respect to Indebtedness and (ii) excluding (A) amortization of deferred financing fees, debt issuance costs, discounted liabilities, commissions, fees and expenses, (B) any expense arising from any bridge, commitment and/or other financing fee (including fees and expenses associated with the Transactions and annual agency fees), (C) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization accounting or, if applicable, acquisition accounting, (D) any fee or expense associated with any Disposition, acquisition, Investment, issuance of Capital Stock or

Indebtedness (in each case, whether or not consummated), (E) any cost associated with obtaining, or breakage costs in respect of, any Hedge Agreement or other derivative instrument other than any interest rate Hedge Agreement or interest rate derivative instrument with respect to Indebtedness, (F) any penalty and/or interest relating to Taxes and (G) for the avoidance of doubt, any non-cash interest expense attributable to any movement in the mark-to-market valuation of any obligation under any Hedge Agreement or any other derivative instrument and/or any payment obligation arising under any Hedge Agreement or derivative instrument other than any interest rate Hedge Agreement or interest rate derivative instrument with respect to Indebtedness plus (y) any cash dividend paid or payable in respect of Disqualified Capital Stock during such period (other than for purposes of Section 6.15(b)) minus (b) interest income for such period. For purposes of this definition, interest in respect of any Capital Lease shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capital Lease in accordance with GAAP.

Notwithstanding anything to the contrary, it is agreed that for the purpose of calculating the Interest Coverage Ratio for any period ending prior to December 31, 2026, (i) for the four Fiscal Quarters ending or about March 31, 2026, Ratio Interest Expense of the Borrower and its Subsidiaries shall be annualized for the period starting with the Closing Date and ending on or about March 31, 2026, on the basis of a 365 day year for the actual days elapsed, (ii) for the four Fiscal Quarters ending on or about June 30, 2026, Ratio Interest Expense of the Borrower and its Subsidiaries shall be annualized for the period starting with the Closing Date and ending on or about June 30, 2026, on the basis of a 365 day year for the actual days elapsed and (iii) for the four Fiscal Quarters ending on or about September 30, 2026, Ratio Interest Expense of the Borrower and its Subsidiaries shall be annualized for the period starting with the Closing Date and ending on or about September 30, 2026, on the basis of a 365 day year for the actual days elapsed.

“Real Estate Asset” means, at any time of determination, all right, title and interest (fee, leasehold or otherwise) of any Loan Party in and to real property (including, but not limited to, land, improvements and fixtures thereon).

“Receivables Subsidiary” means any Subsidiary of the Borrower formed for the purpose of, or that solely engages in, one or more permitted securitizations, receivables facilities, receivables financings, or Permitted Receivables Facilities or any other receivables arrangement and other activities reasonably related thereto.

“Recipient” means (a) the Administrative Agent, (b) any Lender or (c) any Issuing Bank, as applicable.

“Refinancing Amendment” means an amendment to this Agreement that is reasonably satisfactory to the Administrative Agent and the Borrower, executed by (a) Holdings and the Borrower, (b) the Administrative Agent and (c) each Lender that agrees to provide all or any portion of the Replacement Revolving Facility being incurred pursuant thereto and in accordance with Section 9.02(c).

“Refinancing Indebtedness” has the meaning assigned to such term in Section 6.01(p). Refinancing Indebtedness shall include any Registered Equivalent Notes issued in exchange therefor, which Registered Equivalent Notes shall comply with the requirements of this definition of “Refinancing Indebtedness.”

“Refunding Capital Stock” has the meaning assigned to such term in Section 6.04(a)(viii).

“Register” has the meaning assigned to such term in Section 9.05(b).

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act, substantially identical notes (having the same guarantees) issued in exchange therefor pursuant to an exchange offer registered with the SEC.

“Regulated Bank” means a commercial bank with a consolidated combined capital and surplus of at least $5,000,000,000 that is (a) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation, (b) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913, (c) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the FRB under 12 CFR part 211, (d) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (c) or (e) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction.

“Regulation D” means Regulation D of the FRB as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the FRB as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided, that any asset received by the Borrower or any Subsidiary in exchange for any asset transferred by the Borrower or any Subsidiary shall not be deemed to constitute a Related Business Asset if such asset consists of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Subsidiary.

“Related Funds” means with respect to (a) any Lender that is an Approved Fund, any other Approved Fund that is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor and (b) any Lender that is an Approved Fund with respect to a Lender, any other Approved Fund with respect to such Lender.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors (or equivalent managers), officers, trustees, employees, partners, agents, advisors and other representatives of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the Environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water, sediment or groundwater.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Removal Effective Date” has the meaning assigned to such term in Section 8.07.

“Replaced Revolving Facility” has the meaning assigned to such term in Section 9.02(c)(ii).

“Replacement Debt” means any Refinancing Indebtedness (whether borrowed in the form of secured or unsecured loans, issued in a public offering, Rule 144A under the Securities Act or other private placement or bridge financing in lieu of the foregoing or otherwise) incurred in respect of Indebtedness permitted under Section 6.01(a) (and any subsequent refinancing of such Replacement Debt).

“Replacement Revolving Facility” has the meaning assigned to such term in Section 9.02(c)(ii).

“Replacement Revolving Loans” has the meaning assigned to such term in Section 9.02(c)(ii).

“Reportable Event” means, with respect to any Pension Plan, any of the events described in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period is waived under PBGC Reg. Section 4043.

“Representatives” has the meaning assigned to such term in Section 9.13.

“Required Lenders” means, at any time, the Lenders holding outstanding Loans and unutilized Commitments (or, after the termination of the Revolving Commitments, outstanding Revolving Credit Exposure) representing more than 50% of the aggregate at such time of all outstanding Loans and unutilized Commitments (or, after the termination of the Revolving Commitments, the aggregate outstanding Revolving Credit Exposure); provided, that the aggregate amount of all outstanding Loans and unutilized Commitments (or, after the termination of the Revolving Commitments, outstanding Revolving Credit Exposure) shall be determined with respect to any Defaulting Lender by disregarding the outstanding Loans and unutilized Commitments of such Defaulting Lender (or, after the termination of the Revolving Commitments, outstanding Revolving Credit Exposure); provided, further, that the Lenders under any Incremental Term Facility consisting of unutilized commitments to make delayed draw term loans shall not be included in the calculation of Required Lenders until such commitments are funded or the delayed draw term loans related thereto are capable of being incurred by the Borrower on the applicable date of determination.

“Required Revolving Lenders” means, at any time, the Lenders holding outstanding Revolving Loans and unutilized Revolving Commitments (or, after the termination of the Revolving Commitments, outstanding Revolving Credit Exposure) representing more than 50% of the aggregate at such time of all outstanding Revolving Loans and unutilized Revolving Commitments (or, after the termination of the Revolving Commitments, the aggregate outstanding Revolving Credit Exposure); provided, that the aggregate amount of all outstanding Revolving Loans and unutilized Revolving Commitments (or, after the termination of the Revolving Commitments, outstanding Revolving Credit Exposure) shall be determined with respect to any Defaulting Lender by disregarding the outstanding Revolving Loans and unutilized Revolving Commitments (or, after the termination of the Revolving Commitments, outstanding Revolving Credit Exposure) of such Defaulting Lender.

“Requirements of Law” means, with respect to any Person, collectively, the common law and all federal, state, provincial, territorial, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of any Governmental Authority, in each case, whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resignation Effective Date” has the meaning assigned to such term in Section 8.07.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, (a) with respect to the Administrative Agent, any officer of such Person, including any president, vice president, executive vice president, assistant vice president, treasurer, secretary, assistant secretary or any other officer thereof customarily performing functions similar to those performed by the individuals who at the time shall be such officers, respectively, or to whom any matter is referred because of such officer’s knowledge of or familiarity with the particular subject and, in each case, having direct responsibility for the administration of this Agreement and the other Loan Documents to which it is a party and (b) with respect to any Person, the chief executive officer, the president, the chief financial officer, the treasurer, any assistant treasurer, any executive vice president, any senior vice president, any vice president or the chief operating officer of such Person and any other individual or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement, and, as to any document delivered on the Closing Date, shall include any secretary or assistant secretary or any other individual or similar official thereof with substantially equivalent responsibilities of any Loan Party and, solely for purposes of notices given pursuant to Article 2, any other officer of any Loan Party so designated in writing by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of any Loan Party designated in or pursuant to an agreement between such Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower, and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.

“Responsible Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of a Responsible Officer of the Borrower that such financial statements fairly present, in all material respects, in accordance with GAAP, the consolidated financial condition of the Borrower as at the dates indicated and its consolidated income and cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments and the absence of footnotes.

“Restricted Debt” means any Indebtedness described in clause (a) or (c) of the definition of “Indebtedness” (other than such Indebtedness among the Borrower and/or any of its Subsidiaries) of the Borrower or any Subsidiary that is (a) Junior Indebtedness, (b) Junior Lien Debt or (c) unsecured, in each case, with an individual outstanding principal amount in excess of the Threshold Amount. It is understood and agreed, for the avoidance of doubt, that Surety Bond Indebtedness does not constitute Restricted Debt.

“Restricted Debt Payments” has the meaning set forth in Section 6.04(b).

“Restricted Payment” means (a) any dividend or other distribution on account of any shares of any class of the Capital Stock of the Borrower, except a dividend payable solely in shares of Qualified Capital Stock to the holders of such class; (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value of any shares of any class of the Capital Stock of the Borrower and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of the Capital Stock of the Borrower now or hereafter outstanding.

“Revolving Commitment” means, with respect to each Lender, such Lender’s Initial Revolving Credit Commitment and Additional Revolving Credit Commitment, as applicable, in effect as of such time.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the aggregate Outstanding Amount at such time of such Lender’s Initial Revolving Credit Exposure and Additional Revolving Credit Exposure.

“Revolving Extension Series” has the meaning assigned to such term in Section 2.23(a).

“Revolving Facility” means the Initial Revolving Facility, any Incremental Revolving Facility, any Swingline Loans (unless context indicates otherwise), any facility governing Extended Revolving Commitments and any Replacement Revolving Facility.

“Revolving Lender” means any Lender with a Revolving Commitment or any Revolving Credit Exposure.

“Revolving Loans” means any Initial Revolving Loan or any Additional Revolving Loan.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of the S&P Global, Inc.

“Sale and Lease-Back Transaction” means any arrangement providing for the lease by the Borrower and/or any of its Subsidiaries of any real property or tangible property, which property has been or is to be sold or transferred by the Borrower or such Subsidiary in contemplation of such lease arrangement.

“Same Day Funds” means, with respect to disbursements and payments in Dollars, immediately available funds.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of its functions.

“Secured Leverage Ratio” means the ratio, as of any date of determination, of (a) Consolidated Secured Debt as of the last day of the most recently ended Test Period to (b) Consolidated Adjusted EBITDA for the Test Period then most recently ended, in each case, of the Borrower and its Subsidiaries on a consolidated basis.

“Secured Hedging Obligations” means all Hedging Obligations (other than any Excluded Swap Obligations) under each Hedge Agreement between any Loan Party or any Subsidiary of any Loan Party and a counterparty that is a Hedge Bank.

“Secured Obligations” means all Obligations, together with (a) all Banking Services Obligations and (b) all Secured Hedging Obligations.

“Secured Parties” means (a) the Lenders and the Issuing Banks and the Swingline Lender (b) the Administrative Agent, (c) each Hedge Bank, (d) each Cash Management Bank and (e) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document.

“Securities” means any stock, shares, units, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing; provided, that the term “Securities” shall not include any earn-out agreement or obligation or any employee bonus or other incentive compensation plan or agreement.

“Securities Act” means the Securities Act of 1933 and the rules and regulations of the SEC promulgated thereunder.

“Security Agreement” means the Pledge and Security Agreement, substantially in the form of Exhibit L, by and between the Borrower and the Administrative Agent for the benefit of the Secured Parties.

“Similar Business” means any Person the majority of the revenues of which are derived from a business that would be permitted by Section 5.19 if the references to “Subsidiaries” in Section 5.19 were read to refer to such Person.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Borrowing” means, as to any Borrowing, the SOFR Loans comprising such Borrowing.

“SOFR Loan” means a Loan that bears interest at a rate based on Term SOFR, other than pursuant to clause (c) of the definition of “Alternate Base Rate”.

“SPC” has the meaning assigned to such term in Section 9.05(e).

“Special Flood Hazard Area” means an area that the Federal Emergency Management Agency has designated as an area subject to special flood or mud slide hazards.

“Specified Commitment” has the meaning assigned to such term in Section 1.10(g).

“Specified Commitment Notice” has the meaning assigned to such term in Section 1.10(g).

“Sponsor” means, collectively, AS, its controlled Affiliates and funds managed or advised by any of them or any of their respective controlled Affiliates.

“Sponsor Model” means the model delivered by the Sponsor to the Arrangers on January 15, 2026.

“Spot Rate” means, for any currency, on any date of determination, the rate determined by the Administrative Agent and the Borrower for obtaining a spot rate for such currency with another currency.

“Stated Amount” means, with respect to any Letter of Credit, at any time, the maximum amount available to be drawn thereunder, in each case determined (a) as if any future automatic increases in the maximum available amount provided for in any such Letter of Credit had in fact occurred at such time and (b) without regard to whether any conditions to drawing could then be met but after giving effect to all previous drawings made thereunder.

“Subject Person” has the meaning assigned to such term in the definition of “Consolidated Net Income”.

“Subject Transaction” means (a) the Transactions, (b) any Permitted Acquisition or any other acquisition or similar Investment, whether by purchase, merger or otherwise, of all or substantially all of the assets of, or any business line, unit or division of, any Person or of a majority of the outstanding Capital Stock of any Person (and, in any event, including any Investment in (x) any Subsidiary the effect of which is to increase the Borrower’s or any of its Subsidiary’s respective equity ownership in such Subsidiary or (y) any joint venture for the purpose of increasing the Borrower’s or its relevant Subsidiary’s ownership interest in such joint venture), in each case that is permitted by this Agreement, (c) any Disposition of all or substantially all of the assets or, Capital Stock of any Subsidiary (or any business unit, line of business or division of the Borrower or any Subsidiary) not prohibited by this Agreement, (d) the designation of a Subsidiary as an Unrestricted Subsidiary or an Unrestricted Subsidiary as a Subsidiary in accordance with Section 5.10, (e) any incurrence of Indebtedness (other than any Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes), (f) any repayment, redemption, prepayment or retirement of Indebtedness (other than any Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes), (g) any capital contribution in respect of Qualified Capital Stock or any issuance of Qualified Capital Stock (other than any amount constituting a Cure Amount), (h) the implementation of any Cost Saving Initiative and/or (i) any other event that by the terms of the Loan Documents requires pro forma compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a pro forma basis. It is understood and agreed for the avoidance of doubt that the term “Subject Transaction” shall not include any DevCo Acquisition and/or any DevCo Disposition.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, in each case, to the extent the relevant entity’s financial results are required to be included in such Person’s consolidated financial statements under GAAP; provided, that in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interests in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding. Unless otherwise specified, “Subsidiary” means any Subsidiary of the Borrower. For the avoidance of doubt, except for purposes of the definition of “Unrestricted Subsidiary”, “Subsidiary” shall not include any Unrestricted Subsidiary for all purposes of the Loan Documents.

“Subsidiary Guarantor” means (a) on the Closing Date, each Subsidiary of the Borrower (other than any such Subsidiary that is an Excluded Subsidiary on the Closing Date) and (b) thereafter, each Subsidiary of the Borrower that becomes a guarantor of the Secured Obligations pursuant to the terms of this Agreement (including, for the avoidance of doubt, any Discretionary Guarantor), in each case, until such time as the relevant Subsidiary is released from its obligations under the Loan Guaranty in accordance with the terms and provisions hereof.

“Successor Borrower” has the meaning assigned to such term in Section 6.07(a).

“Successor Holdings” has the meaning assigned to such term in Section 6.14(q).

“Supported QFC” has the meaning assigned to such term in Section 9.24.

“Supporting Obligation” has the meaning set forth in Article 9 of the UCC.

“Surety Bond Indebtedness” means Indebtedness of the Borrower and/or its Subsidiaries with respect to performance bonds, surety bonds, lien bonds, interconnection bonds, payment bonds, appeal bonds, customs bonds or, in each case, similar instruments incurred in the ordinary course of business.

“Surety Bond Intercreditor Agreement” means any customary intercreditor agreement reasonably acceptable to the Borrower, the Administrative Agent, the Required Lenders and the holder of the applicable Surety Bond Indebtedness governing lien sharing and/or subordination or similar arrangements among the holders of Surety Bond Indebtedness (or any representative therefor) and the Administrative Agent, which, upon reasonable request by any holder of Surety Bond Indebtedness (or any representative therefor), shall provide that , solely to the extent approved by the Required Lenders (which approval shall not be unreasonably withheld, delayed or conditioned), (a) any Lien held by such holder of Surety Bond Indebtedness on any Collateral to secure the applicable Surety Bond Indebtedness will be on a First Priority basis and (b) any Lien held by the Secured Parties pursuant to the Collateral Documents or any other Loan Documents with respect to the same Collateral will rank second in priority with respect to the Lien held by such holder of Surety Bond Indebtedness as described in clause (a) above with respect to such Collateral.

“Swap Obligations” means, with respect to any Loan Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Revolving Lender at any time shall equal to its Applicable Revolving Credit Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” means KeyBank, in its capacity as lender of Swingline Loans hereunder, or any successor lender of Swingline Loans hereunder.

“Swingline Loan” has the meaning assigned to such term in Section 2.04.

“Tax and Trust Funds” means Cash, Cash Equivalents or other assets that are comprised solely of (a) funds used for payroll and payroll Taxes and other employee benefit payments to or for the benefit of the employees of the Borrower and/or any of its Subsidiaries, (b) Taxes required to be collected, remitted or withheld (including, federal and state withholding taxes (including the employer’s share thereof)) and (c) other funds which any Loan Party holds in trust or as an escrow or fiduciary for another Person which is not a Loan Party in the ordinary course of business.

“Tax Group” has the meaning assigned to such term in Section 6.04(a)(xv).

“Tax Receivable Agreement” means any tax receivable agreement entered into in connection with the IPO under which Public Parent or a Subsidiary thereof or a successor thereto is obligated to make payments relating to tax savings of Public Parent or a Subsidiary thereof or a successor thereto.

“Taxes” means all present and future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” has the meaning assigned to such term in the lead-in to Article 5.

“Term SOFR” means,

(a) for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New

York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b) for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such ABR Term SOFR Determination Day.

provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Test Period” means, as of any date, (a) for purposes of determining actual compliance with Sections 6.15(a) and (b), the “Applicable Rate”, the “Commitment Fee Rate” and making any calculations under clause (e) of the definition of “Incremental Cap”, the period of four consecutive Fiscal Quarters then most recently ended for which financial statements under Section 5.01(a) or Section 5.01(b), as applicable, have been delivered (or are required to have been delivered) and (b) for any other purpose, the period of four consecutive Fiscal Quarters then most recently ended for which financial statements of the type described in Section 5.01(a) or Section 5.01(b), as applicable, have been delivered (or are required to have been delivered) or, if earlier, are internally available and have been delivered to the Administrative Agent; it being understood and agreed that prior to the first delivery (or required delivery) of financial statements of the type described in Section 5.01(a) or Section 5.01(b), “Test Period” means the period of four consecutive Fiscal Quarters most recently ended for which financial statements of the Borrower have been delivered to the Administrative Agent pursuant to Section 4.01(c).

“Threshold Amount” means $122,500,000.

“Title Policies” has the meaning assigned to such term in the definition of “Collateral and Guarantee Requirement”.

“Total Net Leverage Ratio” means the ratio, as of any date of determination, of (a) Consolidated Total Debt outstanding as of the last day of the most recently ended Test Period to (b) Consolidated Adjusted EBITDA for the Test Period then most recently ended, in each case, of the Borrower and its Subsidiaries on a consolidated basis.

“Total Revolving Credit Commitment” means, at any time, the aggregate amount of Revolving Commitments, as in effect at such time.

“Trademark” means the following: (a) all trademarks (including service marks), common law marks, trade names, trade dress, and logos, slogans and other indicia of origin, and the registrations and applications for registration thereof and the goodwill of the business symbolized by the foregoing; (b) all renewals of the foregoing; and (c) all rights corresponding to any of the foregoing.

“Transaction Costs” means fees, premiums, expenses and other transaction costs (including original issue discount or upfront fees) payable or otherwise borne by any Parent Company and/or its Subsidiaries in connection with the Transactions and the transactions contemplated thereby.

“Transactions” means, collectively, (a) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party and the Borrowing of Loans hereunder on the Closing Date, (b) the Closing Date Refinancing, (c) the IPO and the related transactions and (d) the payment of the Transaction Costs.

“Treasury Capital Stock” has the meaning assigned to such term in Section 6.04(a)(viii).

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Term SOFR or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the creation or perfection of security interests.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Undisclosed Administration” means, with respect to any Person, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the applicable Requirements of Law in the country where such Person is subject to home jurisdiction supervision if the applicable Requirements of Law requires that such appointment is not to be publicly disclosed.

“Unrestricted Cash Amount” means, as to any Person, on any date of determination, the amount of (a) unrestricted Cash and Cash Equivalents of such Persons and (b) Cash and Cash Equivalents of such Person that are restricted in favor of the Revolving Facility and/or other Indebtedness permitted to be secured on a pari passu or junior basis with the Revolving Facility (which may also include Cash and Cash Equivalents securing any First Lien Debt, Junior Lien Debt and/or any Indebtedness permitted to be secured on a pari passu or junior basis with the Revolving Facility) and/or any Indebtedness permitted to be secured on a pari passu or junior basis with the Revolving Facility).

“Unrestricted Subsidiary” means (a) any Subsidiary of the Borrower that is listed on Schedule 5.10 hereto or designated by the Borrower as an Unrestricted Subsidiary after the Closing Date pursuant to Section 5.10 and (b) each Subsidiary of any Person described in the preceding clause (a).

“Unrestricted Subsidiary Investment Basket” has the meaning assigned to such term in Section 6.06(u).

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)) and 31 C.F.R. § 1010.230.

“U.S.” means the United States of America.

“U.S. EPA” means the United States Environmental Protection Agency.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Lender” means any Lender or Issuing Bank that is a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” has the meaning assigned to such term in Section 9.24.

“U.S. Subsidiary” means any Subsidiary incorporated or organized under the laws of the U.S., any state thereof or the District of Columbia.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(B)(3).

“U.S. Treasury Regulations” means the U.S. federal income tax regulations promulgated under the Code.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required scheduled payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness; provided, that the effect of any prepayment made in respect of such Indebtedness shall be disregarded in making such calculation.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the Capital Stock of which (other than directors’ qualifying shares or shares required by Requirements of Law to be owned by a resident of the relevant jurisdiction) shall be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

“Withdrawal Liability” means the liability to any Multiemployer Plan as the result of a “complete” or “partial” withdrawal by the Borrower and/or any of its Subsidiaries or any ERISA Affiliate from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “SOFR Loan”) or by Class and Type (e.g., a “SOFR Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Loan Borrowing”) or by Type (e.g., an “SOFR Borrowing”) or by Class and Type (e.g., a “SOFR Revolving Loan Borrowing”).

Section 1.03 Terms Generally.

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein or in any Loan Document shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified or extended, replaced or refinanced (subject to any restrictions or qualifications on such amendments, restatements, amendment and restatements, supplements or modifications or extensions, replacements or refinancings set forth herein), (b) any reference to any Requirement of Law in any Loan Document shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Requirement of Law, (c) any reference herein or in any Loan Document to any Person shall be construed to include such Person’s successors and permitted assigns, (d) the words “herein,” “hereof” and “hereunder,” and words of similar import, when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision hereof, (e) all references herein or in any Loan Document to Articles, Sections, clauses, paragraphs, Exhibits and Schedules shall be construed to refer to Articles, Sections, clauses and paragraphs of, and Exhibits and Schedules to, such Loan Document, (f) in the computation of periods of time in any Loan Document from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” mean “to but excluding” and the word “through” means “to and including” and (g) the words “asset” and “property”, when used in any Loan Document, shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including Cash, securities, accounts and contract rights.

(b) For purposes of determining compliance at any time with Sections 6.01, 6.02, 6.04, 6.05, 6.06, 6.07 and/or 5.17, in the event that any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment, Disposition and/or transaction with Affiliates, as applicable, meets the criteria of more than one of the categories of transactions or items permitted pursuant to any clause of such Sections 6.01 (other than Section 6.01(a)); provided, that it is understood that the provisions of this Section 1.03(b) shall apply to any amount incurred in reliance on any provision of the definition of “Incremental Cap”), 6.02 (other than Section 6.02(a)), 6.04, 6.05, 6.06 (other than Section 6.06(u)), 6.07 and 5.17, the Borrower, in its sole discretion, may, from time to time, classify or reclassify such transaction or item (or portion thereof) under one or more clauses of the same Section and will only be required to include the amount and type of such transaction (or portion thereof) in any one category; provided, that:

(i) upon the date on which financial statements of the type described in Section 5.01(a) or (b) are delivered or, if earlier, are or become internally available and have been delivered to the Administrative Agent, on the date of or following the initial incurrence of any portion of any Indebtedness incurred under Section 6.01 (other than Section 6.01(a)) (such portion of such Indebtedness, the “Subject Indebtedness”), if any such Subject Indebtedness could, based on such financial statements, have been incurred in reliance on Section 6.01(w)(b), such Subject Indebtedness shall automatically be reclassified as having been incurred under the applicable provision of Section 6.01(w) (subject to any other applicable provision of Section 6.01(w)(b)) and any associated Lien will be deemed to have been permitted under Section 6.02(s) (subject, in the case of any such Lien on the Collateral, to an Acceptable Intercreditor Agreement) upon any such reclassification; it being understood for the avoidance of doubt that this clause (i) shall not limit the provisions of the definition of “Incremental Cap”);

(ii) upon the date on which financial statements of the type described in Section 5.01(a) or (b) are delivered or, if earlier, become internally available and have been delivered to the Administrative Agent following the making of any Investment in reliance on Section 6.06 (other than Section(u) and Section 6.06(bb)), if all or any portion of such Investment could, based on such financial statements, have been made in reliance on Section 6.06(bb), such Investment (or the relevant portion thereof) shall automatically be reclassified as having been made in reliance on Section 6.06(bb);

(iii) upon the date on which financial statements of the type described in Section 5.01(a) or (b) are delivered or, if earlier, become internally available and have been delivered to the Administrative Agent, following the making of any Restricted Payment under Section 6.04(a) (other than Section 6.04(a)(xi)), if all or any portion of such Restricted Payment could, based on such financial statements, have been made in reliance on Section 6.04(a)(xi), such Restricted Payment (or the relevant portion thereof) shall automatically be reclassified as having been made in reliance on Section 6.04(a)(xi); and

(iv) upon the date on which financial statements of the type described in Section 5.01(a) or (b) are delivered or, if earlier, become internally available and have been delivered to the Administrative Agent, following the making of any Restricted Debt Payment under Section 6.04(b) (other than Section 6.04(b)(vii)), if all or any portion of such Restricted Debt Payment could, based on such financial statements, have been made in reliance on Section 6.04(b)(vii), such Restricted Debt Payment (or the relevant portion thereof) shall automatically be reclassified as having been made in reliance on Section 6.04(b)(vii).

(c) It is understood and agreed that any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Burdensome Agreement, Investment, Disposition and/or Affiliate transaction need not be permitted solely by reference to one category of permitted Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Burdensome Agreement, Investment, Disposition and/or Affiliate transaction under Section 5.17, 6.01, 6.02, 6.04, 6.05, 6.06 or 6.07, respectively, and may instead be permitted in part under any combination thereof, but the Borrower will only be required to include the amount and type of such transaction (or portion thereof) in one such category (or combination thereof). To the extent the applicability of Section 6.07 with respect to any transaction is subject to a materiality threshold, such transaction shall only be required to comply with the provisions of such Section to the extent of the amount of such transaction in excess of such materiality threshold.

(d) For purposes of any amount herein expressed as a percentage of Consolidated Adjusted EBITDA or Consolidated Total Assets, “Consolidated Adjusted EBITDA” and “Consolidated Total Assets”, as applicable, unless the context otherwise requires, shall be deemed to refer to Consolidated Adjusted EBITDA or Consolidated Total Asset, as applicable, of the Borrower and its Subsidiaries.

Section 1.04 Accounting Terms; GAAP.

(a) All financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and, except as otherwise expressly provided herein, all terms of an accounting nature that are used in calculating the Total Net Leverage Ratio, the First Lien Leverage Ratio, the Secured Leverage Ratio, the Interest Coverage Ratio, Consolidated Adjusted EBITDA or Consolidated Total Assets shall be construed and interpreted in accordance with GAAP, as in effect from time to time; provided, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date of delivery of the financial statements described in Section 3.04(a) in GAAP or in the application thereof (including the conversion to IFRS as described below) on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change becomes effective until such notice have been withdrawn or such provision amended in accordance herewith; provided, further, that if such an amendment is requested by the Borrower or the Required Lenders, then the Borrower and the Administrative Agent shall negotiate in good faith to enter into an amendment of the relevant affected provisions (without the payment of any amendment or similar fee to the Lenders) to preserve the original intent thereof in light of such change in GAAP or the application thereof; provided, further, that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value,” as defined therein and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof. If the Borrower notifies the Administrative Agent that the Borrower (or its applicable Parent Company) is required to report under IFRS or has elected to do so through an early adoption policy, “GAAP” means international financial reporting standards pursuant to IFRS (provided, that after such conversion, the Borrower cannot elect to report under GAAP).

(b) Notwithstanding anything to the contrary herein, but subject to Section 1.10 hereof, all financial ratios and tests (including the Total Net Leverage Ratio, the First Lien Leverage Ratio, the Secured Leverage Ratio, the Interest Coverage Ratio and the amount of Consolidated Total Assets and Consolidated Adjusted EBITDA) contained in this Agreement that are calculated with respect to any Test Period during which any Subject Transaction occurs shall be calculated with respect to such Test Period and such Subject Transaction on a Pro Forma Basis. Further, if since the beginning of any such Test Period and on or prior to the date of any required calculation of any financial ratio or test (x) any Subject Transaction has occurred or (y) any Person that subsequently became a Subsidiary or was merged, amalgamated or consolidated with or into the Borrower and/or any of its Subsidiaries or any joint venture since the beginning of such Test Period has consummated any Subject Transaction, then, in each case, any applicable financial ratio or test shall be calculated on a Pro Forma Basis for such Test Period as if such Subject Transaction had occurred at the beginning of the applicable Test Period (or, in the case of Consolidated Total Assets (or with respect to any determination pertaining to the balance sheet, including Consolidated Total Debt and the acquisition of Cash and Cash Equivalents), as of the last day of such Test Period) (it being understood, for the avoidance of doubt, that solely for purposes of (i) the definition of “Applicable Rate”, (ii) the definition of “Commitment Fee Rate” and (iii) calculating actual compliance with Section 6.15(a) or (b), the date of the required calculation shall be the last day of the Test Period, and no Subject Transaction occurring thereafter shall be taken into account).

(c) Notwithstanding anything to the contrary contained in paragraph (a) above or in the definition of “Capital Lease,” only those leases (assuming for purposes hereof that such leases were then in existence) that would constitute Capital Leases in conformity with GAAP as in effect prior to giving effect to the adoption of ASU No. 2016-02 “Leases (Topic 842)” and ASU No. 2018-11 “Leases (Topic 842)” shall be considered Capital Leases hereunder or under any other Loan Document, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or prepared, as applicable, in accordance therewith; provided, that all financial statements required to be provided hereunder may, at the option of the Borrower, be prepared in accordance with GAAP without giving effect to the foregoing treatment of Capital Leases.

Section 1.05 Effectuation of Transactions. Each of the representations and warranties contained in this Agreement (and all corresponding definitions) is made after giving effect to the Transactions, unless the context otherwise requires.

Section 1.06 Timing of Payment or Performance. Except as otherwise set forth herein, when payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

Section 1.07 Times of Day. Unless otherwise specified herein, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

Section 1.08 Currency Equivalents Generally.

(a) For purposes of any determination under Article 5, Article 6 (other than Section 6.15(a) or (b)) the calculation of compliance with any financial ratio for purposes of taking any action hereunder) or Article 7 with respect to the amount of any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment, Disposition, Affiliate transaction or other transaction, event or circumstance, or any determination under any other provision of this Agreement, (any of the foregoing, a “specified transaction”), in a currency other than Dollars, (i) the Dollar Equivalent amount of a specified transaction in a currency other than Dollars shall be calculated based on the rate of exchange quoted by the Bloomberg Foreign Exchange Rates & World Currencies Page (or any successor page thereto, or in the event such rate does not appear on any Bloomberg Page, by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower) for such foreign currency, as in effect at 11:00 a.m. (London time) on the date of such specified transaction (which, in the case of any Restricted Payment, shall be deemed to be the date of the declaration thereof and, in the case of the incurrence of Indebtedness, shall be deemed to be on the date first committed); provided, that if any Indebtedness is incurred (and, if applicable, associated Lien granted) to refinance or replace other Indebtedness denominated in a currency other than Dollars, and the relevant refinancing or replacement would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing or replacement, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing or replacement Indebtedness (and, if applicable, associated Lien granted) does not exceed an amount sufficient to repay the principal amount of such Indebtedness being refinanced or replaced, except by an amount equal to (x) unpaid accrued interest and premiums (including tender premiums) thereon plus other reasonable and customary fees and expenses (including upfront fees and original issue discount) incurred in connection with such refinancing or replacement, (y) any existing commitments unutilized thereunder and (z) additional amounts permitted to be incurred under Section 6.01 and (ii) for the avoidance of doubt, no Default or Event of Default shall be deemed to have occurred solely as a result of a change in the rate of currency exchange occurring after the time of any specified transaction so long as such specified transaction was permitted at the time incurred, made, acquired, committed, entered or declared as set forth in clause (i). For purposes of Section 6.15(a) or (b) and calculating compliance with any financial ratio for purposes of taking any action hereunder, on any relevant date of determination, amounts denominated in currencies other than Dollars shall be translated into Dollars at the applicable currency exchange rate used in preparing the financial statements delivered pursuant to Sections 5.01(a) or (b) (or, prior to the first such delivery, the financial statements referred to in Section 3.04), as applicable, for the relevant Test Period and will, with respect to any Indebtedness, reflect the currency translation effects, determined in accordance with GAAP, of any Hedge Agreement permitted hereunder in respect of currency exchange risks with respect to the applicable currency in effect on the date of determination for the Dollar Equivalent amount of such Indebtedness; provided, that the amount of any Indebtedness that is subject to a Debt FX Hedge shall be determined in accordance with the definition of “Consolidated Total Debt”.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify with the Borrower’s consent to appropriately reflect a change in currency of any country and any relevant market convention or practice relating to such change in currency.

Section 1.09 Cashless Rollovers. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, to the extent that any Lender agrees to extend the maturity date of, or replace, renew or refinance, any of its then-existing Loans with Incremental Loans, Loans in connection with any Replacement Revolving Facility, Extended Revolving Commitments or loans incurred under a new credit facility, in each case, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Loan Document that such payment be made “in Dollars”, “in immediately available funds”, “in Cash” or any other similar requirement.

Section 1.10 Certain Calculations and Tests.

(a) Notwithstanding anything to the contrary herein, to the extent that the terms of this Agreement require (i) compliance with any financial ratio or test (including, without limitation, Section 6.15(a) and Section 6.15(b) hereof, any First Lien Leverage Ratio test, any Secured Leverage Ratio test, any Total Net Leverage Ratio test and/or any Interest Coverage Ratio test) and/or any cap expressed as a percentage of Consolidated Adjusted EBITDA or (ii) the absence of a Default or Event of Default (or any type of Default or Event of Default (other than with respect to a condition that no Event of Default under Section 7.01(a), (f) or (g) has occurred and is continuing, which shall be tested on the date of the consummation of such Limited Condition Transaction)) as a condition to the consummation of any transaction in connection with any Limited Condition Transaction, the determination of whether the relevant condition is satisfied may be made, at the election of the Borrower, (1) in the case of any Limited Condition Acquisition (including with respect to any Indebtedness contemplated or incurred in connection therewith), at the time of (or on the basis of the financial statements for the most recently ended Test Period at the time of), either (x) (I) the execution of the definitive agreement with respect to such Limited Condition Acquisition or (II) in connection with any Limited Condition Acquisition to which the United Kingdom City Code on Takeover and Mergers (or any comparable Requirement of Law in any other jurisdiction) applies, the date on which a “Rule 2.7 announcement” of a firm intention to make an offer in respect of the relevant target of such Limited Condition Acquisition (or equivalent notice under such comparable Requirement of Law in such other jurisdiction) or (y) the consummation of such Limited Condition Acquisition and (2) in the case of any Restricted Payment or Restricted Debt Payment (including with respect to any Indebtedness contemplated or incurred in connection therewith), at the time of (or on the basis of the financial statements for the most recently ended Test Period at the time of) (x) delivery of irrevocable (which may be conditional) notice with respect to such Restricted Payment or Restricted Debt Payment or (y) the making of such Restricted Payment or Restricted Debt Payment, in each case, after giving effect, on a Pro Forma Basis, to (I) the relevant Limited Condition Transaction and/or any related Indebtedness (including the intended use of proceeds thereof) and all other permitted pro forma adjustments on a Pro Forma Basis and (II) to the extent definitive documents in respect thereof have been executed or delivery of notice with respect to a Restricted Payment or Restricted Debt Payment (which definitive documents or notice has not terminated or expired without the consummation thereof), any additional Limited Condition Transaction and/or any related Indebtedness (including the intended use of proceeds thereof) and all other permitted pro forma adjustments that the Borrower has elected to be determined as set forth in this clause (a).

(b) For purposes of determining the permissibility of any action, change, transaction or event that requires a calculation of any financial ratio or test (including, without limitation, Section 6.15(a) and Section 6.15(b) hereof, any First Lien Leverage Ratio test, any Secured Leverage Ratio test, any Total Net Leverage Ratio test, any Interest Coverage Ratio test and/or the amount of Consolidated Adjusted EBITDA or Consolidated Total Assets), such financial ratio or test shall be calculated at the time such action is taken (subject to clause (a) above), such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in such financial ratio or test occurring after such calculation.

(c) Notwithstanding anything to the contrary herein, with respect to any amount incurred or transaction entered into (or consummated) in reliance on a provision of this Agreement that does not require compliance with a financial ratio or test (including, without limitation, any First Lien Leverage Ratio test, any Secured Leverage Ratio test, any Total Net Leverage Ratio test and/or any Interest Coverage Ratio test) (any such amount including any amount drawn under any revolving facility, a “Fixed Amount”) substantially concurrently with any amount incurred or transaction entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with a financial ratio or test (including, without limitation, Section 6.15(a) and Section 6.15(b) hereof, any First Lien Leverage Ratio test, any Secured Leverage Ratio test, any Total Net Leverage Ratio test, and/or any Interest Coverage Ratio test) (any such amount other than, for the avoidance of doubt, any amount expressed as a percentage of Consolidated Total Assets or Consolidated Adjusted EBITDA, an “Incurrence-Based Amount”), it is understood and agreed that (i) any Fixed Amount shall be disregarded in the calculation of the financial ratio or test applicable to the relevant Incurrence-Based Amount and (ii) except as provided in clause (i), pro forma effect shall be given to the entire transaction. The Borrower may select that any amount incurred or transaction entered into (or consummated) may be deemed to be incurred, entered into or consummated in reliance on one or more of any Incurrence-Based Amount or any Fixed Amount in its sole discretion; provided, that unless the Borrower elects otherwise and except as set forth in the definition of “Incremental Cap”, each such amount or transaction shall be deemed incurred, entered into or consummated first under any Incurrence-Based Amount to the maximum extent permitted thereunder.

(d) The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of the Borrower dated such date prepared in accordance with GAAP.

(e) The increase in any amount secured by any Lien by virtue of the accrual of interest, the accretion of accreted value, the payment of interest or a dividend in the form of additional Indebtedness, amortization of original issue discount and/or any increase in the amount of Indebtedness outstanding solely as a result of any fluctuation in the exchange rate of any applicable currency will not be deemed to be the granting of a Lien for purposes of Section 6.02.

(f) Whenever a financial ratio or test is to be calculated on a pro forma basis (except with respect to (i) any determination of actual compliance with Sections 6.15(a) and (b) and (ii) the definitions of “Applicable Rate” and “Commitment Fee Rate”), the reference to the “Test Period” for purposes of calculating such financial ratio or test shall be deemed to be a reference to, and shall be based on, the most recently ended Test Period for which internal financial statements of the Borrower are available (as determined in good faith by the Borrower) and have been delivered to the Administrative Agent.

(g) In connection with the implementation or assumption of any revolving commitment and/or delayed draw commitment in reliance on any Incurrence-Based Amount, the Borrower may, in its sole discretion either (i) elect, by written notice to the Administrative Agent (a “Specified Commitment Notice”), to treat all or any portion of such revolving and/or delayed draw commitment as having been fully drawn on the date of implementation or assumption (such commitment (or portion thereof), a “Specified Commitment”), in which case (x) the Borrower shall not be required to comply with any financial ratio or test in connection with any drawing thereunder after the date of incurrence or assumption and (y) other than for purposes of (A) the Applicable Rate, (B) the Commitment Fee Rate and/or (C) actual compliance with Section 6.15(a) or Section 6.15(b), the amount of such Specified Commitment shall be deemed to have been an actual incurrence of Indebtedness thereunder on the date of implementation or assumption for purposes of calculating any Incurrence-Based Amount or (ii) elect to test the permissibility of all or any portion of any drawing under such revolving commitment and/or delayed draw commitment on the date of such drawing (if any), in which case, such revolving commitment (or portion thereof) shall only be treated as drawn for purposes of any Incurrence-Based Amount to the extent of any actual drawing thereunder (provided, that such deemed amounts shall not be included for any voting purposes under Section 9.02 until drawn). It is understood and agreed that the Borrower may, at any time in its sole discretion, (I) deliver a Specified Commitment Notice with respect to any revolving commitment and/or (II) withdraw any Specified Commitment Notice with respect to all or any portion of any revolving commitment and/or delayed draw commitment and instead elect to treat such revolving commitment in accordance with clause (ii) of the immediately preceding sentence.

Section 1.11 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under the Delaware Limited Liability Company Act (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Capital Stock at such time.

Section 1.12 Rates. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to Alternate Base Rate, the Term SOFR Reference Rate, or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Alternate Base

Rate, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Alternate Base Rate, the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Alternate Base Rate, the Term SOFR Reference Rate, Term SOFR or any other Benchmark, or any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.13 DevCo Dispositions. It is understood and agreed for the avoidance of doubt that any DevCo Disposition shall be deemed to have been consummated in the ordinary course of business.

Section 1.14 Negative Covenant Carveouts. It is understood and agreed for the avoidance of doubt that the carve-outs from the provisions of Article 6 herein may include items or activities that are not restricted by the relevant provision.

Section 1.15. Certain Determinations.

(a) [Reserved].

(b) Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, if, after delivery of any Compliance Certificate pursuant to Section 5.01(c), it is subsequently determined that the First Lien Leverage Ratio set forth in such Compliance Certificate is inaccurate for any reason and the result of such inaccuracy is that the Lenders received any amount of interest or any fee for any relevant period based on an Applicable Rate or Commitment Fee Rate that is less than the amount that would have applied if the Total Net Leverage Ratio and/or the First Lien Leverage Ratio set forth in such Compliance Certificate had been accurately reported, then, for all purposes under this Agreement, in the case of the Applicable Rate and the Commitment Fee Rate, the Applicable Rate and the Commitment Fee Rate for each day during the relevant period shall be revised to be based upon the accurately determined Total Net Leverage Ratio and, in such event, any shortfall in the amount of any applicable interest or fee payment shall be due and payable within five Business Days following the date on which the Borrower becomes aware of the relevant inaccuracy. In the event that (A) any inaccuracy in the calculation of the Total Net Leverage Ratio and/or the First Lien Leverage Ratio resulted in a shortfall in the amount of any required interest, fee or principal payment and (B) such inaccuracy resulted from a good faith mistake on the part of the Borrower in the preparation of such calculation, no Default or Event of Default shall arise under this Agreement with respect thereto unless the relevant amount has not been paid within the period described in the preceding sentence.

(c) With respect to determination of the permissibility of any transaction by Holdings, the Borrower and/or any Subsidiary under this Agreement, (i) the delivery by the Borrower of a third party valuation report from (A) a nationally recognized accounting, appraisal, investment banking or consulting firm or (B) another firm reasonably acceptable to the Administrative Agent, in each case, shall be conclusive with respect to the value of the assets covered thereby and (ii) any determination of the value of any asset (other than Cash) and any determination of whether an action is taken “in the ordinary course of business” or “in a manner consistent with past practice” (or any similar expression), in each case, shall be made by the Borrower in its good faith determination.

Section 1.15 Conflicts. Notwithstanding anything to the contrary contained herein or in any other Loan Document, in the event of any conflict or inconsistency between any term or provision of this Agreement (excluding the Exhibits hereto) and any term or provision of any Exhibit to this Agreement, the term or provision of this Agreement shall govern, and the Borrower and the Administrative Agent shall be entitled to make such revisions to the relevant term or provision of the applicable Exhibit to ensure that such term or provision is consistent with the corresponding term or provision of this Agreement.

ARTICLE 2

THE CREDITS

Section 2.01 Commitments.

(a) Subject to the terms and conditions set forth herein, each Initial Revolving Lender severally, and not jointly, agrees to make revolving loans (“Initial Revolving Loans”) to the Borrower in Dollars at any time and from time to time on and after the Closing Date, and until the earlier of the Initial Revolving Credit Maturity Date and the termination of the Initial Revolving Credit Commitment of such Initial Revolving Lender in accordance with the terms hereof; provided, that, after giving effect to any Borrowing of Initial Revolving Loans, the Outstanding Amount of such Initial Revolving Lender’s Initial Revolving Credit Exposure shall not exceed such Initial Revolving Lender’s Initial Revolving Credit Commitment. Within the foregoing limits and subject to the terms, conditions and limitations set forth herein, the Borrower may borrow, pay or prepay and re-borrow Initial Revolving Loans.

(b) Subject to the terms and conditions of this Agreement and any applicable Extension Amendment, Incremental Facility Amendment or Refinancing Amendment, each Lender with an Additional Commitment of a given Class, severally and not jointly, agrees to make Additional Loans of such Class to the Borrower, which Loans shall not exceed for any such Lender at the time of any incurrence thereof the Additional Commitment of such Class of such Lender as set forth in the applicable Extension Amendment, Incremental Facility Amendment or Refinancing Amendment.

Section 2.02 Loans and Borrowings.

(a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. Each Swingline Loan shall be made in accordance with the terms and procedures set forth in Section 2.04.

(b) Subject to Section 2.01 and Section 2.14, each Borrowing shall be comprised entirely of ABR Loans or SOFR Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any SOFR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided, that (i) any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement, (ii) such SOFR Loan shall be deemed to have been made and held by such Lender, and the obligation of the Borrower to repay such SOFR Loan shall nevertheless be to such Lender for the account of such domestic or foreign branch or Affiliate of such Lender and (iii) in exercising such option, such Lender shall use reasonable efforts to minimize increased costs to the Borrower resulting therefrom (which obligation of such Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it otherwise determines would be disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.15 shall apply); provided, further, that no such domestic or foreign branch or Affiliate of such Lender shall be entitled to any greater indemnification under Section 2.17 in respect of any tax with respect to such SOFR Loan than that to which the applicable Lender would have been entitled had the Lender made such SOFR Loan (except in connection with any indemnification entitlement arising as a result of any Change in Law after the date on which such Loan was made, subject to Section 2.15).

(c) At the commencement of each Interest Period for any SOFR Borrowing, such SOFR Borrowing shall comprise an aggregate principal amount that is an integral multiple of $500,000 and not less than $1,000,000. Each ABR Borrowing when made shall be in a minimum principal amount of $500,000 and in an integral multiple of $100,000; provided, that an ABR Revolving Loan Borrowing may be made in a lesser aggregate amount that is (x) equal to the entire aggregate unused Revolving Commitments or (y) required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Borrowings of more than one Type and Class may be outstanding at the same time; provided, that there shall not at any time be more than a total of 10 different Interest Periods in effect for SOFR Borrowings at any time outstanding (or such greater number of different Interest Periods as the Administrative Agent may agree from time to time).

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not, nor shall it be entitled to, request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date applicable to the relevant Loans.

Section 2.03 Requests for Borrowings. Each Revolving Loan Borrowing, each conversion of Revolving Loans from one Type to the other, and each continuation of SOFR Loans shall be made upon irrevocable notice by the Borrower to the Administrative Agent, which may be given by a Borrowing Request or an Interest Election Request, as applicable (provided, that notices in respect of any Revolving Loan Borrowing to be made in connection with any acquisition, investment or irrevocable repayment or redemption of Indebtedness may be conditioned on the closing of such Permitted Acquisition, permitted Investment or permitted irrevocable repayment or redemption of Indebtedness). Each such notice must be in the form of a written Borrowing Request or Interest Election Request, as the case may be, appropriately completed and signed by a Responsible Officer of the Borrower and must be received by the Administrative Agent (by hand delivery, fax or other electronic transmission (including “.pdf” or “.tif”)) not later than (i) 1:00 p.m. (New York City time) three (3) Business Days (or one (1) Business Day with respect to the Borrowing on the Closing Date) prior to the requested day of any Borrowing of, conversion to or continuation of SOFR Loans or (ii) 1:00 p.m. (New York City time) one (1) Business Days prior to the requested Borrowing of or conversion to ABR Loans (other than Swingline Loans), or, in each case of clauses (i) and (ii), such later time as is reasonably acceptable to the Administrative Agent; provided, however, that if the Borrower wishes to request SOFR Loans having an Interest Period of other than one, three or six months in duration as provided in the definition of “Interest Period,” (A) the applicable notice from the Borrower must be received by the Administrative Agent not later than 1:00 p.m. four (4) Business Days prior to the requested date of the relevant Borrowing, conversion or continuation (or such later time as is reasonably acceptable to the Administrative Agent), whereupon the Administrative Agent shall give prompt notice to the applicable Lenders of such request and determine whether the requested Interest Period is available to them and (B) not later than 12:00 p.m. (New York City time) three (3) Business Days before the requested date of the relevant Borrowing, conversion or continuation (or such later time as is reasonably acceptable to the Administrative Agent), the Administrative Agent, if directed by the applicable Lenders, shall notify the Borrower whether or not the requested Interest Period is available to the applicable Lenders.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested SOFR Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall advise each Lender of the details and amount of any Loan to be made as part of the relevant requested Borrowing (x) in the case of any ABR Borrowing, no later than one Business Day following receipt of a Borrowing Request in accordance with this Section or (y) in the case of any SOFR Borrowing, no later than one Business Day following receipt of a Borrowing Request in accordance with this Section.

Section 2.04 Swingline Loans.

(a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make loans (“Swingline Loans”) to the Borrower from time to time on and after the Closing Date and until the earlier of the Initial Revolving Credit Maturity Date and the termination of the Initial Revolving Credit Commitments, in an aggregate principal amount at any time outstanding not to exceed $30,000,000; provided, that (x) the Swingline Lender shall not be required to make any Swingline Loan to refinance any outstanding Swingline Loan and (y) after giving effect to any Swingline Loan, the aggregate Outstanding Amount of all Revolving Loans, Swingline Loans and LC Exposure shall not exceed the Total Revolving Credit Commitment. Each Swingline Loan shall be in a minimum principal amount of not less than $100,000 or such lesser amount as may be agreed by the Swingline Lender; provided, that, notwithstanding the foregoing, any Swingline Loan may be in an aggregate amount that is (x) equal to the entire unused balance of the aggregate unused Revolving Commitments and shall reduce such Revolving Commitments on a dollar for dollar basis or (y) required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Within the foregoing limits and subject to the terms and conditions set forth herein, Swingline Loans may be borrowed, prepaid and reborrowed. To request a Swingline Loan, the Borrower shall notify the Swingline Lender (with a copy to the Administrative Agent) of such request by delivery of a written Borrowing Request, appropriately completed and signed by a Responsible Officer of the Borrower, not later than 1:00 p.m. on the day of a proposed Swingline Loan. The Swingline Lender shall make each Swingline Loan available to the Borrower on the same Business Day by means of a credit to the account designated in the related Borrowing Request or otherwise in accordance with the instructions of the Borrower (including, in the case of a Swingline Loan made to finance the reimbursement of any LC Disbursement as provided in Section 2.05(e), by remittance to the applicable Issuing Bank).

(b) The Swingline Lender may at any time in its sole and absolute discretion by written notice, on behalf of the Borrower (which hereby irrevocably authorizes the Swingline Lender to so request on its behalf), request that each Revolving Lender make an ABR Loan, on the second Business Day following receipt of such notice in all or a portion of the Swingline Loans outstanding, in an amount equal to such Revolving Lender’s Applicable Percentage of the amount of Swingline Loans then outstanding. Such notice shall be made in writing (which written request shall be deemed to be a Borrowing Request for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of ABR Loans. The Swingline Lender shall furnish the Borrower with a copy of the applicable Borrowing Request promptly after delivering such notice to the Administrative Agent. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Revolving Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or any reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by effecting a wire transfer of Same Day Funds, in the same manner as provided in Section 2.07 with respect to Revolving Loans made by such Revolving Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders pursuant to this Section 2.04(b)), and the Administrative Agent shall promptly remit to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the Borrower of any participation in any Swingline Loan acquired pursuant to this Section 2.04(b), and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower in respect of any Swingline Loan after receipt by the Swingline Lender of the proceeds of any sale of participations therein shall be promptly remitted by the Swingline Lender to the Administrative Agent, and any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that have made their payments pursuant to this Section 2.04(b) and to the Swingline Lender, as their interests may appear; provided, that any such payment so remitted shall be repaid to the Swingline Lender or the Administrative Agent, as the case may be, and thereafter to the Borrower, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this Section 2.04(b) shall not relieve the Borrower of any default in the payment thereof.

(c) If any Revolving Lender fails to make available to the Administrative Agent for the account of the Swingline Lender any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.04 by the time specified in Section 2.04(b), the Swingline Lender shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at a rate per annum equal to the greater of the Federal Funds Effective Rate from time to time in effect and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. A certificate of the Swingline Lender submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (c) shall be conclusive absent manifest error.

(d) Notwithstanding anything to the contrary contained herein, each Swingline Lender may, upon ten days’ prior written notice to the Borrower and the Lenders, resign as Swingline Lender, which resignation shall be effective as of the date referenced in such notice (but in no event less than ten days after the delivery of such written notice). In the event of any such resignation, the Borrower shall be entitled to appoint any Revolving Lender that is willing to accept such appointment as successor Swingline Lender hereunder. Upon the acceptance of any such appointment, the successor Swingline Lender shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Swingline Lender, and the retiring Swingline Lender, as applicable, shall be discharged from its duties and obligations in such capacity hereunder. In the event that the successor Swingline Lender resigns, the Borrower shall promptly repay all outstanding Swingline Loans on the effective date of such resignation (which repayment may be effectuated with the proceeds of a Borrowing).

Section 2.05 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, (i) each Issuing Bank agrees, in each case in reliance upon the agreements of the other Revolving Lenders set forth in this Section 2.05, (A) from time to time on any Business Day during the period from the Closing Date to the fifth Business Day prior to the earlier of the Initial Revolving Credit Maturity Date and the termination of the Initial Revolving Credit Commitments, upon the request of the Borrower, to issue Letters of Credit issued on sight basis only for the account of the Borrower and/or any Subsidiary (provided, that (x) the Borrower will be the applicant and (y) to the extent that any such Subsidiary is not a Loan Party, such Letter of Credit shall be deemed to be an Investment in such Subsidiary and shall only be issued so long as such Investment is permitted hereunder) and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.05(b), and (B) to honor drafts under the Letters of Credit, and (ii) the Revolving Lenders severally agree to participate in the Letters of Credit issued pursuant to Section 2.05(d); provided, that no Issuing Bank shall be required to issue Letters of Credit if the Stated Amount of such Letter of Credit taken together with the aggregate Stated Amount of all other then outstanding Letters of Credit then issued by such Issuing Bank would exceed such Issuing Bank’s Letter of Credit Commitment.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of any Letter of Credit, the Borrower shall deliver to the applicable Issuing Bank and the Administrative Agent, at least three Business Days, in advance of the requested date of issuance (or such shorter period as is acceptable to the applicable Issuing Bank or, in the case of any issuance to be made on the Closing Date, one Business Day prior to the Closing Date), a Letter of Credit Request (it being understood that, to the extent applicable, the issuance of any Letter of Credit expressly for the benefit of any Subsidiary of the Borrower shall be contingent upon the Administrative Agent’s receipt of any documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act). It is understood and agreed that the Existing Letters of Credit shall be deemed to constitute Letters of Credit hereunder, and no Letter of Credit Request shall be required to be delivered on or prior to the Closing Date in respect of any Existing Letter of Credit. To request an amendment, extension or renewal of an outstanding Letter of Credit, (other than any automatic extension of a Letter of Credit permitted under Section 2.05(c)), the Borrower shall submit a Letter of Credit Request to the applicable Issuing Bank selected by the Borrower (with a copy to the Administrative Agent) at least three Business Days in advance of the requested date of amendment, extension or renewal (or such shorter period as is acceptable to the applicable Issuing Bank), identifying the Letter of Credit to be amended, extended or renewed, and specifying the proposed date (which shall be a Business Day) and other details of the amendment, extension or renewal. If requested by the applicable Issuing Bank in connection with any request for any Letter of Credit, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. No Letter of Credit, letter of credit application or other document entered into by the Borrower with any Issuing Bank relating to any Letter of Credit shall contain any representation or warranty, covenant or event of default not set forth in this Agreement (and to the extent any such representation or warranty, covenant or event of default is inconsistent herewith, the same shall be rendered null and void (or reformed automatically without further action by any Person to conform to the terms of this Agreement), and all representations and warranties, covenants and events of default set forth therein shall contain standards, qualifications, thresholds and exceptions for materiality or otherwise consistent with those set forth in this Agreement (and, to the extent any such representation or warranty, covenant or event of default is inconsistent herewith, the same shall be deemed to automatically incorporate the applicable standards, qualifications, thresholds and exceptions set forth herein without action by any Person). No Letter of Credit may be issued, amended, extended or renewed unless (and, with respect to clauses (i)(A) and (ii) below, on the issuance, amendment, extension or renewal of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, extension, or renewal (i) the LC Exposure does not exceed the Letter of Credit Sublimit and (ii) (A) the aggregate amount of the Revolving Credit Exposure shall not exceed the Revolving Commitment then in effect, and (B) if such Letter of Credit has a term that extends beyond the Maturity Date applicable to the Revolving Commitments of any Class, the aggregate amount of the LC Exposure attributable to Letters of Credit expiring after such Maturity Date does not exceed the aggregate amount of the Revolving Commitments then in effect that are scheduled to remain in effect after such Maturity Date.

(c) Expiration Date. No Letter of Credit shall expire later than the earlier of (A) the date that is one year after the date of the issuance of such Letter of Credit and (B) the date that is five Business Days prior to the Initial Revolving Credit Maturity Date; provided, that, any Letter of Credit may provide for the automatic extension thereof for any number of additional periods of up to one year in duration (which additional periods shall not extend beyond the date referred to in the preceding clause (B) unless 101% of the then-available face amount thereof is Cash collateralized or backstopped on or before the date that such Letter of Credit is extended beyond the date referred to in clause (B) above pursuant to arrangements reasonably satisfactory to the relevant Issuing Bank); provided, further, that any such Letter of Credit must permit the applicable Issuing Bank to prevent any such automatic extension at least once in each twelve-month period by giving prior notice to the beneficiary thereof not later than a day in each such twelve-month period to be agreed at the time such Letter of Credit is issued.

(d) Participations. By the issuance of any Letter of Credit (or an amendment to any Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Revolving Lenders, the applicable Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Applicable Revolving Credit Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or Event of Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement.

(i) If the applicable Issuing Bank makes any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 2:00 p.m. two Business Days immediately following the date on which the Borrower receives notice of such LC Disbursement; provided, that the Borrower may, without satisfying the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Revolving Loan Borrowing (any such Revolving Loan Borrowing, a “Letter of Credit Reimbursement Loan”) in an equivalent amount and, to the extent so financed, the obligation of the Borrower to make such payment shall be discharged and replaced by the resulting ABR Revolving Loan Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Revolving Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Revolving Credit Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Revolving Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Revolving Lenders and such Issuing Bank as their interests may appear.

(ii) If any Revolving Lender fails to make available to the Administrative Agent for the account of the applicable Issuing Bank any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.05(e) by the time specified therein, such Issuing Bank shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Issuing Bank at a rate per annum equal to the greater of the Federal Funds Effective Rate from time to time in effect and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. A certificate of the applicable Issuing Bank submitted to any Revolving Lender (through the Administrative Agent) with respect to any amount owing under this clause (ii) shall be conclusive absent manifest error.

(f) Obligations Absolute. The obligation of the Borrower to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute and unconditional and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under any Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the obligations of the Borrower hereunder. Neither the Administrative Agent, the Revolving Lenders nor any Issuing Bank, nor any of their respective Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank; provided, that the foregoing shall not be construed to excuse such Issuing Bank from liability to the Borrower to the extent of any direct damages suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, bad faith or willful misconduct on the part of applicable Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of any Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower by electronic means upon any LC Disbursement thereunder; provided, that no failure to give or delay in giving such notice shall relieve the Borrower of its obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If any Issuing Bank makes any LC Disbursement, unless the Borrower reimburses such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement (or the date on which such LC Disbursement is reimbursed with the proceeds of Loans, as applicable), at the rate per annum then applicable to Revolving Loans that are ABR Loans (or, to the extent of the participation in such LC Disbursement by any Revolving Lender of another Class, the rate per annum then applicable to the Revolving Loans of such other Class); provided, that if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Revolving Lender to the extent of such payment and shall be payable on the date on which the Borrower is required to reimburse the applicable LC Disbursement in full (and, thereafter, on demand).

(i) Replacement or Resignation of an Issuing Bank. Designation of New Issuing Banks.

(i) Any Issuing Bank may be replaced with the consent of the Administrative Agent (not to be unreasonably withheld or delayed) and the Borrower at any time by written agreement among the Borrower, the Administrative Agent and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such replacement of an Issuing Bank. At the time any such replacement becomes effective, unless otherwise agreed by the replaced Issuing Bank, the Borrower shall pay all unpaid fees accrued prior to such date for the account of the replaced Issuing Bank pursuant to Section 2.12(b)(ii). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of any Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(ii) The Borrower may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed) and the relevant Revolving Lender, designate one or more additional Revolving Lenders to act as an issuing bank under the terms of this Agreement. Any Revolving Lender designated as an issuing bank pursuant to this paragraph (ii) who agrees in writing to such designation shall be deemed to be an “Issuing Bank” (in addition to being a Revolving Lender) in respect of Letters of Credit issued or to be issued by such Revolving Lender in respect of its Letter of Credit Commitment (the amount of which Letter of Credit Commitment shall be specified in the agreement pursuant to which such Revolving Lender becomes an Issuing Bank), and, with respect to such Letters of Credit, such term shall thereafter apply to the other Issuing Banks and such Revolving Lender; provided, that for the avoidance of doubt, it is understood and agreed that the Letter of Credit Commitment of the other Issuing Banks shall not be reduced or otherwise be affected by the appointment of any additional Revolving Lender as an Issuing Bank pursuant to this paragraph (ii).

(iii) Notwithstanding anything to the contrary contained herein, each Issuing Bank may, upon thirty days’ prior written notice to the Borrower, each other Issuing Bank and the Lenders, resign as Issuing Bank, which resignation shall be effective as of the date referenced in such notice (but in no event less than thirty days (or such later date as the relevant Issuing Bank may agree) after the delivery of such written notice); provided, that the effectiveness of such resignation shall be conditioned on and subject to the appointment of a replacement Issuing Bank reasonably satisfactory to the Borrower who agrees to assume the entire Letter of Credit Commitment of the resigning Issuing Bank, and no such resignation shall become effective unless and until such replacement Issuing Bank shall have accepted such appointment and agreed to provide such Letter of Credit Commitment on terms acceptable to the Borrower; provided, further, that it is understood and agreed that in the event of any such resignation, any Letter of Credit then outstanding shall remain outstanding (irrespective of whether any amount have been drawn at such time). In the event of any such resignation of any Issuing Bank, the Borrower shall be entitled, but shall not be obligated, to appoint another Revolving Lender that is willing, in its sole discretion to accept such appointment in writing as successor Issuing Bank in respect of such resigning Issuing Bank; it being understood that the resignation of any such Issuing Bank shall not be effective in the event of a failure to appoint any such successor Issuing Bank and/or a failure of any Revolving Lender to accept such appointment as Issuing Bank. Upon the acceptance of any appointment as Issuing Bank hereunder, the successor Issuing Bank shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Issuing Bank, and the retiring Issuing Bank shall be discharged from its duties and obligations in such capacity hereunder.

(j) Cash Collateralization.

(i) If any Event of Default exists and the Loans have been declared due and payable in accordance with Article 7 hereof, then on the Business Day on which the Borrower receives notice from the Administrative Agent at the direction of the Required Revolving Lenders demanding the deposit of Cash collateral pursuant to this clause (i), the Borrower shall deposit, in an interest-bearing account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders (the “LC Collateral Account”), an amount in Cash equal to 101% of the LC Exposure as of such date (minus the amount then on deposit in the LC Collateral Account); provided, that the obligation to deposit such Cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 7.01(f) or (g).

(ii) Any such deposit under clause (i) above shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations in accordance with the provisions of this paragraph (j). The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account, and the Borrower hereby grants the Administrative Agent, for the benefit of the Secured Parties, a First Priority security interest in the LC Collateral Account. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of the Required Revolving Lenders) be applied to satisfy other Secured Obligations. If the Borrower is required to provide an amount of Cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (together with all interest and other earnings with respect thereto, to the extent not applied as aforesaid) shall be returned to the Borrower promptly but in no event later than three Business Days after such Event of Default has been cured or waived.

Section 2.06 [Reserved].

Section 2.07 Funding of Borrowings.

(a) Each Lender shall make each Loan in Dollars to be made by it hereunder not later than (i) 12:00 p.m., in the case of SOFR Loans, and (ii) 12:00 p.m., in the case of ABR Loans, in each case, on the Business Day specified in the applicable Borrowing Request by wire transfer of Same Day Funds to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s respective Applicable Percentage; provided, that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received on the same Business Day, in like funds, to the account designated in the relevant Borrowing Request or as otherwise directed by the Borrower; provided, that ABR Revolving Loans made to finance the reimbursement of any LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b) Unless the Administrative Agent has received notice from any Lender that such Lender will not make available to the Administrative Agent such Lender’s share of any Borrowing prior to the proposed date of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if any Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to Loans comprising such Borrowing at such time. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing, and the obligation of the Borrower to repay the Administrative Agent such corresponding amount pursuant to this Section 2.07(b) shall cease. If the Borrower pays such amount to the Administrative Agent, the amount so paid shall constitute a repayment of such Borrowing by such amount. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower or any other Loan Party may have against any Lender as a result of any default by such Lender hereunder.

Section 2.08 Type; Interest Elections.

(a) Each Borrowing shall initially be of the Type specified in the applicable Borrowing Request and, in the case of any SOFR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert any Borrowing to a Borrowing of a different Type or to continue such Borrowing and, in the case of a SOFR Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders based upon their Applicable Percentages and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Loans, which may not be converted or continued.

(b) To make an election pursuant to this Section 2.08, the Borrower shall deliver an Interest Election Request, in accordance with Section 2.03, appropriately completed and signed by a Responsible Officer of the Borrower of the applicable election to the Administrative Agent.

(c) If any such Interest Election Request requests a SOFR Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a SOFR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, such Borrowing shall be converted at the end of such Interest Period to an ABR Borrowing. Notwithstanding anything to the contrary herein, if an Event of Default exists and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as such Event of Default exists (i) no outstanding Borrowing may be converted to or continued as a SOFR Borrowing and (ii) unless repaid, each SOFR Borrowing shall be converted to an ABR Borrowing at the end of the then-current Interest Period applicable thereto.

Section 2.09 Termination and Reduction of Commitments.

(a) Unless previously terminated, (i) the Initial Revolving Credit Commitments shall automatically terminate on the Initial Revolving Credit Maturity Date, (ii) the Additional Commitments of any Class of Incremental Term Loans shall automatically terminate upon the making of the Incremental Term Loans of such Class and, if any such Additional Commitment is not drawn on the date that such Additional Commitment is required to be drawn pursuant to the applicable Incremental Facility Amendment, the undrawn amount thereof shall automatically terminate on such date (or, in the case of any delayed draw commitments, the termination date of such commitments pursuant to the terms of the applicable Incremental Facility Amendment) and (iii) the Additional Revolving Credit Commitments of any Class shall automatically terminate on the Maturity Date specified therefor in the applicable Refinancing Amendment, Extension Amendment or Incremental Facility Amendment, as applicable.

(b) Upon delivery of the notice required by Section 2.09(c), the Borrower may at any time terminate or from time to time reduce, the Revolving Commitments of any Class; provided, that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments of any Class if, after giving effect to any concurrent prepayment of Revolving Loans and Swingline Loans, the aggregate amount of the Revolving Credit Exposure attributable to the Revolving Commitments of such Class would exceed the aggregate amount of the Revolving Commitments of such Class. If, after giving effect to any reduction of the Revolving Commitments, the Letter of Credit Sublimit exceeds the amount of the Revolving Facility, the Letter of Credit Sublimit shall be automatically reduced by the amount of such excess.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce any Revolving Commitment under paragraph (b) of this Section in writing at least three Business Days prior to the effective date of such termination or reduction (or such later date to which the Administrative Agent may agree), specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Revolving Lenders of each applicable Class of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided, that any such notice may state that it is conditioned upon the effectiveness of other transactions, in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of any Revolving Commitment pursuant to this Section 2.09 shall be permanent. Upon any reduction of any Revolving Commitment, the Revolving Commitment of each Revolving Lender of the relevant Class shall be reduced by such Revolving Lender’s Applicable Percentage of the amount of such reduction.

Section 2.10 Repayment of Loans; Evidence of Debt.

(a) [Reserved].

(b)

(i) The Borrower hereby unconditionally promises to pay in Dollars (I) to the Administrative Agent for the account of each applicable Initial Revolving Lender, the then-unpaid principal amount of the applicable Initial Revolving Loans of such Lender on the Initial Revolving Credit Maturity Date, (II) to the Administrative Agent for the account of each applicable Additional Revolving Lender, the then-unpaid principal amount of each applicable Additional Revolving Loan of such Additional Lender on the Maturity Date applicable thereto and (III) to the Swingline Lender, the then unpaid principal amount of each Swingline Loan on the Initial Revolving Credit Maturity Date.

(ii) On the Maturity Date applicable to the Revolving Commitments of any Class, the Borrower shall (A) cancel and return outstanding applicable Letters of Credit (or alternatively, with respect to each outstanding Letter of Credit, furnish to the Administrative Agent a Cash deposit (or if reasonably satisfactory to the relevant Issuing Bank, a “backstop” letter of credit or the deemed issuance of such Letter of Credit under a new credit facility) equal to 101% of the amount of the LC Exposure (minus any amount then on deposit in any Cash collateral account established for the benefit of the relevant Issuing Bank) as of such date, in each case to the extent necessary so that, after giving effect thereto, the aggregate amount of the Revolving Credit Exposure attributable to the Revolving Commitments shall not exceed the Revolving Commitments then in effect and (B) prepay Swingline Loans to the extent necessary so that, after giving effect thereto, the aggregate amount of the Revolving Credit Exposure attributable to the Revolving Commitments shall not exceed the Revolving Commitments then in effect and (C) make payment in full in Cash of all accrued and unpaid fees and all applicable reimbursable expenses and other Obligations with respect to the Revolving Facility then due, together with accrued and unpaid interest (if any) thereon.

(c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class, Type and currency thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the accounts of the Lenders or the Issuing Banks and each Lender’s or Issuing Bank’s share thereof.

(e) The entries made in the accounts maintained pursuant to paragraphs (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein (absent manifest error); provided, that the failure of any Lender or the Administrative Agent to maintain such accounts or any manifest error therein shall not in any manner affect the obligation of the Borrower to repay the Loans and other amounts in accordance with the terms of this Agreement; provided, further, that in the event of any inconsistency between the accounts maintained by the Administrative Agent pursuant to paragraph (d) of this Section and any Lender’s records, the accounts of the Administrative Agent shall govern.

(f) Any Lender may request that any Loan made by it be evidenced by a Promissory Note. In such event, the Borrower shall prepare, execute and deliver a Promissory Note to such Lender payable to such Lender and its registered permitted assigns; it being understood and agreed that such Lender (and/or its applicable permitted assign) shall be required to return such Promissory Note to the Borrower in accordance with Section 9.05(b)(iii) and upon the occurrence of the Termination Date (or as promptly thereafter as practicable). If any Lender loses the original copy of its Promissory Note, it shall execute an affidavit of loss containing an indemnification provision reasonably satisfactory to the Borrower.

Section 2.11 Prepayment of Loans.

(a) Optional Prepayments.

(i) Upon prior notice in accordance with paragraph (a)(iii) of this Section 2.11, the Borrower shall have the right at any time and from time to time to prepay any Borrowing of Revolving Loans of any Class or any Borrowing of Swingline Loans, in whole or in part without premium or penalty (but subject, if applicable, to Section 2.16); provided, that (A) after the establishment of any Class of Additional Revolving Loans, any such prepayment of any Borrowing of Revolving Loans of any Class shall be subject to the provisions set forth in Section 2.22, 2.23 and/or 9.02, as applicable, and (B) no Borrowing of Revolving Loans may be prepaid unless all Swingline Loans then outstanding, if any, are prepaid concurrently therewith. Each such prepayment shall be paid to the Revolving Lenders in accordance with their respective Applicable Percentages of the relevant Class.

(ii) [Reserved].

(iii) The Borrower shall notify the Administrative Agent (and the Swingline Lender, as applicable) in writing of any prepayment under this Section 2.11(a) (1) in the case of any prepayment of any SOFR Borrowing, not later than 1:00 p.m. three Business Days before the date of prepayment (or such shorter notice as the Administrative Agent may reasonably agree), (2) in the case of any prepayment of an ABR Borrowing, not later than 11:00 a.m. one Business Day before the date of prepayment or (3) in the case of any prepayment of a Swingline Loan, not later than 1:00 p.m. on the date of prepayment (or, in each case, such later time as to which the Administrative Agent may reasonably agree). Each such notice shall be irrevocable (except as set forth in the proviso to this sentence) and shall specify the prepayment date and the principal amount of each Borrowing or portion or each relevant Class to be prepaid; provided, that any notice of prepayment delivered by the Borrower may be conditioned upon the effectiveness of other transactions, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such notice relating to any Borrowing, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount at least equal to the amount that would be permitted in the case of a Borrowing of the same Type and Class as provided in Section 2.02(c), or such lesser amount that is then outstanding with respect to such Borrowing being repaid (and in increments of $100,000 in excess thereof or such lesser incremental amount that is then outstanding with respect to such Borrowing being repaid).

(b) Mandatory Prepayments.

(i) In the event that the Revolving Credit Exposure of any Class exceeds the amount of the Revolving Commitments of such Class then in effect, the Borrower shall, within one Business Day of receipt of notice from the Administrative Agent, prepay the Revolving Loans or Swingline Loans and/or reduce LC Exposure in an aggregate amount sufficient to reduce such Revolving Credit Exposure as of the date of such payment to an amount not to exceed the Revolving Commitments of such Class then in effect by taking any of the following actions as the Borrower shall determine at its sole discretion: (x) prepaying Revolving Loans or Swingline Loans or (y) with respect to any excess LC Exposure, depositing Cash in a Cash collateral account established for the benefit of the relevant Issuing Bank or “backstopping” or replacing the relevant Letters of Credit, in each case, in an amount equal to 101% of such excess LC Exposure (minus any amount then on deposit in any Cash collateral account established for the benefit of the relevant Issuing Bank)

(ii) Each prepayment of any Borrowing under this Section 2.11(b) shall be paid to the Lenders in accordance with their respective Applicable Percentages of the applicable Class.

(iii) Prepayments made under this Section 2.11(b) shall be (A) accompanied by accrued interest as required by Section 2.13 and (B) subject to Section 2.16 but shall otherwise be without premium or penalty.

Section 2.12 Fees.

(a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender of any Class (other than any Defaulting Lender) a commitment fee, which shall accrue at a rate equal to the Commitment Fee Rate per annum applicable to the Revolving Commitments of such Class on the average daily amount of the unused Revolving Commitment of such Class of such Revolving Lender during the period from and including the Closing Date to the date on which such Revolving Lender’s Revolving Commitment terminates. Accrued commitment fees shall be payable in arrears on the first Business Day of each January, April, July and October for the quarterly period then ended (or, in the case of the payment made on April 1, 2026, for the period from the Closing Date to such date), and on the date on which the Revolving Commitments of the applicable Class terminate. For purposes of calculating the commitment fee only, the Revolving Commitment of any Class of any Revolving Lender shall be deemed to be used to the extent of Revolving Loans of such class of such Revolving Lender and the LC Exposure of such Revolving Lender attributable to its Revolving Commitment of such Class, and no portion of the Revolving Commitment shall be deemed used as a result of outstanding Swingline Loans.

(b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender of any applicable Class a participation fee with respect to its participations in Letters of Credit, which shall accrue at the Applicable Rate used to determine the interest rate applicable to Revolving Loans of such Class that are SOFR Loans on the daily Stated Amount of such Revolving Lender’s LC Exposure attributable to its Revolving Commitment (excluding any portion thereof that is attributable to unreimbursed LC Disbursements), during the period from and including the Closing Date to the earlier of (A) the later of the date on which such Revolving Lender’s Revolving Commitment of such Class terminates and the date on which such Revolving Lender ceases to have any LC Exposure attributable to its Revolving Commitment of such Class and (B) the Termination Date, and (ii) to each Issuing Bank, for its own account, a fronting fee, in respect of each Letter of Credit issued (but, for the avoidance of doubt, not subject to Letter of Credit Support) by such Issuing Bank for the period from the date of issuance of such Letter of Credit to the earliest of (A) the expiration date of such Letter of Credit, (B) the date on which such Letter of Credit terminates and (C) the Termination Date), computed at a rate equal to 0.125% per annum or the rate agreed by such Issuing Bank and the Borrower of the daily Stated Amount of such Letter of Credit, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees shall accrue to but excluding the first Business Day of each January, April, July and October and be payable in arrears for the quarterly period then ended (or, in the case of the payment made on April 1, 2026, for the period from the Closing Date to such date) on the first Business Day of each January, April, July and October; provided, that all such fees shall be payable on the date on which the Revolving Commitments of the applicable Class terminate, and any such fees accruing after the date on which the Revolving Commitments of the applicable Class terminate shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within 30 days after receipt of a written demand (accompanied by reasonable back-up documentation) therefor.

(c) [Reserved.]

(d) The Borrower shall pay to the Administrative Agent or applicable Lender such fees as shall have been separately agreed upon in writing (including the Fee Letters) in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrower and the Administrative Agent or applicable Lender).

(e) All fees payable hereunder shall be paid on the dates due, in Dollars and in immediately available funds, to the Administrative Agent (or to the applicable Issuing Bank, in the case of fees payable to any Issuing Bank). Fees paid shall not be refundable under any circumstances, except as otherwise provided in the Fee Letters. Fees payable hereunder shall accrue through and including the last day of the month immediately preceding the applicable fee payment date.

(f) Unless otherwise indicated herein, all computations of fees shall be made on the basis of a 360-day year and shall be payable for the actual days elapsed (including the first day but excluding the last day). The determination by the Administrative Agent of the amount of any fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.13 Interest.

(a) The Revolving Loans and Swingline Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Revolving Loans comprising each SOFR Borrowing shall bear interest at Term SOFR for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) [Reserved].

(d) Notwithstanding the foregoing but in all cases subject to Section 9.05(f), if an Event of Default exists pursuant to Sections 7.01(a), (f) or (g), and any principal of or interest on any Loan, any LC Disbursement or any fee or premium payable by the Borrower hereunder is not, in each case, paid when due, whether at stated maturity, upon acceleration or otherwise, the relevant overdue amount shall, at the direction of the Required Lenders, bear interest, to the fullest extent permitted by applicable Requirements of Law, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal or interest of any Loan, 2.00% plus the rate otherwise applicable to such Loan, as provided in the preceding paragraphs of this Section 2.13 or (ii) in the case of any other amount, 2.00% plus the rate applicable to Loans that are ABR Loans as provided in Section 2.13(a); provided, that no amount shall accrue pursuant to this Section 2.13(d) on any overdue amount or other amount that is payable to any Defaulting Lender so long as such Lender is a Defaulting Lender.

(e) Accrued interest on each Revolving Loan and Swingline Loan shall be payable in arrears on each Interest Payment Date for such Revolving Loan or Swingline Loan and (i) on the Maturity Date applicable to such Loan, (ii) in the case of a Revolving Loan of any Class, upon the termination of the Revolving Commitments of such Class and (iii) in the case of any Swingline Loans, upon termination of all of the Initial Revolving Credit Commitments, as applicable; provided, that (A) interest accrued pursuant to paragraph (d) of this Section 2.13 shall be payable on demand, (B) in the event of any repayment or prepayment of any Revolving Loan (other than an ABR Revolving Loan of any Class prior to the termination of the Revolving Commitment of such Class) or Swingline Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (C) in the event of any conversion of any SOFR Loan prior to the end of the current Interest Period therefor, accrued interest on such Revolving Loan shall be payable on the effective date of such conversion.

(f) All computations of interest for ABR Loans determined by reference to the Prime Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). The applicable Alternate Base Rate or Term SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error. Interest shall accrue on each Loan for the day on which the Loan is made and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided, that any Loan that is repaid on the same day on which it is made shall bear interest for one day.

(g) In connection with the use or administration of Term SOFR, the Administrative Agent, in consultation with the Borrower, will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

Section 2.14 Alternate Rate of Interest; Benchmark Replacement Setting.

(a) Subject to Section 2.14(b) hereof, if prior to the commencement of any Interest Period for a SOFR Borrowing:

(i) the Administrative Agent or the Required Lenders (who shall provide notice thereof to the Administrative Agent) determine (which determination shall be conclusive absent manifest error) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining Term SOFR for such Interest Period; or

(ii) the Administrative Agent is advised by the Required Lenders that the Term SOFR for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall promptly give notice thereof to the Borrower and the Lenders by electronic mail or, in the case of the Lenders, by posting to the Platform as promptly as practicable thereafter and, until the Administrative Agent or the Required Lenders, as applicable, notifies the Borrower, the Administrative Agent (if applicable) and the Lenders that the circumstances giving rise to such notice no longer exist, which the Administrative Agent or the Lenders, as applicable, agree to do promptly, (x) the obligation of the Lenders to make or maintain SOFR Loans in the affected currency or currencies shall be suspended and (y) in the event of a determination described in the preceding sentence with respect to Term SOFR component of the Alternate Base Rate, the utilization of the Term SOFR component in determining the Alternate Base Rate shall be suspended. Upon receipt of such notice, (1) the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or Interest Periods) or, (2) failing that, the Borrower will be deemed to have converted such request into a request for a Borrowing of ABR Loans (subject to the foregoing clause (y)) in the amount specified therein; provided, however, that if no such election is made by the Borrower within three days after receipt of such notice, the Borrower shall be deemed to have elected clause (1) above. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 2.16. Subject to Section 2.14(b), if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on ABR Loans shall be determined by the Administrative Agent without reference to clause (c) of the definition of “Alternate Base Rate” until the Administrative Agent revokes such determination.

(b) Benchmark Replacement Setting: (i)(A) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. If the Benchmark Replacement is based upon Daily Simple SOFR, all interest payments will be payable on a monthly basis.

(B) No Hedge Agreement shall constitute a “Loan Document” for purposes of this Section 2.14(b)).

(i) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent, in consultation with the Borrower, will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(ii) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (I) the implementation of any Benchmark Replacement and (II) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.14(b)(v) and (v) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.14(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.14(b).

(iii) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (I) if the then-current Benchmark is a term rate (including Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (II) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(iv) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (I) the Borrower may revoke any pending request for a SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans and (II) any outstanding affected SOFR Loans will be deemed to have been converted to ABR Loans at the end of the applicable Interest Period. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Alternate Base Rate.

Section 2.15 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or any Issuing Bank;

(ii) subject any Lender or Issuing Bank to any Taxes (other than (A) Indemnified Taxes, (B) Excluded Taxes, and (C) Other Taxes) on or with respect to its loans, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or any Issuing Bank any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation in any such Loan or Letter of Credit;

and the result of any of the foregoing shall be to increase the cost to such Lender, such Issuing Bank or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, Issuing Bank or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, Issuing Bank or other Recipient, the Borrower will pay to such Lender, Issuing Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Bank or other Recipient, as the case may be, for such additional costs incurred or reduction suffered; provided that the

Borrower shall not be liable for such compensation if (x) the relevant Change in Law occurs on a date that is prior to the date such Lender becomes a party hereto, (y) such Lender invokes Section 2.20 or (z) in the case of any requests for reimbursement under clause (iii) above resulting from a market disruption, (A) the relevant circumstances do not generally affect the banking market or (B) the applicable request has not been made by Lenders constituting Required Lenders.

(b) If any Lender or Issuing Bank determines that any Change in Law affecting such Lender or Issuing Bank or any lending office of such Lender or such Lender’s or Issuing Bank’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by any Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law other than due to Taxes (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy and liquidity), then within 30 days of receipt by the Borrower of the certificate contemplated by paragraph(c) of this Section 2.15 the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

(c) Any Lender or Issuing Bank requesting compensation under this Section 2.15 shall be required to deliver a certificate to the Borrower that (i) sets forth the amount or amounts necessary to compensate such Lender or Issuing Bank or the holding company thereof, as applicable, as specified in paragraph (a) or (b) of this Section 2.15, (ii) sets forth, in reasonable detail, the manner in which such amount or amounts were determined and (iii) certifies that such Lender or Issuing Bank is generally charging such amounts to similarly situated borrowers, which certificate shall be conclusive absent manifest error.

(d) Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate any Lender or Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.16 Break Funding Payments. Subject to Section 9.05(f), in the event of (a) the conversion or prepayment of any principal of any SOFR Loan other than on the last day of an Interest Period applicable thereto (whether voluntary, mandatory, automatic, by reason of acceleration or otherwise), (b) the failure to borrow, convert, continue or prepay any SOFR Loan on the date or in the amount specified in any notice delivered pursuant hereto or (c) the assignment of any SOFR Loan of any Lender other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the actual amount of any actual out-of-pocket loss, expense and/or liability (including any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund or maintain SOFR Loans, but excluding loss of anticipated profit) that such Lender may incur or sustain as a result of such event. Any Lender requesting compensation under this Section 2.16 shall be required to deliver a certificate to the Borrower that (A) sets forth any amount or amounts that such Lender is entitled to receive pursuant to this Section, the basis therefor and, in reasonable detail, the manner in which such amount or amounts were determined and (B) certifies that such Lender is generally charging the relevant amounts to similarly situated borrowers, which certificate shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

Section 2.17 Taxes.

(a) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable Requirements of Law. If any applicable Requirement of Law requires the deduction or withholding of any Tax from any such payment, then (i) if such Tax is an Indemnified Tax and/or Other Tax, the amount payable by the applicable Loan Party shall be increased as necessary so that after all required deductions or withholdings have been made (including deductions or withholdings applicable to additional sums payable under this Section 2.17) each Lender (or, in the case of any payment made to the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable withholding agent shall be entitled to make such deductions or withholdings and (iii) the applicable withholding agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(b) In addition (but without duplication), the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Requirements of Law or, at the option of the Administrative Agent, timely reimburse it for the payment of any Other Taxes.

(c) Without duplication, the Borrower shall indemnify the Administrative Agent and each Lender within 30 days after receipt of the certificate described in the succeeding sentence, for the full amount of any Indemnified Taxes or Other Taxes payable or paid by the Administrative Agent or such Lender, as applicable, or required to be withheld or deducted from a payment to the Administrative Agent or such Lender, as applicable (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17), and, in each case, any reasonable expenses arising therefrom or with respect thereto, whether or not correctly or legally imposed or asserted; provided, that if the Borrower reasonably believes that such Taxes were not correctly or legally asserted, the Administrative Agent or such Lender, as applicable, will use commercially reasonable efforts to cooperate with the Borrower to obtain a refund of such Taxes (which shall be repaid to the Borrower in accordance with Section 2.17(g)) so long as such efforts would not, in the reasonable determination of the Administrative Agent or such Lender, result in any additional out-of-pocket costs or expenses not reimbursed by the relevant Loan Party or be otherwise materially disadvantageous to the Administrative Agent or such Lender, as applicable. In connection with any request for reimbursement under this Section 2.17(c), the relevant Lender or the Administrative Agent, as applicable, shall deliver a certificate to the Borrower setting forth, in reasonable detail, the basis and calculation of the amount of the relevant payment or liability. Notwithstanding anything to the contrary contained in this Section 2.17, the Borrower shall not be required to indemnify the Administrative Agent or any Lender pursuant to this Section 2.17 for any amount to the extent the Administrative Agent or such Lender fails to notify the Borrower of such possible indemnification claim within 180 days after the Administrative Agent or such Lender receives written notice from the applicable taxing authority of the specific tax assessment giving rise to such indemnification claim.

(d) [Reserved].

(e) As soon as reasonably practicable after any payment of any Taxes pursuant to this Section 2.17 by any Loan Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment that is reasonably satisfactory to the Administrative Agent.

(f) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of any withholding Tax with respect to any payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation as the Borrower or the Administrative Agent may

reasonably request to permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Requirements of Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (f)(ii)(A), (ii)(B) and (ii)(D) of this Section 2.17) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Each Lender hereby authorizes the Administrative Agent to deliver to the Borrower and to any successor Administrative Agent any documentation provided to the Administrative Agent pursuant to this Section 2.17(f).

(ii) Without limiting the generality of the foregoing,

(A) each U.S. Lender shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding;

(B) each Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of any Foreign Lender claiming the benefits of an income tax treaty to which the U.S. is a party, executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing any available exemption from, or reduction of, U.S. federal withholding Tax;

(2) executed copies of IRS Form W-8ECI (or any successor forms);

(3) in the case of any Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or 881(c) of the Code, (x) two executed copies of a certificate substantially in the form of Exhibit N-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower (or its regarded owner for U.S. federal income tax purposes) within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower (or its regarded owner for U.S. federal income tax purposes) as described in Section 881(c)(3)(C) of the Code, and that no payments payable to such Lender are effectively connected with the conduct of a U.S. trade or business (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable (or any successor forms); or

(4) to the extent any Foreign Lender is not the beneficial owner (e.g., where the Foreign Lender is a partnership), executed copies of IRS Form W-8IMY (or any successor forms), accompanied by IRS Form W-8ECI, IRS Form W-8EXP, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit N-2 or Exhibit N-4, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided, that if such Foreign Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit N-3 on behalf of each such direct or indirect partner(s);

(C) each Foreign Lender shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two executed copies of any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to any Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by applicable Requirements of Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation as is prescribed by applicable Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

For the avoidance of doubt, if a Lender is an entity disregarded from its owner for U.S. federal income tax purposes, references to the foregoing documentation are intended to refer to documentation with respect to such Lender’s owner and, as applicable, such Lender.

Each Lender agrees that if any documentation (including any specific documentation required above in this Section 2.17(f)) it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall deliver to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

Notwithstanding anything to the contrary in this Section 2.17(f), no Lender shall be required to provide any documentation that such Lender is not legally eligible to deliver.

(g) If the Administrative Agent or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund (whether received in cash or applied as a credit against any cash taxes payable) of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.17 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender (including any Taxes imposed with respect to such refund), and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the relevant Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the Administrative Agent or any Lender be required to pay any amount to the Borrower pursuant to this paragraph (g) to the extent that the payment thereof would place the Administrative Agent or such Lender in a less favorable net after-Tax position than the position that the Administrative Agent or such Lender would have been in if such Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.17(g) shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the relevant Loan Party or any other Person.

(h) Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i) Administrative Agent Documentation. On or before the Closing Date, the Administrative Agent shall (and any successor or replacement Administrative Agent shall on or before the date on which it becomes the Administrative Agent hereunder) deliver to the Borrower duly executed copies of either (i) IRS Form W-9 or (ii) IRS Form W-8ECI (with respect to any payments to be received on its own behalf) and IRS Form W-8IMY (for all other payments), establishing that the Borrower can make payments to the Administrative Agent without deduction or withholding of any Taxes imposed by the U.S., including Taxes imposed under FATCA.

(j) Definition of “Lender”. For the avoidance of doubt, the term “Lender” shall, for all purposes of this Section 2.17, include any Issuing Bank and any Swingline Lender unless the context otherwise indicates.

Section 2.18 Payments Generally; Allocation of Proceeds; Sharing of Payments.

(a) Unless otherwise specified, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, reimbursements of LC Disbursements or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 2:00 p.m. on the date when due, in Same Day Funds, without set-off or counterclaim. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Each such payment shall be made to the Administrative Agent to the applicable account designated by the Administrative Agent to the Borrower, except that any payment made pursuant to Sections 2.15, 2.16, 2.17 or 9.03 shall be made directly to the Person or Persons entitled thereto. The Administrative Agent shall distribute any such payment received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. Except as provided in Sections 2.19(b) and 2.21, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest in respect of the Loans of a given Class and each conversion of any Borrowing to, or continuation of any Borrowing as, a Borrowing of any Type (and of the same Class) shall be allocated pro rata among the Lenders in accordance with their respective Applicable Percentages of the applicable Class. Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole Dollar amount. Subject to Section 1.09, all payments hereunder shall be made in Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b) Subject in all respects to the provisions of each applicable Intercreditor Agreement, all proceeds of Collateral and any proceeds realized with respect to guarantees by any Loan Party received by the Administrative Agent while an Event of Default exists and all or any portion of the Loans have been accelerated hereunder pursuant to Section 7.01, shall be applied, first, to the payment of all fees, costs and expenses then due incurred by the Administrative Agent in connection with any collection, sale or realization on Collateral or otherwise in connection with this Agreement, any other Loan Document or any of the Secured Obligations, including all court costs and the fees and expenses of the Administrative Agent’s agents and legal counsel, the repayment of all advances made by the Administrative Agent hereunder or under any other Loan Document on behalf of any Loan Party and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document, second, on a pro rata basis, to pay any fees, indemnities or expense reimbursements then due to the Administrative Agent (other than those covered in clause first above) or to the Swingline Lender or any Issuing Bank from the Borrower constituting Secured Obligations, third, on a pro rata basis in accordance with the amounts of the Secured Obligations (other than contingent indemnification obligations for which no claim has yet been made) owed to the Secured Parties on the date of any such distribution, to the payment in full of the Secured Obligations (including, with respect to LC Exposure, an amount to be paid to the Administrative Agent equal to 101% of the LC Exposure (minus the amount then on deposit in the LC Collateral Account) on such date, to be held in the LC Collateral Account as Cash collateral for such Obligations); provided, that if any Letter of Credit expires undrawn, then any Cash collateral held to secure the related LC Exposure shall be applied in accordance with this Section 2.18(b), beginning with clause first above, fourth, as provided in each applicable Intercreditor Agreement, and fifth, to, or at the direction of, the Borrower or as a court of competent jurisdiction may otherwise direct.

(c) If any Lender obtains payment (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) in respect of any principal of or interest on any of its Loans of any Class or participations in LC Disbursements or Swingline Loans held by it resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans of such Class and participations in LC Disbursements or Swingline Loans and accrued interest thereon than the proportion received by any other Lender with Loans of such Class and participations in LC Disbursements or Swingline Loans, then the Lender receiving such greater proportion shall purchase (for Cash at face value) participations in the Loans of such Class and sub-participations in LC Disbursements or Swingline Loans of other Lenders of such Class at such time outstanding to the extent necessary so that the benefit of all such payments shall be shared by the Lenders of such Class ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans of such Class and participations in LC Disbursements or Swingline Loans; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by any Lender as consideration for the assignment of or sale of a participation in any of its Loans to any permitted assignee or participant, including any payment made or deemed made in connection with Sections 2.22, 2.23, 9.02(c) and/or 9.05. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Requirements of Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise rights of set-off and counterclaim against the Borrower with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.18(c) and will, in each case, notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.18(c) shall from and after the date of such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

(d) Unless the Administrative Agent has received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of any Lender or any Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lender or Issuing Bank the amount due. In such event, if the Borrower has not in fact made such payment, then each Lender or the applicable Issuing Bank severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date in a Borrowing Request of any Borrowing of SOFR Loans (or, in the case of any Borrowing of ABR Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.03. If any Lender fails to make any payment required to be made by it pursuant to Section 2.07(b) or Section 2.18(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.19 Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.15 or determines it can no longer make or maintain SOFR Loans pursuant to Section 2.20, or any Loan Party is required to pay any additional amount to or indemnify any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or its participation in any Letter of Credit affected by such event, or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as applicable, in the future or mitigate the impact of Section 2.20, as the case may be, and (ii) would not subject such Lender to any unreimbursed out-of-pocket cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If (i) any Lender requests compensation under Section 2.15 or determines it can no longer make or maintain SOFR Loans pursuant to Section 2.20, (ii) any Loan Party is required to pay any additional amount to or indemnify any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, (iii) any Lender is a Defaulting Lender or (iv) in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender”, “each Revolving Lender” or “each Lender directly affected thereby” (or any other Class or group of Lenders other than the Required Lenders) with respect to which Required Lender consent (or the consent of Lenders holding loans or commitments of such Class or lesser group representing more than 50% of the sum of the total loans and unused commitments of such Class or lesser group at such time) has been obtained, as applicable, any Lender is a non-consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, (x) terminate the applicable Commitments of such Lender, and repay all Obligations of the Borrower owing to such Lender relating to the applicable Loans and participations held by such Lender as of such termination date (provided, that, if, after giving effect such termination and repayment, the aggregate amount of the Revolving Credit Exposure of any Class exceeds the aggregate amount of the Revolving Commitments of such Class then in effect, then the Borrower shall, not later than the next Business Day, prepay one or more Borrowings or Swingline Loans (and, if no Revolving Loan Borrowings of the applicable Class or Swingline Loans are outstanding, deposit Cash collateral in the LC Collateral Account) in an amount necessary to eliminate such excess) or (y) replace such Lender by requiring such Lender to assign and delegate (and such Lender shall be obligated to assign and delegate), without recourse (in accordance with and subject to the restrictions contained in Section 9.05), all of its interests, rights and obligations (other than its existing rights to payments pursuant to Section 2.15 or Section 2.17) under this Agreement to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if any Lender accepts such assignment); provided, that (A) such Lender has received payment of an amount equal to the outstanding principal amount of its Loans of such Class and, if applicable, participations in LC Disbursements or Swingline Loans, in each case, of Loans and/or Commitments, accrued interest thereon, accrued fees and all other amounts (including any amounts under Section 2.16) payable to it under any Loan Document with respect to such Class of Loans and/or Commitments, (B) in the case of any assignment resulting from a claim for compensation under Section 2.15 or payment required to be made pursuant to Section 2.17, such assignment would result in a reduction in such compensation or payment, (C) in the case of an assignment resulting from a Lender becoming a non-consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent, and (D) such assignment does not conflict with applicable Requirements of Law. No Lender (other than a Defaulting Lender) shall be required to make any such assignment and delegation, and the Borrower may not repay the Obligations of such Lender or terminate its Commitments, in each case, if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each Lender agrees that if it is replaced pursuant to this Section 2.19, it shall execute and deliver to the Administrative Agent an Assignment Agreement to evidence such sale and purchase and deliver to the Administrative Agent any Promissory Note (if the assigning Lender’s Loans are evidenced by one or more Promissory Notes) subject to such Assignment Agreement (provided, that the failure of any Lender replaced pursuant to this Section 2.19 to execute an Assignment Agreement or deliver any such Promissory Note shall not render such sale and purchase (and the corresponding assignment) invalid), such assignment shall be recorded in the Register and any such Promissory Note shall be deemed cancelled. Each Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Lender’s attorney-in-fact, with full authority in the place and stead of such Lender and in the name of such Lender, from time to time in the Administrative Agent’s reasonable discretion with prior written notice to such Lender, to take any action and to execute any such Assignment Agreement or other instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this clause (b). Any Lender that acts as an Issuing Bank may not be replaced hereunder solely in its capacity as Issuing Bank at any time when it has any Letter of Credit outstanding hereunder, unless arrangements reasonably satisfactory to such Issuing Bank (including the furnishing of a back-up standby letter of credit in form and substance, and issued by an issuer, reasonably satisfactory to such Issuing Bank or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such Issuing Bank) have been made with respect to each such outstanding Letter of Credit. The Lender that acts as Administrative Agent cannot be replaced solely in its capacity as Administrative Agent other than in accordance with Section 8.07.

Section 2.20 Illegality. If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to SOFR, the Term SOFR Reference Rate or Term SOFR, or to determine or charge interest based upon SOFR, the Term SOFR Reference Rate or Term SOFR, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent) (an “Illegality Notice”), (a) any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to continue SOFR Loans or to convert ABR Loans to SOFR Loans, shall be suspended, and (b) the interest rate on which ABR Loans shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “Alternate Base Rate”, in each case until each affected Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of an Illegality Notice, the Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all SOFR Loans to ABR Loans (the interest rate on which ABR Loans shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “Alternate Base Rate”), on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such SOFR Loans to such day, or immediately, if any Lender may not lawfully continue to maintain such SOFR Loans to such day. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.16.

Section 2.21 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Person becomes a Defaulting Lender, then until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Requirements of Law:

(a) Fees shall cease to accrue on the unfunded portion of any Commitment of such Defaulting Lender for any period during which that Lender is a Defaulting Lender pursuant to Section 2.12(a) and, subject to clause (d)(iv) below, on the participation of such Defaulting Lender in Letters of Credit pursuant to Section 2.12(b) and pursuant to any other provisions of this Agreement or other Loan Document.

(b) The Loans, the Commitments and the Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders, each affected Lender, the Required Lenders, the Required Revolving Lenders or such other number of Lenders as may be required hereby or under any other Loan Document have taken or may take any action hereunder (including any consent to any waiver, amendment or modification pursuant to Section 9.02); provided, that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender disproportionately and adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

(c) Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of any Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 2.11, Section 2.15, Section 2.16, Section 2.17, Section 2.18, Article 7, Section 9.05 or otherwise, and including any amounts made available to the Administrative Agent by such Defaulting Lender pursuant to Section 9.09), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amount owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any applicable Issuing Bank hereunder; third, if so reasonably determined by the Administrative Agent or reasonably requested by the applicable Issuing Bank, to be held as Cash collateral for future funding obligations of such Defaulting Lender in respect of any participation in any Letter of Credit; fourth, so long as no Default or Event of Default exists, as the Borrower may request, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement; fifth, if the Administrative Agent or the Borrower so determine, to be held in a deposit account and released pro rata in order (x) to satisfy obligations of such Defaulting Lender to fund Loans under this Agreement and (y) to hold as Cash collateral the Issuing Banks’ future LC Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement; sixth, to the payment of any amounts owing to the non-Defaulting Lenders, Issuing Banks or Swingline Lenders as a result of any judgment of a court of competent jurisdiction obtained by any non-Defaulting Lender, the Issuing Banks or Swingline Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that if (x) such payment is a payment of the principal amount of any Loan or LC Exposure in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Exposure owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Exposure owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in LC Exposure and Swingline Loans are held by the applicable Lenders pro rata in accordance with the applicable Commitments without giving effect to clause (d) below. Any payments, prepayments or other amounts paid or payable to any Defaulting Lender that are applied (or held) to pay amounts owed by any Defaulting Lender or to post Cash collateral pursuant to this Section 2.21(c) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(d) If any Swingline Exposure or LC Exposure exists at the time any Revolving Lender becomes a Defaulting Lender then:

(i) the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders under the Revolving Facility (the “Non-Defaulting Revolving Lenders”) in accordance with their respective Applicable Revolving Credit Percentages but only to the extent that (A) the sum of the Revolving Credit Exposures of all non-Defaulting Lenders attributable to the Revolving Commitments of any Class does not exceed the total of the Revolving Commitments of all Non-Defaulting Revolving Lenders of such Class and (B) the Revolving Credit Exposure of any non-Defaulting Lender that is attributable to its Revolving Commitment of such Class does not exceed such non-Defaulting Lender’s Revolving Commitment of such Class; it being understood and agreed that, subject to Section 9.23, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder, including any claim of any non-Defaulting Lender, against any Defaulting Lender arising from such Lender’s having become a Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any other right or remedy available to it hereunder or under applicable Requirements of Law, within two Business Days following notice by the Administrative Agent, Cash collateralize 101% of such Defaulting Lender’s LC Exposure and any obligations of such Defaulting Lender to fund participations in any Swingline Loans (after giving effect to any partial reallocation pursuant to clause (i) above and any Cash collateral provided by such Defaulting Lender or pursuant to Section 2.21(c) above) or make other arrangements reasonably satisfactory to the Administrative Agent and to the applicable Issuing Bank and/or the Swingline Lender with respect to such LC Exposure and/or Swingline Loans and obligations to fund participations. Cash collateral (or the appropriate portion thereof) provided to reduce LC Exposure or other obligations shall be released promptly following (A) the elimination of the applicable LC Exposure or other obligations giving rise thereto (including by the termination of the Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 2.19)) or (B) the Administrative Agent’s good faith determination that there exists excess Cash collateral (including as a result of any subsequent reallocation of Swingline Loans and LC Exposure among non-Defaulting Lender described in clause (i) above);

(iii) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to this Section 2.21(d), then the fees payable to the Revolving Lenders pursuant to Sections 2.12(a) and (b), as the case may be, shall be adjusted to give effect to such reallocation; and

(iv) if any Defaulting Lender’s LC Exposure is not Cash collateralized, prepaid or reallocated pursuant to this Section 2.21(d), then, without prejudice to any rights or remedies of the applicable Issuing Bank or any Revolving Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the applicable Issuing Bank until such Defaulting Lender’s LC Exposure is Cash collateralized or reallocated.

(e) So long as any Revolving Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan, and no Issuing Bank shall be required to issue, extend, create, incur, amend or increase any Letter of Credit unless it is reasonably satisfied that the related exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders, Cash collateral provided pursuant to Section 2.21(c) and/or Cash collateral provided in accordance with Section 2.21(d), and participating interests in any such or newly issued, extended or created Letter of Credit or newly made Swingline Loan shall be allocated among Non-Defaulting Revolving Lenders in a manner consistent with Section 2.21(d)(i) (it being understood that Defaulting Lenders shall not participate therein).

(f) In the event that the Administrative Agent and the Borrower agree that any Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash collateral), then the Applicable Revolving Credit Percentage of Swingline Exposure and LC Exposure of the Revolving Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment, and on such date such Revolving Lender shall purchase at par such of the Revolving Loans of the applicable Class of the other Revolving Lenders or participations in Revolving Loans or take such other actions as the Administrative Agent determines as necessary in order for such Revolving Lender to hold such Revolving Loans or participations in accordance with its Applicable Percentage of the applicable Class or its Applicable Revolving Credit Percentage, as applicable. Notwithstanding the fact that any Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, (x) no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender and (y) except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

Section 2.22 Incremental Credit Extensions.

(a) The Borrower may, at any time, on one or more occasions pursuant to an Incremental Facility Amendment (i) add one or more Classes of term facilities by requesting new commitments to provide such term loans (any such new Class, an “Incremental Term Facility” and any loans made pursuant to an Incremental Term Facility, “Incremental Term Loans”) and/or (ii) increase the aggregate principal amount of the Revolving Loans of any existing Class by requesting new commitments to provide such Revolving Loans (any such increase, an “Incremental Revolving Facility”, and together with any Incremental Term Facility, “Incremental Facilities”; and any loans made pursuant to an Incremental Revolving Facility, “Incremental Revolving Loans” and any Incremental Revolving Loans, together with any Incremental Term Loans, “Incremental Loans”) in an aggregate outstanding principal amount not to exceed the Incremental Cap; provided, that:

(i) no Incremental Commitment in respect of any Incremental Facility may be in an amount that is less than $5,000,000 (or such lesser amount to which the Administrative Agent may reasonably agree),

(ii) except as the Borrower and any Lender may separately agree, no Lender shall be obligated to provide any Incremental Commitment, and the determination to provide any Incremental Commitment shall be within the sole and absolute discretion of such Lender,

(iii) no Incremental Facility or Incremental Loan (nor the creation, provision or implementation thereof) shall require the approval of any existing Lender other than in its capacity, if any, as a lender providing all or part of any Incremental Commitment or Incremental Loan,

(iv) except as otherwise permitted herein, (A) the representations and warranties, covenants and events of default of any Incremental Term Facility may not be materially more favorable (taken as a whole) to the relevant Incremental Lenders than the terms of any then-existing Loans or Commitments unless such terms are reasonably acceptable to the Administrative Agent (it being agreed that any terms contained in such Incremental Term Facility (x) which are applicable only after the Latest Maturity Date then in effect, (y) that are more favorable to the lenders or the agent of such Incremental Facility than those contained in the Loan Documents and are then conformed (or added) to the Loan Documents for the benefit of the Lenders or the Administrative Agent, as applicable, pursuant to the applicable Incremental Facility Amendment, and/or (z) that are consistent with current market terms and conditions (taken as a whole) at the time of incurrence or issuance (as determined by the Borrower in good faith), shall be deemed acceptable to the Administrative Agent) and (B) the terms of any Incremental Revolving Facility shall be identical to the terms of the Class being increased by such Incremental Revolving Facility (other than (x) with respect to the documentation evidencing such Incremental Revolving Facility and (y) with respect to upfront fees, OID or similar fees, it being understood that, if required to consummate such Incremental Revolving Facility increase, the interest rate margins and rate floors may be increased, any call protection provision may be made more favorable to the applicable existing Revolving Lenders and additional upfront or similar fees may be payable to the lenders providing the Incremental Revolving Facility),

(v) the final maturity date with respect to any Incremental Loans shall be no earlier than the Latest Maturity Date (or earlier than 91 days after the Latest Maturity Date then in effect in the case of any Incremental Loans that are unsecured or junior in right of payment or security to the Initial Revolving Facility),

(vi) the Weighted Average Life to Maturity of any Incremental Term Facility shall be no shorter than the remaining Weighted Average Life to Maturity of any then-existing Class of Term Loans (without giving effect to any prepayment thereof),

(vii) [reserved],

(viii) subject to clauses (iv) through (vi) above, any Incremental Term Facility may otherwise have such customary terms as agreed by the Borrower and the lenders providing such Incremental Term Facility; it being understood and agreed that any Incremental Term Facility may take the form of customary term “b” loans and/or customary term “a” loans ,

(ix) to the extent applicable, any fees payable in connection with any Incremental Facility shall be determined by the Borrower and the arrangers and/or lenders providing such Incremental Facility,

(x) (A) any Incremental Term Facility may rank pari passu with or junior to any then-existing Class of Loans in right of payment and/or security or may be unsecured (and to the extent the relevant Incremental Facility is secured or unsecured and subordinated in right of payment to the Obligations, it shall be subject to an Acceptable Intercreditor Agreement) and (B) no Incremental Facility may be (x) guaranteed by any Person (it being understood that the obligations of any Person with respect to any escrow arrangement into which such Incremental Facility proceeds are deposited shall not constitute a guarantee) other than a Loan Guarantor or (y) secured by any assets other than the Collateral (other than with respect to proceeds of such Incremental Facility that are subject to (and only for so long as they are subject to) an escrow or other similar arrangements and any related deposit of Cash or Cash Equivalents to cover interest and premium with respect to such Incremental Facility),

(xi) [reserved],

(xii) subject to Section 1.10(a), except as otherwise agreed by the lenders providing the relevant Incremental Facility, no Event of Default shall exist immediately prior to or after giving effect to such Incremental Facility,

(xiii) the proceeds of any Incremental Facility may be used for working capital and/or other general corporate purposes (including capital expenditures, acquisitions, Investments, Restricted Payments and Restricted Debt Payments and related fees and expenses) and any other use not prohibited by this Agreement, and

(xiv) if such Incremental Revolving Facility establishes Revolving Commitments of the same Class as any then-existing Class of Revolving Commitments, (1) each Revolving Lender immediately prior to the effectiveness of any Incremental Facility will automatically and without further act be deemed to have assigned to each relevant Incremental Revolving Lender, and each relevant Incremental Revolving Lender will automatically and without further act be deemed to have assumed a portion of such Revolving Lender’s participations hereunder in outstanding Letters of Credit and Swingline Loans such that, after giving effect to each deemed assignment and assumption of participations, all of the Revolving Lenders’ (including each Incremental Revolving Lender) (x) participations hereunder in Letters of Credit and (y) participations hereunder in Swingline Loans shall be held on a pro rata basis on the basis of their respective Revolving Commitments (after giving effect to any increase in the Revolving Commitment pursuant to this Section 2.22) and (2) the existing Revolving Lenders of the applicable Class shall assign Revolving Loans to certain other Revolving Lenders of such Class (including the Revolving Lenders providing the relevant Incremental Revolving Facility), and such other Revolving Lenders (including the Revolving Lenders providing the relevant Incremental Revolving Facility) shall purchase such Revolving Loans, in each case to the extent necessary so that all of the Revolving Lenders of such Class participate in each outstanding Borrowing of Revolving Loans pro rata on the basis of their respective Revolving Commitments of such Class (after giving effect to any increase in the Revolving Commitment pursuant to this Section 2.22); it being understood and agreed that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to this clause (xiv); provided, that no Incremental Commitment shall be reduced prior to the Termination Date, other than in connection with any prepayment and/or reduction of the Revolving Commitments as set forth in Section 2.09(b) and/or Section 2.11(b); it is expressly understood and agreed that such prepayment and reduction under Section 2.09(b) and/or Section 2.11(b) of the applicable Incremental Revolving Commitment shall be made on a pro-rata basis with the then existing Revolving Commitments; and

(xv) on the date of effectiveness of any Incremental Revolving Facility, the Letter of Credit Sublimit and/or the maximum amount of LC Exposure and/or Swingline Loans, as applicable, permitted hereunder shall increase by an amount, if any, agreed upon by the Borrower, the Administrative Agent and the relevant Issuing Banks and/or Swingline Lender, as applicable; it being understood and agreed that the Borrower and any Lender providing any Incremental Revolving Facility may agree that such Lender will provide a portion of the Letter of Credit Sublimit in excess of its Applicable Percentage thereof.

(b) Incremental Commitments may be provided by any existing Lender, or by any other Eligible Assignee (any such other lender being called an “Incremental Lender”); provided, that the Administrative Agent (and, in the case of any Incremental Revolving Commitments, any Issuing Bank and the Swingline Lender) shall have a right to consent (such consent not to be unreasonably withheld or delayed) to the relevant Incremental Lender’s provision of Incremental Commitments if such consent would be required under Section 9.05(b) for an assignment of Loans to such Incremental Lender.

(c) Each Lender or Incremental Lender providing a portion of any Incremental Commitment shall execute and deliver to the Administrative Agent and the Borrower all such documentation (including the relevant Incremental Facility Amendment) as may be reasonably required by the Administrative Agent to evidence and effectuate such Incremental Commitment. On the effective date of such Incremental Commitment, each Incremental Lender shall become a Lender for all purposes in connection with this Agreement.

(d) As conditions precedent to the effectiveness of any Incremental Facility or the making of any Incremental Loans, (i) upon its request, the Administrative Agent shall be entitled to receive customary written opinions of counsel, as well as such reaffirmation agreements, supplements and/or amendments as it shall reasonably require, (ii) the Administrative Agent shall be entitled to receive, from each Incremental Lender, an Administrative Questionnaire and such other documents as it shall reasonably require from such Incremental Lender, (iii) the Administrative Agent shall have received, on behalf of the Incremental Lenders, the amount of any fees payable to the Incremental Lenders in respect of such Incremental Facility or Incremental Loans, (iv) subject to Section 2.22(e), the Administrative Agent shall have received a Borrowing Request as if the relevant Incremental Loans were subject to Section 2.03 or another written request the form of which is reasonably acceptable to the Administrative Agent (it being understood and agreed that the requirement to deliver a Borrowing Request shall not result in the imposition of any additional condition precedent to the availability of the relevant Incremental Loans) and (v) the Administrative Agent shall be entitled to receive a certificate of the Borrower signed by a Responsible Officer thereof:

(A) certifying and attaching a copy of the resolutions adopted by the governing body of the Borrower approving or consenting to such Incremental Facility or Incremental Loans, and

(B) to the extent applicable, certifying that the condition set forth in Section 2.22(a)(xii) above has been satisfied.

Notwithstanding anything herein to the contrary, the Administrative Agent shall have no obligation to confirm or otherwise ascertain whether any conditions precedent to the effectiveness of any Incremental Facility or the making of any Incremental Loans or the execution of any Incremental Facility Amendment have been satisfied and shall incur no liability in connection with executing any Incremental Facility Amendment.

(e) The Lenders hereby irrevocably authorize the Administrative Agent to enter into any Incremental Facility Amendment and/or any amendment to any other Loan Document as may be necessary in order to establish new Classes or sub-Classes in respect of Loans or Commitments pursuant to this Section 2.22 and such technical amendments as may be necessary or appropriate in connection with the establishment of such new Classes or sub-Classes, in each case, on terms consistent with this Section 2.22.

(f) Notwithstanding anything to the contrary in this Section 2.22 or in any other provision of any Loan Document, if the proceeds of any Incremental Facility are intended to be applied to finance an acquisition or other Investment and the lenders providing such Incremental Facility so agree, the availability thereof shall be subject to customary “SunGard” or “certain funds” conditionality; provided, that if such Incremental Facility increases the Commitments of an existing Class, then such “SunGard” or “certain funds” conditionality shall only apply to the establishment of such Incremental Facility and not any borrowings thereunder.

(g) This Section 2.22 shall supersede any provision in Sections 2.18 or 9.02 to the contrary.

Section 2.23 Extensions of Loans.

(a) Extension of Revolving Commitments. The Borrower may at any time and from time to time request that (i) all or a portion of the Revolving Commitments of any Class (each, an “Existing Revolving Class”) be converted or exchanged to extend the scheduled Maturity Date(s) of any payment of principal with respect to all or a portion of any principal amount of such Revolving Commitments (any such Revolving Commitments which have been so extended, “Extended Revolving Commitments”) and (ii) to provide for other terms consistent with this Section 2.23. Prior to entering into any Extension Amendment with respect to any Extended Revolving Commitments the Borrower shall provide written notice to the Administrative Agent (and the Administrative Agent shall provide a copy of such notice to each of the Lenders under the applicable Existing Revolving Class, with such request offered equally to all such Lenders of such Existing Revolving Class) (each, an “Extension Request”) setting forth the proposed terms of the Extended Revolving Commitments to be established, which terms shall be identical in all material respects to the Revolving Commitments of the Existing Revolving Class from which they are to be extended, except that (i) the scheduled final maturity date shall be extended to a later date than the scheduled final maturity date of the Revolving Commitments of such Existing Revolving Class; provided, however, that at no time shall there be any Classes hereunder (including Extended Revolving Commitments) which have more than four (4) different Maturity Dates (unless otherwise consented to by the Administrative Agent), (ii)(A) the interest rates (including through fixed interest rates), interest margins, rate Floors, upfront fees, funding discounts, original issue discounts and voluntary prepayment terms and premiums with respect to the Extended Revolving Commitments may be different than those for the Revolving Commitments of such Existing Revolving Class and/or (B) additional fees and/or premiums may be payable to the Lenders providing such Extended Revolving Commitments in addition to any of the items contemplated by the preceding clause (ii)(A), in each case, to the extent provided in the applicable Extension Amendment, (iii)(A) except as provided under clause (iii)(B) below, all borrowings under the Extended Revolving Commitments of the applicable Revolving Extension Series and repayments thereunder (other than permanent repayments) may be made on a pro rata basis, less than a pro rata basis or greater than a pro rata basis and (B) the permanent repayment of outstanding Revolving Loans under the Extended Revolving Commitments in connection with a termination of Extended Revolving Commitments may be made on a pro rata basis or less than a pro rata basis (or greater than a pro rata basis (I) with respect to (x) repayments required upon the Maturity Date of the non-extending Revolving Commitments or the Extended Revolving Commitments and (y) repayments made in connection with any refinancing of Extended Revolving Commitments or (II) as compared to any other Revolving Commitments with a later maturity date than such Extended Revolving Commitments), in each case, under this clause (iii), with all other Revolving Commitments and (iv) the Extension Amendment may provide for such other terms and conditions (other than as provided in the foregoing clauses (i) through (iii)) with respect to the Extended Revolving Commitments that either, at the option of the Borrower, (A) if otherwise not consistent with the Existing Revolving Class, subject to such Extension Request, are not materially more restrictive to the Borrower (as determined by the Borrower in good faith), when taken as a whole, than the terms of such Existing Revolving Class subject to such Extension Request, except, in each case, under this clause (iv)(A), with respect to (I) covenants and other terms applicable solely to any period after the Latest Maturity Date in respect of such Class subject to such Extension Request in effect immediately prior to such Extension Amendment, (II) a Previously Absent Financial Maintenance Covenant (so long as, to the extent that any such terms of any Extended Revolving Commitments contain a Previously Absent Financial Maintenance Covenant that is in effect prior to the applicable Latest Maturity Date of the Revolving Facility such Previously Absent Financial Maintenance Covenant shall be included for the benefit of the Revolving Facility), (III) terms that are, taken as a whole, more favorable to the lenders providing (x) such Extended Revolving Commitments than the terms of the Revolving Facility and are then conformed (or added) to the terms of the Revolving Facility or (IV) terms that are consistent with current market terms and conditions (taken as a whole) at the time of such extension

(as determined by the Borrower in good faith), or (B) such terms as are reasonably satisfactory to the Administrative Agent (or in the case of the Revolving Facility, solely to the extent that such terms, provisions and documentation with respect to the Revolving Facility would require consent of any Class of Lenders other than the applicable Revolving Lenders under Section 9.02) (provided, that, at the Borrower’s election, (x) to the extent any term or provision is added for the benefit of the Lenders of Extended Revolving Commitments, no consent shall be required from the Administrative Agent or any Lender to the extent that such term or provision is also added, or the features of such term or provision are provided, for the benefit of the Lenders of the Initial Revolving Facility or (y) to the extent any term or provision is added for the benefit of the Lenders of Extended Revolving Commitments, no consent shall be required from the Administrative Agent unless the addition of such term or provision (or the provision of the features thereof) to the Revolving Facility would require the consent of any Class of Lenders other than the applicable Revolving Lenders under Section 9.02 or any Lender to the extent that such term or provision is also added, or the features of such term or provision are provided, for the benefit of the Lenders of the Initial Revolving Facility). No Lender shall have any obligation to agree to have any of its Revolving Commitments of any Existing Revolving Class converted into Extended Revolving Commitments pursuant to any Extension Request. Any Extended Revolving Commitments extended pursuant to any Extension Request shall be designated a series (each, a “Revolving Extension Series”) of Extended Revolving Commitments for all purposes of this Agreement and shall constitute a separate Class of Revolving Commitments from the Existing Revolving Class from which they were extended; provided, that any Extended Revolving Commitments amended from an Existing Revolving Class may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Revolving Extension Series with respect to such Existing Revolving Class.

(b) Extension Request. The Borrower shall provide the applicable Extension Request to the Administrative Agent at least five (5) Business Days (or such shorter period as the Administrative Agent may determine) prior to the date on which Lenders under the applicable Existing Revolving Class are requested to respond. Any Revolving Lender with a Revolving Commitment under an Existing Revolving Class (each, an “Extending Revolving Lender”) wishing to have all or a portion of its Revolving Commitments of an Existing Revolving Class or Existing Revolving Classes, as applicable, subject to such Extension Request converted or exchanged into Extended Revolving Commitments, as applicable, shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Revolving Commitments which it has elected to convert or exchange into Extended Revolving Commitments, as applicable. In the event that the aggregate principal amount of Revolving Commitments subject to Extension Elections exceeds the amount of Extended Revolving Commitments requested to be extended pursuant to the Extension Request, the Revolving Commitments subject to Extension Elections shall be converted or exchanged as directed by the Borrower.

(c) Extension Amendment. Extended Revolving Commitments shall be established pursuant to an amendment (each, an “Extension Amendment”) to this Agreement (which, notwithstanding anything to the contrary set forth in Section 9.02, shall not require the consent of any Lender, other than the Extending Revolving Lenders with respect to the Extended Revolving Commitments established thereby, as the case may be) executed by Holdings, the Borrower, the Administrative Agent and the applicable Extending Revolving Lenders, it being understood that such Extension Amendment shall not require the consent of any Lender, other than (a) the Extending Revolving Lenders with respect to the Extended Revolving Commitments established thereby and (b) with respect to any extension of the Revolving Commitments that results in an extension of Issuing Bank’s obligations with respect to Letters of Credit, the consent of such Issuing Bank. Each request for a Revolving Extension Series of Extended Revolving Commitments proposed to be incurred under this Section 2.23 shall be in an aggregate principal amount that is not less than $5,000,000 (it being understood that the actual principal amount thereof provided by the applicable Lenders may be lower than such minimum amount), and the Borrower may condition the effectiveness of any Extension Amendment on an Extension Minimum Condition, which may be waived by the Borrower in its sole discretion. In addition to any terms and changes required or permitted by Section 2.23(a), each of the parties hereto agrees that this Agreement and the other Loan Documents may be amended pursuant to an Extension Amendment, without the consent of any other Lenders, to the extent necessary to reflect the existence and terms of the Extended Revolving Commitments, as applicable, incurred pursuant thereto. Notwithstanding anything to the contrary in Section 9.02, (a) each Extension Amendment may, without the consent of any other Loan Party or Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable determination of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.23 including to effect technical and corresponding amendments to this Agreement and the other Loan Documents and (b) at the option of the Borrower in consultation with the Administrative Agent incorporate terms that would be favorable to existing Lenders of the applicable Class or Classes for the benefit of such existing Lenders of the applicable Class or Classes, in each case, under this clause (b), so long as the Administrative Agent reasonably agrees that such modification is favorable to the applicable Lenders. In connection with any Extension Amendment, the Borrower shall, if reasonably requested by the Administrative Agent, deliver customary reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent in order to ensure that such Extended Revolving Commitments are provided with the benefit of the applicable Loan Documents.

(d) Notwithstanding anything to the contrary contained in this Agreement, on any date on which any Existing Revolving Class is converted or exchanged to extend the related scheduled maturity date(s) in accordance with Section 2.23(a), in the case of the existing Revolving Commitments, of each Extending Revolving Lender, the aggregate principal amount of such existing Loans shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Revolving Commitments so converted or exchanged by such Lender on such date, and the Extended Revolving Commitments shall be established as a separate Class, except as otherwise provided under Section 2.23(a). All Letters of Credit shall be participated on a pro rata basis by each Lender with a Revolving Commitment in accordance with its percentage of the Revolving Commitments existing on the date of the Extension of such Extended Revolving Commitments, without giving effect to changes thereto on an earlier Maturity Date with respect to Letters of Credit theretofore issued).

(e) No conversion or exchange of Loans or Revolving Commitments pursuant to any Extension Amendment in accordance with this Section 2.23 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

(f) This Section 2.23 shall supersede any provisions in Sections 2.18(a), 2.18(c) or 9.02 to the contrary. For the avoidance of doubt, any of the provisions of this Section 2.23 may be amended with the consent of the Administrative Agent (or the applicable Lenders, if applicable).

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

As and when required pursuant to Section 4.01 and Section 4.02 hereof, as applicable, Holdings (solely with respect to Sections 3.01, 3.02, 3.03, 3.06, 3.07, 3.08, 3.09, 3.11, 3.13, 3.14, 3.16 and 3.17) and the Borrower hereby represents and warrants to the Lenders that:

Section 3.01 Organization; Powers. Holdings, the Borrower and each Subsidiary (a) is (i) duly organized and validly existing and (ii) in good standing (to the extent such concept exists in the relevant jurisdiction) under the Requirements of Law of its jurisdiction of organization, (b) has all requisite organizational power and authority to own its assets and to carry on its business as now conducted and (c) is qualified to do business in, and is in good standing (to the extent such concept exists in the relevant jurisdiction) in, every jurisdiction where the ownership, lease or operation of its properties or conduct of its business requires such qualification, except, in each case referred to in this Section 3.01 (other than clause (a)(i) and clause (b), in each case, with respect to the Borrower) where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.02 Authorization; Enforceability. The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party are within such Loan Party’s corporate or other organizational power and have been duly authorized by all necessary corporate or other organizational action of such Loan Party. Each Loan Document to which any Loan Party is a party has been duly executed and delivered by such Loan Party and is a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to the Legal Reservations.

Section 3.03 Governmental Approvals; No Conflicts. The execution and delivery of each Loan Document by each Loan Party thereto and the performance by such Loan Party thereof (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) in connection with the Perfection Requirements and (iii) such consents, approvals, registrations, filings, or other actions the failure to obtain or make which could not be reasonably expected to have a Material Adverse Effect, (b) will not violate any (i) of such Loan Party’s Organizational Documents or (ii) Requirement of Law applicable to such Loan Party which violation, in the case of this clause (b)(ii), could reasonably be expected to have a Material Adverse Effect and (c) will not violate or result in a default under any other material Contractual Obligation to which such Loan Party is a party which violation, in the case of this clause (c), could reasonably be expected to result in a Material Adverse Effect.

Section 3.04 Financial Condition; No Material Adverse Effect.

(a) The financial statements most recently provided pursuant to Section 5.01(a) or (b), as applicable, present fairly, in all material respects, the financial condition and results of operations and cash flows of the Borrower on a consolidated basis as of such dates and for such periods in accordance with GAAP, (i) except as otherwise expressly noted therein and/or (ii) subject, in the case of quarterly financial statements, to the absence of footnotes and normal year-end adjustments.

(b) Since the Closing Date, there have been no events, developments or circumstances that have had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.05 Properties.

(a) As of the Closing Date, Schedule 3.05 sets forth the address of each Real Estate Asset (or each set of such assets that collectively comprise one operating property) that is owned in fee simple by any Loan Party.

(b) The Borrower and each of its Subsidiaries have good and valid fee simple title to or rights to purchase, or valid leasehold interests in, or easements or other limited property interests in, all of their respective Real Estate Assets and have good title to their personal property and assets, in each case, (i) subject to Permitted Liens and (ii) except where the failure to have such title would not reasonably be expected to have a Material Adverse Effect.

(c) The Borrower and each of its Subsidiaries own or otherwise have a license or right to use all rights in Patents, Trademarks, Copyrights and other rights in works of authorship (including all Copyrights embodied in software) and all other intellectual property rights (“IP Rights”) as such rights are used to conduct their respective businesses as presently conducted without, to the knowledge of the Borrower, any infringement or misappropriation of the IP Rights of third parties, except to the extent the failure to own or license or have rights to use any such IP Rights would not, or where the infringement or misappropriation of any IP Rights of any third party would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.06 Litigation and Environmental Matters.

(a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against or affecting Holdings and/or any of its Subsidiaries which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) Except for any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (i) neither Holdings nor any of its Subsidiaries is subject to any pending, or to the knowledge of the Borrower, threatened Environmental Claim or knows of any basis for Environmental Liability and (ii) neither Holdings nor any of its Subsidiaries has failed to comply with any Environmental Law or to obtain, maintain or comply with any Governmental Authorization, permit, license or other approval required under any Environmental Law.

(c) Neither Holdings nor any of its Subsidiaries has treated, stored, transported or Released any Hazardous Materials on, at, under or from any currently or formerly owned, leased or operated real estate or facility, or at any other site, in a manner that would reasonably be expected to have a Material Adverse Effect.

Section 3.07 Compliance with Laws. Each of Holdings, the Borrower and its Subsidiaries is in compliance with all Requirements of Law applicable to it or its property, except, in each case, where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; it being understood and agreed that this Section 3.07 shall not apply to the Requirements of Law covered by Section 3.17 below.

Section 3.08 Investment Company Status. No Loan Party is an “investment company” as defined in, or is required to be registered under, the Investment Company Act of 1940.

Section 3.09 Taxes. Each of Holdings, the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it that are due and payable, except (a) Taxes (or any requirement to file Tax returns with respect thereto) that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.10 ERISA.

(a) Each Plan is in compliance in form and operation with its terms and with ERISA and the Code and all other applicable Requirements of Law, except where any failure to comply would not reasonably be expected to result in a Material Adverse Effect.

(b) In the five-year period prior to the date on which this representation is made or deemed made, no ERISA Event has occurred and is continuing that, when taken together with all other such ERISA Events for which liability has occurred during such five-year period, would reasonably be expected to result in a Material Adverse Effect.

Section 3.11 Disclosure.

(a) As of the Closing Date, all written information (other than (i) any financial projections, forecasts, financial estimates, other forward-looking information and/or projected information (collectively, “Projections”) and (ii) information of a general economic or industry-specific nature) concerning Holdings, the Borrower and its Subsidiaries prepared by or on behalf of Holdings or its Subsidiaries or their respective representatives on their behalf and made available to any Lender or the Administrative Agent in connection with the Transactions on or before the Closing Date (the “Information”), when taken as a whole, did not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time).

(b) The Projections have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time furnished (it being recognized that such Projections are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond the Borrower’s control, that no assurance can be given that any particular financial projections will be realized, that actual results may differ from projected results and that such differences may be material).

Section 3.12 Solvency. As of the Closing Date and after giving effect to the Transactions and the incurrence of the Indebtedness and obligations being incurred in connection with this Agreement and the Transactions, (a) the sum of the debt (including contingent liabilities) of the Borrower and its Subsidiaries, taken as a whole, does not exceed the fair value of the assets (on a going concern basis) of the Borrower and its Subsidiaries, taken as a whole, (b) the capital of the Borrower and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Borrower and its Subsidiaries, taken as a whole, contemplated as of the Closing Date; and (c) the Borrower and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debt as they mature in accordance with their terms. For the purposes of this Section 3.12, the amount of any contingent liability at any time will be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Section 3.13 Subsidiaries. Schedule 3.13 sets forth, in each case as of the Closing Date, (a) a correct and complete list of the name of Holdings, the Borrower and each Subsidiary of the Borrower and the ownership interest therein held by Holdings, the Borrower or its applicable Subsidiary, and (b) the type of entity of Holdings, the Borrower and each of its Subsidiaries.

Section 3.14 Security Interest in Collateral. Subject to the Legal Reservations, the Perfection Requirements and the provisions, limitations and/or exceptions set forth in this Agreement and/or any other Loan Document, the Collateral Documents create legal, valid and enforceable Liens on all of the Collateral in favor of the Administrative Agent, for the benefit of itself and the other Secured Parties, and upon the satisfaction of the applicable Perfection Requirements, such Liens constitute perfected Liens (with the priority that such Liens are expressed to have under the relevant Collateral Documents, unless otherwise permitted hereunder or under any Collateral Document and any Surety Bond Intercreditor Agreement, if applicable) on the Collateral (to the extent such Liens are required to be perfected under the terms of the Loan Documents) securing the Secured Obligations, in each case, as and to the extent set forth therein.

For the avoidance of doubt, notwithstanding anything herein or in any other Loan Document to the contrary, neither the Borrower nor any Loan Party makes any representation or warranty as to (A) the effect of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Capital Stock of any Non-U.S. Subsidiary, or as to the rights and remedies of the Administrative Agent or any Lender with respect thereto, under foreign Requirements of Law, (B) the enforcement of any security interest, or right or remedy with respect to any Collateral that may be limited or restricted by, or require any consent, authorization approval or license under, any Requirement of Law or (C) on the Closing Date and until required pursuant to Section 5.12, the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or enforceability of any pledge or security interest to the extent the same is not required on the Closing Date pursuant to the terms hereof.

Section 3.15 Labor Disputes. Except as individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect, (a) there are no strikes, lockouts or slowdowns against the Borrower or any of its Subsidiaries pending or, to the knowledge of the Borrower or any of its Subsidiaries, threatened and (b) the hours worked by and payments made to employees of the Borrower and its Subsidiaries are not in violation of the Fair Labor Standards Act or any other applicable Requirements of Law dealing with such matters.

Section 3.16 Federal Reserve Regulations. No part of the proceeds of any Loan or any Letter of Credit have been used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that results in a violation of the provisions of Regulation U.

Section 3.17 OFAC; USA PATRIOT ACT and FCPA.

(a) (i) None of Holdings, the Borrower nor any Subsidiary nor, to the knowledge of the Borrower, any director, officer or employee of any of the foregoing is the subject of any sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), the Treasury of the U.S. Department of State, the United Nations Security Council, the European Union, any European Union

member state, or His Majesty’s Treasury of the United Kingdom (such sanctions, “Sanctions”); and (ii) the Borrower will not directly or, to its knowledge, indirectly, use the proceeds of the Loans or Letters of Credit or otherwise make available such proceeds to any Person for the purpose of financing the activities of any Person that is the subject of any Sanctions, except to the extent licensed or otherwise approved by the applicable Sanctions authorities.

(b) To the extent applicable, each Loan Party and each of its Subsidiaries is in compliance, in all material respects, with the USA PATRIOT Act and Sanctions.

(c) Neither Holdings nor any of its Subsidiaries nor, to the knowledge of the Borrower, any director, officer, agent (solely to the extent acting in its capacity as an agent for Holdings, the Borrower or any of its Subsidiaries) or employee of Holdings or any of its Subsidiaries, has in the last five years taken any action, directly or indirectly, that would result in a material violation by any such Person of the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), including, without limitation, making any offer, payment, promise to pay or authorization or approval of the payment of any money, or other property, gift, promise to give or authorization of the giving of anything of value, directly or indirectly, to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in each case, in contravention of the FCPA or any applicable anti-corruption or anti-briberty Requirement of Law of any Governmental Authority. The Borrower has not directly or, to its knowledge, indirectly, used the proceeds of the Loans or Letters of Credit or otherwise made available such proceeds to any governmental official or employee, political party, official of a political party, candidate for public office or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage in violation of the FCPA or any applicable anti-corruption or anti-bribery Requirement of Law of any Governmental Authority.

The representations and warranties set forth above in this Section 3.17 made by or on behalf of any Non-U.S. Subsidiary are subject to and limited by any Requirement of Law applicable to such Non-U.S. Subsidiary; it being understood and agreed that to the extent that any Non-U.S. Subsidiary is unable to make any representation or warranty set forth in this Section 3.17 as a result of the application of this sentence, such Non-U.S. Subsidiary shall be deemed to have represented and warranted that it is in compliance, in all material respects, with any equivalent Requirement of Law relating to anti-terrorism, anti-corruption, anti-bribery or anti-money laundering that is applicable to such Non-U.S. Subsidiary in its relevant local jurisdiction of organization.

ARTICLE 4

CONDITIONS

Section 4.01 Closing Date. The obligations of (i) each Lender to make Loans and (ii) any Issuing Bank to issue Letters of Credit, in each case, under this Agreement on the Closing Date, shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) Credit Agreement and Loan Documents. The Administrative Agent and the Lenders (or their respective counsel) shall have received from each Loan Party to the extent party thereto, a counterpart signed by such Loan Party (or written evidence reasonably satisfactory to the Administrative Agent and each Lender to the extent party thereto (which may include a copy transmitted by facsimile or other electronic method) that such party has signed a counterpart) of (A) this Agreement, (B) the Agent Fee Letter, (C) the Security Agreement, (D) the Loan Guaranty, (E) any Intellectual Property Security Agreement, (F) each Promissory Note requested by a Lender at least three Business Days prior to the Closing Date, (G) a Perfection Certificate and (G) a Borrowing Request as required by Section 2.03.

(b) Legal Opinion. The Administrative Agent and the Lenders (or their respective counsel shall have received a customary written opinion of Weil, Gotshal & Manges LLP, in its capacity as special counsel for the Loan Parties dated the Closing Date and addressed to the Administrative Agent and the Lenders and each Issuing Bank.

(c) Financial Statements. The Lenders shall have received the unaudited financial statements consisting of the balance sheet of Parent and its Subsidiaries as at September 30, 2025 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the three-month period then ended.

(d) Secretary’s Certificate and Good Standing Certificates. The Administrative Agent and the Lenders (or their respective counsel) shall have received (i) a certificate of the Borrower and each Loan Guarantor, dated the Closing Date and executed by a secretary, assistant secretary or other Responsible Officer thereof, which shall (A) certify that (w) attached thereto is a true and complete copy of the certificate of formation (or equivalent formation document) of the Borrower or such Loan Guarantor, certified by the relevant authority of its jurisdiction of organization, (x) the certificate of formation (or equivalent formation document) of the Borrower or such Loan Guarantor attached thereto has not been amended (except as attached thereto) since the date reflected thereon, (y) attached thereto is a true and correct copy of the operating agreement (or equivalent governing document) of the Borrower or such Loan Guarantor, together with all amendments thereto as of the Closing Date and such operating agreement (or equivalent governing document) is in full force and effect and (z) attached thereto is a true and complete copy of the resolutions or written consent, as applicable, of its board of directors, board of managers, sole member or other applicable governing body authorizing the execution and delivery of the Loan Documents, which resolutions or consent have not been modified, rescinded or amended (other than as attached thereto) and are in full force and effect, and (B) identify by name and title and bear the signatures of the officers, managers or other authorized signatories of the Borrower or such Loan Guarantor who are authorized to sign the Loan Documents to which the Borrower or such Loan Guarantor is a party on the Closing Date and (ii) a good standing (or equivalent) certificate for the Borrower from the relevant authority of its jurisdiction of organization, dated as of a recent date.

(e) Representations and Warranties. The representations and warranties of each Loan Party set forth in Article 3 and each other Loan Document shall be true and correct in all material respects on and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, provided, however, that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(f) Fees. Prior to or substantially concurrently with the establishment of the Initial Revolving Facility on the Closing Date, (i) all fees required to be paid on the Closing Date pursuant to the Fee Letters and (ii) all expenses required to be paid by the Borrower for which invoices have been presented at least three Business Days prior to the Closing Date or such later date to which the Borrower may agree (including the reasonable fees and expenses of legal counsel required to be paid), in each case, on or before the Closing Date, which amounts may be offset against the proceeds of the Loans.

(g) Closing Date Transactions. Prior to or substantially contemporaneously with the establishment of the Initial Revolving Facility on the Closing Date, the Transactions shall have been consummated.

(h) Solvency. The Administrative Agent and the Lenders (or their respective counsel) shall have received a certificate in substantially the form of Exhibit O from the chief financial officer (or other officer with reasonably equivalent responsibilities) of the Borrower dated as of the Closing Date and certifying to the matters set forth therein.

(i) No Default or Event of Default. No Default or Event of Default shall exist or would result from the consummation of the Transactions on the Closing Date (including from the funding thereof.

(j) Filings, Registrations and Recordings. Except as may otherwise be agreed by the Administrative Agent, the Administrative Agent shall have received for each Loan Party (i) Uniform Commercial Code financing statements (or the analogous applicable documents) in appropriate form for filing in such jurisdictions as the Administrative Agent may reasonably request and (ii) certificates, if any, representing pledged Capital Stock constituting certificated securities accompanied by undated stock powers executed and blank and instruments, if any, evidencing pledged Indebtedness indorsed in blank.

(k) USA PATRIOT Act, etc. The Administrative Agent shall have received, at least three (3) Business Days prior to the Closing Date, (i) all documentation and other information required by regulatory authorities with respect to the Borrower, in each case, under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act and (ii) if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to the Borrower, in each case, that has been reasonably requested by any Lender in writing at least ten (10) Business Days in advance of the Closing Date.

(l) Material Adverse Effect. There shall not have occurred since September 30, 2025, a Material Adverse Effect.

(m) Officer’s Certificate. The Administrative Agent shall have received a customary certificate from a Responsible Officer of the Borrower certifying the satisfaction of the conditions precedent set forth in Sections 4.01(e), (i) and (l).

For purposes of determining whether the conditions specified in this Section 4.01 have been satisfied on the Closing Date, by funding the Loans hereunder, the Administrative Agent and each Lender shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to the Administrative Agent or such Lender, as the case may be.

Section 4.02 Each Credit Extension. After the Closing Date, the obligation of each Revolving Lender and each Issuing Bank to make any Credit Extension is subject to the satisfaction of the following conditions:

(a) (i) In the case of any Borrowing, the Administrative Agent shall have received a Borrowing Request as required by Section 2.03 or (ii) in the case of the issuance of any Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a Letter of Credit Request as required by Section 2.05(b) or (iii) in the case of any Borrowing of Swingline Loans, the Swingline Lender and the Administrative Agent shall have received a request as required by Section 2.04(a).

(b) The representations and warranties of the Loan Parties set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of any such Credit Extension with the same effect as though such representations and warranties had been made on and as of the date of such Credit Extension; provided, that to the extent that any representation and warranty specifically refers to a given date or period, it shall be true and correct in all material respects as of such date or for such period; provided, however, that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates or for such periods.

(c) At the time of and immediately after giving effect to the applicable Credit Extension, no Event of Default or Default has occurred and is continuing.

Each Credit Extension after the Closing Date shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (b) and (c) of this Section.

ARTICLE 5

AFFIRMATIVE COVENANTS

From the Closing Date until the date on which all Commitments have expired or terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document (other than (i) contingent indemnification obligations for which no claim or demand has been made and (ii) Banking Services Obligations or obligations under Hedge Agreements as to which arrangements reasonably satisfactory to the applicable counterparty have been made) have been paid in full in Cash and all Letters of Credit have expired or have been terminated (or have been (x) collateralized or back-stopped by a letter of credit or otherwise in a manner reasonably satisfactory to the relevant Issuing Bank or (y) deemed reissued under another agreement in a manner reasonably acceptable to the applicable Issuing Bank and the Administrative Agent) and all LC Disbursements have been reimbursed (such date, the “Termination Date”), Holdings (solely with respect to Section 5.02, 5.03 and 5.14) the Borrower hereby covenants and agrees with the Lenders that:

Section 5.01 Financial Statements and Other Reports. The Borrower will deliver to the Administrative Agent for delivery by the Administrative Agent, subject to Section 9.05(f), to each Lender:

(a) Quarterly Financial Statements. Within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, commencing with the Fiscal Quarter ending on or about March 31, 2026, the consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income or operations and cash flows of the Borrower and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, and, commencing after the completion of the fourth full Fiscal Quarter ended after the Closing Date for which financial statements were delivered pursuant to this Section 5.01(a), setting forth, in reasonable detail, in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail, together with a Responsible Officer Certification (which may be included in the applicable Compliance Certificate) with respect thereto;

(b) Annual Financial Statements. Within 90 days after the end of each Fiscal Year ending after the Closing Date, (i) the consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income or operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for such Fiscal Year and, commencing after the completion of the second full Fiscal Year ended after the Closing Date, setting forth, in reasonable detail, in comparative form the corresponding figures for the previous Fiscal Year and (ii) with respect to such consolidated financial statements, a report thereon of an independent certified public accountant of recognized national standing (which report shall not be subject to (x) a “going concern” qualification (except as resulting from (A) the impending maturity of any Indebtedness, (B) the breach or anticipated breach of any financial covenant and/or (C) the activities, operations, assets or liabilities of any Unrestricted Subsidiary) but may include a “going concern” explanatory paragraph or like statement or (y) a qualification as to the scope of such audit), and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Borrower and its Subsidiaries as at the dates indicated and its income and cash flows for the periods indicated in conformity with GAAP;

(c) Compliance Certificate. Together with each delivery of financial statements of the Borrower and its Subsidiaries pursuant to Sections 5.01(a) and (b), (i) a duly executed and completed Compliance Certificate and (ii) a Narrative Report;

(d) [reserved];

(e) Notice of Default. Promptly upon any Responsible Officer of the Borrower obtaining knowledge of (i) any Default or Event of Default or (ii) the occurrence of any event or change that has caused or evidences or would reasonably be expected to cause or evidence, either individually or in the aggregate, a Material Adverse Effect, a reasonably-detailed written notice specifying the nature and period of existence of such condition, event or change and what action the applicable Loan Party has taken, is taking and proposes to take with respect thereto;

(f) Notice of Litigation. Promptly upon any Responsible Officer of the Borrower obtaining knowledge of (i) the institution of any Adverse Proceeding not previously disclosed in writing by the Borrower to the Administrative Agent, or (ii) any material development in any Adverse Proceeding that, in the case of either of clauses (i) or (ii), could reasonably be expected to have a Material Adverse Effect, written notice thereof from the Borrower together with such other non-privileged information as may be reasonably available to the Loan Parties to enable the Lenders to evaluate such matters;

(g) ERISA. Promptly upon any Responsible Officer of the Borrower becoming aware of the occurrence of any ERISA Event that could reasonably be expected to have a Material Adverse Effect, a written notice specifying the nature thereof;

(h) [reserved];

(i) Information Regarding Collateral. Prompt (and, in any event, within 75 days of the relevant change) written notice to the Administrative Agent of any change (i) in any Loan Party’s legal name, (ii) in any Loan Party’s type of organization, (iii) in any Loan Party’s jurisdiction of organization or (iv) in any Loan Party’s organizational identification number, in each case, to the extent such information is necessary to enable the perfection or the maintenance of the perfection and priority of the Administrative Agent’s security interest in the Collateral of the relevant Loan Party, together with a certified copy of the applicable Organizational Document reflecting the relevant change;

(j) Unrestricted Subsidiary Reconciliation. Concurrently with delivery to the Administrative Agent of each set of consolidated financial statements referred to in Section 5.01(a) and 5.01(b), the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements;

(k) Certain Reports. Promptly upon their becoming available and without duplication of any obligations with respect to any such information that is otherwise required to be delivered under the provisions of any Loan Document, copies of (i) all financial statements, reports, notices and proxy statements sent or made available generally by the Borrower, Holdings or its applicable Parent Company to its security holders acting in such capacity and (ii) all regular and periodic reports and all registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by Holdings or its applicable Parent Company with any securities exchange or with the SEC or any analogous Governmental Authority or private regulatory authority with jurisdiction over matters relating to securities; and

(l) Other Information. Such other reports and information (financial or otherwise) as the Administrative Agent may reasonably request from time to time regarding the financial condition or business of Holdings and/or its Subsidiaries; provided, however, that none of Holdings, the Borrower nor any of its Subsidiaries shall be required to disclose or provide any information (i) that constitutes non-financial trade secrets or non-financial proprietary information of Holdings and/or any of its Subsidiaries or any of their respective customers and/or suppliers, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or any of their respective representatives) is prohibited by applicable Requirements of Law, (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) in respect of which Holdings, the Borrower or any of its Subsidiaries owes confidentiality obligations to any third party (provided such confidentiality obligations were not entered into in contemplation of the requirements of this Section 5.01(l)); provided, further, that in the event that Holdings and/or any of its Subsidiaries does not provide any such information in reliance on this clause, Holdings and/or the Borrower shall use commercially reasonable efforts to communicate to the Administrative Agent that such information is being withheld and shall use commercially reasonable efforts to provide, to the extent both feasible and permitted under applicable Requirements of Law or confidentiality obligation, and without waiving such privilege, as applicable, such information.

Documents required to be delivered pursuant to this Section 5.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower (or a representative thereof) (x) posts such documents or (y) provides a link thereto at the website address listed on Schedule 9.01(b); provided, that, other than with respect to items required to be delivered pursuant to Section 5.01(k) above, the Borrower shall promptly notify (which notice may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents at the website address listed on Schedule 9.01(b) and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents; (ii) on which such documents are delivered by the Borrower to the Administrative Agent for posting on behalf of the Borrower on IntraLinks/SyndTrak or another relevant website (the “Platform”), if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); (iii) on which such documents are electronically mailed to an address provided by the Administrative Agent; or (iv) in respect of the items required to be delivered pursuant to Section 5.01(k) above with respect to information filed by the Borrower or its applicable Parent Company with any securities exchange or with the SEC or any analogous governmental or private regulatory authority with jurisdiction over matters relating to securities (other than Form 10-Q Reports and Form 10-K reports described in Sections 5.01(a) and (b), respectively), on which such items have been made available on the SEC website or the website of the relevant analogous governmental or private regulatory authority or securities exchange.

Notwithstanding the foregoing, the obligations in paragraphs (a), (b) and (c)(ii) of this Section 5.01 may instead be satisfied with respect to any financial statements or information of the Borrower by furnishing (A) the applicable financial statements and Narrative Report of any Parent Company or (B) any Parent Company’s Form 10-K or 10-Q, as applicable, filed with the SEC or any securities exchange, in each case, within the time periods specified in such paragraphs and without any requirement to provide notice of such filing to the Administrative Agent or any Lender; provided, that, with respect to each of clauses (A) and (B), (i) to the extent (1) such financial statements or information relate to any Parent Company and (2) either (I) such Parent Company (or any other Parent Company that is a Subsidiary of such Parent Company) has any material third party Indebtedness and/or material operations (as determined by the Borrower in good faith and other than any operations that are attributable solely to such Parent Company’s ownership of the Borrower and its Subsidiaries) or (II) there are material differences between the financial statements of such Parent Company and its consolidated Subsidiaries, on the one hand, and the Borrower and its consolidated Subsidiaries, on the other hand, such financial statements or Form 10-K or Form 10-Q, as applicable, shall be accompanied by unaudited consolidating information that summarizes in reasonable detail the differences between the information relating to such Parent Company and its consolidated Subsidiaries, on the one hand, and the information relating to the Borrower and its consolidated Subsidiaries on a stand-alone basis, on the other hand, which consolidating information shall be certified by a Responsible Officer of the Borrower as having been fairly presented in all material respects and (ii) to the extent such statements are in lieu of statements required to be provided under Section 5.01(b), such statements shall be accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing (including Ernst & Young LLP), which report and opinion shall satisfy the applicable requirements set forth in Section 5.01(b).

No financial statement required to be delivered pursuant to Section 5.01(a) or (b) shall be required to include acquisition accounting adjustments relating to any Permitted Acquisition or other similar Investment to the extent it is not practicable to include any such adjustments in such financial statement.

Section 5.02 Existence. Except as otherwise permitted under Section 6.07, Holdings and the Borrower will, and each will cause each of its respective Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights, franchises, licenses and permits material to its business except, other than with respect to the preservation of the existence of the Borrower, to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect; provided, that neither Holdings, the Borrower nor any Subsidiary shall be required to preserve any such existence (other than with respect to the preservation of existence of the Borrower), right, franchise, license or permit if a Responsible Officer of such Person or such Person’s board of directors (or similar governing body) determines that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to the Lenders (taken as a whole).

Section 5.03 Payment of Taxes. Holdings and the Borrower will, and will cause each of its Subsidiaries to, pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income or businesses or franchises before any penalty or fine accrues thereon; provided, however, that no such Tax need be paid if (a) it is being contested in good faith by appropriate proceedings, diligently conducted, so long as (i) adequate reserves or other appropriate provisions, as are required in conformity with GAAP, have been made therefor and (ii) in the case of a Tax which has resulted or may result in the creation of a Lien on any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or (b) failure to pay or discharge the same could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 5.04 Maintenance of Properties. The Borrower will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear and casualty and condemnation excepted, all property reasonably necessary to the normal conduct of business of the Borrower and its Subsidiaries and from time to time will make or cause to be made all needed and appropriate repairs, renewals and replacements thereof except as expressly permitted by this Agreement or where the failure to maintain such properties or make such repairs, renewals or replacements could not reasonably be expected to have a Material Adverse Effect.

Section 5.05 Insurance. The Borrower will maintain or cause to be maintained, with financially sound and reputable insurers, such insurance coverage with respect to liability, loss or damage in respect of the assets, properties and businesses of the Borrower and its Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case, in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Each such policy of insurance shall, subject to Section 5.15 hereof, (i) name the Administrative Agent on behalf of the Secured Parties as an additional insured thereunder as its interests may appear and (ii) (A) to the extent available from the relevant insurance carrier in the case of each casualty insurance policy (excluding any business interruption insurance policy), contain a loss payable clause or endorsement that names the Administrative Agent, on behalf of the Secured Parties as the lender loss payee thereunder and (B) to the extent available from the relevant insurance carrier after submission of a request by the applicable Loan Party to obtain the same, provide for at least 30 days’ prior written notice to the Administrative Agent of any modification or cancellation of such policy (or 10 days’ prior written notice in the case of the failure to pay any premiums thereunder).

Section 5.06 Inspections. The Borrower will, and will cause each of the Subsidiaries to, permit any authorized representative designated by the Administrative Agent to visit and inspect any of the properties of the Borrower and any of its Subsidiaries at which the principal financial records and executive officers of the applicable Person are located, to inspect, copy and take extracts from its and their respective financial and accounting records, and to discuss its and their respective affairs, finances and accounts with its and their Responsible Officers and independent public accountants (provided, that the Borrower and/or any of its Subsidiaries may, if it so chooses, be present at or participate in any such discussion) at the expense of the Borrower, all upon reasonable notice and at reasonable times during normal business hours; provided, that (a) only the Administrative Agent on behalf of the Lenders may exercise the rights of the Lenders under this Section 5.06, (b) except as expressly set forth in clause (c) below during the continuance of an Event of Default, the Administrative Agent shall not exercise such rights more often than one time during any calendar year, (c) when an Event of Default exists, the Administrative Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice and (d) notwithstanding anything to the contrary herein, none of the Borrower or its Subsidiaries shall be required to disclose, permit the inspection, examination or making of copies of or taking abstracts from, or discuss any document, information, or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information of the Borrower and/or any of its Subsidiaries and/or any of its customers and/or suppliers, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or any of their respective representatives or contractors) is prohibited by applicable Requirements of Law, (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) in respect of which the Borrower and/or any of its Subsidiaries owes confidentiality obligations to any third party (provided, that such confidentiality obligations were not entered into in contemplation of the requirements of this Section 5.06); provided, further, that in the event that the Borrower and/or any of its Subsidiaries does not provide any such information in reliance on this clause, the Borrower shall use commercially reasonable efforts to communicate to the Administrative Agent that such information is being withheld and shall use commercially reasonable efforts to provide, to the extent both feasible and permitted under applicable Requirements of Law or confidentiality obligation, and without waiving such privilege, as applicable, such information.

Section 5.07 Maintenance of Book and Records. the Borrower will, and will cause its Subsidiaries to, maintain proper books of record and account containing entries of all material financial transactions and matters involving the assets and business of the Borrower and its Subsidiaries that are full, true and correct in all material respects and permit the preparation of consolidated financial statements in accordance with GAAP.

Section 5.08 Compliance with Laws. The Borrower will comply, and will cause each of its Subsidiaries to comply, with the requirements of all applicable Requirements of Law (including applicable ERISA and all Environmental Laws), except to the extent the failure of the Borrower or the relevant Subsidiary to comply could not reasonably be expected to have a Material Adverse Effect; provided, that the requirements set forth in this Section 5.08, as they pertain to compliance by any Non-U.S. Subsidiary with OFAC, the USA PATRIOT Act and the FCPA are subject to and limited by any Requirement of Law applicable to such Non-U.S. Subsidiary in its relevant local jurisdiction.

Section 5.09 Environmental.

(a) Environmental Disclosure. The Borrower will make available to the Administrative Agent (for distribution to the Lenders) as soon as practicable following the sending or receipt thereof by a Responsible Officer of the Borrower or any of its Subsidiaries, a copy of any and all material written communications with respect to (A) any Environmental Claim that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (B) any Release required to be reported by the Borrower or any of its Subsidiaries to any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (C) any request made to the Borrower or any of its Subsidiaries for information from any Governmental Authority that suggests such Governmental Authority is investigating whether the Borrower or any of its Subsidiaries may be potentially responsible for any Environmental Liability that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, and (D) subject to the limitations set forth in the proviso to Section 5.01(l), such other documents and information as from time to time may be reasonably requested by the Administrative Agent in relation to any matters disclosed pursuant to this Section 5.09(a).

(b) Hazardous Materials Activities, Etc. The Borrower shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by the Borrower or its Subsidiaries, and address with appropriate corrective or remedial action any Release or threatened Release of Hazardous Materials at or from any Facility, in each case, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect and (ii) make an appropriate response to any Environmental Claim against the Borrower or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder, in each case, where failure to do so that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.10 Designation of Subsidiaries. The Borrower may at any time after the Closing Date designate (or redesignate) any Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Subsidiary; provided, that (a) after giving effect to such designation, no Event of Default exists (including after giving effect to the reclassification of Investments in, Indebtedness of and/or Liens on the assets of, the applicable Subsidiary or Unrestricted Subsidiary), (b) no Subsidiary may be designated as an Unrestricted Subsidiary if it owns or exclusively licenses Material Intellectual Property, (c) no Unrestricted Subsidiary shall at any time own or exclusively license Material Intellectual Property and (d) no Unrestricted Subsidiary shall at any time own any Capital Stock or Indebtedness or own or hold any Lien on any property of, the Borrower or any other Subsidiary of the Borrower. The designation of any subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower (or its applicable Subsidiary) therein at the date of designation in an amount equal to the portion of the fair market value of the net assets of such subsidiary attributable to the Borrower’s (or its applicable Subsidiary’s) Capital Stock therein as estimated by the Borrower in good faith (and such designation shall only be permitted to the extent such Investment is permitted under Section 6.06). The designation of any Unrestricted Subsidiary as a Subsidiary shall constitute the making, incurrence or granting, as applicable, at the time of designation of any then-existing Investment, Indebtedness or Lien of such subsidiary, as applicable; provided, that upon any re-designation of any Unrestricted Subsidiary as a Subsidiary, the Borrower (or its applicable Subsidiary) shall be deemed to continue to have an Investment in the resulting Subsidiary in an amount (if positive) equal to (i) the Borrower’s (or its applicable Subsidiary’s) “Investment” in such Subsidiary at the time of such re-designation, less (ii) the portion of the fair market value of the net assets of such Subsidiary attributable to the Borrower’s (or its applicable Subsidiary’s) equity therein at the time of such re-designation as estimated by the Borrower in good faith.

Section 5.11 Use of Proceeds. The Borrower shall use the proceeds of the Revolving Loans (a) on the Closing Date, in an amount not to exceed $50,000,000 (other than any amount of Revolving Loans for working capital needs pursuant to clause (ii)(A) below) (i) to finance (or to replenish balance sheet cash used to finance) all or a portion of the Transactions (including payment of Transaction Costs and other costs, fees and expenses) and (ii) for (A) working capital needs and (B) other general corporate purposes, in each case of (A) and (B), of the Borrower and its Subsidiaries and (b) after the Closing Date, to finance working capital needs and other general corporate purposes of the Borrower and its Subsidiaries and for any other purpose not prohibited by the terms of the Loan Documents (including to replenish balance sheet cash used to finance any acquisition or Investment). The Borrower shall use the proceeds of the Swingline Loans made on and after the Closing Date to finance the working capital needs and other general corporate purposes of the Borrower and its subsidiaries and any other purpose not prohibited by the terms of the Loan Documents. Letters of Credit may be issued on and after the Closing Date, for general corporate purposes of the Borrower and its Subsidiaries and any other purpose not prohibited by the terms of the Loan Documents.

Section 5.12 Covenant to Guarantee Obligations and Provide Security.

(a) Upon (i) the formation or acquisition after the Closing Date of any Subsidiary that is a U.S. Subsidiary, (ii) any Subsidiary that is a U.S. Subsidiary ceasing to be an Immaterial Subsidiary or (iii) any Subsidiary that was an Excluded Subsidiary ceasing to be an Excluded Subsidiary, (x) if the event giving rise to the obligation under this Section 5.12(a) occurs during the first three Fiscal Quarters of any Fiscal Year or if the relevant formed or acquired Subsidiary is a Subsidiary of DevCo, on or before the date on which financial statements are required to be delivered pursuant to Sections 5.01(a) for the Fiscal Quarter in which the relevant formation, acquisition, designation or cessation occurred or (y) if the event giving rise to the obligation under this Section 5.12(a) occurs during the fourth Fiscal Quarter of any Fiscal Year (except to the extent the relevant Subsidiary is a Subsidiary of DevCo, in which case clause (x) above shall apply), on or before the date that is 60 days after the end of such Fiscal Quarter (or, in the cases of clauses (x) and (y), such longer period as the Administrative Agent may reasonably agree), the Borrower shall (A) cause such Subsidiary (other than any Excluded Subsidiary) to comply with the requirements set forth in clause (a) of the definition of “Collateral and Guarantee Requirement” and (B) upon the reasonable request of the Administrative Agent, cause the relevant Subsidiary (other than any Excluded Subsidiary) to deliver to the Administrative Agent a signed copy of a customary opinion of counsel for such Subsidiary, addressed to the Administrative Agent and the other relevant Secured Parties.

(b) Within 90 days (i) after the acquisition by any Loan Party of any Material Real Estate Asset (other than any Excluded Asset) or (ii) after an entity becomes a Loan Party if such entity owns any Material Real Estate Asset (other than any Excluded Asset) (or, in each case, such longer period as the Administrative Agent may reasonably agree), the Borrower shall cause such Loan Party to comply with the requirements set forth in clause (b) of the definition of “Collateral and Guarantee Requirement”.

(c) Notwithstanding anything to the contrary herein or in any other Loan Document, it is understood and agreed that:

(i) the Administrative Agent may grant extensions of time (including after the expiration of any relevant period, which may apply retroactively) for the creation and perfection of security interests in, or obtaining of legal opinions or other deliverables with respect to, particular assets or the provision of any Loan Guaranty by any Subsidiary (in connection with assets acquired, or Subsidiaries formed or acquired, after the Closing Date), and each Lender hereby consents to any such extension of time;

(ii) any Lien required to be granted from time to time pursuant to the definition of “Collateral and Guarantee Requirement” shall be subject to the exceptions and limitations set forth in the Collateral Documents;

(iii) perfection by control shall not be required with respect to assets requiring perfection through control agreements or other control arrangements (other than control of pledged first-tier Capital Stock and/or Material Debt Instruments, in each case, to the extent the same otherwise constitute Collateral);

(iv) no Loan Party shall be required to seek any landlord lien waiver, bailee letter, estoppel, warehouseman waiver or other collateral access or similar letter or agreement;

(v) no Loan Party (other than any Discretionary Guarantor that is not organized under the laws of the U.S.) shall be required to (A) take any action outside of the U.S. in order to create, record or perfect any security interest in any asset located outside of the U.S., (B) execute any security agreement, pledge agreement, mortgage, deed, charge or other collateral document governed by the laws of any jurisdiction other than a state within the U.S. or (C) make any foreign intellectual property filing, conduct any foreign intellectual property search or prepare any foreign intellectual property schedule;

(vi) in no event will the Collateral include any Excluded Asset and in no event shall the Borrower or any of its Subsidiaries be required to make any Excluded Subsidiary become a Subsidiary Guarantor;

(vii) no action shall be required to perfect any Lien with respect to (1) any vehicle or other asset subject to a certificate of title, (2) Letter-of-Credit Rights constituting Excluded Assets, (3) the Capital Stock of any Immaterial Subsidiary (other than an Immaterial Subsidiary that is or becomes a Subsidiary Guarantor) and/or (4) the Capital Stock of any Person that is not a Subsidiary, which Person, if a Subsidiary, would constitute an Immaterial Subsidiary, in each case, except to the extent that a security interest therein can be perfected by filing a form UCC-1 (or similar) financing statement under the UCC;

(viii) no action shall be required to perfect a Lien in any asset in respect of which the perfection of a security interest therein would (A) be prohibited by enforceable anti-assignment provisions set forth in any contract relating to such asset that is permitted or otherwise not prohibited by the terms of this Agreement and is binding on such asset at the time of its acquisition and not incurred in contemplation thereof (other than in the case of capital leases, purchase money and similar financings), (B) violate the terms of any contract relating to such asset that is permitted or otherwise not prohibited by the terms of this Agreement and is binding on such asset at the time of its acquisition and not incurred in contemplation thereof (other than in the case of capital leases, purchase money and similar financings), in each case, after giving effect to the applicable anti-assignment provisions of the UCC or other applicable Requirement of Law or (C) trigger termination of any contract relating to such asset that is permitted or otherwise not prohibited by the terms of this Agreement and is binding on such asset at the time of its acquisition and not incurred in contemplation thereof (other than in the case of capital leases, purchase money and similar financings) pursuant to any “change of control” or similar provision, it being understood that the Collateral shall include any proceeds and/or receivables arising out of any contract described in this clause to the extent the assignment of such proceeds or receivables is expressly deemed effective under the UCC or other applicable Requirements of Law notwithstanding the relevant prohibition, violation or termination right;

(ix) no Loan Party shall be required to perfect a security interest in any asset to the extent the perfection of a security interest in such asset would be prohibited under any applicable Requirement of Law;

(x) the Lenders and the Administrative Agent acknowledge and agree that the Collateral that may be provided by the Loan Parties may be limited to minimize stamp duty, notarization, registration or other applicable fees, taxes and duties where the benefit to the Secured Parties of increasing the secured amount is disproportionate to the cost of such fees, taxes and duties;

(xi) the Administrative Agent shall not require the taking of a Lien on, or require the perfection of any Lien granted in, any assets as to which the cost of obtaining or perfecting such Lien (including any mortgage, stamp, intangibles or other tax or expenses relating to such Lien) is excessive in relation to the benefit to the Lenders of the security afforded thereby as reasonably determined by the Borrower and the Administrative Agent;

(xii) [reserved],

(xiii) no Loan Party shall be required to take any action to perfect a security interest in the Collateral in any jurisdiction other than the jurisdiction in which the relevant Loan Party is organized or, in the case of pledged Capital Stock, in the jurisdiction in which any other Loan Party is organized (other than with respect to Material Real Estate Assets owned by any Loan Party, the jurisdiction where the property is located);

(xiv) except with respect to any Discretionary Guarantor that is organized under the laws of a jurisdiction outside the U.S., no Loan Party shall be required, and the Administrative Agent shall not be authorized, to perfect any security interest or Mortgage by means, other than (A) filings pursuant to the Uniform Commercial Code in the office of the secretary of state (or similar central filing office) of the relevant Loan Party’s jurisdiction of organization, (B) filings with the U.S. federal government offices with respect to IP Rights as expressly required by the Security Agreement, (C) delivery to the Administrative Agent, for its possession (subject to the terms of any applicable Intercreditor Agreement), of any Collateral consisting of pledged Capital Stock held by the Borrower and any other directly held Subsidiary, together, if such Capital Stock is certificated, with undated stock or similar powers executed in blank by a Responsible Officer of the relevant Loan Party, to the extent required by the Security Agreement or (D) mortgages in respect of Material Real Estate Assets;

(xv) any joinder or supplement to any Loan Guaranty, any Collateral Document and/or any other Loan Document executed by any Subsidiary that is required to become (or otherwise becomes) a Loan Party pursuant to Section 5.12(a) above (including any Joinder Agreement) may, with the consent of the Administrative Agent (not to be unreasonably withheld or delayed), include such schedules (or updates to schedules) as may be necessary to qualify any representation or warranty set forth in any Loan Document to the extent necessary to ensure that such representation or warranty is true and correct to the extent required thereby or by the terms of any other Loan Document; and

(xvi) (A) no Collateral Document executed and delivered after the Closing Date, including any Mortgage, will impose any commercial obligation on any Loan Party or contain any representation, warranty or undertaking that is not required for the creation and/or perfection of a security interest in the relevant asset or otherwise consistent with those set forth in the Collateral Documents on the Closing Date and (B) to the extent the subject matter of any representation, warranty or undertaking in any Collateral Document executed and delivered after the Closing Date is the same as any representation, warranty or covenant in this Agreement, such representation, warranty or covenant shall be no more burdensome to the applicable Loan Party than the corresponding provision of this Agreement unless the relevant additional requirement is necessary for the creation and/or perfection of a security interest in the relevant asset or otherwise consistent with those set forth in the Collateral Documents on the Closing Date.

(d) It is understood and agreed for the avoidance of doubt that the Borrower may elect to join any U.S. Subsidiary that is not required to be or become a Subsidiary Guarantor solely because such Subsidiary is an Immaterial Subsidiary without (i) the consent of the Administrative Agent or (ii) delivery of an opinion of counsel.

Section 5.13 [Reserved].

Section 5.14 Further Assurances. Promptly upon request of the Administrative Agent and subject to the limitations described in Section 5.12:

(a) Holdings and the Borrower will, and will cause the other Loan Parties to, execute and deliver any and all further documents, financing statements, agreements, instruments, certificates, notices and acknowledgments and take all such further actions (including the filing and recordation of financing statements, fixture filings, Mortgages, Intellectual Property Security Agreements and/or amendments thereto and other documents), that may be required under any applicable Requirements of Law and which the Administrative Agent may reasonably request to ensure the creation, perfection and priority of the Liens created or intended to be created under the Collateral Documents, all at the expense of the relevant Loan Parties.

(b) Holdings and the Borrower will, and will cause the other Loan Parties to, (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts (including notices to third parties), deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably request from time to time in order to ensure the creation, perfection and priority of the Liens created or intended to be created under the Collateral Documents.

Section 5.15 Post-Closing Covenant. The Borrower will, and will cause the other Loan Parties to, satisfy the obligations described on Schedule 5.15, in each case, within the time periods set forth therein with respect to the relevant obligation (or such longer period as the Administrative Agent may reasonably agree).

Section 5.16 USA PATRIOT Act, FCPA, and Sanctions. Holdings and the Borrower will, and will cause any Subsidiary and their respective directors, officers and employees to remain in compliance in all material respects with the USA PATRIOT Act, the FCPA and, to the extent applicable, Sanctions and, to the extent applicable to the business of Holdings and its Subsidiaries, will maintain in effect and enforce policies and procedures designed to ensure compliance by Holdings, its Subsidiaries and their respective directors, officers, employees and agents (to the extent such agents are acting on behalf of the Borrower and its Subsidiaries) with the USA PATRIOT Act, the FCPA and Sanctions; provided, that compliance with this Section 5.16 by or on behalf of any Non-U.S. Subsidiary is subject to and limited by any Requirement of Law applicable to such Non-U.S. Subsidiary; it being understood and agreed that to the extent that any Non-U.S. Subsidiary is unable to comply with Section 5.16 as a result of the application of this proviso, such Non-U.S. Subsidiary shall instead be required to remain in compliance in all material respects with any equivalent Requirement of Law relating to anti-terrorism, anti-corruption, anti-bribery or anti-money laundering that is applicable to such Non-U.S. Subsidiary in its relevant local jurisdiction of organization.

Section 5.17 Transactions With Affiliates. The Borrower shall, and shall cause its Subsidiaries to, consummate (A) any transaction with any Affiliate thereof that involves payment in excess of the greater of (1) $15,000,000 and (2) 5% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period and/or (B) any incurrence of Indebtedness pursuant to a transaction between the Borrower and/or its Subsidiaries, on the one hand, and the Sponsor, in its capacity as a lender, on the other hand, in each case, on terms that are at least as favorable (as determined by the Borrower in good faith at the time of the execution of the definitive agreement relating thereto) to the Borrower or such Subsidiary, as the case may be, as those that might be obtained at the time in a comparable arm’s-length transaction from a Person who is not an Affiliate (or, if in the good faith judgment of Borrower, there is no comparable transaction on the basis of which to make the comparison described above, such transaction is fair to the Borrower or its applicable Subsidiary from a financial point of view); provided, that, the foregoing requirement shall not apply to:

(a) any transaction between or among the Borrower and/or one or more Subsidiaries (or any entity that becomes a Subsidiary as a result of such transaction) to the extent permitted or not restricted by this Agreement;

(b) any issuance, sale or grant of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of employment arrangements, stock options and stock ownership plans approved by the board of directors (or equivalent governing body) of any Parent Company or of the Borrower or any Subsidiary;

(c) (i) any collective bargaining, employment or severance agreement or compensatory (including profit sharing) arrangement entered into by the Borrower and/or any of its Subsidiaries with their respective current or former officers, directors, members of management, managers, employees, consultants or independent contractors or those of any Parent Company, (ii) any subscription agreement or similar agreement pertaining to the repurchase of Capital Stock pursuant to put/call rights or similar rights with current or former officers, directors, members of management, managers, employees, consultants or independent contractors and (iii) transactions pursuant to any employee compensation, severance arrangement, benefit plan, stock option plan or arrangement, any health, disability or similar insurance plan which covers current or former officers, directors, members of management, managers, employees, consultants or independent contractors or any employment contract or arrangement;

(d) (i) transactions permitted by Sections 6.01(d), (o) and (ee), 6.04 and 6.06(h), (m), (o), (t), (v), (y), (z) and (aa) and (ii) issuances of Capital Stock and issuances and incurrences of Indebtedness not restricted by this Agreement;

(e) transactions in existence on the Closing Date and any amendment, modification or extension thereof to the extent such amendment, modification or extension, taken as a whole, is not (i) materially adverse to the Lenders or (ii) more disadvantageous to the Lenders than the relevant transaction in existence on the Closing Date;

(f) [reserved];

(g) the Transactions, including the payment of Transaction Costs;

(h) ordinary course compensation to Affiliates in connection with financial advisory, financing, underwriting or placement services or in respect of other investment banking activities and other transaction fees, which payments are approved by the majority of the members of the board of directors (or similar governing body) or a majority of the disinterested members of the board of directors (or similar governing body) of the Borrower in good faith;

(i) Guarantees permitted by Section 6.01 or Section 6.06;

(j) [reserved];

(k) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, members of the board of directors (or similar governing body), officers, employees, members of management, managers, consultants and independent contractors of the Borrower and/or any of its Subsidiaries in the ordinary course of business and, in the case of payments to such Person in such capacity on behalf of any Parent Company, to the extent attributable to the operations of the Borrower and/or its Subsidiaries;

(l) transactions with customers, clients, suppliers, joint ventures, purchasers or sellers of goods or services or providers of employees or other labor entered into in the ordinary course of business, which are (i) fair to the Borrower and/or its applicable Subsidiary in the good faith determination of the board of directors (or similar governing body) of the Borrower or the senior management thereof or (ii) on terms at least as favorable as might reasonably be obtained from a Person other than an Affiliate;

(m) the payment of reasonable out-of-pocket costs and expenses related to registration rights and customary indemnities provided to shareholders under any shareholder agreement;

(n) [reserved];

(o) any transaction in respect of which the Borrower delivers to the Administrative Agent a letter addressed to the board of directors (or equivalent governing body) of the Borrower from an accounting, appraisal or investment banking firm of nationally recognized standing stating that such transaction is on terms that are no less favorable to the Borrower or the applicable Subsidiary than might be obtained at the time in a comparable arm’s length transaction from a Person who is not an Affiliate; and/or

(p) any transaction that is approved by the majority of the disinterested members of the board of directors (or similar governing body) of the Borrower in good faith.

Section 5.18 Fiscal Year. In the event that the Borrower elects to change the end date of its Fiscal Year to a date other than as described in the definition of “Fiscal Year”, the Borrower shall notify the Administrative Agent in writing, in which case the Borrower and the Administrative Agent will, and are hereby authorized to, make any adjustment to this Agreement that is necessary to reflect such change in Fiscal Year.

Section 5.19 Nature of Business. From and after the Closing Date, the Borrower shall, and shall cause its Subsidiaries to, ensure that any material line of business in which it engages is either a business engaged in by the Borrower or any Subsidiary on the Closing Date or a similar, incidental, complementary, ancillary or related businesses.

ARTICLE 6

NEGATIVE COVENANTS

From the Closing Date and until the Termination Date, Holdings (solely with respect to Section 6.14) and the Borrower covenant and agree with the Lenders and the Issuing Banks that:

Section 6.01 Indebtedness. The Borrower shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or otherwise become or remain liable with respect to any Indebtedness, except:

(a) the Secured Obligations (including any Incremental Loans);

(b) Indebtedness of (i) the Borrower owing to any Subsidiary and/or (ii) any Subsidiary owing to the Borrower and/or any other Subsidiary; provided, that in the case of any Indebtedness of any Subsidiary that is not a Loan Party owing to the Borrower or any Subsidiary that is a Loan Party, such Indebtedness shall be permitted as an Investment under Section 6.06; provided, further, that any Indebtedness of any Loan Party to any Subsidiary that is not a Loan Party must be unsecured and expressly subordinated to the Obligations of such Loan Party on terms that are reasonably acceptable to the Administrative Agent (including pursuant to an Intercompany Note);

(c) [reserved];

(d) Indebtedness arising from any agreement providing for indemnification, adjustment of purchase price or similar obligations (including contingent earn-out obligations) incurred in connection with any Disposition permitted hereunder, any acquisition permitted hereunder or consummated prior to the Closing Date or any other purchase of assets or Capital Stock, and Indebtedness arising from guaranties, letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments securing the performance of the Borrower or any Subsidiary pursuant to any such agreement;

(e) Indebtedness of the Borrower and/or any Subsidiary (i) pursuant to tenders, statutory obligations, bids, leases, governmental contracts, trade contracts, surety, stay, customs, appeal, performance and/or return of money bonds or other similar obligations incurred in the ordinary course of business and (ii) in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments to support any of the foregoing items;

(f) Indebtedness of the Borrower and/or any Subsidiary in respect of Banking Services and/or otherwise in connection with Cash management and Deposit Accounts, including incentive, supplier finance or similar programs;

(g) (i) guaranties by the Borrower and/or any Subsidiary of the obligations of suppliers, distributors, resellers, customers, licensees and sublicensees in the ordinary course of business, (ii) Indebtedness incurred in the ordinary course of business in respect of obligations of the Borrower and/or any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services and (iii) Indebtedness in respect of letters of credit, bankers’ acceptances, bank guaranties or similar instruments supporting trade payables, warehouse receipts or similar facilities entered into in the ordinary course of business;

(h) Guarantees by the Borrower and/or any Subsidiary of Indebtedness or other obligations of the Borrower and/or any Subsidiary and/or any joint venture with respect to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.01 or other obligations not prohibited by this Agreement; provided, that in the case of any Guarantee by any Loan Party of the obligations of any Subsidiary not being a Loan Party or of any joint venture, the related Investment is permitted under Section 6.06;

(i) Indebtedness of the Borrower and/or any Subsidiary existing, or pursuant to commitments existing, on the Closing Date; provided, that any such Indebtedness in excess of $10,000,000 shall be described on Schedule 6.01;

(j) Surety Bond Indebtedness;

(k) Indebtedness of the Borrower and/or any Subsidiary consisting of obligations owing under incentive (including dealer incentive), supply, distribution, resale, vendor, license, sublicense or similar agreements entered into in the ordinary course of business;

(l) Indebtedness of the Borrower and/or any Subsidiary consisting of (i) the financing of insurance premiums, (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business and/or (iii) obligations to reacquire assets or inventory in connection with customer financing arrangements in the ordinary course of business;

(m) Indebtedness of the Borrower and/or any Subsidiary with respect to Capital Leases and purchase money Indebtedness; provided, that the aggregate outstanding principal amount of Indebtedness of the Borrower and/or any Subsidiary with respect to Capital Leases and purchase money Indebtedness shall not exceed the greater of $122,500,000 and 35% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period;

(n) Indebtedness of any Person that becomes a Subsidiary or Indebtedness assumed in connection with any acquisition or similar Investment permitted hereunder after the Closing Date; provided, that (i) such Indebtedness (A) existed at the time such Person became a Subsidiary or the assets subject to such Indebtedness were acquired and (B) was not created or incurred in anticipation thereof, and (ii) the aggregate outstanding principal amount of such Indebtedness does not exceed the greater of $87,500,000 and 25% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period;

(o) Indebtedness consisting of promissory notes issued by the Borrower or any Subsidiary to any stockholder of any Parent Company or any current or former director, officer, employee, member of management, manager or consultant of any Parent Company, the Borrower or any Subsidiary (or their respective Immediate Family Members) to finance the purchase or redemption of Capital Stock of any Parent Company permitted by Section 6.04(a);

(p) Indebtedness refinancing, refunding or replacing any Indebtedness permitted under clauses (a), (i), (j), (m), (n), (r), (u), (w), (y), (z) and/or (ff) of this Section 6.01 (in any case, including any refinancing Indebtedness incurred in respect thereof, “Refinancing Indebtedness”) and any subsequent Refinancing Indebtedness in respect thereof; provided, that:

(i) the principal amount of such Indebtedness does not exceed the principal amount of the Indebtedness being refinanced, refunded or replaced, except by (A) an amount equal to unpaid accrued interest, penalties and premiums (including tender premiums) thereon plus underwriting discounts, other reasonable and customary fees, commissions and expenses (including upfront fees, original issue discount or initial yield payments) incurred in connection with the relevant refinancing, refunding or replacement and the related refinancing transaction, (B) an amount equal to any existing commitments unutilized thereunder and (C) additional amounts permitted to be incurred pursuant to this Section 6.01 (provided, that (1) any additional Indebtedness referenced in this clause (C) satisfies the other applicable requirements of this definition (with additional amounts incurred in reliance on this clause (C) constituting a utilization of the relevant basket or exception pursuant to which such additional amount is permitted) and (2) if such additional Indebtedness is secured, the Lien securing such Indebtedness satisfies the applicable requirements of Section 6.02),

(ii) other than in the case of Refinancing Indebtedness with respect to clauses (i), (j), (m), (n), (u), (x) and/or (y), such Indebtedness has (A) a final maturity equal to or later than (and, in the case of revolving Indebtedness, does not require mandatory commitment reductions, if any, prior to) the earlier of (x) the Latest Maturity Date and (y) the final maturity of the Indebtedness being refinanced, refunded or replaced and (B) other than with respect to revolving Indebtedness, such Refinancing Indebtedness has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being refinanced, refunded or replaced (without giving effect to any prepayment thereof),

(iii) the terms of any Refinancing Indebtedness with an original principal amount in excess of the Threshold Amount (excluding, to the extent applicable, pricing, fees, premiums, rate floors, optional prepayment, redemption terms or subordination terms and, with respect to Refinancing Indebtedness incurred in respect of Indebtedness permitted under clause (a) above, security), are not, taken as a whole (as reasonably determined by the Borrower), more favorable to the lenders providing such Indebtedness than those applicable to the Indebtedness being refinanced, refunded or replaced (other than (A) any covenants or other provisions applicable only to periods after the applicable maturity date of the debt then-being refinanced as of such date, (B) any covenants or provisions which reflect then-current market terms for the applicable type of Indebtedness or (C) any covenant or other provision which is conformed (or added) to the Loan Documents for the benefit of the Lenders or, as applicable, the Administrative Agent pursuant to an amendment to this Agreement effectuated in reliance on Section 9.02(d)(ii)),

(iv) in the case of Refinancing Indebtedness with respect to Indebtedness permitted under clauses (m), (n), (r), (u), (w) (solely as it relates to the Fixed Incremental Amount), (y), (z) (solely as it relates to the Fixed Incremental Amount) and/or (ff) (solely as it relates to the Fixed Incremental Amount) of this Section 6.01, the incurrence thereof shall be without duplication of any amounts outstanding in reliance on the relevant clause such that the amount available under the relevant clause shall be reduced by the amount of the applicable Refinancing Indebtedness,

(v) except in the case of Refinancing Indebtedness incurred in respect of Indebtedness permitted under clause (a) of this Section 6.01, (A) such Indebtedness, if secured, is secured only by Permitted Liens at the time of such refinancing, refunding or replacement (it being understood that secured Indebtedness may be refinanced with unsecured Indebtedness), and if the Liens securing such Indebtedness were originally contractually subordinated to the Liens on the Collateral securing the Loans, the Liens securing such Indebtedness are subordinated to the Liens on the Collateral securing the Loans on terms not materially less favorable (as reasonably determined by the Borrower), taken as a whole, to the Lenders than those (1) applicable to the Liens securing the Indebtedness being refinanced, refunded or replaced, taken as a whole or (2) set forth in any applicable Intercreditor Agreement, (B) such Indebtedness is incurred by the obligor or obligors in respect of the Indebtedness being refinanced, refunded or replaced, except to the extent otherwise permitted pursuant to this Section 6.01 (it being understood that any entity that was a guarantor in respect of the relevant refinanced Indebtedness may be the primary obligor in respect of the refinancing Indebtedness, and any entity that was the primary obligor in respect of the relevant refinanced Indebtedness may be a guarantor in respect of the refinancing Indebtedness), (C) if the Indebtedness being refinanced, refunded or replaced was expressly contractually subordinated to the Obligations in right of payment, (1) such Refinancing Indebtedness is contractually subordinated to the Obligations in right of payment, or (2) if such Refinancing Indebtedness is not contractually subordinated to the Obligations in right of payment, the purchase, defeasance, redemption, repurchase, repayment, refinancing or other acquisition or retirement of such Indebtedness is permitted under Section 6.04(b) (other than Section 6.04(b)(i)), and (D) as of the date of the incurrence of such Indebtedness and after giving effect thereto, no Event of Default under Sections 7.01(a), (f) or (g) exists, and

(vi) in the case of Replacement Debt, (A) such Indebtedness is pari passu or junior in right of payment and secured by the Collateral on a pari passu or junior basis with respect to the remaining Obligations hereunder, or is unsecured; provided, that any such Refinancing Indebtedness that is pari passu or junior with respect to the Collateral or unsecured and subordinated in right of payment to the Obligations shall be subject to an Acceptable Intercreditor Agreement, (B) if the Indebtedness being refinanced, refunded or replaced is secured, it is not secured by any assets other than the Collateral, (C) if the Indebtedness being refinanced, refunded or replaced is Guaranteed, it shall not be Guaranteed by any Person that is not a Loan Party and (D) such Refinancing Indebtedness is incurred under (and pursuant to) documentation other than this Agreement; it being understood and agreed that any such Refinancing Indebtedness that is pari passu with the Loans hereunder in right of payment and secured by the Collateral on a pari passu basis with respect to the Secured Obligations hereunder that are secured on a First Priority Lien basis with respect to the Collateral may participate in any voluntary prepayment of Loans as set forth in Section 2.11(a);

(q) [reserved];

(r) Indebtedness of the Borrower and/or any Subsidiary in an aggregate outstanding principal amount not to exceed 100% of the amount of Net Proceeds received by the Borrower and/or any Subsidiary from (i) the issuance or sale of Qualified Capital Stock or (ii) any cash contribution to its common equity with the Net Proceeds from the issuance and sale by any Parent Company of its Qualified Capital Stock or a contribution to the common equity of any Parent Company, in each case, (A) other than any Net Proceeds received from the sale of Capital Stock to, or contributions from, the Borrower or any of its Subsidiaries, (B) to the extent the relevant Net Proceeds have not otherwise been applied to make Investments, Restricted Payments or Restricted Debt Payments hereunder and (C) other than any Cure Amount and/or any Available Excluded Contribution Amount;

(s) Indebtedness of the Borrower and/or any Subsidiary under any Derivative Transaction not entered into for speculative purposes;

(t) Indebtedness of the Borrower and/or any Subsidiary representing (i) deferred compensation to current or former directors, officers, employees, members of management, managers, and consultants of any Parent Company, the Borrower and/or any Subsidiary in the ordinary course of business and (ii) deferred compensation or other similar arrangements in connection with the Transactions, any Permitted Acquisition or any other Investment permitted hereby;

(u) Indebtedness of the Borrower and/or any Subsidiary in an aggregate outstanding principal amount not to exceed the greater of $175,000,000 and 50% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period;

(v) [reserved];

(w) Indebtedness of the Borrower and/or any Subsidiary not to exceed (a) the Fixed Incremental Amount plus (b) an additional amount so long as, after giving effect thereto on a Pro Forma Basis as of the last day of the most recently ended Test Period, including the application of the proceeds thereof (in each case, without “netting” the cash proceeds of the applicable Indebtedness being incurred and, in the case of any revolving indebtedness, assuming a full utilization thereof), giving effect to any related transaction in connection therewith and all customary pro forma events and adjustments (such Indebtedness, “Ratio Debt”):

(i) if such Indebtedness is secured by a Lien on the Collateral that is pari passu with the Lien on the Collateral securing the Initial Revolving Facility, the First Lien Leverage Ratio does not exceed 2.00:1.00;

(ii) if such Indebtedness is secured by a Lien on the Collateral that is junior to the Lien on the Collateral securing the Initial Revolving Facility, the Secured Leverage Ratio does not exceed 2.00:1.00; or

(iii) if such Indebtedness is unsecured or is secured by assets that do not constitute Collateral, the Total Net Leverage Ratio does not exceed 3.00:1.00;

provided, that:

(A) (x) the final maturity date with respect to such Ratio Debt is no earlier than the Latest Maturity Date on the date of the incurrence thereof (or earlier than 91 days after the Latest Maturity Date then in effect in the case of any Ratio Debt that is unsecured or junior in right of payment or security to the Initial Revolving Facility) and (y) no Ratio Debt in the form of a revolving facility shall require any mandatory or scheduled commitment reductions prior to the Latest Maturity Date,

(B) no Ratio Debt shall have a Weighted Average Life to Maturity that is shorter than the remaining Weighted Average Life to Maturity of any Incremental Term Loans outstanding at the time of incurrence of such Ratio Debt,

(C) such Ratio Debt may rank pari passu with or junior to any then-existing Class of Loans in right of payment and/or security or may be unsecured (and to the extent the relevant Ratio Debt is secured or unsecured and subordinated in right of payment to the Obligations, it shall be subject to an Acceptable Intercreditor Agreement),

(D) no Ratio Debt may be (1) guaranteed by any Person (it being understood that the obligations of any Person with respect to any escrow arrangement into which such Ratio Debt proceeds are deposited shall not constitute a guarantee) other than a Loan Guarantor or (2) secured by any assets other than the Collateral (other than with respect to proceeds of such Ratio Debt that are subject to (and only for so long as they are subject to) an escrow or other similar arrangements and any related deposit of Cash or Cash Equivalents to cover interest and premium with respect to such Ratio Debt), and

(E) except as set forth herein, no Subsidiary that does not constitute a Loan Party may incur or issue Ratio Debt if, on a pro forma basis after giving effect thereto, to the aggregate outstanding principal amount of Ratio Debt incurred by Subsidiaries that are not Loan Parties would exceed the greater of (x) $87,500,000 and (y) 25% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period (calculated on a Pro Forma Basis);

(x) [reserved];

(y) Indebtedness of the Borrower and/or any Subsidiary incurred in connection with Sale and Lease-Back Transactions permitted pursuant to Section 6.07(bb)(iii);

(z) Incremental Equivalent Debt;

(aa) Indebtedness (including obligations in respect of letters of credit, bank guarantees, surety bonds, performance bonds or similar instruments with respect to such Indebtedness) incurred by the Borrower and/or any Subsidiary in respect of workers compensation claims, unemployment insurance (including premiums related thereto), other types of social security, pension obligations, vacation pay, health, disability or other employee benefits;

(bb) [reserved];

(cc) Indebtedness of the Borrower and/or any Subsidiary in respect of any letter of credit or bank guarantee issued in favor of any Issuing Bank or the Swingline Lender to support any Defaulting Lender’s participation in Letters of Credit issued or Swingline Loans made under this Agreement;

(dd) Indebtedness of the Borrower or any Subsidiary supported by any letter of credit permitted by this Section 6.01;

(ee) unfunded pension fund and other employee benefit plan obligations and liabilities incurred by the Borrower and/or any Subsidiary in the ordinary course of business to the extent that the unfunded amounts would not otherwise cause an Event of Default under Section 7.01(i);

(ff) in connection with any Permitted Receivables Facility, Indebtedness incurred in connection with a Permitted Receivables Facility in an aggregate outstanding principal amount not to exceed $50,000,000;

(gg) customer deposits and advance payments received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business; and

(hh) without duplication of any other Indebtedness, all premiums (if any), interest (including post-petition interest and payment in kind interest), accretion or amortization of original issue discount, fees, expenses and charges with respect to Indebtedness of the Borrower and/or any Subsidiary permitted hereunder.

Section 6.02 Liens. The Borrower shall not, nor shall it permit any Subsidiary to, create, incur, assume or permit or suffer to exist any Lien with respect to any property of any kind owned by it, whether now owned or hereafter acquired, or any income or profits therefrom, in each case, to secure any Indebtedness, except:

(a) Liens securing the Secured Obligations created pursuant to the Loan Documents;

(b) Liens for Taxes which (i) are not then due, (ii) if due, are not at such time required to be paid or (iii) are not required to be paid in accordance with Section 5.03;

(c) statutory Liens (and rights of set-off) of landlords, banks, carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by applicable Requirements of Law, in each case, incurred in the ordinary course of business (i) for amounts not yet overdue by more than 30 days, (ii) for amounts that are overdue by more than 30 days and that are being contested in good faith by appropriate proceedings, so long as any reserves or other appropriate provisions required by GAAP have been made for any such contested amounts or (iii) with respect to which the failure to make payment could not reasonably be expected to have a Material Adverse Effect;

(d) Liens incurred (i) in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security laws and regulations, (ii) in the ordinary course of business to secure the performance of tenders, statutory obligations, surety, stay, customs and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money), (iii) pursuant to pledges and deposits of Cash or Cash Equivalents in the ordinary course of business securing (x) any liability for reimbursement or indemnification obligations of insurance carriers providing property, casualty, liability or other insurance to Holdings, the Borrower and/or any Subsidiary or (y) leases or licenses of property otherwise permitted by this Agreement and (iv) to secure obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments posted with respect to the items described in clauses (i) through (iii) above;

(e) Liens consisting of easements, rights-of-way, restrictions, encroachments and other minor defects or irregularities in title, in each case, which do not secure any Indebtedness and do not, in the aggregate, materially interfere with the ordinary conduct of the business of the Borrower and/or its Subsidiaries, taken as a whole, or the use of the affected property for its intended purpose;

(f) Liens consisting of any (i) interest or title of a lessor or sub-lessor under any lease of real estate permitted hereunder, (ii) landlord lien permitted by the terms of any lease, (iii) restriction or encumbrance to which the interest or title of such lessor or sub-lessor may be subject or (iv) subordination of the interest of the lessee or sub-lessee under such lease to any restriction or encumbrance referred to in the preceding clause (iii);

(g) Liens (i) solely on any Cash earnest money deposits (including as part of any escrow arrangement) made by the Borrower and/or any Subsidiary in connection with any letter of intent or purchase agreement with respect to any Investment permitted hereunder and (ii) consisting of (A) an agreement to Dispose of any property in a Disposition permitted under Section 6.07 (other than Section 6.07(g)(x)) and/or (B) the pledge of Cash as part of an escrow arrangement required in any Disposition permitted under Section 6.07 (other than Section 6.07(g)(x));

(h) (i) purported Liens evidenced by the filing of UCC financing statements or similar filings relating solely to operating leases or consignment or bailee arrangements entered into in the ordinary course of business and (ii) Liens arising from precautionary UCC financing statements or similar filings;

(i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j) Liens in connection with any zoning, building or similar Requirement of Law or right reserved to or vested in any Governmental Authority to control or regulate the use of any or dimensions of real property or the structure thereon, including Liens in connection with any condemnation or eminent domain proceeding, expropriation proceeding or compulsory purchase order, which are not violated by the current use or occupancy of such real property;

(k) Liens securing Indebtedness permitted pursuant to Section 6.01(p) (solely with respect to the permitted refinancing of (x) Indebtedness permitted pursuant to Sections 6.01(a), (i), (j), (m), (n), (p), (u), (w), (y), (z) and (ff) and (y) Indebtedness that is secured in reliance on Section 6.02(u) (provided, that the granting of the relevant Lien shall be without duplication of any Lien outstanding under Section 6.02(u) such that the amount available under Section 6.02(u) shall be reduced by the amount of the applicable Lien granted in reliance on this clause (k)(y))); provided, that (i) no such Lien extends to any asset not covered by the Lien securing the Indebtedness that is being refinanced (it being understood that individual financings of the type permitted under Section 6.01(m) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its Affiliates), (ii) if the Lien securing the Indebtedness being refinanced was subject to intercreditor arrangements, then (A) the Lien securing any refinancing Indebtedness in respect thereof shall be subject to intercreditor arrangements that are not materially less favorable to the Secured Parties, taken as a whole, than the intercreditor arrangements governing the Lien securing the Indebtedness that is refinanced or (B) the intercreditor arrangements governing the Lien securing the relevant refinancing Indebtedness shall be set forth in an Acceptable Intercreditor Agreement and (iii) no such Lien shall be senior in priority as compared to the lien securing the Indebtedness being refinanced;

(l) Liens existing on the Closing Date and any modification, replacement, refinancing, renewal or extension thereof; provided, that any such Liens securing outstanding Indebtedness in excess of $10,000,000 shall be described on Schedule 6.02; provided, further, that (i) no such Lien extends to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 6.01 and (B) proceeds and products thereof, replacements, accessions or additions thereto and improvements thereon (it being understood that individual financings of the type permitted under Section 6.01(m) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its Affiliates) and (ii) any such modification, replacement, refinancing, renewal or extension of the obligations secured or benefited by such Liens, if constituting Indebtedness, is permitted by Section 6.01;

(m) Liens arising out of Sale and Lease-Back Transactions permitted under Section 6.07; provided, that such Liens are limited to the assets subject to such Sale and Lease-Back Transaction and proceeds and products thereof and accessions and/or additions thereto and improvements thereon; it being understood that individual financings of the type permitted under Section 6.01(m) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its Affiliates;

(n) Liens securing Indebtedness permitted pursuant to Section 6.01(m); provided, that any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness and proceeds and products thereof, replacements, accessions or additions thereto and improvements thereon (it being understood that individual financings of the type permitted under Section 6.01(m) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its affiliates);

(o) Liens securing Indebtedness permitted pursuant to Section 6.01(n) on the relevant acquired assets or on the Capital Stock and assets of the relevant newly acquired Subsidiary; provided, that no such Lien (x) extends to or covers any other assets (other than the proceeds or products thereof, replacements, accessions or additions thereto and improvements thereon; it being understood that individual financings of the type permitted under Section 6.01(m) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its affiliates) or (y) was created in contemplation of the applicable acquisition of assets or Capital Stock;

(p) (i) Liens that are contractual rights of setoff or netting relating to (A) the establishment of depositary relations with banks not granted in connection with the issuance of Indebtedness, (B) pooled deposit or sweep accounts of the Borrower and/or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and/or any Subsidiary, (C) purchase orders and other agreements entered into with customers of the Borrower and/or any Subsidiary in the ordinary course of business and (D) commodity trading or other brokerage accounts incurred in the ordinary course of business, (ii) Liens encumbering reasonable customary initial deposits and margin deposits, (iii) bankers Liens and rights and remedies as to Deposit Accounts, (iv) Liens of a collection bank arising under Section 4-208 of the UCC on items in the ordinary course of business, (v) Liens in favor of banking or other financial institutions arising as a matter of law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions, and (vi) Liens on the proceeds of any Indebtedness incurred in connection with any transaction permitted hereunder, which proceeds have been deposited into an escrow account on customary terms to secure such Indebtedness pending the application of such proceeds to finance such transaction;

(q) Liens on assets owned by and/or equity interests of Subsidiaries that are not Loan Parties (including Capital Stock owned by such Persons) securing Indebtedness of Subsidiaries that are not Loan Parties permitted pursuant to Section 6.01;

(r) Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of the Borrower and/or its Subsidiaries;

(s) Liens on the Collateral securing Indebtedness incurred in reliance on, and subject to the provisions set forth in, Section 6.01(w) or (z); provided, that any Lien that is granted in reliance on this clause (s) on the Collateral shall be subject to an Acceptable Intercreditor Agreement;

(t) [reserved];

(u) Liens on assets securing Indebtedness or other obligations in an aggregate principal amount at any time outstanding not to exceed the greater of $175,000,000 and 50% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period;

(v) (i) Liens on assets securing judgments, awards, attachments and/or decrees and notices of lis pendens and associated rights relating to litigation being contested in good faith not constituting an Event of Default under Section 7.01(h) and (ii) any pledge and/or deposit securing any settlement of litigation;

(w) leases, licenses, covenants, options, subleases or sublicenses granted to others in the ordinary course of business which do not secure any Indebtedness for borrowed money;

(x) Liens on Securities that are the subject of repurchase agreements constituting Investments permitted under Section 6.06 arising out of such repurchase transaction;

(y) Liens securing obligations in respect letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments permitted under Sections 6.01(d), (e), (g), (aa) and (cc);

(z) Liens arising (i) out of conditional sale, title retention, consignment or similar arrangements for the sale of any asset in the ordinary course of business and permitted by this Agreement or (ii) by operation of law under Article 2 of the UCC (or similar Requirement of Law under any jurisdiction);

(aa) Liens securing obligations incurred in reliance on Section 6.01(j); provided, that any such Lien shall, if requested by the relevant holder of the applicable Surety Bond Indebtedness (or a representative therefor), be subject to a Surety Bond Intercreditor Agreement, which shall be reasonably negotiated and entered into by the Administrative Agent pursuant to Section 8.10;

(bb) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(cc) Liens on specific items of inventory or other goods and the proceeds thereof securing the relevant Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(dd) Liens securing (i) obligations of the type described in Section 6.01(f) (excluding any Secured Obligations) and/or (ii) obligations of the type described in Section 6.01(s) (excluding any Secured Obligations) in an aggregate principal amount, in the case of this clause (ii), at any time outstanding not to exceed $25,000,000;

(ee) (i) Liens on Capital Stock of joint ventures or non-wholly owned Subsidiaries securing capital contributions to, or obligations of, such Persons and (ii) customary rights of first refusal and tag, drag and similar rights in joint venture agreements and agreements with respect to non-Wholly-Owned Subsidiaries;

(ff) Liens on cash or Cash Equivalents arising in connection with the defeasance, discharge or redemption of Indebtedness;

(gg) Liens consisting of the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(hh) [reserved];

(ii) [reserved];

(jj) [reserved];

(kk) the rights reserved to or vested in Governmental Authorities by statutory provisions or by the terms of leases, licenses, franchises, grants or permits, which affect any land, to terminate the leases, licenses, franchises, grants or permits or to require annual or other periodic payments as a condition of the continuance thereof;

(ll) [reserved];

(mm) Liens that do not secure Indebtedness for borrowed money and are customary in the operation of the business of the Borrower and/or any Subsidiary;

(nn) title defects or irregularities which are of a minor nature and in the aggregate will not materially impair the use of the property for the purpose for which it is held;

(oo) Liens on assets of the kind described in the definition of Permitted Receivables Facility that arise or may be deemed to arise from Indebtedness incurred pursuant to Section 6.01(ff);

(pp) Liens disclosed in any title insurance policy (or commitment) or survey delivered to the Administrative Agent with respect to Material Real Estate Assets and any replacement, extension or renewal thereof; provided, that no such replacement, extension or renewal Lien shall cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal (and additions thereto, improvements thereon and the proceeds thereof); and

(qq) The reservations, limitations, provisos and conditions, if any, expressed in any original (i) land patents or (ii) grants from the crown of real or immovable property that do not materially affect the use of the affected land for the purpose for which it is used by the Borrower or any of its Subsidiaries, as applicable;

Section 6.03 [Reserved].

Section 6.04 Restricted Payments; Restricted Debt Payments.

(a) The Borrower shall not pay or make, directly or indirectly, any Restricted Payment, except that:

(i) the Borrower may make Restricted Payments to the extent necessary to permit any Parent Company or Subsidiary thereof:

(A) to pay general administrative costs and expenses (including corporate overhead, legal or similar expenses and customary salary, bonus and other benefits payable to directors, officers, employees, members of management, managers and/or consultants of any Parent Company or Subsidiary thereof) and franchise Taxes, and similar fees and expenses required to maintain the organizational existence of such Parent Company or Subsidiary thereof, in each case, which are reasonable and customary and incurred in the ordinary course of business, plus any reasonable and customary indemnification claims made by directors, officers, members of management, managers, employees or consultants of any Parent Company or Subsidiary thereof, in each case, to the extent attributable to the ownership or operations of any Parent Company (but excluding, for the avoidance of doubt, the portion of any such amount, if any, that is attributable to the ownership or operations of any Subsidiary of any Parent Company other than (x) the Borrower and/or its Subsidiaries or (y) any other Subsidiary of any Parent Company to the extent (I) such Subsidiary has no material operations and owns no material assets other than direct or indirect equity interests of the Borrower and/or its Subsidiaries and any assets attributable thereto and (II) the aggregate amount of Restricted Payments to Subsidiaries of any Parent Company that are not attributable to such Parent Company’s ownership of the Borrower and/or the Borrower’s Subsidiaries made in reliance on this Section 6.04(a)(i) shall not exceed $1,000,000 in any Fiscal Year which, if not used in such Fiscal Year, shall be carried forward to the immediately succeeding Fiscal Year), and/or its Subsidiaries; provided that the amount of any such distributions made in respect of an Unrestricted Subsidiary will be permitted only to the extent that cash distributions were made by an Unrestricted Subsidiary to the Borrower or any Subsidiary for such purpose;

(B) [reserved];

(C) to pay audit and other accounting and reporting expenses of any Parent Company or Subsidiary thereof to the extent such expenses are attributable to such Parent Company (but excluding, for the avoidance of doubt, the portion of any such expenses, if any, attributable to the ownership or operations of any Subsidiary of any Parent Company other than (x) the Borrower and/or its Subsidiaries or (y) any other Subsidiary of any Parent Company to the extent (I) such Subsidiary has no material operations and owns no material assets other than direct or indirect equity interests of the Borrower and/or its Subsidiaries and any assets attributable thereto and (II) the aggregate amount of Restricted Payments to Subsidiaries of any Parent Company that are not attributable to such Parent Company’s ownership of the Borrower and/or the Borrower’s Subsidiaries made in reliance on this Section 6.04(a)(i) shall not exceed $1,000,000 in any Fiscal Year which, if not used in such Fiscal Year, shall be carried forward to the immediately succeeding Fiscal Year), the Borrower and its Subsidiaries;

(D) for the payment of any insurance premiums that is payable by, or attributable to any Parent Company (but excluding, for the avoidance of doubt, the portion of any such premiums, if any, attributable to the ownership or operations of any Subsidiary of any Parent Company other than (x) the Borrower and/or its Subsidiaries or (y) any other Subsidiary of any Parent Company to the extent (I) such Subsidiary has no material operations and owns no material assets other than direct or indirect equity interests of the Borrower and/or its Subsidiaries and any assets attributable thereto and (II) the aggregate amount of Restricted Payments to Subsidiaries of any Parent Company that are not attributable to such Parent Company’s ownership of the Borrower and/or the Borrower’s Subsidiaries made in reliance on this Section 6.04(a)(i) shall not exceed $1,000,000 in any Fiscal Year which, if not used in such Fiscal Year, shall be carried forward to the immediately succeeding Fiscal Year), the Borrower and its Subsidiaries;

(E) to pay (x) any fee and/or expense related to any debt or equity offering, investment or acquisition (whether or not consummated) and/or any expenses of, or indemnification obligations in favor of any trustee, agent, arranger, underwriter or similar role, and (y) Public Company Costs (but excluding, for the avoidance of doubt, the portion of any such amounts, if any, that are, in the good faith determination of the Borrower, attributable to the ownership or operations of any Subsidiary of any Parent Company other than (I) the Borrower and/or any Subsidiary or (II) any other Subsidiary of any Parent Company to the extent (1) such Subsidiary has no material operations and owns no material assets other than direct or indirect equity interests of the Borrower and/or its Subsidiaries and any assets attributable thereto and (2) the aggregate amount of Restricted Payments to Subsidiaries of any Parent Company that are not attributable to such Parent Company’s ownership of the Borrower and/or the Borrower’s Subsidiaries made in reliance on this Section 6.04(a)(i) shall not exceed $1,000,000 in any Fiscal Year which, if not used in such Fiscal Year, shall be carried forward to the immediately succeeding Fiscal Year);

(F) to finance any Investment permitted under Section 6.06 (provided, that (x) any Restricted Payment under this clause (a)(i)(F) shall be made substantially concurrently with the closing of such Investment and (y) the relevant Parent Company shall, promptly following the closing thereof, cause (I) all property acquired to be contributed to the Borrower or one or more of its Subsidiaries, or (II) the merger, consolidation or amalgamation of the Person formed or acquired into the Borrower or one or more of its Subsidiaries, in order to consummate such Investment in compliance with the applicable requirements of Section 6.06 as if undertaken as a direct Investment by the Borrower or the relevant Subsidiary); and

(G) to pay customary salary, bonus, severance and other benefits payable to current or former directors, officers, members of management, managers, employees or consultants of any Parent Company (or any Immediate Family Member of any of the foregoing) to the extent such salary, bonuses and other benefits are attributable and reasonably allocated to the operations of the Borrower and/or any Subsidiary of the Borrower, in each case, so long as such Parent Company applies the amount of any such Restricted Payment for such purpose;

(ii) the Borrower may pay (or make Restricted Payments to allow any Parent Company) to repurchase, redeem, retire or otherwise acquire or retire for value the Capital Stock of any Parent Company or any Subsidiary held by any future, present or former employee, director, member of management, officer, manager or consultant (or any Affiliate or Immediate Family Member thereof, or any entity through which such Person owns Capital Stock in any Parent Company or any Subsidiary) of any Parent Company, the

Borrower or any Subsidiary (but excluding, in any case, (x) the Sponsor, (y) any present employee, director, member of management, officer, manager or consultant of the Sponsor or (z) any former employee, director, member of management, officer, manager or consultant of the Sponsor, which, in the case of this clause (z), shall be solely in respect of such Capital Stock held or acquired by such Person during the period of such Person’s employment with the Sponsor):

(A) with Cash and Cash Equivalents (and including, to the extent constituting a Restricted Payment, amounts paid in respect of promissory notes issued to evidence any obligation to repurchase, redeem, retire or otherwise acquire or retire for value the Capital Stock of any Parent Company, the Borrower or any Subsidiary held by any future, present or former employee, director, member of management, officer, manager or consultant (or any Affiliate or Immediate Family Member thereof) of any Parent Company, the Borrower or any Subsidiary) in an amount not to exceed, in any Fiscal Year, commencing with the Fiscal Year ending on or about December 31, 2026, the greater of $175,000,000 and 50% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period, which, if not used in such Fiscal Year, shall be carried forward to the immediately succeeding Fiscal Year; provided, that after giving effect to any Restricted Payment made in reliance on this Section 6.04(a)(ii)(A), the Total Net Leverage Ratio, calculated on a Pro Forma Basis, does not exceed 2.00:1.00;

(B) with the proceeds of any sale or issuance of, or any capital contribution in respect of, the Capital Stock of the Borrower or any Parent Company (to the extent such proceeds are contributed in respect of Qualified Capital Stock to the Borrower or any Subsidiary); or

(C) with the net proceeds of any key-man life insurance policies;

(iii) the Borrower may make Restricted Payments in an amount not to exceed (A) the portion, if any, of the Available Amount on such date that the Borrower elects to apply to this clause (iii)(A); provided, that after giving effect to any Restricted Payment made in reliance on this Section 6.04(a)(iii)(A) (x) no Event of Default under Sections 7.01(a), (c) (solely to the extent arising from a breach of Section 6.15(a) or Section 6.15(b)), (f) or (g) exists at the time of the declaration thereof and (y) the Total Net Leverage Ratio calculated on a Pro Forma Basis does not exceed 2.00:1.00 at the time of the declaration thereof and/or (B) the portion, if any, of the Available Excluded Contribution Amount on such date that the Borrower elects to apply to this clause (iii)(B);

(iv) the Borrower may make Restricted Payments (i) to any Parent Company to enable such Parent Company to make Cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of such Parent Company and (ii) consisting of (A) payments made or expected to be made in respect of withholding or similar Taxes payable by any future, present or former officers, directors, employees, members of management, managers or consultants of the Borrower, any Subsidiary or any Parent Company or any of their respective Immediate Family Members and/or (B) repurchases of Capital Stock in consideration of the payments described in subclause (A) above, including demand repurchases in connection with the exercise of stock options;

(v) the Borrower may repurchase (or make Restricted Payments to any Parent Company to enable it to repurchase) Capital Stock upon the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock if such Capital Stock represents all or a portion of the exercise price of, or tax withholdings with respect to, such warrants, options or other securities convertible into or exchangeable for Capital Stock;

(vi) the Borrower may make Restricted Payments, the proceeds of which are applied solely to effect the consummation of the Transactions;

(vii) the Borrower may (or may make Restricted Payments to any Parent Company to enable it to) make Restricted Payments with respect to any Capital Stock in an amount not to exceed 7.00% per annum of Market Capitalization on the relevant date of determination (minus the aggregate principal amount of any Restricted Debt Payments made pursuant to Section 6.04(b)(ix) (solely to the extent incurred pursuant to the reference to Section 6.04(a)(vii) thereunder);

(viii) the Borrower may make Restricted Payments to (i) redeem, repurchase, retire or otherwise acquire any (A) Capital Stock (“Treasury Capital Stock”) of the Borrower and/or any Subsidiary or (B) Capital Stock of any Parent Company, in the case of each of subclauses (A) and (B), in exchange for, or out of the proceeds of the substantially concurrent sale (other than to Holdings and/or any Subsidiary of Holdings) of, Qualified Capital Stock of the Borrower or any Parent Company to the extent any such proceeds are contributed to the capital of the Borrower and/or any Subsidiary in respect of Qualified Capital Stock (“Refunding Capital Stock”) and (ii) declare and pay dividends on any Treasury Capital Stock out of the proceeds of the substantially concurrent sale (other than to the Borrower or a Subsidiary) of any Refunding Capital Stock;

(ix) [reserved];

(x) the Borrower may make Restricted Payments in an aggregate amount not to exceed the greater of $175,000,000 and 50% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period (minus the aggregate amount of any Restricted Debt Payments made in reliance on Section 6.04(b)(iv) (in each case, solely to the extent incurred pursuant to the reference to Section 6.04(a)(x) thereunder)) so long as (x) no Event of Default under Section 7.01(a), (c) (solely to the extent arising from a breach of Section 6.15(a) or Section 6.15(b)), (f) or (g) exists at the time of the declaration of such Restricted Payment or would result therefrom and (y) after giving effect to such Restricted Payment the Total Net Leverage Ratio, calculated on a Pro Forma Basis, does not exceed 2.00:1.00;

(xi) the Borrower may make Restricted Payments so long as (i) no Event of Default under Section 7.01(a), (f) or (g) exists at the time of the declaration of such Restricted Payment or would result therefrom and (ii) the Total Net Leverage Ratio, calculated on a Pro Forma Basis, would not exceed 2.00:1.00;

(xii) the Borrower may declare and make dividend payments or other Restricted Payments payable solely in the Capital Stock (other than Disqualified Capital Stock) of the Borrower or the Capital Stock of any Parent Company;

(xiii) [reserved];

(xiv) Restricted Payments in connection with any transaction permitted by Section 5.17 (other than Sections 5.17(a) and (d)), Section 6.06 (other than Sections 6.06(j) and (t)) that constitutes an Investment and/or Section 6.07 (other than Section 6.07(g)) that constitutes a Disposition; and/or

(xv) (A) for any taxable period (or portion thereof) for which the Borrower is a partnership or disregarded entity for U.S. federal income Tax purposes, the Borrower may make pro rata distributions (in accordance with percentage interests) (or distributions necessary to permit the Parent or any Person of which the Borrower is a direct or indirect wholly owned Subsidiary to make pro rata distributions (in accordance with percentage interests)) to its equity owners in amounts sufficient for each of them (or their direct or indirect owners) to pay their U.S. federal, state, local and other Taxes (including estimated Taxes) with respect to income attributable to the Borrower and its Subsidiaries (and any other entity in which the Borrower owns a direct or indirect interest) for each taxable year (including, for the avoidance of doubt, any allocations under Section 704(c) of the Code), based on an assumed Tax rate equal to the highest combined marginal U.S. federal, state, and local Tax rate applicable to an individual or corporation (whichever is higher) resident in New York, New York, taking into account (1) the character and type of income earned (and for the avoidance of doubt, without regard to any reduction in rate attributable to Section 199A of the Code), (2) Medicare Taxes, (3) any applicable limitations with respect to any deductions (and treating state and local Taxes as non-deductible for individuals), and (4) for purposes of determining the taxable income or gain allocable to any direct or indirect owner of the Borrower, the cumulative net taxable losses of the Borrower (if the Borrower is a disregarded entity for U.S. federal tax purposes, the Borrower’s regarded owner), as determined for U.S. federal income tax purposes, allocated to such equity owner for all prior taxable years (or portions thereof) commencing on or after the Closing Date, to the extent any such prior losses are available to reduce such income or gain and have not previously been taken into account in the calculation of the tax distribution under this clause (xv) for any prior period (or portion thereof) commencing on or after the Closing Date, which distributions shall be permitted on a quarterly or more frequent basis during such taxable year based on the Borrower’s best estimate of the amounts specified in this clause (xv)(A) (including any distribution to any Parent Company or Subsidiary thereof (that directly or indirectly wholly owns the Borrower) that is necessary to permit such Parent Company or such Subsidiary thereof to pay such amount), (B) for any taxable period (or portion thereof) for which the Borrower is treated as a corporation for U.S. federal income tax purposes that is included in a consolidated, combined, unitary or similar tax group (a “Tax Group”) for U.S. federal income tax purposes (or is a disregarded entity wholly owned by an entity treated as a corporation for U.S. federal income tax purposes that is included in a Tax Group), the Borrower may make distributions in amounts required for the parent of such Tax Group to pay the aggregate amount of consolidated, combined, unitary or similar group tax liabilities owed by the parent of such Tax Group and attributable to income of the Borrower and its Subsidiaries, reduced by any such Taxes paid directly by the Borrower or any of its Subsidiaries to the relevant taxing authority; provided, that the amount of such payments shall not exceed the amounts that the Borrower and its Subsidiaries would have been required to pay had the Borrower and its Subsidiaries been a stand-alone group for applicable tax purposes, and (C) the Borrower may make pro rata distributions (in accordance with percentage interests) (or distributions necessary to permit any direct or indirect parent to make pro rata distributions (in accordance with percentage interests)) to its equity owners in amounts sufficient to allow Public Parent, or a Subsidiary thereof or a successor thereto, to satisfy its obligations under any Tax Receivable Agreement but only to the extent that distributions under clause (A) or (B), as applicable, are insufficient for Public Parent, or a Subsidiary thereof or a successor thereto, to comply with its obligations under the applicable Tax Receivable Agreement after the payment of the actual income Tax liability of Public Parent and its Subsidiaries; provided, that any payment of an accelerated lump sum amount payable by reason of an early termination of such Tax Receivable Agreement, to the extent such lump sum amount exceeds the amount that would have been payable under such Tax Receivable Agreement in the absence of such early termination, shall only be permitted so long as no Event of Default under Section 7.01(a) or, solely with respect to the Borrower, Section 7.01(f) or Section 7.01(g) exists at the time of such payment; it being understood and agreed that, in each case, (x) all or any part of any distribution that is permitted to be made pursuant to this clause (xv) may be made at any time during or after the relevant taxable period in respect of which the applicable distribution is permitted, and (y) for purposes of this clause (xv) the term “Subsidiary” shall be interpreted by replacing the words “more than 50%” with “more than 0%”.

(b) The Borrower shall not, nor shall it permit any Subsidiary to, make any prepayment in Cash in respect of principal of any Restricted Debt, including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Restricted Debt, in each case, more than one year prior to the scheduled maturity date thereof (collectively, “Restricted Debt Payments”), except:

(i) with respect to any purchase, defeasance, redemption, repurchase, repayment or other acquisition or retirement thereof made by exchange for, or out of the proceeds of, Refinancing Indebtedness permitted by Section 6.01;

(ii) as part of an applicable high yield discount obligation catch-up payment;

(iii) payments of regularly scheduled principal and interest (including any penalty interest, if applicable) and payments of fees, expenses and indemnification obligations as and when due (other than payments of principal with respect to Junior Indebtedness that are prohibited by the subordination provisions thereof);

(iv) Restricted Debt Payments in an aggregate amount not to exceed (A) the greater of $122,500,000 and 35% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period plus (B) at the election of the Borrower, the amount of any Restricted Payments then permitted to be made by the Borrower in reliance on Section 6.04(a)(x) (it being understood that any amount utilized under this clause (B) to make a Restricted Debt Payment shall result in a reduction in availability under Section 6.04(a)(x)), so long as no Event of Default under Section 7.01(a), (f) or (g) exists at the time of delivery of irrevocable notice of such Restricted Debt Payment or would result therefrom;

(v) (A) Restricted Debt Payments in exchange for, or with proceeds of any issuance of, Qualified Capital Stock of the Borrower and/or any capital contribution in respect of Qualified Capital Stock of the Borrower, (B) Restricted Debt Payments as a result of the conversion of all or any portion of any Restricted Debt into Qualified Capital Stock of the Borrower and (C) to the extent constituting a Restricted Debt Payment, payment-in-kind interest with respect to any Restricted Debt that is permitted under Section 6.01;

(vi) Restricted Debt Payments in an aggregate amount not to exceed (A) the portion, if any, of the Available Amount on such date that the Borrower elects to apply to this clause (vi)(A); provided, that after giving effect to any Restricted Debt Payment made in reliance on this Section 6.04(b)(vi)(A), (x) no Event of Default under Sections 7.01(a), (f) or (g) exists at the time of the declaration thereof and (y) solely to the extent any Restricted Debt Payment is made in reliance on this Section 6.04(b)(vi)(A) using the amount available under clause (a)(ii) of the definition of “Available Amount”, the Total Net Leverage Ratio, calculated on a Pro Forma Basis, does not exceed 2.25:1.00 and/or (B) the portion, if any, of the Available Excluded Contribution Amount on such date that the Borrower elects to apply to this clause (vi)(B);

(vii) Restricted Debt Payments in an unlimited amount; provided, that (A) no Event of Default under Section 7.01(a), (f) or (g) exists at the time of delivery of irrevocable notice of such Restricted Debt Payment or would result therefrom and (B) the Total Net Leverage Ratio, calculated on a Pro Forma Basis, would not exceed 2.25:1.00;

(viii) [reserved]; and/or

(ix) Restricted Debt Payments in an aggregate amount not to exceed amount of Restricted Payments then permitted to be made in reliance on Section 6.04(a)(vii) (it being understood that any amount utilized under this clause (ix) to make a Restricted Debt Payment shall result in a reduction in the amount available under Section 6.04(a)(vii)).

Section 6.05 Burdensome Agreements. Except as provided herein or in any other Loan Document, in any agreement with respect to any Incremental Equivalent Debt and/or in any agreement with respect to any refinancing, renewal or replacement of such Indebtedness that is permitted by Section 6.01, the Borrower shall not, nor shall it permit any Subsidiary to, enter into or cause to exist any agreement restricting the ability of (x) any Subsidiary of the Borrower that is not a Loan Party to pay dividends or other distributions to the Borrower or any other Loan Party, (y) any Subsidiary to make cash loans or advances to the Borrower or any other Loan Party or (z) any Loan Party to create, permit or grant a Lien on any of its properties or assets to secure the Secured Obligations (after giving effect to the applicable anti-assignment provisions of the UCC and/or any other applicable Requirement of Law) (any such agreement, a “Burdensome Agreement”), except restrictions:

(a) set forth in any agreement evidencing (i) Indebtedness of a Subsidiary that is not a Loan Party permitted by Section 6.01, (ii) Indebtedness permitted by Section 6.01 that is secured by a Permitted Lien if the relevant restriction applies only to the Person obligated under such Indebtedness and its Subsidiaries or the assets intended to secure such Indebtedness and (iii) Indebtedness permitted pursuant to clauses (j), (m), (p) (as it relates to Indebtedness in respect of clauses (a), (j), (m), (r), (u), (w), (y) and/or (ff) of Section 6.01), (r), (u), (w), (y) and/or (ff) of Section 6.01;

(b) arising under customary provisions restricting assignments, licensing, sublicensing, subletting or other transfers (including the granting of any Lien) contained in leases, subleases, licenses, sublicenses, joint venture agreements and other agreements entered into in the ordinary course of business;

(c) that are or were created by virtue of any Lien granted upon, transfer of, agreement to transfer or grant of, any option or right with respect to any assets or Capital Stock not otherwise prohibited under this Agreement;

(d) that are assumed in connection with any acquisition of property or the Capital Stock of any Person, so long as the relevant encumbrance or restriction relates solely to the Person and its Subsidiaries (including the Capital Stock of the relevant Person or Persons) and/or property so acquired and was not created in connection with or in anticipation of such acquisition;

(e) set forth in any agreement for any Disposition of any Subsidiary (or all or substantially all of the assets thereof) that restricts the payment of dividends or other distributions or the making of cash loans or advances by such Subsidiary pending such Disposition;

(f) (i) set forth in provisions in agreements or instruments which prohibit the payment of dividends or the making of other distributions with respect to any class of Capital Stock of a Person other than on a pro rata basis and/or (ii) set forth in the documentation governing any Surety Bond Indebtedness;

(g) imposed by customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements;

(h) (i) on Cash, other deposits, working capital or net worth or similar restrictions imposed by any Person under any contract entered into in the ordinary course of business (including any agreement relating to Surety Bond Indebtedness) or for whose benefit such Cash, other deposits or net worth or similar restrictions exist and/or (ii) applicable solely to one or more Project Development Subsidiaries;

(i) set forth in documents which exist on the Closing Date and were not created in contemplation thereof;

(j) arising pursuant to an agreement or instrument relating to any Indebtedness permitted to be incurred after the Closing Date if the relevant restrictions, taken as a whole, are not materially less favorable to the Lenders than the restrictions contained in this Agreement, taken as a whole (as determined in good faith by the Borrower);

(k) arising under or as a result of applicable Requirements of Law or the terms of any license, authorization, concession or permit;

(l) arising in any Hedge Agreement and/or any agreement or arrangement relating to any Banking Services and, in the case of any restriction on Liens, limited to assets permitted to be subject to Liens securing such obligations under Hedge Agreements and/or Banking Services;

(m) relating to any asset (or all of the assets) of and/or the Capital Stock of the Borrower and/or any Subsidiary which is imposed pursuant to an agreement entered into in connection with any Disposition of such asset (or assets) and/or all or a portion of the Capital Stock of the relevant Person that is permitted or not restricted by this Agreement;

(n) set forth in any agreement relating to any Permitted Lien that limit the right of the Borrower and/or any Subsidiary to Dispose of or encumber the assets subject thereto;

(o) imposed by any amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of any contract, instrument or obligation referred to in clauses (a) through (n) above; provided, that no such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is, in the good faith judgment of the Borrower, more restrictive with respect to such restrictions, taken as a whole, than those in existence prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing;

(p) customary subordination and/or subrogation provisions set forth in guaranty or similar documentation (not relating to Indebtedness for borrowed money) that is entered into in the ordinary course of business; and/or

(q) any restriction created in connection with any factoring program implemented in the ordinary course of business, so long as in the case of any prohibition on Liens, the relevant restriction relates solely to assets subject to such factoring program and, solely to the extent such Person constitutes an Excluded Subsidiary, the Capital Stock of any Person participating in such factoring program.

Section 6.06 Investments. The Borrower shall not, nor shall it permit any Subsidiary to, make or own any Investment in any other Person, except:

(a) Cash or Investments that were Cash Equivalents at the time made;

(b) Investments:

(i) existing on the Closing Date in the Borrower or in any Subsidiary,

(ii) made after the Closing Date among the Loan Parties (other than Investments in Holdings);

(iii) made by any Subsidiary that is not a Loan Party in any Loan Party (other than Holdings) and/or any other Subsidiary that is not a Loan Party, and/or

(iv) made after the Closing Date by any Loan Party in any Subsidiary that is not a Loan Party; provided that the aggregate outstanding amount of Investments made by any Loan Party in any Subsidiary that is not a Loan Party in reliance on this Section 6.06(b)(iv) together with the aggregate consideration paid in respect of Investments made in a Subsidiary that is not a Loan Party or in assets that are not acquired by any Loan Party in reliance on Section 6.06(e) pursuant to the proviso thereof shall not exceed the greater of $175,000,000 and 50% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period;

(c) Investments (i) constituting deposits, prepayments and/or other credits to suppliers, (ii) made in connection with obtaining, maintaining or renewing client and customer contracts and/or (iii) in the form of advances made to distributors, suppliers, licensors and licensees, in each case, in the ordinary course of business or, in the case of clause (iii), to the extent necessary to maintain the ordinary course of supplies to the Borrower and/or any Subsidiary;

(d) Investments in any joint venture and/or non-Wholly-Owned Subsidiary in an aggregate outstanding amount not to exceed the greater of $122,500,000 and 35% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period;

(e) Permitted Acquisitions; provided, that the total consideration paid by the Loan Parties for (i) the Capital Stock of any Person that does not become a Loan Party or is not a Loan Party, (ii) with respect to any Investment (x) in any Subsidiary the effect of which is to increase the equity ownership of any Subsidiary in such Subsidiary or (y) in any joint venture for the purpose of increasing the equity ownership of any Subsidiary in such joint venture, in each case, after giving effect to which the relevant joint venture is not or does not become a Loan Party or (iii) in the case of an asset acquisition, assets that are not acquired by any Loan Party, together with the aggregate amount of Investments made in reliance on Section 6.06(b)(iv) shall not exceed the greater of $175,000,000 and 50% of Consolidated Adjusted EBITDA for the most recently ended Test Period;

(f) Investments (i) existing on, or contractually committed to or contemplated as of, the Closing Date; provided, that any such Investments in excess of $10,000,000 shall be described on Schedule 6.06 and (ii) any modification, replacement, renewal or extension of any Investment described in clause (i) above so long as no such modification, renewal or extension increases the amount of such Investment except by the terms thereof or as otherwise permitted by this Section 6.06;

(g) Investments received in lieu of Cash in connection with any Disposition permitted by Section 6.07 or any other disposition of assets not constituting a Disposition;

(h) loans or advances to present or former employees, directors, members of management, officers, managers or consultants or independent contractors (or their respective Immediate Family Members) of any Parent Company, the Borrower, any Subsidiary and/or any joint venture to the extent permitted by Requirements of Law, in connection with such Person’s purchase of Capital Stock of any Parent Company, either (i) in an aggregate principal amount not to exceed the greater of $21,000,000 and 6% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period at any one time outstanding or (ii) so long as the proceeds of such loan or advance are substantially contemporaneously contributed to the Borrower for the purchase of such Capital Stock;

(i) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business;

(j) Investments consisting of (or resulting from) Indebtedness permitted under Section 6.01 (other than Indebtedness permitted under Sections 6.01(b) and (h)), Permitted Liens, Restricted Payments permitted under Section 6.04), Restricted Debt Payments permitted by Section 6.04 and mergers, consolidations, amalgamations, liquidations, windings up, dissolutions or Dispositions permitted by Section 6.07 (other than Section 6.07(a) (if made in reliance on subclause (ii) of the proviso thereto), Section 6.07(b) (if made in reliance on clause (ii) therein), Section 6.07(c)(ii) (if made in reliance on clause (B) therein) and Section 6.07(g));

(k) Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers;

(l) Investments (including debt obligations and Capital Stock) received (i) in connection with the bankruptcy or reorganization of any Person, (ii) in settlement of delinquent obligations of, or other disputes with, customers, suppliers and other account debtors arising in the ordinary course of business, (iii) upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment and/or (iv) as a result of the settlement, compromise, resolution of litigation, arbitration or other disputes;

(m) loans and advances of payroll payments or other compensation to present or former employees, directors, members of management, officers, managers or consultants of any Parent Company (to the extent such payments or other compensation relate to services provided to such Parent Company (but excluding, for the avoidance of doubt, the portion of any such amount, if any, attributable to the ownership or operations of any Subsidiary of any Parent Company other than the Borrower and/or its Subsidiaries)), the Borrower and/or any other Subsidiary in the ordinary course of business;

(n) Investments to the extent that payment therefor is made solely with Capital Stock of any Parent Company or Qualified Capital Stock of the Borrower or any Subsidiary, in each case, to the extent not resulting in a Change of Control;

(o) (i) Investments of any Subsidiary acquired after the Closing Date, or of any Person acquired by, or merged into or consolidated or amalgamated with, the Borrower or any Subsidiary after the Closing Date, in each case, as part of an Investment otherwise permitted by this Section 6.06 to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of the relevant acquisition, merger, amalgamation or consolidation and (ii) any modification, replacement, renewal or extension of any Investment permitted under clause (i) of this Section 6.06(o) so long as no such modification, replacement, renewal or extension thereof increases the original amount of such Investment except as otherwise permitted by this Section 6.06;

(p) Investments made in connection with the Transactions;

(q) Investments made after the Closing Date by the Borrower and/or any of its Subsidiaries in an aggregate amount at any time outstanding not to exceed:

(i) (A) the greater of $235,000,000 and 75% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period, plus (B) at the election of the Borrower, the amount of Restricted Payments then permitted to be made by the Borrower or any Subsidiary in reliance on Section 6.04(a)(x) (it being understood that any amount utilized under this clause (B) to make an Investment shall result in a reduction in availability under Section 6.04(a)(x)), plus (C) at the election of the Borrower, the amount of Restricted Debt Payments then permitted to be made by the Borrower or any Subsidiary in reliance on Section 6.04(b)(iv)(A) (it being understood that any amount utilized under this clause (C) to make an Investment shall result in a reduction in availability under Section 6.04(b)(iv)(A)), plus

(ii) in the event that (A) the Borrower or any of its Subsidiaries makes any Investment in reliance on Section 6.06(d), Section 6.06(q)(i), Section 6.06(r), Section 6.06(ee) and/or Section 6.06(gg) after the Closing Date in any Person that is not a Subsidiary and (B) such Person subsequently becomes a Subsidiary, an amount equal to 100% of the fair market value of such Investment as of the date on which such Person becomes a Subsidiary;

(r) Investments made after the Closing Date by the Borrower and/or any of its Subsidiaries in an aggregate outstanding amount not to exceed (i) the portion, if any, of the Available Amount on such date that the Borrower elects to apply to this clause (r)(i) and/or (ii) the portion, if any, of the Available Excluded Contribution Amount on such date that the Borrower elects to apply to this clause (r)(ii);

(s) (i) Guarantees of leases (other than Capital Leases) or of other obligations not constituting Indebtedness and (ii) Guarantees of the lease obligations of suppliers, customers, franchisees and licensees of the Borrower and/or any of its Subsidiaries, in each case, in the ordinary course of business;

(t) Investments in any Parent Company in amounts and for purposes for which Restricted Payments to such Parent Company are permitted under Section 6.04(a); provided, that any Investment made as provided above in lieu of any such Restricted Payment shall reduce availability under the applicable Restricted Payment basket under Section 6.04(a);

(u) Investments in Unrestricted Subsidiaries in an aggregate outstanding amount not to exceed $100,000,000 (this clause (u), the “Unrestricted Subsidiary Investment Basket”);

(v) Investments in Subsidiaries in connection with internal reorganizations and/or restructurings and activities related to tax planning; provided, that, after giving effect to any such reorganization, restructuring or activity, the security interest of the Administrative Agent in the Collateral, taken as a whole, is not materially impaired;

(w) Investments under any Derivative Transaction of the type permitted under Section 6.01(s);

(x) [reserved];

(y) Investments made in joint ventures as required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture agreements and similar binding arrangements entered into in the ordinary course of business;

(z) Investments made in connection with any nonqualified deferred compensation plan or arrangement for any present or former employee, director, member of management, officer, manager or consultant or independent contractor (or any Immediate Family Member thereof) of any Parent Company, the Borrower, any other Subsidiary and/or any joint venture;

(aa) Investments in the Borrower, any Subsidiary and/or joint venture in connection with intercompany cash management arrangements and related activities in the ordinary course of business;

(bb) Investments so long as, after giving effect thereto on a Pro Forma Basis, the Total Net Leverage Ratio does not exceed 2.25:1.00;

(cc) any Investment made by any Unrestricted Subsidiary prior to the date on which such Unrestricted Subsidiary is designated as a Subsidiary so long as the relevant Investment was not made in contemplation of the designation of such Unrestricted Subsidiary as a Subsidiary;

(dd) Investments consisting of the licensing, sublicensing or contribution of any IP Rights (i) pursuant to joint marketing, joint development arrangements or strategic partnerships with other Persons or (ii) in the ordinary course of business;

(ee) Investments in an aggregate outstanding amount not to exceed amount of Restricted Payments then permitted to be made in reliance on Section 6.04(a)(vii) (it being understood that any amount utilized under this clause (ee) to make an Investment shall result in a reduction in the amount available under Section 6.04(a)(vii));

(ff) loans and advances to any Parent Company not in excess of the amount of (after giving effect to any other loan, advance or Restricted Payment in respect thereof) Restricted Payments that are permitted to be made to such Parent Company in accordance with Section 6.04(a)(i), such Investment being treated for purposes of the applicable provision of Section 6.04(a), including any limitation, as a Restricted Payment made pursuant to such clause;

(gg) Investments in Similar Businesses in an aggregate outstanding amount not to exceed the greater of $100,000,000 and 35% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period;

(hh) Investments in connection with any Permitted Receivables Facility, including Investments made to fund the payment of fees and expenses incurred in connection with such Permitted Receivables Facility and the purchase of assets pursuant to a repurchase obligation in connection with such Permitted Receivables Facility;

(ii) [reserved]; and

(jj) Investments in Immaterial Subsidiaries so long as after giving effect thereto on a Pro Forma Basis, the relevant subsidiary remains an Immaterial Subsidiary.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, (i) no Loan Party shall be permitted to make any transfer (via Investment, sales or other Dispositions and Restricted Payments (including dividends)) that would constitute an IP Separation Transaction in reliance on this Section 6.06 or otherwise and (ii) the only basket available for transfers (including, without limitation, Investments in, sales or other Dispositions and Restricted Payments (including dividends)) to Unrestricted Subsidiaries and designations of Unrestricted Subsidiaries, shall be the Unrestricted Subsidiary Investment Basket, and there shall be no reclassification of any amount invested in or otherwise transferred to an Unrestricted Subsidiary in reliance on the Unrestricted Subsidiary Investment Basket.

Section 6.07 Fundamental Changes; Disposition of Assets. The Borrower shall not, nor shall it permit any of its Subsidiaries to, enter into any transaction of merger, consolidation or amalgamation, or liquidate, wind up or dissolve themselves (or suffer any liquidation or dissolution), or make any Disposition of any assets (including, in each case, pursuant to a Division) outside the ordinary course of business having a fair market value in excess of $15,000,000 in a single transaction or a series of related transactions, except:

(a) any Subsidiary may be merged, consolidated or amalgamated with or into the Borrower or any other Subsidiary; provided, that in the case of any such merger, consolidation or amalgamation with or into the Borrower, (A) the Borrower shall be the continuing or surviving Person or (B) if the Person formed by or surviving any such merger, consolidation or amalgamation is not the Borrower (any such Person, the “Successor Borrower”), (1) the Successor Borrower shall be an entity organized or existing under the law of the U.S., any state thereof or the District of Columbia, (2) the Successor Borrower shall expressly assume the Obligations of the Borrower in a manner reasonably satisfactory to the Administrative Agent, (3) written notice of such merger, consolidation or amalgamation must be provided to the Administrative Agent (for distribution to each Lender) at least five Business Days prior to the effectiveness thereof, (4) the Borrower shall have delivered to the Administrative Agent (for distribution to each Lender) all documentation and other information requested by the Administrative Agent or any Lender with respect to such Successor Borrower (including any Beneficial Ownership Certification) required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act and the Beneficial Ownership Regulation, no later than three Business Days prior to the date of such effectiveness (or such later date as may be reasonably agreed by the Administrative Agent) and (5) except as the Administrative Agent may otherwise agree, the Successor Borrower shall have delivered to the Administrative Agent (for distribution to the Lenders) customary opinions of counsel (in a form reasonably satisfactory to the Administrative Agent) with respect to the capacity of the Successor Borrower and perfection of security interests in the Collateral owned by the Successor Borrower; it being understood and agreed that if the foregoing conditions under clauses (1) through (5) are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement and the other Loan Documents;

(b) Dispositions (including of Capital Stock) among the Borrower and/or any Subsidiary (upon voluntary liquidation or otherwise); provided, that any such Disposition made by any Loan Party to any Person that is not a Loan Party shall be treated as an Investment and otherwise made in compliance with Section 6.06 (other than in reliance on clause (j) thereof);

(c) (i) the liquidation or dissolution of any Subsidiary if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower, is not materially disadvantageous to the Lenders (taken as a whole) and the Borrower or any Subsidiary receives the assets (if any) of the relevant dissolved or liquidated Subsidiary; provided, that in the case of any liquidation or dissolution of any Loan Party that results in a distribution of assets to any Subsidiary that is not a Loan Party, such distribution shall be treated as an Investment and shall comply with Section 6.06 (other than in reliance on clause (j) thereof); (ii) any merger, amalgamation, dissolution, liquidation or consolidation, the purpose of which is to effect (A) any Disposition otherwise permitted under this Section 6.07 (other than clause (a), clause (b) or this clause (c)) or (B) any Investment permitted under Section 6.06 and/or any DevCo Acquisition and (iii) the conversion of the Borrower (so long as in the case of any conversion of the Borrower that results in the Borrower being a new Person, the Borrower has delivered to the Administrative Agent (for distribution to each Lender) (x) written notice of such conversion at least five Business Days prior to the effectiveness thereof and (y) all documentation requested by the Administrative Agent or any Lender with respect to the Person that will be the Borrower after giving effect to such conversion (including any Beneficial Ownership Certification) required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act and the Beneficial Ownership Regulation, no later than three Business Days prior to the date of such conversion (or such later date as may be reasonably agreed by the Administrative Agent)) or any Subsidiary into another form of entity, so long as such conversion does not adversely affect the value of the Collateral, if any;

(d) (i) Dispositions of inventory or equipment or immaterial assets in the ordinary course of business (including on an intercompany basis) and (ii) the leasing or subleasing of real property in the ordinary course of business;

(e) Dispositions of surplus, obsolete, used or worn out property or other property that, in the reasonable judgment of the Borrower, is (A) no longer useful in its business (or in the business of any Subsidiary) or (B) otherwise economically impracticable to maintain;

(f) Dispositions of Cash and/or Cash Equivalents and/or other assets that were Cash Equivalents when the relevant original Investment was made;

(g) Dispositions, mergers, amalgamations, consolidations or conveyances that constitute (w) Investments permitted pursuant to Section 6.06 (other than Section 6.06(j)), (x) Permitted Liens and (y) Restricted Payments permitted by Section 6.04(a) (other than Section 6.04(a)(ix));

(h) Dispositions for fair market value; provided, that with respect to any such Disposition (other than any Permitted Asset Swap) with a purchase price in excess of the greater of $52,500,000 and 15% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period, at least 75% of the consideration for such Disposition (other than the portion of any such Disposition consisting of a Permitted Asset Swap) shall consist of Cash or Cash Equivalents (provided, that for purposes of the 75% Cash consideration requirement, (i) the amount of any Indebtedness or other liabilities (other than Indebtedness or other liabilities that are subordinated to the Obligations or that are owed to the Borrower and/or any Subsidiary) of the Borrower and/or any Subsidiary (as shown on such Person’s most recent balance sheet or statement of financial position (or in the notes thereto) that are assumed by the transferee of any such assets (or that are otherwise terminated or cancelled in connection with the transaction with such transferee) and for which the Borrower and/or its applicable Subsidiary have been validly released by all relevant creditors in writing, (ii) the amount of any trade-in value applied to the purchase price of any replacement assets acquired in connection with such Disposition, (iii) any Security received by the Borrower and/or any Subsidiary from such transferee that is converted by such Person into Cash or Cash Equivalents (to the extent of the Cash or Cash Equivalents received) within 180 days following the closing of the applicable Disposition and (iv) any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (h) that is at that time outstanding, not in excess of the greater of $52,500,000 and 15% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period, in each case, shall be deemed to be Cash); provided, further, that immediately prior to and after giving effect to such Disposition, as determined on the date on which the agreement governing such Disposition is executed, no Event of Default under Sections 7.01(a), 7.01(f) or 7.01(g) exists;

(i) to the extent that (i) the relevant property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of the relevant Disposition are promptly applied to the purchase price of such replacement property;

(j) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to, buy/sell arrangements between joint venture or similar parties set forth in the relevant joint venture arrangements and/or similar binding arrangements;

(k) Dispositions of notes receivable or accounts receivable in the ordinary course of business (including any discount and/or forgiveness thereof) or in connection with the collection or compromise thereof;

(l) Dispositions and/or terminations of leases, subleases, licenses or sublicenses (including the provision of software under any open source license), (i) the Disposition or termination of which will not materially interfere with the business of the Borrower and/or its Subsidiaries, (ii) which relate to closed facilities or the discontinuation of any product line or (iii) which, in the reasonable judgment of the Borrower are (A) no longer useful in its business (or in the business of any Subsidiary) or (B) no longer economical to maintain in light of the use of the IP Rights or other rights leased, subleased, licensed or sublicensed thereunder;

(m) (i) any termination of any lease in the ordinary course of business, (ii) any expiration of any option agreement in respect of real or personal property and (iii) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or litigation claims (including in tort) in the ordinary course of business;

(n) Dispositions of property subject to foreclosure, casualty, eminent domain or condemnation proceedings (including in lieu thereof or any similar proceeding);

(o) Dispositions or consignments of equipment, inventory or other assets (including leasehold interests in real property) with respect to facilities that are temporarily not in use, held for sale or closed;

(p) to the extent otherwise restricted by this Section 6.07, the consummation of the Transactions;

(q) Dispositions of non-core (as determined by the Borrower in good faith) assets acquired in connection with any acquisition or any other similar Investment permitted hereunder and sales of Real Estate Assets acquired in any acquisition or other similar Investment permitted hereunder which, within 90 days of the date of such acquisition or similar Investment, are designated in writing to the Administrative Agent as being held for sale and not for the continued operation of the Borrower and/or any of its Subsidiaries or any of their respective businesses; provided, that no Event of Default exists on the date on which the definitive agreement governing the relevant Disposition is executed;

(r) exchanges or swaps, including transactions covered by Section 1031 of the Code (or any comparable provision of any foreign jurisdiction), of assets so long as any such exchange or swap is made for fair value (as reasonably determined by the Borrower) for like assets (including Related Business Assets); provided, that upon the consummation of any such exchange or swap by any Loan Party, to the extent the assets received do not constitute an Excluded Asset, the Administrative Agent has a perfected Lien with the same priority as the Lien held on the Real Estate Assets so exchanged or swapped;

(s) Dispositions of assets of the Borrower that do not constitute Collateral for fair market value;

(t) (i) licensing, sublicensing or cross-licensing arrangements involving any technology, software, intellectual property or IP Rights of the Borrower or any Subsidiary in the ordinary course of business and (ii) Dispositions, abandonments, cancellations, failures to maintain or lapses of any technology, software, intellectual property or IP Rights, or any issuances or registrations, or any applications for issuances or registrations, of any intellectual property or IP Rights, which, in the reasonable judgment of the Borrower, are not material to the conduct of the business of the Borrower and/or any of its Subsidiaries, or are no longer economical to maintain in light of its use;

(u) Dispositions in connection with the terminations or unwinds of Derivative Transactions;

(v) any DevCo Disposition;

(w) Dispositions of Real Estate Assets and related assets in the ordinary course of business in connection with relocation activities for directors, officers, employees, members of management, managers or consultants of any Parent Company, the Borrower and/or any Subsidiary;

(x) Dispositions made to comply with any order of any Governmental Authority or any applicable Requirement of Law (including as a condition to, or in connection with, the consummation of the Transactions);

(y) any merger, consolidation, amalgamation, Disposition or conveyance the sole purpose of which is to reincorporate or reorganize (i) any U.S. Subsidiary in another jurisdiction in the U.S. and/or (ii) any Non-U.S. Subsidiary in the U.S. or any other jurisdiction;

(z) any sale of motor vehicles and information technology equipment purchased at the end of an operating lease and resold thereafter;

(aa) Dispositions involving assets having a fair market value of not more than the greater of $52,500,000 and 15% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period in any Fiscal Year, commencing with the Fiscal Year ending on or about December 31, 2026, which, if not used in such Fiscal Year, shall be carried forward to the immediately succeeding Fiscal Year;

(bb) (i) Dispositions of receivables in connection with any Permitted Receivables Facility, (ii) Equipment Sale and Leaseback Transactions and (iii) other Sale and Lease-Back Transactions; provided, that in the case of this clause (iii), the fair market value of all property so Disposed of after the Closing Date shall not exceed the greater of $52,500,000 and 15% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period;

(cc) any Disposition of property or assets, if the acquisition of such property or assets was financed with an Available Excluded Contribution Amount;

(dd) [reserved]; and

(ee) Dispositions of Capital Stock of, or sales of Indebtedness or other Securities or Unrestricted Subsidiaries.

Notwithstanding anything to the contrary contained herein, it is understood and agreed that (a) to the extent that any Collateral is Disposed of as permitted by this Section 6.07 to any Person other than a Loan Party, such Collateral shall be Disposed of free and clear of the Liens created by the Loan Documents, which Liens shall be automatically released upon the consummation of such Disposition, and the Administrative Agent shall be authorized to take, and shall take, any action reasonably requested by the Borrower in order to effect the foregoing; provided, that (x) in connection with any such requested action, upon the reasonable request of the Administrative Agent, the Borrower shall deliver a customary certificate of a Responsible Officer certifying that the relevant transaction has been consummated in compliance with the terms of this Agreement and the Administrative Agent is authorized or permitted to take the actions requested by the Borrower to effect the release of Liens contemplated herein and (y) in the case of a Disposition made to any Loan Party, the relevant transferred assets shall become part of the Collateral of the transferee Loan Party (except to the extent such assets constitute Excluded Assets), (b) any determination of fair market value shall be made by the Borrower in good faith at its election either (1) at the time of the execution of the definitive agreement governing such Disposition or (2) the date on which such Disposition is consummated and (c) no Loan Party shall be permitted to make any transfer (via Investment, sales or other Dispositions and Restricted Payments (including dividends)) that would constitute an IP Separation Transaction in reliance on this Section 6.07. For purposes of this Section 6.07, any determination of fair market value shall be made by the Borrower in good faith at its election either (1) at the time of the execution of the definitive agreement governing such Disposition or (2) the date on which such Disposition is consummated.

Section 6.08 [Reserved.]

Section 6.09 [Reserved.]

Section 6.10 [Reserved.]

Section 6.11 Amendments or Waivers of Organizational Documents. The Borrower shall not, nor shall it permit any of its Subsidiaries to, amend or modify its Organizational Documents in a manner that is materially adverse to the Lenders (in their capacities as such), taken as a whole, without obtaining the prior written consent of the Administrative Agent; provided, that, for purposes of clarity, it is understood and agreed that the Borrower and/or any Subsidiary may effect a change to its organizational form and/or consummate any other transaction that is permitted under Section 6.07.

Section 6.12 Amendments of or Waivers with Respect to Restricted Debt. The Borrower shall not, nor shall it permit any if its Subsidiaries to, amend or otherwise modify the subordination terms of any Restricted Debt (or the subordination terms of the documentation governing any Restricted Debt) (a) if the effect of such amendment or modification, together with all other amendments or modifications made, is materially adverse to the interests of the Lenders (in their capacities as such) or (b) in violation of any Acceptable Intercreditor Agreement or the subordination terms set forth in the definitive documentation governing any Restricted Debt; provided, that, for purposes of clarity, it is understood and agreed that the foregoing limitation shall not otherwise prohibit any Refinancing Indebtedness or any other replacement, refinancing, amendment, supplement, modification, extension, renewal, restatement or refunding of any Restricted Debt, in each case, that is permitted under this Agreement in respect thereof.

Section 6.13 [Reserved.]

Section 6.14 Permitted Activities of Holdings. Holdings shall not own any operating assets or engage in any material operating activities; provided, that for the avoidance of doubt, the following activities shall in all cases be permitted:

(a) owning, directly or indirectly, the Capital Stock of the Borrower and its Subsidiaries;

(b) entry into, and the performance of its obligations with respect to the Loan Documents and/or under guarantees of any Indebtedness permitted by Section 6.01 and any documentation relating to the foregoing and/or any permitted refinancing of the foregoing, including any Surety Bond Indebtedness;

(c) (i) the consummation of the Transactions and entry into and performance of its obligations related thereto, (ii) transactions permitted under Section 6.04 and/or Section 6.07 and (iii) Permitted Liens that do not, in the good faith determination of the Borrower, relate to operating activities (other than with respect to any Surety Bond Indebtedness); provided, that in no event shall Holdings grant a Lien on the Capital Stock of the Borrower (in each case, other than the Liens granted to secure (A) the Secured Obligations or (B) any other Indebtedness permitted to be incurred pursuant to Section 6.01 and secured by a Lien on the Capital Stock of the Borrower pursuant to Section 6.02);

(d) the issuance of its own Capital Stock (including, for the avoidance of doubt, the making of any dividend or distribution on account of, or any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value of, any shares of any class of its Capital Stock);

(e) the payment of dividends and distributions, the making of contributions to the capital of its subsidiaries and guarantees of Indebtedness and/or other obligations permitted to be incurred hereunder by the Borrower or any Subsidiary;

(f) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance and performance of activities relating to its officers, directors, managers and employees and those of its subsidiaries);

(g) holding director and equityholder meetings, preparing organizational records and other organizational activities required to maintain its separate organizational structure or to comply with applicable Requirements of Law;

(h) the participation in tax, accounting and other administrative matters, including compliance with applicable Requirements of Law and legal, tax and accounting matters related thereto and activities relating to its officers, directors, managers and employees;

(i) the holding of any cash and Cash Equivalents, other than as permitted under clause (j) below;

(j) the holding of any other property received by it as a distribution from any of its Subsidiaries or contributions from its Parent Companies and the making of further contributions, loans and/or distributions of or with such property to the extent otherwise permitted hereunder;

(k) the entry into and performance of its obligations with respect to contracts relating to activities otherwise permitted by this Section 6.14, including the providing of indemnification to officers, managers, directors and employees;

(l) the filing of Tax reports and paying Taxes (including pursuant to any Tax sharing arrangement or as a result of any intercompany distribution or pursuant to Section 6.04(a)(xv) and other customary obligations related thereto in the ordinary course (and contesting any Taxes);

(m) the preparation of reports to Governmental Authorities and to its equityholders;

(n) the making of Investments in its subsidiaries (including the Borrower) to the extent otherwise permitted by this Agreement;

(o) the performance of obligations under and compliance with its Organizational Documents, any demands or requests from or requirements of a Governmental Authority or any applicable Requirement of Law, ordinance, regulation, rule, order, judgment, decree or permit, including as a result of or in connection with the activities of its Subsidiaries;

(p) the participation in any surety bond program that is permitted or not otherwise prohibited by this Agreement;

(q) so long as no Default or Event of Default exists or would result therefrom, (i) Holdings may consolidate or amalgamate with, or merge with or into, any other Person (other than the Borrower and any of its Subsidiaries) so long as (1) Holdings is the continuing or surviving Person or (2) if the Person formed by or surviving any such consolidation, amalgamation or merger is not Holdings (such successor Person, “Successor Holdings”), (w) the Successor Holdings shall be an entity organized or existing under the laws of the U.S., any state thereof or the District of Columbia, (x) the successor Person expressly assumes all obligations of Holdings under this Agreement and the other Loan Documents to which Holdings is a party pursuant to a supplement hereto and/or thereto in a form reasonably satisfactory to the Administrative Agent, (y) the Borrower delivers a certificate of a Responsible Officer with respect to the satisfaction of the conditions set forth in clause (x) of this clause (i)(A) and (z) the Administrative Agent and each requesting Lender shall have received documentation and other information as shall have been reasonably requested by the Administrative Agent or any Lender (which in the case of any requests from a Lender shall be made to the Borrower through the Administrative Agent) that the Administrative Agent or such Lender, as applicable, shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act and (ii) Holdings may otherwise convey, sell or otherwise transfer all or substantially all of its assets to any other Person (other than the Borrower and any of its Subsidiaries) so long as (x) no Change of Control results therefrom, (y) the Person acquiring such assets expressly assumes all of the obligations of Holdings under this Agreement and the other Loan Documents to which Holdings is a party pursuant to a supplement hereto and/or thereto in a form reasonably satisfactory to the Administrative Agent and (z) the Borrower delivers a certificate of a Responsible Officer with respect to the satisfaction of the conditions under clause (x) set forth in this clause (i)(B); provided, further, that (1) if the conditions set forth in the preceding proviso are satisfied, Successor Holdings will succeed to, and be substituted for, Holdings under this Agreement and (2) it is understood and agreed that Holdings may convert into another form of entity so long as such conversion does not adversely affect the value of the Loan Guaranty or the Collateral; and/or

(r) any activities incidental to any of the foregoing.

Section 6.15 Financial Covenant.

(a) Total Net Leverage Ratio. On the last day of any Test Period ending after the Closing Date (commencing with the Test Period ending on June 30, 2026), the Borrower shall not permit the Total Net Leverage Ratio to be greater than 3.50:1.00; provided, that upon the consummation of a Material Acquisition, for the Fiscal Quarter in which such Material Acquisition is consummated and the three (3) full Fiscal Quarters immediately thereafter, the Total Net Leverage Ratio set forth above in this Section 6.15(a) applicable to each such Fiscal Quarter shall instead be increased to 4.00:1.00.

(b) Interest Coverage Ratio. On the last day of any Test Period ending after the Closing Date (commencing with the Test Period ending on June 30, 2026), the Borrower shall not permit the Interest Coverage Ratio to be less than 3.00 to 1.00.

(c) Financial Cure. Notwithstanding anything to the contrary in this Agreement (including Article 7), upon the failure by the Borrower to comply with Section 6.15(a) or (b) above for any Fiscal Quarter, the Borrower shall have the right (the “Cure Right”) (at any time during such Fiscal Quarter or thereafter until the date that is 20 Business Days after the date on which financial statements for such Fiscal Quarter are required to be delivered pursuant to Section 5.01(a) or (b), as applicable) to issue Qualified Capital Stock or other equity (such other equity to be on terms reasonably acceptable to the Administrative Agent) for Cash or otherwise receive Cash contributions in respect of its Qualified Capital Stock (including, for the avoidance of doubt, any contributions that are contributed by Parent to the common equity of the Borrower or any of its Subsidiaries) (the “Cure Amount”), and thereupon the Borrower’s compliance with Section 6.15(a) or (b) ,as applicable, shall be recalculated giving effect to a pro forma increase in the amount of Consolidated Adjusted EBITDA by an amount equal to the Cure Amount (notwithstanding the absence of a related addback in the definition of “Consolidated Adjusted EBITDA”) solely for the purpose of determining compliance with Section 6.15(a) or (b), as applicable, as of the end of such Fiscal Quarter and for applicable subsequent periods that include such Fiscal Quarter. If, after receipt of the Cure Amount and after giving effect to the foregoing recalculation (but not, for the avoidance of doubt, taking into account any repayment of Indebtedness in connection therewith), the requirements of Section 6.15(a) or (b), as applicable, would be satisfied, then the requirements of Section 6.15(a) or (b), as applicable, shall be deemed satisfied as of the end of the relevant Fiscal Quarter with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of Section 6.15(a) or (b), as applicable, that had occurred (or would have occurred) shall be deemed cured for the purposes of this Agreement. Notwithstanding anything herein to the contrary, (i) in each four consecutive Fiscal Quarter period there shall be at least two Fiscal Quarters (it being understood that, subject to clause (iii), the Cure Right may be exercised in consecutive Fiscal Quarters) in which the Cure Right is not exercised, (ii) during the term of this Agreement, the Cure Right shall not be exercised more than five times, (iii) for purposes of calculating Consolidated Adjusted EBITDA, the Cure Amount shall be no greater than the amount required for the purpose of complying with Section 6.15(a), or (b), as applicable, (iv) there shall be no pro forma or other reduction of the amount of Indebtedness by the amount of any Cure Amount for purposes of determining compliance with Section 6.15(a) or (b), as applicable, for the Fiscal Quarter in respect of which the Cure Right was exercised (other than, with respect to any future period, to the extent of any portion of such Cure Amount that is actually applied to repay Indebtedness) and (v) during any Test Period in which any Cure Amount is included in the calculation of Consolidated Adjusted EBITDA as a result of any exercise of the Cure Right, such Cure Amount shall be disregarded for purposes of determining whether any financial ratio-based condition to the availability of, or “grower basket” in, any carve-out set forth in Article 6 of this Agreement has been satisfied during each Fiscal Quarter in which the pro forma adjustment applies (and, for the avoidance of doubt, in no event shall the amount of any Cure Amount be included in Consolidated Adjusted EBITDA). No Lender shall be required to extend any Loans and no Issuing Bank shall be required to issue, amend, modify, renew or extend any Letter of Credit, in each case, from and after such time as the Administrative Agent receives a notice from the Borrower under this Section 6.15(c) of the Borrower’s intent to exercise the Cure Right hereunder for any Test Period until the relevant Cure Amount is actually received by the Borrower (other than, for the avoidance of doubt, any obligation of such Lender to fund participation in any Letter of Credit Reimbursement Loan or Swingline Loan that is outstanding prior to the exercise of the relevant Cure Right).

ARTICLE 7

EVENTS OF DEFAULT

Section 7.01 Events of Default. If any of the following events (each, an “Event of Default”) shall occur:

(a) Failure to Make Payments When Due. Failure by either the Borrower or any other Loan Party to pay (i) any principal of any Loan when due or any LC Disbursement that has not been reimbursed (including any reimbursement made with the proceeds of any Letter of Credit Reimbursement Loan) when required pursuant to Section 2.05(e)(i), in each case, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; or (ii) any interest on any Loan or any fee or any other amount due hereunder within five Business Days after the date due; or

(b) Default in Other Agreements. (i) Failure by the Borrower or any Subsidiary to pay when due any principal of or interest on or any other amount payable in respect of any item of third party Indebtedness for borrowed money or Indebtedness of the kind described in clause (c) of the definition thereof (other than (x) Indebtedness referred to in clause (a) above and (y) intercompany Indebtedness) with an individual outstanding principal amount exceeding the Threshold Amount, in each case, beyond the grace period, if any, provided therefor; or (ii) breach or default by the Borrower or any Subsidiary with respect to any other term of (A) any item of third party Indebtedness for borrowed money or Indebtedness of the kind described in clause (c) of the definition thereof with an individual outstanding principal amount exceeding the Threshold Amount or (B) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness (other than, for the avoidance of doubt, with respect to Indebtedness consisting of Hedging Obligations, termination events or equivalent events pursuant to the terms of the relevant Hedge Agreement which are not the result of any default thereunder by the Borrower or any Subsidiary), in each case, beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause such Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; provided, that (1) clause (ii) of this paragraph (b) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property securing such Indebtedness if such sale or transfer is permitted hereunder, (2) any failure described under clauses (i) or (ii) above is unremedied and is not waived by the holders of such Indebtedness prior to any termination of the Commitments or acceleration of the Loans pursuant to this Article 7 and (3) it is understood and agreed that clause (ii) of this paragraph (b) shall not apply to any breach of the documentation governing any Surety Bond Indebtedness, unless an acceleration of Surety Bond Indebtedness with an individual principal amount in excess of the Threshold Amount has occurred as a result thereof; provided, further, that for the avoidance of doubt, the occurrence of any event described in this clause (b) that would, prior to the expiration of any applicable grace period, permit the holder or holders of the relevant Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (with the giving of notice, if required) such Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be, will not result in a Default or Event of Default under this Agreement prior to the expiration of such grace period

(c) Breach of Certain Covenants. Failure of any Loan Party, as required by the relevant provision, to perform or comply with any term or condition contained in Section 5.01(e)(i) (provided, that any Event of Default arising from a failure to deliver any notice of Default or Event of Default shall automatically be deemed to have been cured (and no longer continuing) immediately upon the earlier to occur of (x) the delivery of notice of the relevant Default or Event of Default and (y) the cessation of the existence of the underlying Default or Event of Default, unless in any such case the Borrower or a Responsible Officer thereof knowingly failed to deliver notice of the underlying Default or Event of Default), Section 5.02 (as it applies to the preservation of the existence of the Borrower) or Article 6; it being understood and agreed that (i) any breach of Section 6.15(a) or (b) is subject to cure as provided in Section 6.15(c), and (ii) no Event of Default may arise under Section 6.15(a) or (b), as applicable, until the 15th Business Day after the day on which financial statements are required to be delivered for the relevant Fiscal Quarter under Sections 5.01(a) or (b), as applicable (unless the Cure Right has previously been exercised five times over the life of this Agreement and/or the Cure Right has previously been exercised twice in the applicable four consecutive Fiscal Quarter period), and then only to the extent the Cure Amount has not been received on or prior to such date; or

(d) Breach of Representations, Etc. Any representation, warranty or certification made or deemed made by any Loan Party in any Loan Document or in any certificate required to be delivered in connection herewith or therewith (including, for the avoidance of doubt, any Perfection Certificate) being untrue in any material respect as of the date made or deemed made (subject, in the case of any representation, warranty or certification that is capable of being cured, to a grace period of 30 days after the earlier of (i) the Borrower’s knowledge thereof or (ii) the receipt by the Borrower of written notice thereof from the Administrative Agent); it being understood and agreed that any breach of any representation, warranty or certification resulting from the failure of the Administrative Agent to file any Uniform Commercial Code continuation statement or the failure of the Administrative Agent to maintain possession of any Collateral actually delivered to it shall not result in an Event of Default under this Section 7.01(d) or any other provision of any Loan Document; or

(e) Other Defaults under Loan Documents. Default by any Loan Party in the performance of or compliance with any term contained herein or any of the other Loan Documents, other than any such term referred to in any other section of this Article 7, which default has not been remedied or waived within 30 days after the earlier of (i) the Borrower’s actual knowledge thereof and (ii) receipt by the Borrower of written notice thereof from the Administrative Agent; or

(f) Involuntary Bankruptcy; Appointment of Receiver, Etc. (i) The entry by a court of competent jurisdiction of a decree or order for relief in respect of Holdings, the Borrower or any Subsidiary (other than any Immaterial Subsidiary) in an involuntary case under any Debtor Relief Law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal, state or local Requirements of Law, which relief is not stayed; or (ii) the commencement of an involuntary case against Holdings, the Borrower or any Subsidiary (other than any Immaterial Subsidiary) under any Debtor Relief Law; the entry by a court having jurisdiction in the premises of a decree or order for the appointment of a receiver, receiver and manager, (preliminary) insolvency receiver, liquidator, sequestrator, trustee, administrator, custodian or other officer having similar powers over Holdings, the Borrower or any Subsidiary (other than any Immaterial Subsidiary), or over all or a material part of its property; or the involuntary appointment of an interim receiver, receiver, receiver and manager trustee or other custodian of Holdings, the Borrower or any Subsidiary (other than any Immaterial Subsidiary) for all or a material part of its property, which remains, in any case under this clause (f), undismissed, unvacated, unbounded or unstayed pending appeal for 60 consecutive days; or

(g) Voluntary Bankruptcy; Appointment of Receiver, Etc. (i) The entry against Holdings, the Borrower or any Subsidiary (other than any Immaterial Subsidiary) of an order for relief, the commencement by Holdings, the Borrower or any Subsidiary (other than any Immaterial Subsidiary) of a voluntary case under any Debtor Relief Law, or the consent by Holdings, the Borrower or any Subsidiary (other than any Immaterial Subsidiary) to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case, under any Debtor Relief Law, or the consent by Holdings, the Borrower or any Subsidiary (other than any Immaterial Subsidiary) to the appointment of or taking possession by a receiver, receiver and manager, insolvency receiver, liquidator, sequestrator, trustee, administrator, custodian or other like official for or in respect of itself or for all or a material part of its property; (ii) the making by Holdings, the Borrower or any Subsidiary (other than any Immaterial Subsidiary) of a general assignment for the benefit of creditors; or (iii) the admission by Holdings, the Borrower or any Subsidiary (other than any Immaterial Subsidiary) in writing of its inability to pay its debts as such debts become due; or

(h) Judgments and Attachments. The entry or filing of one or more final money judgments, writs or warrants of attachment or similar process against Holdings, the Borrower or any Subsidiary or any of their respective assets involving in the aggregate at any time an amount in excess of the Threshold Amount (in either case to the extent not adequately covered by indemnity from a third party, by self-insurance (if applicable) or by insurance as to which the relevant third party insurance company has been notified and not denied coverage), which judgment, writ, warrant or similar process remains unpaid, undischarged, unvacated, unbonded or unstayed pending appeal for a period of 60 consecutive days; or

(i) Employee Benefit Plans. The occurrence of one or more ERISA Events which has, individually or in the aggregate resulted or would reasonably be expected to result in liability of Holdings, the Borrower or any of its Subsidiaries in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect; or

(j) Change of Control. The occurrence of a Change of Control; or

(k) Guaranties, Collateral Documents and Other Loan Documents. At any time after the execution and delivery thereof, (i) any Loan Guaranty for any reason, other than the occurrence of the Termination Date, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared, by a court of competent jurisdiction, to be null and void or any Loan Guarantor shall repudiate in writing its obligations thereunder (in each case, other than as a result of the discharge of such Loan Guarantor in accordance with the terms thereof and other than as a result of any act or omission by the Administrative Agent or any Lender) (ii) this Agreement, the Security Agreement or any material Collateral Document ceases to be in full force and effect or shall be declared, by a court of competent jurisdiction, to be null and void or any Lien on a material portion of the Collateral created under any Collateral Document ceases to be perfected with respect to a material portion of the Collateral (other than (A) Collateral consisting of Material Real Estate Assets to the extent that the relevant losses are covered by a lender’s title insurance policy and such insurer has not denied coverage or (B) solely by reason of (w) such perfection not being required pursuant to the Collateral and Guarantee Requirement, the Collateral Documents, this Agreement or otherwise, (x) the failure of the Administrative Agent to maintain possession of any Collateral actually delivered to it or the failure of the Administrative Agent to file Uniform Commercial Code continuation statements, (y) a release of Collateral in accordance with the terms hereof or thereof or (z) the occurrence of the Termination Date or any other termination of such Collateral Document in accordance with the terms thereof) or (iii) other than in any bona fide, good faith dispute as to the scope of Collateral or whether any Lien has been, or is required to be released, any Loan Party shall contest in writing, the validity or enforceability of any material provision of any Loan Document (or any Lien purported to be created by the Collateral Documents or any Loan Guaranty) or deny in writing that it has any further liability (other than by reason of the occurrence of the Termination Date or any other termination of any other Loan Document in accordance with the terms thereof), including with respect to future advances by the Lenders, under any Loan Document to which it is a party; it being understood and agreed that the failure of the Administrative Agent to file any Uniform Commercial Code continuation statement and/or maintain possession of any physical Collateral shall not result in an Event of Default under this Section 7.01(k) or any other provision of any Loan Document; or

(l) Subordination. The Obligations ceasing or the assertion in writing by any Loan Party that the Obligations cease to constitute senior indebtedness under the subordination provisions of any document or instrument evidencing any Restricted Debt in an amount in excess of the Threshold Amount or any such subordination provision being invalidated by a court of competent jurisdiction in a final non-appealable order, or otherwise ceasing, for any reason, to be valid, binding and enforceable obligations of the parties thereto;

then, and in every such event (other than (x) an event described in clause (f) or (g) of this Article 7), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon such Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and (iii) require that the Borrower deposits in the LC Collateral Account an additional amount in Cash as reasonably requested by the Issuing Banks (not the exceed 101% of the relevant face amount) of the then outstanding LC Exposure (minus the amount then on deposit in the LC Collateral Account); provided, that upon the occurrence of an event described in clauses (f) or (g) of this Article 7, any such Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, and the obligation of the

Borrower to Cash collateralize the outstanding Letters of Credit as aforesaid shall automatically become effective, in each case, without further action of the Administrative Agent or any Lender. Notwithstanding anything to the contrary contained herein, solely upon the acceleration of the Revolving Facility, the Administrative Agent may (and at the direction of the Required Lenders, shall) exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.

ARTICLE 8

THE ADMINISTRATIVE AGENT

Section 8.01 Appointment and Authorization of Administrative Agent. Each of the Lenders and the Issuing Banks, each, on behalf of itself and its applicable Affiliates and in their respective capacities as such and as Hedge Banks and/or Cash Management Banks, as applicable, hereby irrevocably appoints KeyBank (or any successor appointed pursuant hereto) as Administrative Agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank and a potential Cash Management Bank) and Issuing Bank hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and Issuing Bank for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 8.06 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof granted under the Loan Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article 8 and Article 9, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

Section 8.02 Rights as a Lender. Any Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, unless the context otherwise requires or unless such Person is in fact not a Lender, include each Person serving as Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any Subsidiary of any Loan Party or other Affiliate thereof as if it were not the Administrative Agent hereunder. The Lenders acknowledge that, pursuant to such activities, the Administrative Agent or its Affiliates may receive information regarding any Loan Party or any of its Affiliates (including information that may be subject to confidentiality obligations in favor of any Loan Party or such Affiliate) and acknowledge that the Administrative Agent shall not be under any obligation to provide such information to them.

Section 8.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default exists, and the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Requirements of Law; it being understood that such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties;

(b) shall not have any duty to take any discretionary action or exercise any discretionary power or permissive rights, except discretionary rights and powers that are expressly contemplated by the Loan Documents and which the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the relevant circumstances as provided in Section 9.02); provided, that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Requirements of Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;

(c) except for notices, reports and other documents as expressly set forth in the Loan Documents, shall not have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, to any Lender or any Issuing Bank, any credit or other information concerning the business, prospects, operations, property, financial and other condition of creditworthiness of any of the Loan Parties or their respective Affiliates that is communicated to, obtained or in the possession of, the Administrative Agent, the Arrangers or any of their Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein;

(d) shall not be liable to the Lenders or any other Secured Party for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as is necessary, or as the Administrative Agent believes in good faith shall be necessary, under the relevant circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct, as determined by the final non-appealable judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein; and

(e) shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any covenant, agreement or other term or condition set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of any Lien on the Collateral or the existence, value or sufficiency of the Collateral or to assure that the Liens granted to the Administrative Agent pursuant to any Loan Document have been or will continue to be properly or sufficiently or lawfully created, perfected or enforced or are entitled to any particular priority, (vi) the satisfaction of any condition set forth in Article 4 or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent, or (vii) any property, book or record of any Loan Party or any Affiliate thereof.

Section 8.04 Exclusive Right to Enforce Rights and Remedies. Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, each Loan Party, the Administrative Agent and each Secured Party agree that:

(a) No Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Loan Guaranty; it being understood that any right to realize upon the Collateral or to enforce the Loan Guaranty pursuant hereto or pursuant to any other Loan Document may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms hereof or thereof, and (ii) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or in the event of any other Disposition (including pursuant to Section 363 of the Bankruptcy Code), (A) the Administrative Agent, as agent for and representative of the Secured Parties shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or other Disposition, to use and apply all or any portion of the Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent at such sale or other Disposition and (B) the Administrative Agent or any Lender may be the purchaser or licensor of all or any portion of such Collateral at any such Disposition;

(b) No holder of any Secured Hedging Obligation or Banking Services Obligation in its respective capacity as such shall have any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under this Agreement. Notwithstanding any other provision of this Article 8 to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to Banking Service Obligations and/or Secured Hedging Obligations unless the Administrative Agent has received written notice of such Banking Service Obligations and/or Secured Hedging Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable holder of any Secured Hedging Obligation or Banking Services Obligation, as the case may be; and

(c) Each Secured Party agrees that the Administrative Agent may in its sole discretion, but is under no obligation to, credit bid all or any part of the Secured Obligations or to purchase or retain or acquire any portion of the Collateral.

Section 8.05 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) that it believes to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the applicable Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent has received notice to the contrary from such Lender or Issuing Bank prior to the making of such Loan ore the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.06 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. The Administrative Agent and any such sub-agent may perform any and all of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article 8 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents, except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 8.07 Successor Administrative Agent. The Administrative Agent may resign at any time by giving ten days’ written notice to the Lenders, the Issuing Banks and the Borrower; provided, that if no successor agent is appointed in accordance with the terms set forth below within such 10-day period, the Administrative Agent’s resignation shall not be effective until the earlier to occur of (x) the date of the appointment of the successor agent or (y) the date that is 20 days after the last day of such 10-day period (or such earlier day as shall be agreed by the Required Lenders) (“Resignation Effective Date”). If the Administrative Agent is a Defaulting Lender or an Affiliate of a Defaulting Lender, either the Required Lenders or the Borrower, as applicable, may, upon ten days’ notice, remove the Administrative Agent; provided, that if no successor agent is appointed in accordance with the terms set forth below within such 10-day period, the Administrative Agent’s removal shall, at the option of the Borrower, not be effective until the earlier to occur of (x) the date of the appointment of the successor agent or (y) the date that is 20 days after the last day of such 10-day period (or such earlier day as shall be agreed by the Required Lenders) (“Removal Effective Date”). Upon receipt of any such notice of resignation or delivery of any such notice of removal, the Required Lenders shall have the right, with the consent of the Borrower (not to be unreasonably withheld or delayed), to appoint a successor Administrative Agent which shall be a commercial bank or trust company with offices in the U.S. having, in the case of a commercial bank, combined capital and surplus in excess of $1,000,000,000; provided, that during the existence and continuation of an Event of Default under Section 7.01(a) or, with respect to the Borrower, Sections 7.01(f) or (g), no consent of the Borrower shall be required. If no successor has been appointed as provided above and accepted such appointment within ten days after the retiring Administrative Agent gives notice of its resignation or the Administrative Agent receives notice of removal, then (a) in the case of a retirement, the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent meeting the qualifications set forth above (including, for the avoidance of doubt, the consent of the Borrower) or (b) in the case of a removal, the Borrower may, after consulting with the Required Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided, that (x) in the case of a retirement, if the Administrative Agent notifies the Borrower, the Lenders and the Issuing Banks that no qualifying Person has accepted such appointment or (y) in the case of a removal, the Borrower notifies the Required Lenders that no qualifying Person has accepted such appointment, then, in each case, such resignation or removal shall nonetheless become effective in accordance with the provisos to the first two sentences in this paragraph on the Resignation Effective Date or the Removal Effective Date, as the case may be. With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent in its capacity as collateral agent for the Secured Parties for purposes of maintaining the perfection of the Lien on the Collateral securing the Secured Obligations, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations required to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Bank directly (and each Lender and each Issuing Bank will cooperate with the Borrower to enable the Borrower to take such actions), until such time as the Required Lenders or the Borrower, as applicable, appoint a successor Administrative Agent, as provided above in this Article 8. Upon the acceptance of its appointment as Administrative Agent hereunder as a successor Administrative Agent, the successor Administrative Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder (other than its obligations under Section 9.13 hereof). Any resignation by or removal of an Administrative Agent shall also constitute the resignation or removal as Swingline Lender and as an Issuing Bank by the Lender then acting as Administrative Agent, in each case as more fully set forth in Section 2.04 and Section 2.05, respectively. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) the resigning Administrative Agent shall be discharged from all duties and obligations of an Issuing Bank and the Swingline Lender hereunder and under the other Loan Documents and (ii) any successor Issuing Bank shall issue letters of credit in substitution for all Letters of Credit issued by the resigning Administrative Agent as Issuing Bank outstanding at the time of such succession (which letters of credit issued in substitution shall be deemed to be Letters of Credit issued hereunder) or make other arrangements reasonably satisfactory to the resigning Administrative Agent to effectively assume the obligations of the resigning Administrative Agent with respect to such Letters of Credit. The fees payable by the Borrower to any successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor Administrative Agent. After the Administrative Agent’s resignation or removal hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any action taken or omitted to be taken by any of them while the relevant Person was acting as Administrative Agent (including for this purpose holding any collateral security following the retirement or removal of the Administrative Agent). Notwithstanding anything to the contrary herein, no Disqualified Institution (nor any Affiliate thereof) may be appointed as a successor Administrative Agent.

Section 8.08 Non-Reliance on Administrative Agent, the Arrangers and the other Lenders. Each Lender and each Issuing Bank expressly acknowledges that none of the Administrative Agent nor the Arrangers has made any representation or warranty to it, and that no act by the Administrative Agent or the Arrangers hereafter taken including any consent to, and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent or the Arrangers to any Lender or Issuing Bank as to any matter, including whether the Administrative Agent or the Arrangers have disclosed material information in their (or their Related Parties’) possession. Each Lender and each Issuing Bank represents to the Administrative Agent and the Arrangers that it has, independently and without reliance upon the Administrative Agent, the Arrangers or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arrangers or any other Lender or any of their respective Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Each Lender and each Issuing Bank represents and warrants for the benefit of the Administrative Agent and no other Person that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender or Issuing Bank for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender or Issuing Bank, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender and each Issuing Bank agrees not to assert a claim in contravention of the foregoing. Each Lender and each Issuing Bank represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

Section 8.09 Collateral and Guaranty Matters. Each Secured Party irrevocably authorizes and instructs the Administrative Agent to, and the Administrative Agent shall:

(a) release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon the occurrence of the Termination Date, (ii) that is sold or to be sold or transferred as part of or in connection with any Disposition permitted under the Loan Documents to a Person that is not a Loan Party, (iii) that does not constitute (or ceases to constitute) Collateral, (iv) if the property subject to such Lien is owned by a Subsidiary Guarantor, upon the release of such Subsidiary Guarantor from its Loan Guaranty otherwise in accordance with the Loan Documents, (v) as required under clause (d) below or (vi) if approved, authorized or ratified in writing by the Required Lenders (or all Lenders if required by Section 9.02) in accordance with Section 9.02;

(b) subject to Section 9.22, release any Subsidiary Guarantor from its obligations under the Loan Guaranty if such Person ceases to be a Subsidiary (or becomes an Excluded Subsidiary as a result of a single transaction or series of related transactions permitted hereunder and the Borrower has requested such Excluded Subsidiary cease to be a Subsidiary Guarantor; provided, that the release of any Subsidiary Guarantor from its obligations under the Loan Guaranty solely as a result of such Subsidiary Guarantor ceasing to be a Subsidiary that is a Wholly-Owned Subsidiary shall only be permitted if, at the time such Subsidiary Guarantor ceases to be a Subsidiary that is a Wholly-Owned Subsidiary, (x) after giving pro forma effect to such transaction, the Borrower (or the other Loan Guarantor owning such Subsidiary Guarantor) shall be automatically and immediately deemed to have made an Investment in such Subsidiary Guarantor on the date of such release in an amount equal to the portion of the fair market value of the Borrower’s or such other Loan Guarantor’s direct or indirect retained ownership in such Subsidiary Guarantor and such Investment shall be permitted hereunder and

(y) the transfer of such Subsidiary Guarantor’s equity is to an unaffiliated third party for fair market value (as determined by the Borrower in good faith) or for a bona fide business purpose (as determined by the Borrower in good faith) (it being understood that this proviso shall not limit the release of any Subsidiary Guarantor that otherwise qualifies as an Excluded Subsidiary for reasons other than not constituting a Wholly-Owned Subsidiary of the Borrower);

(c) subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Sections 6.02(d), 6.02(e), 6.02(g)(i), 6.02(l), 6.02(k), 6.02(m), 6.02(n), 6.02(o), 6.02(r), 6.02(x), 6.02(y), 6.02(z)(i), 6.02(aa), 6.02(bb), 6.02(cc), 6.02(dd) (in the case of 6.02(dd)(ii), to the extent the relevant Lien covers Cash or Cash Equivalents posted to secure the relevant obligation), 6.02(ee), 6.02(ff) and/or 6.02(gg) (and any Refinancing Indebtedness in respect of any thereof to the extent such Refinancing Indebtedness is permitted to be secured under Section 6.02(k)); provided, that the subordination of any Lien on any property granted to or held by the Administrative Agent shall only be required with respect to any Lien on such property that is permitted by the above referenced sections to the extent that the Lien of the Administrative Agent with respect to such property is required to be subordinated to the relevant Permitted Lien in accordance with the documentation governing the Indebtedness that is secured by such Permitted Lien; and

(d) enter into subordination, intercreditor, collateral trust and/or similar agreements with respect to Indebtedness (including any Acceptable Intercreditor Agreement, any Surety Bond Intercreditor Agreement and/or any amendment to any Acceptable Intercreditor Agreement or any Surety Bond Intercreditor Agreement) that is (i) required or permitted to be subordinated hereunder and/or (ii) secured by Liens permitted hereunder to be senior to (solely with respect to Sections 6.02(d), 6.02(k) (solely with respect to a permitted refinancing of Surety Bond Indebtedness), 6.02(n), 6.02(y), 6.02(aa) and 6.02(dd)(i)), pari passu with or junior to the Liens on the Collateral securing the Secured Obligations, and with respect to which Indebtedness, this Agreement contemplates an intercreditor, subordination, collateral trust or similar agreement.

Upon the request of the Administrative Agent at any time, the Required Lenders (or all Lenders, if required by Section 9.02) will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Loan Party from its obligations under the Loan Guaranty or its Lien on any Collateral pursuant to this Article 8. In each case as specified in this Article 8, the Administrative Agent will (and each Lender and each Issuing Bank hereby authorizes the Administrative Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents, to subordinate its interest therein, or to release such Loan Party from its obligations under the Loan Guaranty, in each case, in accordance with the terms of the Loan Documents and this Article 8; provided, that upon the request of the Administrative Agent, the Borrower shall deliver a certificate of a Responsible Officer certifying that the relevant transaction has been consummated in compliance with the terms of this Agreement.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

Section 8.10 Intercreditor Agreements.

(a) The Administrative Agent is authorized by the Lenders and each other Secured Party to enter into any Acceptable Intercreditor Agreement, any Surety Bond Intercreditor Agreement and any other intercreditor, subordination, collateral trust or similar agreement contemplated hereby with respect to any (i) Indebtedness (A) that is (1) required or permitted hereunder to be subordinated in right of payment or with respect to security and/or (2) secured by any Lien permitted hereunder to be senior to (solely with respect to Sections 6.02(d), 6.02(k) (solely with respect to a permitted refinancing of Surety Bond Indebtedness), 6.02(n),

6.02(y), 6.02(aa) and 6.02(dd)(i)), pari passu with or junior to the Liens on the Collateral securing the Secured Obligations and (B) with respect to which Indebtedness, this Agreement contemplates an intercreditor, subordination, collateral trust or similar agreement and/or (ii) Secured Hedging Obligations and/or Banking Services Obligations, whether or not constituting Indebtedness (any such other intercreditor, subordination, collateral trust and/or similar agreement an “Additional Agreement”), and the Secured Parties acknowledge that any Acceptable Intercreditor Agreement, any Surety Bond Intercreditor Agreement and any other Additional Agreement is binding upon them. Each Lender and each other Secured Party hereby (i) agrees that they will be bound by, and will not take any action contrary to, the provisions of any Acceptable Intercreditor Agreement, any Surety Bond Intercreditor Agreement or any other Additional Agreement and (ii) authorizes and instructs the Administrative Agent to enter into any Acceptable Intercreditor Agreement, any Surety Bond Intercreditor Agreement and/or any other Additional Agreement and to subject the Liens on the Collateral securing the Secured Obligations to the provisions thereof. The foregoing provisions are intended as an inducement to the Secured Parties to extend credit to the Borrower, and the Secured Parties are intended third-party beneficiaries of such provisions and the provisions of any Acceptable Intercreditor Agreement, any Surety Bond Intercreditor Agreement and/or any other Additional Agreement.

(b) By accepting the benefits of the Collateral and the other terms hereof, the Secured Parties, whether or not party hereto, agree to the foregoing terms of this Section 8.10.

Section 8.11 Indemnification of Administrative Agent. To the extent that the Administrative Agent (or any Affiliate thereof) is not reimbursed and indemnified by the Borrower in accordance with and to the extent required by Section 9.03(b) hereof, the Lenders will reimburse and indemnify the Administrative Agent (and any Affiliate or Related Party thereof) in proportion to their respective Applicable Percentages (determined as if there were no Defaulting Lenders) for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent (or any Affiliate thereof) in performing its duties hereunder or under any other Loan Document or in any way relating to or arising out of this Agreement or any other Loan Document; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s (or such affiliate’s) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

Section 8.12 Withholding Taxes. To the extent required by any applicable Requirement of Law (as determined in good faith by the Administrative Agent), the Administrative Agent may withhold from any payment to any Lender under any Loan Document an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 2.17, each Lender shall indemnify and hold harmless the Administrative Agent against, and shall make payable in respect thereof within ten days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of such Lender for any reason (including because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this paragraph. The agreements in this paragraph shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document. For the avoidance of doubt, the term “Lender” shall, for all purpose of this Section 8.12, include any Issuing Bank.

Section 8.13 ERISA Representation of the Lenders.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise for the purposes of Title I of ERISA or Section 4975 of the Code) of one or more benefit plans in connection with the Loans, the Commitments, the Letters of Credit or this Agreement,

(ii) the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Code such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments, the Letters of Credit and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments, the Letters of Credit and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments, the Letters of Credit and this Agreement, or

(iv) Such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent, the Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in the Loans, the Commitments, the Letters of Credit and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

Section 8.14 Erroneous Payments.

(a) If the Administrative Agent (i) notifies a Lender, Issuing Bank or Secured Party, or any Person who has received funds on behalf of a Lender, Issuing Bank or Secured Party (any such Lender, Issuing Bank, Secured Party or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Bank, Secured Party or other Payment

Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (ii) demands the return of such Erroneous Payment (or a portion thereof)), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 8.14 and held in trust for the benefit of the Administrative Agent, and such Lender, Issuing Bank or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Payment Recipient hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment (a “Payment Notice”), (y) that was not preceded or accompanied by a Payment Notice, or (z) that such Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i) it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake have been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Payment Recipient shall promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof and that it is so notifying the Administrative Agent pursuant to this Section 8.14(b).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 8.14(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 8.14(a) or on whether or not an Erroneous Payment has been made.

(c) Each Lender, Issuing Bank or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, Issuing Bank or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender, Issuing Bank or Secured Party under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d) In the event an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice or request to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (i) such Lender shall be deemed to have assigned its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment Agreement (or, to the extent applicable, an agreement incorporating an Assignment Agreement by reference pursuant to a Platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Promissory Notes evidencing such Loans to the Borrower or the Administrative Agent (but the failure of such Person to deliver any such Promissory Notes shall not affect the effectiveness of the foregoing assignment), (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment,(iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, (iv) the Administrative Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (v) the Administrative Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.

(e) Subject to Section 9.05 (but excluding, in all events, any assignment consent or approval requirements (whether from the Borrower or otherwise)), the Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (i) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Administrative Agent) and (ii) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender from time to time.

(f) The parties hereto agree that (i) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender, Issuing Bank or Secured Party, to the rights and interests of such Lender, Issuing Bank or Secured Party, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided, that the Loan Parties’ Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (ii) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party; provided, that this Section 8.14(f) shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (i) and (ii) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making such Erroneous Payment.

(g) The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making such Erroneous Payment.

(h) To the extent permitted by applicable Requirements of Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(i) Each party’s obligations, agreements and waivers under this Section 8.14 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Bank and the occurrence of the Termination Date.

(j) This Section 8.14 shall not apply to the disbursement of any proceeds of a Revolving Loan to the Borrower unless otherwise expressly agreed to in writing by the Borrower.

(k) Notwithstanding anything to the contrary herein or in any other Loan Document, the Borrower and the Loan Parties shall have no obligations or liabilities for any actions, consequences or remediation (including the repayment of any amounts) contemplated by this Section 8.14; provided, that under no circumstances shall this Section 8.14(k) affect the Borrower’s or any Loan Parties’ obligations or liabilities with respect to any Obligations that remain outstanding.

ARTICLE 9

MISCELLANEOUS

Section 9.01 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or email, as follows:

(i) if to any Loan Party, to such Loan Party in the care of the Borrower at:

SOLV Energy Acquisition LLC

c/o SOLV Energy Holdings LLC

Attn: Chad Plotkin

Email:

with copies to (which shall not constitute notice to any Loan Party):

American Securities LLC

Attention: Kevin Penn, David Portnoy and Eric L. Schondorf

Email:

and

Weil, Gotshal & Manges LLP

Attention: Andrew J. Colao

Email:

Facsimile:

(ii) if to the Administrative Agent, at the address, facsimile number, electronic mail address or telephone number specified for the Administrative Agent on Schedule 9.01(a);

(iii) if to any Issuing Bank, at the address, facsimile number, electronic mail address or telephone number specified for such Issuing Bank on Schedule 9.01(a) or such address as may be specified in the documentation pursuant to which such Issuing Bank is appointed in its capacity as such; and

(iv) if to any Lender, to it at its address or facsimile number set forth in its Administrative Questionnaire.

All such notices and other communications (A) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof or three Business Days after dispatch if sent by certified or registered mail, in each case, delivered, sent or mailed (properly addressed) to the relevant party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01 or (B) sent by facsimile shall be deemed to have been given when sent and when receipt has been confirmed by telephone; provided, that notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, such notices or other communications shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in clause (b) below shall be effective as provided in such clause (b).

(b) Notices and other communications may be delivered or furnished by electronic communications (including e-mail and Internet or intranet websites) pursuant to procedures set forth herein or otherwise approved by the Administrative Agent. The Administrative Agent or the Borrower (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures set forth herein or otherwise approved by it; provided, that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided, that any such notice or communication not given during the normal business hours of the recipient shall be deemed to have been given at the opening of business on the next Business Day for the recipient or (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Any party hereto may change its address or facsimile number or other notice information hereunder by notice to the other parties hereto; it being understood and agreed that the Borrower may provide any such notice to the Administrative Agent as recipient on behalf of itself, the Swingline Lender, each Issuing Bank and each Lender.

(d) Each of Holdings and the Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders and the Issuing Banks materials and/or information provided by, or on behalf of Holdings or the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on the Platform and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material nonpublic information within the meaning of the U.S. federal securities laws with respect to Holdings, the Borrower or their respective securities) (each, a “Public Lender”). At the request of the Administrative Agent, each of Holdings and the Borrower hereby agrees that (i) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC”, (ii) by marking Borrower Materials “PUBLIC,” Holdings and the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as information of a type that would (A) customarily be made publicly available, as determined in good faith by the Borrower, if Holdings or the Borrower were to become a public reporting company or (B) would not be material with respect to Holdings, the Borrower or their respective Subsidiaries, any of their respective securities or the Transactions as determined in good faith by the Borrower for purposes of the U.S. federal securities laws and (iii) the Administrative Agent shall be required to treat Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the following Borrower Materials shall be deemed to be marked “PUBLIC,” unless the Borrower notifies the Administrative Agent promptly that any such document contains material nonpublic information (it being understood that the Borrower shall have a reasonable opportunity to review the same prior to distribution and comply with SEC or other applicable disclosure obligations): (1) the Loan Documents and (2) any information delivered pursuant to Section 5.01(a) or (b).

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Requirements of Law, including U.S. federal and state securities laws, to make reference to communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to Holdings, the Borrower or their respective securities for purposes of U.S. federal or state securities laws.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE ADMINISTRATIVE AGENT AND ITS RELATED PARTIES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE ADMINISTRATIVE AGENT OR ANY RELATED PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. IN NO EVENT SHALL ANY PARTY HERETO OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY OTHER PARTY HERETO OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES, CLAIMS, LIABILITIES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE PLATFORM, EXCEPT FOR DIRECT DAMAGES SOLELY TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL NON-APPEALABLE RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OR MATERIAL BREACH OF THIS AGREEMENT.

Section 9.02 Waivers; Amendments.

(a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof except as provided herein or in any Loan Document, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any party hereto therefrom shall in any event be effective unless the same is permitted by this Section 9.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which it is given. Without limiting the generality of the foregoing, to the extent permitted by applicable Requirements of Law, neither the making of any Loan nor the issuance of any Letter of Credit shall be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.

(b) Subject to this Section 9.02(b), Section 9.02(c) and Sections 9.02(d) below and to Section 9.05(f), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified, except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) or (ii) in the case of any other Loan Document (other than any waiver, amendment or modification to effectuate any modification thereto expressly contemplated by the terms of such other Loan Document), pursuant to an agreement or agreements in writing entered into by the Administrative Agent and each Loan Party that is party thereto, with the consent of the Required Lenders; provided, that, notwithstanding the foregoing:

(A) the consent of each Lender directly and adversely affected thereby (but not the consent of the Required Lenders) shall be required for any waiver, amendment or modification that:

(1) increases the Commitment of such Lender (other than with respect to any Incremental Facility pursuant to Section 2.22 or any Extended Revolving Commitments pursuant to Section 2.23 in respect of which such Lender has agreed to be an Additional Lender); it being understood that no amendment, modification or waiver of, or consent to departure from, any condition precedent, representation, warranty, covenant, Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall constitute an increase of any Commitment of such Lender;

(2) reduces the principal amount of any Loan or LC Disbursement or the amount of interests owed to such Lender;

(3) (x) extends the scheduled final maturity of any Loan or (y) postpones any Interest Payment Date with respect to any Loan held by such Lender or the date of any scheduled payment of any fee or premium payable to such Lender hereunder (in each case, other than any extension for administrative reasons agreed by the Administrative Agent);

(4) reduces the rate of interest (other than to waive any Default or Event of Default or obligation of the Borrower to pay interest to such Lender at the default rate of interest under Section 2.13(d), which shall only require the consent of the Required Lenders) or the amount of any fee or premium owed to such Lender; it being understood that no change in any ratio used in the calculation of the Applicable Rate or the Commitment Fee Rate, if any, or in the calculation of any other interest, fee or premium due hereunder (including any component definition thereof) shall constitute a reduction in any rate of interest or fee hereunder;

(5) extends the expiry date of such Lender’s Commitment or any Letter of Credit; it being understood that no amendment, modification or waiver of, or consent to departure from, any condition precedent, representation, warranty, covenant, Default, Event of Default, mandatory prepayment or mandatory reduction of any Commitment shall constitute an extension of any Commitment of any Lender; and

(6) waives, amends or modifies the provisions of Sections 2.18(b) or (c) of this Agreement or the definition of “Applicable Percentage”, in each case, in a manner that would by its terms alter the sharing of payments required thereby and, for the avoidance of doubt, any other provision of this Agreement relating to the pro rata sharing of payments in respect of the Revolving Facility or the order in which payments are applied to repay the Obligations (in each case, except in connection with any transaction permitted under Sections 2.22, 2.23, and/or 9.02(c) or as otherwise provided in this Section 9.02);

(B) no agreement shall:

(1) change (x) any of the provisions of this Section 9.02 (including, for the avoidance of doubt, Section 9.02(a) or Section 9.02(b)) or the definition of “Required Lenders” or any other provision specifying the number of Lenders or portion of the Loans or Commitments required to take any action under the Loan Documents, in each case, to reduce any voting percentage required to waive, amend or modify any right thereunder or make any determination or grant any consent thereunder, without the prior written consent of each Lender or (y) the definition of “Required Revolving Lenders” to reduce any voting percentage required to waive, amend or modify any right thereunder or make any determination or grant any consent thereunder, without the prior written consent of each Revolving Lender (it being understood that neither the consent of the Required Lenders nor the consent of any other Lender shall be required in connection with any change to the definition of “Required Revolving Lenders”);

(2) (A) release all or substantially all of the value of the Collateral from the Lien granted pursuant to the Collateral Documents (except as otherwise permitted herein or in the other Loan Documents, including pursuant to Article 8 or Section 9.22 hereof), without the prior written consent of each Lender or (B) (I) contractually subordinate the Lien on a material portion of the Collateral, taken as a whole (as determined by the Borrower in good faith) securing the Secured Obligations to any other Indebtedness for borrowed money (other than in connection with any Acceptable Debtor-In-Possession Financing or the use of Collateral in any proceeding under any Debtor Relief Law or (II) expressly contractually subordinate the Loans in right of payment to any other Indebtedness for borrowed money or Indebtedness of the kind described in clause (c) of the definition thereof, in each case, without the prior written consent of each Lender directly and adversely affected thereby (but not the Required Lenders); or

(3) release all or substantially all of the value of the Guarantees under the Loan Guaranty (except as otherwise permitted herein or in the other Loan Documents, including pursuant to Section 9.22 hereof), without the prior written consent of each Lender;

(C) solely with the consent of the relevant Issuing Banks and, in the case of clause (x), the Administrative Agent, any such agreement may (x) increase or decrease the Letter of Credit Sublimit and/or (y) waive, amend or modify any condition precedent set forth in Section 4.02 hereof as it pertains to the issuance of any Letter of Credit;

(D) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or any Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent or such Issuing Bank or the Swingline Lender, as the case may be;

(E) solely with the consent of the Swingline Lender, each Revolving Lender and the Administrative Agent, any such agreement may increase or decrease the sublimit applicable to Swingline Loans; and

(F) the consent of the Administrative Agent (but not the consent of the Required Lenders) shall be required for any amendment or modification that adds one or more provisions to the Loan Documents that are, in the reasonable judgment of the Administrative Agent, favorable to the Lenders.

(c) Notwithstanding the foregoing, this Agreement may be amended:

(i) [reserved]; and

(ii) with the written consent of the Borrower and the Lenders providing the relevant Replacement Revolving Facility to permit the refinancing or replacement of all or any portion of any Revolving Commitment of the applicable Class (any such Revolving Commitment being refinanced or replaced, a “Replaced Revolving Facility”) with a replacement revolving facility and/or term loans hereunder (a “Replacement Revolving Facility” and the loans in respect thereof, “Replacement Revolving Loans”) pursuant to a Refinancing Amendment; provided that:

(A) the aggregate maximum amount of any Replacement Revolving Facility shall not exceed the aggregate maximum amount of the commitments in respect of the relevant Replaced Revolving Facility plus (1) any additional amount permitted to be incurred under Section 6.01 (other than Section 6.01(a) or Section 6.01(p) to the extent relating thereto) and, to the extent any such additional amount is secured, the related Lien is permitted under Section 6.02 (other than Section 6.02(a) or Section 6.02(k) to the extent relating to any of the foregoing) and plus (2) the amount of any accrued interest, penalty and/or premium (including any tender premium) thereon, any committed but undrawn amount, and/or any underwriting discount, fees (including any upfront fee and/or original issue discount), commission and/or expense associated therewith),

(B) any Class of Replacement Revolving Loans must have a final maturity date that is equal to or later than, and shall not provide or any scheduled or mandatory commitment reductions prior to, the final maturity date of the applicable Replaced Revolving Facility at the time of the relevant refinancing,

(C) any Class of Replacement Revolving Loans may be pari passu with or junior to any then-existing Class of Revolving Loans in right of payment and may be pari passu with or junior to such Class of Revolving Loans with respect to the Collateral or unsecured; provided that (i) any such Class of Replacement Revolving Loans that is pari passu with or junior to any then-existing Class of Revolving Loan shall be subject to an Acceptable Intercreditor Agreement and may be, at the option of the Administrative Agent and the Borrower, documented in a separate agreement or agreements and (ii) if the Liens on Collateral securing the Replaced Revolving Facility were contractually subordinated to the Liens on the Collateral securing the Initial Revolving Facility, the Liens securing such Replacement Revolving Facility shall be subordinated to the Liens on the Collateral securing the Initial Revolving Facility on terms not materially less favorable (as determined by the Borrower in good faith), taken as a whole, to the Lenders than those applicable to the Liens securing the Replaced Revolving Facility, taken as a whole,

(D) any Class of Replacement Revolving Loans that is secured may not be secured by any asset other than the Collateral,

(E) any Class of Replacement Revolving Loans that is guaranteed may not be guaranteed by any Person other than one or more Loan Guarantors,

(F) (1) if the relevant Replacement Revolving Facility is a revolving facility, such Replacement Revolving Facility may provide for the borrowing and repayment (except for (x) payments of interest and fees at different rates on the Revolving Facilities (and related outstandings), (y) repayments required on the Maturity Date of any Revolving Facility and (z) repayments made in connection with a permanent repayment and termination of the Revolving Commitments under any Revolving Facility (subject to clause (3) below)) of Revolving Loans with respect to any Revolving Facility after the effective date of such Replacement Revolving Facility shall be made on a pro rata basis or less than pro rata basis with all other Revolving Facilities, (2) if the relevant Replacement Revolving Facility is a revolving facility, all Letters of Credit shall be participated on a pro rata basis by all Revolving Lenders and (3) if the relevant Replacement Revolving Facility is a revolving facility, any permanent repayment of Revolving Loans with respect to, and reduction and termination of Revolving Commitments under, any Revolving Facility after the effective date of such Replacement Revolving Facility shall be made on a pro rata basis or less than pro rata basis with all other Revolving Facilities, or, to the extent such Replacement Revolving Facility is terminated in full and refinanced or replaced with another Replacement Revolving Facility or Replacement Debt a greater than pro rata basis,

(G) any Replacement Revolving Facility may have pricing (including interest, fees and premiums) subject to preceding clause (F), optional prepayment and redemption terms as the Borrower and the lenders providing such Replacement Revolving Facility may agree,

(H) the other terms and conditions of any Class of Replacement Revolving Loans (excluding as set forth above) are (x) substantially identical to, or (taken as a whole) no more favorable (as reasonably determined by the Borrower) to the lenders providing such Replacement Revolving Facility than those applicable to the Replaced Revolving Facility (other than covenants or other provisions applicable only to periods after the latest Maturity Date of such Replaced Revolving Facility (in each case, as of the date of incurrence of such Replacement Revolving Facility)), (y) provided on then-current market terms (as reasonably determined by the Borrower) for the applicable type of Indebtedness or (z) reasonably acceptable to the Administrative Agent (it being agreed that terms and conditions of any Replacement Revolving Facility that are more favorable to the lenders or the agent of such Replacement Revolving Facility than those contained in the Loan Documents and are then conformed (or added) to the Loan Documents pursuant to the applicable Refinancing Amendment shall be deemed satisfactory to the Administrative Agent),

(I) the commitments in respect of the relevant Replaced Revolving Facility (or the relevant portion thereof) shall be terminated, and all loans outstanding in respect of such Replaced Revolving Facility and all accrued interest and fees and other amounts then due and payable in connection therewith shall be paid in full, in each case on the date any Replacement Revolving Facility is implemented, and

(J) any Replacement Revolving Facility may be provided by any existing Lender and/or any other Eligible Assignee; provided that the Administrative Agent (and, in the case of any Replacement Revolving Facility that constitutes a revolving facility, the Swingline Lender and any Issuing Bank) shall have a right to consent (such consent not to be unreasonably withheld, conditioned or delayed) to the relevant Person’s provision of a Replacement Revolving Facility if such consent would be required under Section 9.05(b) for an assignment of Loans to the relevant Person.

Each party hereto hereby agrees that this Agreement may be amended by the Borrower, the Administrative Agent and the lenders providing the relevant Replacement Revolving Facility to the extent (but only to the extent) necessary to reflect the existence and terms of such Class of Replacement Revolving Facility, as applicable, incurred or implemented pursuant thereto (including any amendment necessary to treat the loans and commitments subject thereto as a separate “tranche” and “Class” of Loans and/or Commitments hereunder). It is understood that any Lender approached to provide all or a portion of any Replacement Revolving Facility may elect or decline, in its sole discretion, to provide such Class of Replacement Revolving Facility.

(d) Notwithstanding anything to the contrary contained in this Section 9.02 or any other provision of this Agreement or any provision of any other Loan Document:

(i) the Borrower and the Administrative Agent may, without the input or consent of any Lender, amend, supplement and/or waive any guaranty, collateral security agreement, pledge agreement and/or related document (if any) executed in connection with this Agreement to (A) comply with any Requirement of Law or the advice of counsel or (B) cause any such guaranty, collateral security agreement, pledge agreement or other document to be consistent with this Agreement and/or the relevant other Loan Documents,

(ii) the Borrower and the Administrative Agent may, without the input or consent of any other Lender (other than the relevant Lenders (including Incremental Lenders) providing Loans under such Sections), effect amendments to this Agreement and the other Loan Documents as may be necessary in the reasonable opinion of the Borrower and the Administrative Agent to (1) effect the provisions of Sections 2.22, 2.23, 5.12, 6.10, 6.13 and/or 9.02(c), or any other provision specifying that any waiver, amendment or modification may be made with the consent or approval of the Administrative Agent and/or (2) to add terms (including representations and warranties, conditions, prepayments, covenants or events of default), in connection with the addition of any Loan or Commitment hereunder, that are favorable to the then-existing Lenders, as reasonably determined by the Administrative Agent.

(iii) if the Administrative Agent and the Borrower have jointly identified any ambiguity, mistake, defect, inconsistency, obvious error or any error or omission of a technical nature or any necessary or desirable technical change, in each case, in any provision of any Loan Document, then the Administrative Agent and the Borrower shall be permitted to amend such provision solely to address such matter as reasonably determined by them acting jointly,

(iv) the Administrative Agent and the Borrower may amend, restate, amend and restate or otherwise modify any Acceptable Intercreditor Agreement and/or any other Additional Agreement as provided therein,

(v) the Administrative Agent may amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.05, Commitment reductions or terminations pursuant to Section 2.09, implementations of Additional Commitments or incurrences of Additional Loans pursuant to Sections 2.22, 2.23 or 9.02(c) and reductions or terminations of any such Additional Commitments or Additional Loans,

(vi) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except as permitted pursuant to Section 2.21(b) and except that the Commitment of any Defaulting Lender may not be increased without the consent of such Defaulting Lender (it being understood that any Commitment or Loan held or deemed held by any Defaulting Lender shall be excluded from any vote hereunder that requires the consent of any Lender, except as expressly provided in Section 2.21(b)),

(vii) this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (i) to add one or more additional credit facilities to this Agreement and to permit any extension of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the relevant benefits of this Agreement and the other Loan Documents and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders on substantially the same basis as the Lenders prior to such inclusion,

(viii) any amendment, waiver or modification of any term or provision that solely affects Lenders under one or more Classes and does not directly affect Lenders under one or more other Classes (including any waiver or modification of any condition to any extension of credit under any Class of Commitments and pricing) may be effected with the consent of Lenders owning 50% of the aggregate commitments or Loans of such directly affected Class in lieu of the consent of the Required Lenders (or 100% in lieu of all Lenders, in each case, to the extent such amendment, waiver or modification would otherwise require such a greater percentage),

(ix) the Administrative Agent may make Conforming Changes without the input or consent of any other party to this Agreement and the definition of “Term SOFR” may be amended in the manner prescribed in Section 2.14(b),

(x) this Agreement may be amended in the manner prescribed in Sections 2.22(e) and 2.23(c); it being understood and agreed that any such amendment may provide that with respect to any Class of Loans and/or Commitments that is structured as a “delayed draw” or similar facility, any condition precedent to the funding of any Loan thereunder may be waived, amended or modified solely with the consent of the majority of the required holders of such Loans and/or Commitments (or such other percentage of such holders as may be required in the amendment implementing such Class of Loans and/or Commitments (and without the consent of the Required Lenders or any other Lenders));

(xi) notwithstanding anything to the contrary herein, the Agency Fee Letter may be amended solely with the consent of the Borrower and the Administrative Agent; and

(xii) the Required Lenders, without the consent of any other Lender, may (A) rescind any acceleration of the Loans and/or any other Obligation pursuant to Article 7 and/or (B) agree that the Administrative Agent and the Lenders will forbear from exercising any remedy provided under any Loan Document with respect to any Event of Default.

Section 9.03 Expenses; Indemnity.

(a) Subject to Section 9.05(f), the Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by each Arranger, the Administrative Agent and their respective Affiliates (but limited, in the case of legal fees and expenses, to the actual, reasonable and documented out-of-pocket fees, disbursements and other charges of one firm of outside counsel to all such Persons, taken as a whole, and, if reasonably necessary, of one local counsel in any relevant jurisdiction to all such Persons, taken as a whole in connection with the preparation, execution, delivery and administration of the Loan Documents and any related documentation, including in connection with any amendment, modification or waiver of any provision of any Loan Document (whether or not the transactions contemplated thereby are consummated, but only to the extent the preparation of any such amendment, modification or waiver was requested by the Borrower, and except as otherwise provided in a separate writing between the Borrower and the Administrative Agent) and; (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Issuing Banks and the Lenders or any of their respective Affiliates (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one firm of outside counsel to all such Persons, taken as a whole and, solely in the case of any actual or perceived conflict of interest, of one additional local counsel to all such affected Persons taken as a whole, and, if necessary, of one local counsel to all such Persons, taken as a whole, in any relevant jurisdiction) in connection with the enforcement, collection or protection of their respective rights in connection with the Loan Documents, including their respective rights under this Section, or in connection with the Loans made and/or Letters of Credit issued hereunder. Except to the extent required to be paid on the Closing Date, all amounts due under this Section 9.03(a) shall be payable by the Borrower within 30 days of receipt by the Borrower of an invoice setting forth such expenses in reasonable detail, together with backup documentation supporting the relevant reimbursement request.

(b) The Borrower shall indemnify each Arranger, the Administrative Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages and liabilities (but limited, in the case of legal fees and expenses, to the actual, reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all Indemnitees taken as a whole, and, if reasonably necessary, one local counsel in any relevant jurisdiction to all Indemnitees, taken as a whole, and, solely in the case of an actual or perceived conflict of interest, one additional counsel to all affected Indemnitees, taken as a whole, and (y) one additional local counsel to all affected Indemnitees, taken as a whole), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby and/or the enforcement of the Loan Documents, (ii) the use of the proceeds of the Loans or any Letter of Credit, (iii) any actual or alleged Release or presence of Hazardous Materials on, at, under or from any property currently or formerly owned, leased or operated by the Borrower or any of its Subsidiaries or any Environmental Claim or Environmental Liability related to the Borrower or any of its Subsidiaries and/or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrower or any Loan Party or any of their respective Affiliates); provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that any such loss, claim, damage, or liability (A) is determined by a final and non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or to the extent such judgment finds that any such loss, claim, damage, or liability has resulted from such Person’s material breach of the Loan Documents or (B) arises out of any claim, litigation, investigation or proceeding brought by such Indemnitee against another Indemnitee (other than any claim, litigation, investigation or proceeding that is brought by or against the Administrative Agent, any Issuing Bank or any Arranger, acting in its capacity as the Administrative Agent or as an Issuing Bank or as an Arranger) that does not involve any act or omission of Holdings, the Borrower or any Subsidiary; provided, further that in the event any proceeding is instituted involving any Indemnitee for which indemnification is to be sought hereunder, then such Indemnitee shall promptly notify the Borrower thereof (it being understood and agreed that any failure to so notify the Borrower shall not relieve the Borrower of its indemnification obligations hereunder). Each Indemnitee shall be obligated to refund or return any and all amounts paid by the Borrower pursuant to this Section 9.03(b) to such Indemnitee for any fees, expenses, or damages to the extent such Indemnitee is not entitled to payment thereof in accordance with the terms hereof. All amounts due under this Section 9.03(b) shall be payable by the Borrower within 30 days (x) after receipt by the Borrower of a written demand therefor, in the case of any indemnification obligations and (y) in the case of reimbursement of costs and expenses, after receipt by the Borrower of an invoice setting forth such costs and expenses in reasonable detail, together with backup documentation supporting the relevant reimbursement request. This Section 9.03(b) shall not apply to Taxes other than any Taxes that represent losses, claims, damages or liabilities in respect of a non-Tax claim.

(c) The Borrower shall not be liable for any settlement of any proceeding effected without the written consent of the Borrower (which consent shall not be unreasonably withheld, delayed or conditioned) or any other loss, claim, damage, liability and/or expense incurred in connection therewith, but if any proceeding is settled with the written consent of the Borrower, or if there is a final and non-appealable judgment of a court of competent jurisdiction against any Indemnitee in any such proceeding, the Borrower agrees to indemnify and hold harmless each Indemnitee to the extent and in the manner set forth above. The Borrower shall not, without the prior written consent of the affected Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened proceeding in respect of which indemnity could have been sought hereunder by such Indemnitee, unless (i) such settlement includes an unconditional release of such Indemnitee from all liability or claims that are the subject matter of such proceeding and (ii) such settlement does not include any statement as to any admission of fault or culpability.

Section 9.04 Waiver of Claim. To the extent permitted by applicable Requirements of Law, no party to this Agreement nor any Secured Party shall assert, and each hereby waives, any claim against any other party hereto, any Loan Party and/or any Related Party of any thereof, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or any Letter of Credit or the use of the proceeds thereof, except, in the case of any claim by any Indemnitee against the Borrower, to the extent such damages would otherwise be subject to indemnification pursuant to, and in accordance with, the terms of Section 9.03.

Section 9.05 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, that (i) except as provided under Section 6.07, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and the Administrative Agent (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with the terms of this Section (any attempted assignment or transfer not complying with the terms of this Section shall be null and void and, with respect to any attempted assignment or transfer to any Disqualified Institution, subject to Section 9.05(f)). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and permitted assigns, to the extent provided in paragraph (e) of this Section, Participants and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of any Loan or Additional Commitment added pursuant to Sections 2.22, 2.23 or 9.02(c) at the time owing to it) with the prior written consent of:

(A) the Borrower (such consent not to be unreasonably withheld, conditioned or delayed); provided, that (x) the Borrower shall be deemed to have consented to any assignment (other than any such assignment to a Disqualified Institution or a natural person) unless it has objected thereto by written notice to the Administrative Agent within 10 Business Days after receipt of written notice thereof and (y) the consent of the Borrower shall not be required (1) for any assignment to any other Revolving Lender or an Affiliate thereof or (2) at any time when an Event of Default under Section 7.01(a) or Sections 7.01(f) or (g) (with respect to the Borrower) exists; provided, that notwithstanding the foregoing, the Borrower will be deemed to have reasonably withheld its consent to any assignment if (1) any Person (other than a Bona Fide Debt Fund) that is not a Disqualified Institution but is known by the Borrower to be an Affiliate of a Disqualified Institution regardless of whether such Person is identifiable as an Affiliate of a Disqualified Institution on the basis of such Affiliate’s name and (2) any person that is known to be an Affiliate of a Company Competitor (other than a Bona Fide Debt Fund unless the Borrower has other reasonable grounds on which to withhold its consent) regardless of whether such person is reasonably identifiable as an affiliate of a Company Competitor;

(B) the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed); provided, that no consent of the Administrative Agent shall be required for any assignment to another Lender or any Affiliate of a Lender; and

(C) each Issuing Bank and the Swingline Lender, in each case, not to be unreasonably withheld, conditioned or delayed.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of any assignment to another Lender, any Affiliate of any Lender or any Approved Fund or any assignment of the entire remaining amount of the relevant assigning Lender’s Loans or Commitments of any Class, the principal amount of Loans or Commitments of the assigning Lender subject to the relevant assignment (determined as of the date on which the Assignment Agreement with respect to such assignment is delivered to the Administrative Agent and determined on an aggregate basis in the event of concurrent assignments to Related Funds or by Related Funds) shall not be less than $1,000,000, unless the Borrower and the Administrative Agent otherwise consent;

(B) any partial assignment shall be made as an assignment of a proportionate part of all the relevant assigning Lender’s rights and obligations under this Agreement;

(C) except in the case of any assignment by a Lender to an Affiliate or Approved Fund of such Lender, the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment Agreement via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); and

(D) the relevant Eligible Assignee, if it is not a Lender, shall deliver on or prior to the effective date of such assignment, to the Administrative Agent (1) an Administrative Questionnaire and (2) any tax form required under Section 2.17.

(iii) Subject to the acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in any Assignment Agreement, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned pursuant to such Assignment Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be (A) entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03 with respect to facts and circumstances occurring on or prior to the effective date of such assignment and (B) subject to its obligations thereunder and under Section 9.13). If any assignment by any Lender holding any Promissory Note is made after the issuance of such Promissory Note, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender such Promissory Note to theAdministrative Agent for cancellation, and, following such cancellation, if requested by either the assignee or the assigning Lender, the Borrower shall issue and deliver a new Promissory Note to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new commitments and/or outstanding Loans of the assignee and/or the assigning Lender.

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in the U.S. a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders and their respective successors and assigns, and the commitment of, and principal amount of and stated interest on the Loans and LC Disbursements owing to, each Lender or Issuing Bank pursuant to the terms hereof from time to time (the “Register”). Failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s obligations in respect of such Loans and LC Disbursements. The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, each Issuing Bank and each Lender (but only as to its own holdings), at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment Agreement executed by an assigning Lender and an Eligible Assignee, the Eligible Assignee’s completed Administrative Questionnaire and any tax certification required by Section 9.05(b)(ii)(D)(2) (unless the assignee is already a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section, if applicable, and any written consent to the relevant assignment required by paragraph (b) of this Section, the Administrative Agent shall promptly accept such Assignment Agreement and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi) By executing and delivering an Assignment Agreement, the assigning Lender and the Eligible Assignee thereunder shall be deemed to confirm and agree with each other and the other parties hereto as follows: (A) the assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that the amount of its commitments, and the outstanding balances of its Loans, in each case, without giving effect to any assignment thereof which has not become effective, are as set forth in such Assignment Agreement, (B) except as set forth in clause (A) above, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statement, warranty or representation made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (C) the assignee represents and warrants that it is (1) an Eligible Assignee and (2) that it is not a Disqualified Institution or an Affiliate of any Disqualified Institution and legally authorized to enter into such Assignment Agreement; (D) the assignee confirms that it has received a copy of this Agreement and each applicable Acceptable Intercreditor Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment Agreement; (E) the assignee will independently and without reliance upon the Administrative Agent, the assigning Lender or any other Lender and based on such documents and information as it deems appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (F) the assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent, by the terms hereof and of the other Loan Documents, together with such powers as are reasonably incidental thereto; and (G) the assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(c) (i) Any Lender may, without the consent of the Administrative Agent or any other Lender, but with the consent of the Borrower (not to be unreasonably withheld, conditioned or delayed) (provided that no consent of the Borrower shall be required for participations (x) to any Affiliate or Approved Fund of a Lender or (y) if an Event of Default has occurred and is continuing), sell participations to any bank or other entity (other than to any Disqualified Institution or any natural person or Holdings, the Borrower or any of their Affiliates) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its commitments and the Loans owing to it); provided, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which any Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement;

provided, that such agreement or instrument may provide that such Lender will not, without the consent of the relevant Participant, agree to any amendment, modification or waiver described in (x) clause (A) of the first proviso to Section 9.02(b) that directly and adversely affects the Loans or commitments in which such Participant has an interest and (y) clauses (B)(1) or (2) or (3) of the first proviso to Section 9.02(b). Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the limitations and requirements of such Sections and Section 2.19) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section and it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender, and if additional amounts are required to be paid pursuant to Section 2.17(a) or Section 2.17(c), to the Borrower and the Administrative Agent). To the extent permitted by applicable Requirements of Law, each Participant also shall be entitled to the benefits of Section 9.09 as though it were a Lender; provided, that such Participant shall be subject to Section 2.18(c) as though it were a Lender.

(ii) No Participant shall be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the participating Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (in its sole discretion), expressly acknowledging that such Participant’s entitlement to benefits under Sections 2.15, 2.16 and 2.17 is not limited to what the participating Lender would have been entitled to receive absent the participation.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and their respective successors and registered assigns, and the principal and interest amounts of each Participant’s interest in the Loans or other obligations under the Loan Documents (a “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of any Participant Register (including the identity of any Participant or any information relating to any Participant’s interest in any Commitment, Loan or any other obligation under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the U.S. Treasury Regulations and Section 1.163-5(b) of the U.S. Proposed Treasury Regulations (or any amended or successor version). The entries in the Participant Register shall be conclusive absent manifest error, and each Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) (i) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (other than to any Disqualified Institution or any natural person) to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to any Federal Reserve Bank or other central bank having jurisdiction over such Lender, and this Section 9.05 shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release any Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(ii) If any Lender (other than any Lender that is a Regulated Bank), in its capacity as a Lender, enters into a total return swap, total rate of return swap, credit default swap or other derivative instrument under which any Secured Obligation is a sole reference obligation (or a reference obligation constituting at least 5.00% of the weight in any bucket of such derivative instruments) (any such swap or other derivative instrument, an “Obligations Derivative Instrument”) with any counterparty that is a Disqualified Institution, the Borrower shall be entitled to seek specific performance to unwind the applicable Obligations Derivative Instrument at the sole cost and expense of the applicable Lender, but such unwind right shall not extend to Obligations Derivative Instruments that were entered into both (i) on the public side of an information wall and (ii) not by or on behalf of such Lender in its capacity as a Lender; provided, further, that, notwithstanding the foregoing, in no event shall Confidential Information be shared with any counterparty to an Obligations Derivatives Instrument that is a Disqualified Institution and each Lender shall be required to comply with the provisions of Section 9.13 in connection with any transactions involving Obligations Derivative Instruments.

(e) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided, that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of any Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 2.15, 2.16 or 2.17) and no SPC shall be entitled to any greater amount under Section 2.15, 2.16 or 2.17 or any other provision of this Agreement or any other Loan Document that the Granting Lender would have been entitled to receive, unless the grant to such SPC is made with the prior written consent of the Borrower (in its sole discretion), expressly acknowledging that such SPC’s entitlement to benefits under Sections 2.15, 2.16 and 2.17 is not limited to what the Granting Lender would have been entitled to receive absent the grant to the SPC, (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender) and (iii) the Granting Lender shall for all purposes including approval of any amendment, waiver or other modification of any provision of the Loan Documents, remain the Lender of record hereunder. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the Requirements of Law of the U.S. or any State thereof; provided, that (i) such SPC’s Granting Lender is in compliance in all material respects with its obligations to the Borrower hereunder and (ii) each Lender designating any SPC hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such SPC during such period of forbearance. In addition, notwithstanding anything to the contrary contained in this Section 9.05, any SPC may (i) with notice to, but without the prior written consent of, the Borrower or the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guaranty or credit or liquidity enhancement to such SPC.

(f) (i) Any assignment or participation by a Lender (A) to or with any Disqualified Institution or (B) without the Borrower’s consent to the extent the Borrower’s consent is required under this Section 9.05 (and not deemed to have been given pursuant to Section 9.05(b)(i)(A)), in each case, to any Person, shall not be null and void, but the Borrower may require such Disqualified Institution (upon written notice to the Disqualified Institution) to promptly (and in any event within five Business Days of such written notice) assign, without recourse and in accordance with and subject to the restrictions contained in this Section 9.05, all Loans and Commitments then owned by such Disqualified Institution to another Lender (other than Defaulting Lender) or Eligible Assignee (and the Borrower shall be entitled to seek specific performance in any applicable court of law or equity to enforce this sentence and/or specifically enforce this Section 9.05(f) in addition to injunctive relief (without posting a bond or presenting evidence of irreparable harm) or any other remedy available to the Borrower at law or in equity; it being understood and agreed that (A) Holdings, the Borrower and its Subsidiaries will suffer irreparable harm if any Lender breaches any obligation under this Section 9.05 as it relates to any assignment, participation or pledge of any Loan or Commitment to any Person to whom the Borrower’s consent is required but not obtained and (B) notwithstanding the foregoing provisions of this Section 9.05(f), any subsequent assignment by any Disqualified Institution (or any other Person to which an assignment or participation was made without the required consent of the Borrower) to an Eligible Assignee that complies with the requirements of Section 9.05(b) will be deemed to be a valid and enforceable assignment for purposes hereof. Nothing in this Section 9.05(f) shall be deemed to prejudice any right or remedy that Holdings or the Borrower or its Subsidiaries may otherwise have at law or equity. Upon the request of any Lender, the Administrative Agent shall make the list of Disqualified Institutions provided to it by the Borrower available to such Lender, and such Lender may provide the list of Disqualified Institutions to any potential assignee or participant or counterparty to any Obligations Derivative Instrument on a confidential basis in accordance with Section 9.13 solely for the purpose of permitting such Person to verify whether such Person (or any Affiliate thereof) constitutes a Disqualified Institution.

(ii) If any assignment or participation under this Section 9.05 is made to any Disqualified Institution and/or any Affiliate of any Disqualified Institution (other than any Bona Fide Debt Fund) and/or any other Person to whom the Borrower’s consent is required but not obtained, in each case, without the Borrower’s prior written consent (any such person, a “Disqualified Person”), then the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Person and the Administrative Agent, (A) terminate any Commitment of such Disqualified Person and repay all obligations of the Borrower owing to such Disqualified Person, (B) [reserved] and/or (C) require such Disqualified Person to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 9.05), all of its interests, rights and obligations under this Agreement to one or more Eligible Assignees; provided, that (I) in the case of clauses (A) and (C), the Borrower shall not be liable to the relevant Disqualified Person under Section 2.16 if any SOFR Loan owing to such Disqualified Person is repaid or assigned other than on the last day of the Interest Period relating thereto, (II) in the case of clause (C), the relevant assignment shall otherwise comply with this Section 9.05 (except that no registration and processing fee required under this Section 9.05 shall be required with any assignment pursuant to this paragraph and (III) in no event shall such Disqualified Person be entitled to receive amounts set forth in Section 2.13(d). Further, any Disqualified Person identified by the Borrower to the Administrative Agent (A) shall not be permitted to (x) receive information or reporting provided by any Loan Party, the Administrative Agent or any Lender and/or (y) attend and/or participate in conference calls or meetings attended solely by the Lenders and the Administrative Agent, (B) (x) shall not for purposes of determining whether the Required Lenders, the majority of Lenders under any Class, each Lender or each affected Lender have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Loan Document, or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, have a right to consent (or not consent), otherwise act or direct or require the Administrative Agent or any Lender to take (or refrain from taking) any such action; it being understood that all Loans held by any Disqualified Person shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders, majority Lenders under any Class, each Lender or each affected Lender have taken any action, and (y) shall be deemed to vote in the same proportion as Lenders that are not Disqualified Persons in any proceeding under any Debtor Relief Law commenced by or against the Borrower or any other Loan Party and (C) shall not be entitled to receive the benefits of Section 9.03. For the sake of clarity, the provisions in this Section 9.05(f) shall not apply to any Person that is an assignee of any Disqualified Person, if such assignee is not a Disqualified Person.

(iii) Notwithstanding anything to the contrary herein, each of the Loan Parties and the Lenders acknowledges and agrees that the Administrative Agent shall not have any responsibility or obligation to determine whether any Lender or potential Lender is a Disqualified Person or any Affiliate thereof, and the Administrative Agent shall have no liabilities with respect to any assignment or participation made to a Disqualified Person or any Affiliate thereof. Without limiting the generality of the foregoing, the Administrative Agent shall not be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution.

Section 9.06 Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loan and issuance of any Letter of Credit regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect until the Termination Date. The provisions of Sections 2.15, 2.16, 2.17, 9.03 and 9.13 and Article 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitment, the occurrence of the Termination Date or the termination of this Agreement or any provision hereof, but in each case, subject to the limitations set forth in this Agreement.

Section 9.07 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and each Intercreditor Agreement constitute the entire agreement among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it has been executed by Holdings, the Borrower and the Administrative Agent and when the Administrative Agent has received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or by email as a “.pdf” or “.tif” attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.08 Severability. To the extent permitted by applicable Requirements of Law, any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.09 Right of Setoff. At any time when an Event of Default exists, upon the written consent of the Administrative Agent, each Lender and each Issuing Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (in any currency) at any time owing by the Administrative Agent, such Lender or such Issuing Bank to or for the credit or the account of any Loan Party against any and all of the Secured Obligations held by the Administrative Agent, such Lender or such Issuing Bank, irrespective of whether or not the Administrative Agent or such Lender shall have made any demand under the Loan Documents and although such obligations may be contingent or unmatured or are owed to a branch or office of such Lender or such Issuing Bank different than the branch or office holding such deposit or obligation on such Indebtedness. Any applicable Lender or Issuing Bank shall promptly notify the Borrower and the Administrative Agent of such set-off or application; provided, that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. The rights of each Lender, each Issuing Bank and the Administrative Agent under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender, such Issuing Bank or the Administrative Agent may have.

Section 9.10 Governing Law; Jurisdiction; Consent to Service of Process.

(a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN ANY OTHER LOAN DOCUMENT) AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN ANY OTHER LOAN DOCUMENT) (WHETHER IN TORT, CONTRACT (AT LAW OR IN EQUITY) OR OTHERWISE), SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF ANY U.S. FEDERAL OR NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK (OR ANY APPELLATE COURT THEREFROM) OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL (EXCEPT AS PERMITTED BELOW) BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, FEDERAL COURT. EACH PARTY HERETO AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY REGISTERED MAIL ADDRESSED TO SUCH PERSON SHALL BE EFFECTIVE SERVICE OF PROCESS AGAINST SUCH PERSON FOR ANY SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT. EACH PARTY HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE REQUIREMENTS OF LAW. EACH PARTY HERETO AGREES THAT THE ADMINISTRATIVE AGENT RETAINS THE RIGHT TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION SOLELY IN CONNECTION WITH THE EXERCISE OF ITS RIGHTS UNDER ANY COLLATERAL DOCUMENT.

(c) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, ANY CLAIM OR DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION, SUIT OR PROCEEDING IN ANY SUCH COURT.

(d) TO THE EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL) DIRECTED TO IT AT ITS ADDRESS FOR NOTICES AS PROVIDED FOR IN SECTION 9.01. EACH PARTY HERETO HEREBY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY LOAN DOCUMENT THAT SERVICE OF PROCESS WAS INVALID AND INEFFECTIVE. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE REQUIREMENTS OF LAW.

Section 9.11 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.12 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.13 Confidentiality. Each of the Administrative Agent, each Arranger, each Issuing Bank and each Lender agrees (and each Lender agrees to cause its SPC, if any) to maintain the confidentiality of the Confidential Information (as defined below) and not publish disclose or otherwise divulge such Confidential Information, except that Confidential Information may be disclosed (a) to its Affiliates and its and its Affiliates’ respective partners, directors (or equivalent managers), officers, employees, independent auditors, or other experts and advisors, including accountants, legal counsel and other advisors (collectively, the “Representatives”) on a “need to know” basis solely in connection with the transactions contemplated hereby and who are informed of the confidential nature of the Confidential Information and are or have been advised of their obligation to keep the Confidential Information of this type confidential; provided, that such Person shall be responsible for its Affiliates’ and their Representatives’ compliance with this paragraph; provided, further, that unless the Borrower otherwise consents, no such disclosure shall be made by the Administrative Agent, any Arranger, any Issuing Bank or any Lender or any Affiliate or Representative thereof to any Affiliate or Representative of the Administrative Agent or any Lender that is a Disqualified Institution (other than any Affiliate or Representative of the Administrative Agent or any Lender that is engaged as a principal primarily in private equity, mezzanine financing or venture capital that is a senior employee of the Administrative Agent or such Lender who is required, in accordance with industry regulations or the Administrative Agent’s or the relevant Lender’s internal policies and procedures, to act in a supervisory capacity and the Administrative Agent’s or the relevant Lender’s internal, legal or compliance committee members, so long as such persons do not share any such information with any individual primarily engaged in private equity, venture capital or mezzanine financing activities at the Disqualified Institution itself), (b) to the extent compelled by legal process in, or reasonably necessary to, the defense or prosecution of such legal, judicial or administrative proceeding (including in connection with any enforcement of rights under this Agreement or any other Loan Document), in any legal, judicial or administrative proceeding or otherwise as required by applicable Requirements of Law (in which case such Person shall (i) to the extent permitted by applicable Requirements of Law, inform the Borrower promptly in advance thereof and (ii) use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment), (c) upon the demand or request of any regulatory or governmental authority (including any self-regulatory body) purporting to have jurisdiction over such Person or its Affiliates (in which case such Person shall, except with respect to any audit or examination conducted by bank accountants or any Governmental Authority or regulatory or self-regulatory authority exercising examination or regulatory authority, (i) to the extent permitted by applicable Requirements of Law, inform the Borrower promptly in advance thereof and (ii) use commercially reasonable efforts to ensure that any information so disclosed is accorded confidential treatment), (d) subject to an acknowledgment and agreement by the relevant recipient that the Confidential Information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as otherwise reasonably acceptable to the Borrower) in accordance with market standards for dissemination of the relevant type of information, which shall in any event require “click through” or other affirmative action on the part of the recipient to access the Confidential Information and acknowledge its confidentiality obligations in respect thereof, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or prospective Participant in, any of its rights or obligations under this Agreement, including any SPC (in each case, other than a Disqualified Institution), (ii) any pledgee referred to in Section 9.05 and (iii) any actual or prospective, direct or indirect contractual counterparty (or its advisors) to any Derivative Transaction (including any credit default swap) or similar derivative product to which any Loan Party is a party, (e) with the prior written consent of the Borrower, (f) to the extent the Confidential Information becomes publicly available other than as a result of a breach of this Section by such Person, its Affiliates or their respective Representatives, (g) to the extent such Confidential Information is received from a third party that is not, to such recipient’s knowledge, subject to confidentiality obligations owing to the Sponsor, any Parent Company, the Borrower, any Subsidiary or any of their respective Affiliates, (h) to the extent such information was independently developed by the Administrative Agent, Arranger, Issuing Bank or Lender, (i) to market data collectors or similar service providers in the lending industry, (j) to the extent such information (x) is received by the Administrative Agent, any Lender, any Issuing Bank and/or any Arranger from a third party that is not, to such person’s knowledge, subject to confidentiality, fiduciary or other legal obligations owing to Holdings, the Borrower or any of its subsidiaries or Affiliates or (y) was already in the possession of the Administrative Agent, any Lender, any Issuing Bank and/or any Arranger (except to the extent received in a manner restricted by this Section 9.13) and (k) provided, that none of the Administrative Agent, any Lender, any Issuing Bank or any Arranger nor any of their respective Affiliates or Representatives may advertise or promote their respective roles in arranging or providing any portion of any Revolving Facility (including in any newspaper or other periodical, on any website or similar place for dissemination of information on the internet, as part of a “case study” incorporated into promotional materials, in the form of a “tombstone” advertisement or otherwise) without the prior written consent of the Borrower (which consent shall not be unreasonably withheld, conditioned or delayed). In addition, the Administrative Agent, any Lender, any Issuing Bank or any Arranger may disclose the existence of any Revolving Facility and economic and structural terms related to any Revolving Facility (and not, for the avoidance of doubt, Confidential Information regarding Holdings, the Borrower or any of its subsidiaries or Affiliates) to market data collectors and similar service providers to the lending industry in connection with the administration and management of any Revolving Facility. For purposes of this Section, “Confidential Information” means all information relating to Holdings, the Borrower and/or any of the Subsidiaries of the Borrower and their respective businesses or the Transactions (including any information obtained by the Administrative Agent, any Arranger, any Issuing Bank or any Lender, or any of their respective Affiliates or Representatives, based on a review of any books and records relating to Holdings, the Borrower and/or any of its Subsidiaries and their respective Affiliates from time to time, including prior to the date hereof) other than any such information that is publicly available to the Administrative Agent, any Arranger, any Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrower or any of its Subsidiaries. For the avoidance of doubt, in no event shall any disclosure of any Confidential Information be made to Person that is a Disqualified Institution at the time of disclosure.

Section 9.14 No Fiduciary Duty. Each of the Administrative Agent, each Lender, each Issuing Bank and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their respective affiliates. Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Loan Party, its respective stockholders or its respective affiliates, on the other. Each Loan Party acknowledges and agrees that: (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Loan Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender, in its capacity as such, has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its respective stockholders or its respective affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Loan Party, its respective stockholders or its respective Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (y) each Lender, in its capacity as such, is acting solely as principal and not as the agent or fiduciary of any Loan Party, its respective management, stockholders, creditors or any other Person. Each Loan Party acknowledges and agrees that such Loan Party has consulted its own legal, tax and financial advisors to the extent it deemed appropriate and has not relied on the Administrative Agent, any Lender, any Issuing Bank or their respective Affiliates for any advice with respect to such matters and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent and each Lender with respect to any breach or alleged breach of agency or fiduciary duty arising solely by virtue of the Loan Documents.

Section 9.15 Several Obligations. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan, issue any Letter of Credit or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder.

Section 9.16 USA PATRIOT Act; Beneficial Ownership Regulation. Each Lender that is subject to the requirements of the USA PATRIOT Act and the requirements of the Beneficial Ownership Regulation hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies each Loan Party which information includes the name and address of such Loan Party, information concerning its direct and indirect holders of its Capital Stock and other Persons exercising Control over it, and other information that will allow such Lender to identify such Loan Party in accordance with the USA PATRIOT Act and the Borrower in accordance with the Beneficial Ownership Regulation. The Borrower acknowledges that similar requirements exist under the laws of other jurisdictions. In order to comply with laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including those relating to the funding of terrorist activities and money laundering (“Applicable Law”), the Administrative Agent is required to obtain, verify and record certain information relating to individuals and entities which maintain a business relationship with the Administrative Agent. Accordingly, each of the parties agrees to provide to the Administrative Agent upon its reasonable request from time to time such identifying information and documentation as may be available for such party in order to enable the Administrative Agent to comply with Applicable Law.

Section 9.17 Disclosure of Agent Conflicts. Each Loan Party, each Issuing Bank and each Lender hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.

Section 9.18 Appointment for Perfection. Each Lender hereby appoints each other Lender and each Issuing Bank as its agent for the purpose of perfecting Liens for the benefit of Administrative Agent, the Issuing Bank and the Lenders in assets which, in accordance with Article 9 of the UCC or any other applicable Requirement of Law can be perfected only by possession. If any Lender or Issuing Bank (other than the Administrative Agent) obtains possession of any Collateral, such Lender or such Issuing Bank shall notify the Administrative Agent thereof and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

Section 9.19 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or Letter of Credit, together with all fees, charges and other amounts which are treated as interest on such Loan or Letter of Credit under applicable Requirements of Law (collectively the “Charged Amounts”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender or Issuing Bank holding such Loan or Letter of Credit in accordance with applicable Requirements of Law, the rate of interest payable in respect of such Loan or Letter of Credit hereunder, together with all Charged Amounts payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charged Amounts that would have been payable in respect of such Loan or Letter of Credit but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charged Amounts payable to such Lender or Issuing Bank in respect of other Loans or Letters of Credit or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, have been received by such Lender or Issuing Bank.

Section 9.20 Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment Agreements, amendments or other modifications, Borrowing Requests, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper- based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Requirements of Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided, that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

Section 9.21 Conflicts. Notwithstanding anything to the contrary contained herein or in any other Loan Document, in the event of any conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall govern and control; provided, that in the case of any conflict or inconsistency between any Intercreditor Agreement and any Loan Document, the terms of such Intercreditor Agreement shall govern and control.

Section 9.22 Release of Guarantors. Notwithstanding anything in Section 9.02(b) to the contrary, but subject to the immediately succeeding proviso, (a) any Subsidiary Guarantor shall automatically be released from its obligations hereunder (and its Loan Guaranty and the Liens granted pursuant to the Collateral Documents shall be released by the Administrative Agent) (i) upon the consummation of any permitted transaction or series of related transactions if as a result thereof such Subsidiary Guarantor ceases to be a Subsidiary (or is or becomes an Excluded Subsidiary as a result of a single transaction or series of related transactions permitted hereunder), (ii) upon the occurrence of the Termination Date and/or (iii) with respect to any Discretionary Guarantor, upon notice by the Borrower to the Administrative Agent at any time as a result of a single transaction or series of related transactions not prohibited hereunder; provided, that (x) such Discretionary Guarantor constitutes an Excluded Subsidiary at the time such notice is delivered, (y) the release of any Discretionary Guarantor from its obligations under the Loan Guaranty shall constitute the incurrence or making, as applicable, at the time of release of any then-existing Investment, Indebtedness or Lien of such Discretionary Guarantor, as applicable and (z) no Discretionary Guarantor shall be permitted to be released from its obligations under the Loan Guaranty nor shall the Liens granted by such Discretionary Guarantor pursuant to the Collateral Documents be permitted to be released pursuant to this clause (iii) unless, after giving pro forma effect to such release, the Borrower shall be automatically and immediately deemed to have made an Investment in such Discretionary Guarantor on the date of such release in an amount equal to the portion of the fair market value of the Borrower’s direct or indirect retained ownership in such Discretionary Guarantor and such Investment shall be permitted hereunder and/or (b) that meets the definition of an “Excluded Subsidiary” shall be released by the Administrative Agent promptly following the request therefor by the Borrower; provided, that, in each case, a Subsidiary Guarantor (including any Discretionary Guarantor) shall not be released as a Loan Party hereunder solely by virtue of the Disposition of a minority amount of such Subsidiary Guarantor’s Capital Stock, unless (x) after giving pro forma effect to such Disposition, the Borrower (or the other Loan Guarantor owning such Subsidiary Guarantor) shall be automatically and immediately deemed to have made an Investment in such Subsidiary Guarantor on the date of such release in an amount equal to the portion of the fair market value of the Borrower’s or such other Loan Guarantor’s direct or indirect retained ownership in such Subsidiary Guarantor and such Investment shall be permitted hereunder and (y) such Disposition is to an unaffiliated third party for fair market value (as determined by the Borrower in good faith) and for a bona fide business purpose (as determined by the Borrower in good faith) (it being understood that this proviso shall not limit the release of any Subsidiary Guarantor that otherwise qualifies as an Excluded Subsidiary for reasons other than not constituting a Wholly-Owned Subsidiary of the Borrower). In connection with any such release, the Administrative Agent shall promptly execute and deliver to the relevant Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence termination or release; provided, that upon the request of the Administrative Agent, the Borrower shall deliver a certificate of a Responsible Officer certifying that the relevant transaction has been consummated in compliance with the terms of this Agreement. Any execution and delivery of any document pursuant to the preceding sentence of this Section 9.22 shall be without recourse to or warranty by the Administrative Agent (other than as to the Administrative Agent’s authority to execute and deliver such documents).

Section 9.23 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding of the parties hereto, each such party acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or Issuing Bank that is an Affected Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

Section 9.24 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the U.S. or any other state of the U.S.).

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the U.S. or a state of the U.S.. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the U.S. or a state of the U.S. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 9.24, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

Section 9.25 Marshaling; Payments Set Aside. None of the Administrative Agent or any Lender shall be under any obligation to marshal any assets in favor of the Loan Parties or any other party or against or in payment of any or all of the Obligations. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with marketing industry rules on interbank compensation.

Section 9.26 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Loan Party in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from any Loan Party in the Agreement Currency, such Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Loan Party (or to any other Person who may be entitled thereto under applicable Requirements of Law).

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SOLV ENERGY ACQUISITION LLC, as the Borrower

By:	/s/ Chad Plotkin
Name: Chad Plotkin
Title: Vice President and Treasurer

SOLV ENERGY INTERMEDIATE HOLDINGS LLC, as Holdings

By:	/s/ Chad Plotkin
Name: Chad Plotkin
Title: Vice President and Treasurer

[SIGNATURE PAGE TO CREDIT AGREEMENT]

KEYBANK NATIONAL ASSOCIATION, as Administrative Agent, a Lender, an Issuing Bank and the Swingline Lender

By:	/s/ Patrick Whitmore
Name: Patrick Whitmore
Title: Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

JPMORGAN CHASE BANK, N.A., as an Issuing Bank and a Lender

By:	/s/ Dong Sun Shin
Name: Dong Sun Shin
Title: Authorized Officer

[SIGNATURE PAGE TO CREDIT AGREEMENT]

CITY NATIONAL BANK, as a Lender

By:	/s/ Eric Lo
Name: Eric Lo
Title: SVP

[SIGNATURE PAGE TO CREDIT AGREEMENT]

JEFFERIES FINANCE LLC, as a Lender

By:	/s/ John Koehler
Name: John Koehler
Title: Managing Director

[SIGNATURE PAGE TO CREDIT AGREEMENT]

THE TORONTO-DOMINION BANK, NEW YORK BRANCH, as a Lender

By:	/s/ David Perlman
Name: David Perlman
Title: Authorized Signatory

[SIGNATURE PAGE TO CREDIT AGREEMENT]

UBS AG, STAMFORD BRANCH, as a Lender

By:	/s/ Muhammad Afzal
Name: Muhammad Afzal
Title: Director

By:	/s/ Joselin Fernandes
Name: Joselin Fernandes
Title: Director

[SIGNATURE PAGE TO CREDIT AGREEMENT]

CANADIAN IMPERIAL BANK OF COMMERCE, as a Lender

By:	/s/ Pallavi Nanda
Name: Pallavi Nanda
Title: Authorized Signatory

[SIGNATURE PAGE TO CREDIT AGREEMENT]

NOMURA CORPORATE FUNDING AMERICAS, LLC, as a Lender

By:	/s/ Garrett P. Carpenter
Name: Garrett P. Carpenter
Title: Managing Director

[SIGNATURE PAGE TO CREDIT AGREEMENT]